                                                         REGISTRATION NO. 333-
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           WYNDHAM HOTEL CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                                  7011                         75-263-6072
(State or other jurisdiction           (Primary Standard Industrial        (I.R.S.  Employer
of incorporation or organization)       Classification Code Number)       Identification No.)

                         2001 BRYAN STREET, SUITE 2300
                              DALLAS, TEXAS 75201
                                 (214) 863-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               JAMES D. CARREKER
                            CHIEF EXECUTIVE OFFICER
                           WYNDHAM HOTEL CORPORATION
                         2001 BRYAN STREET, SUITE 2300
                              DALLAS, TEXAS 75201
                                 (214) 863-1000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                              M. CHARLES JENNINGS
                           LOCKE PURNELL RAIN HARRELL
                          (A PROFESSIONAL CORPORATION)
                          2200 ROSS AVENUE, SUITE 2200
                              DALLAS, TEXAS 75201

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]





  TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM         PROPOSED MAXIMUM
      SECURITIES TO BE           AMOUNT TO BE           OFFERING PRICE         AGGREGATE OFFERING           AMOUNT OF
      REGISTERED                 REGISTERED                PER SHARE                   PRICE               REGISTRATION
      ----------                 ----------               ---------                   -----                   ------
    Common Stock, $.01            646,669                 $19.938*              $12,892,963                $3,907
    par value

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) promulgated under the Securities Act of 1933, and based upon the average of the high and low prices per share as reported on the New York Stock Exchange Composite Index on December 3, 1996.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION

                           DATED DECEMBER _____, 1996

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                                 646,669 SHARES

                           WYNDHAM HOTEL CORPORATION

                                  COMMON STOCK

       This Prospectus/Consent Solicitation Statement (this "Prospectus") relates to the proposed distribution of 646,669 shares of Common Stock, $.01 par value per share (the "Wyndham Shares"), of Wyndham Hotel Corporation (the "Company") to the 93 participants of Wyndham Employees Ltd. ("WEL"). The proposed distribution of the Wyndham Shares is part of a plan (the "Plan of Distribution" or the "Plan") that will result in the dissolution and termination of WEL. The Plan of Distribution must be approved by WEL Participants holding a majority of the percentage interests in WEL.

       This Prospectus also constitutes a solicitation by Wyndham Hotel Management Corporation, the General Partner of WEL (the "General Partner"), of consents of WEL Participants to the Plan of Distribution, as more particularly described herein. No special meeting of WEL Participants has been scheduled to vote upon the Plan of Distribution. For instructions regarding the voting procedures required to approve the Plan of Distribution, see "Plan of Distribution -- Required Vote."

       The Wyndham Shares will be distributed to WEL Participants as soon as practicable following the General Partner's receipt of approval of the Plan of Distribution by the WEL Participants, at which time certificates representing the shares will be issued and delivered to each WEL Participant or his or her duly authorized representative. The Wyndham Shares will be distributed in accordance with the provisions of the Amended and Restated Agreement of Limited Partnership of WEL (the "WEL Agreement") and will be subject to each WEL Participant's pro rata share of WEL indebtedness.

       Each WEL Participant will be permitted to borrow funds (the "Participant Loans") from Smith Barney Inc. pursuant to a margin loan in an amount equal to such participant's share of outstanding WEL indebtedness. The Participant Loans will be used to repay such indebtedness in connection with the distribution of the Wyndham Shares. The Participant Loans will be payable on demand, will bear interest at a floating rate and will be secured by Wyndham Shares with a market value that initially must equal 2.0 times the outstanding balance of the Participant Loan. If a WEL Participant elects not to take out a Participant Loan or to have Wyndham Shares sold to repay his or her share of outstanding WEL indebtedness, such participant will be required to otherwise repay his or her WEL indebtedness prior to receipt of any Wyndham Shares.

       After the Wyndham Share distribution and the winding up of WEL's business, any remaining assets will be distributed to WEL Participants and WEL will be terminated. The assets of WEL currently consist of only the Wyndham Shares and cash. WEL will reimburse the Company for certain costs incurred in connection with the liquidation and dissolution of WEL. The costs and expenses of registration of the Wyndham Shares under the Securities Act of 1933, as amended, will be borne by the Company.

       THE GENERAL PARTNER BELIEVES THAT THE TERMS OF THE PLAN OF DISTRIBUTION ARE FAIR AND IN THE BEST INTERESTS OF WEL PARTICIPANTS. THE GENERAL PARTNER HAS APPROVED THE PLAN OF DISTRIBUTION AND RECOMMENDS THAT WEL PARTICIPANTS VOTE FOR THE PLAN OF DISTRIBUTION.

       SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY WEL PARTICIPANTS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS DECEMBER ____, 1996

                               PROSPECTUS SUMMARY

       On May 24, 1996, immediately prior to the consummation of the initial public offering of the Common Stock of Wyndham Hotel Corporation ("Wyndham" or the "Company"), the Company succeeded to the hotel management and related businesses of Wyndham Hotel Company Ltd. ("Old Wyndham"), ownership of 6 Wyndham brand hotels and leasehold interests relating to 12 additional Wyndham brand hotels. Concurrent with the Company's initial public offering and as part of its financing plan, the Company issued $100,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the "Notes"). Unless the context otherwise requires, the term "Company" or "Wyndham" when used in this Prospectus refers to Wyndham Hotel Corporation and its combined subsidiaries, and for the periods prior to May 24, 1996, includes the operations of Old Wyndham and the Company's other predecessors. The following summary is qualified in its entirety by the more detailed information and combined financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                  INTRODUCTION

       Wyndham Hotel Corporation is a national hotel company operating upscale hotels primarily under the Wyndham brand name. Wyndham hotels are located in 25 states, the District of Columbia, Ontario, Canada and on 3 Caribbean islands. Wyndham hotels compete with national hotel chains such as Marriott, Hyatt and Hilton. The Company offers three distinct full service hotel products under the Wyndham brand designed to serve its core upscale customers in urban, suburban and select resort markets. At November 30, 1996, the Company's hotel portfolio consisted of 77 hotels operated by the Company and 1 franchised hotel (the "Portfolio"). The Company's Portfolio consists of 72 upscale hotel properties (which includes four properties under renovation) and 6 extended-stay hotel properties, which the Company began managing in September 1996.

       This Prospectus relates to the proposed distribution by WEL of 646,669 Wyndham Shares held by WEL to 93 WEL Participants. The proposed distribution of the Wyndham Shares is part of a Plan of Distribution that would result in the dissolution and termination of WEL. The Plan of Distribution must be approved by the holders of a majority of the percentage interests held by all WEL Participants.


                            THE PLAN OF DISTRIBUTION

GENERAL

       WEL was established in 1990 by Old Wyndham as an equity participation program designed to enable WEL Participants to receive indirect equity interests in Old Wyndham, certain hotels managed by Old Wyndham and certain hotel-related assets (collectively, the "WEL Investments"). In connection with the Company's initial public offering, WEL received the Wyndham Shares in exchange for WEL's ownership interest in certain of the WEL Investments. Wyndham Hotel Management Corporation, as the General Partner of WEL, is proposing the distribution of the Wyndham Shares to WEL Participants as part of the Plan of Distribution. The Plan of Distribution must be approved by the holders of a majority of the percentage interests held by all WEL Participants. Following the Wyndham Share distribution, the business of WEL will be wound up and WEL will be terminated. Any assets remaining in WEL following the winding up will be distributed to WEL Participants.

       The Wyndham Shares will be distributed to WEL Participants as soon as practicable following the date (the "Plan Effective Date") of the General Partner's receipt of approval of the Plan of Distribution by WEL Participants. In accordance with the provisions of the WEL Agreement, the Wyndham Shares will be distributed to WEL Participants, first, according to the balance in each WEL Participant's capital account and, second, in accordance with each participant's percentage interest in WEL. In accordance with 1996 amendments to the WEL Agreement, which established the "EVBS Value" of Wyndham Shares at the initial public offering price, or $16.00 per share, Wyndham Shares will be distributed based on a share price of $16.00. A WEL Participant should refer to the individual account statement included in the materials accompanying this Prospectus for an estimate of the number of Wyndham Shares to be distributed to him or her. The Wyndham Shares also will be distributed subject to each participant's pro rata share of "WEL Indebtedness", as described below. For a discussion of the methodology used to determine the number of Wyndham Shares to be distributed to each WEL Participant, see "Plan of Distribution -- Distribution Methodology."

       As a result of the Wyndham Share distribution, each WEL Participant will receive directly (subject to payment of his or her share of WEL Indebtedness) the Wyndham Shares represented by his or her ownership interest in WEL. As part of the Plan of Distribution, WEL Participants will be permitted for a period of one business week (the "Resale Window") following the share distribution to sell his or her Wyndham Shares, subject to compliance with the Company's Insider Trading Policy and to repayment of any WEL Indebtedness or Participant Loan secured by the Wyndham Shares being sold. Each WEL Participant will be restricted under the Plan of Distribution from making any public sale of his or her Wyndham Shares for a period (the "Lock-Up Period") of three weeks following the Resale Window. The Resale Window and the Lock-Up Period are designed to facilitate the resale of the Wyndham Shares on the open market. WEL Participants who are considered "affiliates" of the Company will also be required to comply with certain other securities law restrictions in connection with any such sale. See "Plan of Distribution -- Resale Restrictions." No WEL Participant is entitled to appraisal or similar rights in connection with the Plan of Distribution.

REPAYMENT OF WEL INDEBTEDNESS

       Since WEL's inception, WEL Investments have been purchased through loans made to WEL by Wyndham Finance Limited Partnership or its predecessors ("WFLP"). In connection with the Company's initial public offering, the Company purchased from WFLP the promissory notes evidencing such loans at their face value, plus accrued interest, as of December 31, 1995. As of November 30, 1996, the aggregate outstanding balance under such loans was $3,070,654. In addition, WEL has issued promissory notes in connection with purchasing the interests of former WEL Participants, the outstanding balance of which was $169,522 as of November 30, 1996. The total indebtedness owed by WEL from time to time is referred to herein as the "WEL Indebtedness."

       In order to facilitate the repayment of the WEL Indebtedness (without WEL's having to sell any Wyndham Shares to provide funds), the Plan of Distribution requires that the Wyndham Shares be distributed subject to each participant's pro rata allocation of WEL Indebtedness. Each WEL Participant will be permitted to borrow funds under a Participant Loan from Smith Barney Inc. ("Smith Barney") to repay the WEL Indebtedness. Alternatively, WEL Participants can elect to have a portion of their Wyndham Shares sold during the Resale Window to repay their WEL Indebtedness. If a WEL Participant elects not to take out a Participant Loan or to have a portion of his or her Wyndham Shares sold, such participant will be required to otherwise repay his or her share of WEL Indebtedness prior to receipt of any Wyndham Shares. IN ORDER FOR A WEL PARTICIPANT TO RECEIVE HIS OR HER WYNDHAM SHARES, SUCH PARTICIPANT MUST REPAY HIS OR HER SHARE OF WEL INDEBTEDNESS THROUGH A PARTICIPANT LOAN, BY HAVING A PORTION OF HIS OR HER WYNDHAM SHARES SOLD OR BY MAKING PAYMENT OF SUCH AMOUNT FROM OTHER SOURCES DIRECTLY TO THE GENERAL PARTNER WHO WILL THEN REMIT THE FUNDS TO THE HOLDERS OF WEL INDEBTEDNESS. See "Plan of Distribution -- Repayment of WEL Indebtedness."

       The Participant Loans will be margin loans payable on demand and will be secured by Wyndham Shares with a market value that initially must equal 2.0 times the outstanding balance of the Participant Loan. The Participant Loans will bear interest at a floating interest rate that will fluctuate based on short term interest rates. For purposes of illustration, the rate would be 8 1/4% as of the date of this Prospectus. WEL Participants may obtain the actual rate by contacting Smith Barney. Each WEL Participant that takes out a Participant Loan will become personally obligated to repay to Smith Barney the proceeds of such loan and will be subject to the risks generally associated with margin borrowing. For a discussion of these risks, see "Risk Factors -- Risks Associated with Participant Loans." For a summary of certain terms and conditions of the Participant Loans, see "The Plan of Distribution -- Repayment of WEL Indebtedness -- Participant Loans."

REASONS FOR PLAN OF DISTRIBUTION

       WEL was established to enable WEL Participants to receive indirect equity interests in WEL Investments. The primary purpose of WEL was to attract and retain key executive and managerial employees and to motivate such employees to achieve Old Wyndham's long range goals by granting them indirect equity interests in WEL Investments. In connection with the Company's initial public offering, the Company adopted the 1996 Wyndham Hotel Corporation Long-Term Incentive Plan (the "1996 Incentive Plan"), which is a standard long-term incentive compensation program for key employees of a publicly held company. The 1996 Incentive Plan has replaced WEL as the Company's primary ongoing incentive compensation program.

       The General Partner believes that the Plan of Distribution is in the best interests of WEL Participants. There are legal restrictions on the number of persons who can become WEL Participants without subjecting WEL to substantial regulatory compliance burdens. In addition, the Company has determined, for a number of reasons, that WEL will not receive interests in assets acquired by the Company in the future. Accordingly, the General Partner believes that WEL's effectiveness as an ongoing incentive compensation program has become limited. The General Partner also believes, however, that WEL has served its purpose effectively by assisting in motivating and retaining key Wyndham personnel that have contributed greatly to the Company's growth since WEL was established in 1990.

       The General Partner also decided to propose the Plan of Distribution because of the numerous expressions of interest by WEL Participants in receiving a distribution of the Wyndham Shares, and because the distribution is not expected to result in the recognition of taxable income or loss by WEL Participants until a participant elects to sell his or her Wyndham Shares. See "Plan of Distribution -- Federal Income Tax Considerations."

       For additional information concerning reasons for the Plan of Distribution, see "The Plan of Distribution -- Reasons for Plan of Distribution."

REQUIRED VOTE

       As of the date of this Prospectus, based upon a price per share of $16.00, the Wyndham Shares represent approximately 98% of the overall economic value of WEL. The WEL Agreement, a copy of which is attached as Appendix A to this Prospectus, requires approval of the "transfer" of all or substantially all of WEL's assets by the General Partner and the holders of a majority of the percentage interests held by all WEL Participants. Because the term "transfer" is broadly defined under the WEL Agreement, the General Partner has determined to consider the Plan of Distribution a "transfer" within the meaning of the WEL Agreement and, therefore, is seeking approval of the Plan of Distribution by WEL Participants. The Plan of Distribution also will constitute an event of dissolution under the WEL Agreement. Accordingly, by voting in favor of the Plan of Distribution, WEL Participants will be voting for (i) the distribution of the Wyndham Shares to WEL Participants and (ii) the resulting dissolution and termination of WEL.

VOTING PROCEDURES

       This Prospectus, together with the accompanying transmittal letter, the power of attorney and the participant consent form (the power of attorney and participant consent form are referred to collectively as the "Consent Form"), constitute the "Solicitation Materials" being distributed to WEL Participants to obtain their votes for or against the Plan of Distribution. No special meeting of WEL Participants has been scheduled to discuss the Solicitation Materials or vote upon the Plan of Distribution. Only WEL Participants who are limited partners of WEL of record as of the date of this Prospectus will receive notice of, and will be entitled to vote with respect to, the Plan of Distribution.

       The Solicitation Period is the time period during which WEL Participants may vote for or against the Plan of Distribution. The Solicitation Period will commence upon delivery of the Solicitation Materials to WEL Participants (on or about January __, 1997) and will continue until the later of (a) January __, 1997 (a date not less than __ calendar days from the initial delivery of the Solicitation Materials) or (b) such later date as may be selected by the General Partner and as to which notice is given to WEL Participants. In its discretion, the General Partner may elect to extend the Solicitation Period. Any Consent Form received by the General Partner prior to 11:59 p.m., Central time, on the last day of the Solicitation Period will be effective provided that such Consent Form has been properly completed and signed. If you fail to return a signed Consent Form by the end of the Solicitation Period, your WEL interest will be counted as voting AGAINST the Plan of Distribution. WEL Participants who return a signed Consent Form but fail to indicate their approval or disapproval of the Plan of Distribution will be deemed to have voted FOR the Plan. Consent Forms may be withdrawn at any time prior to the expiration of the Solicitation Period.

CONDITIONS TO PLAN OF DISTRIBUTION

       The Plan of Distribution is subject to certain conditions. In accordance with the terms of the WEL Agreement, the Plan must receive the approval of WEL Participants holding a majority of the percentage interests in WEL. In addition, the Plan is conditioned upon the General Partner's not withdrawing its recommendation of the Plan prior to the distribution of the Wyndham Shares. See "Plan of Distribution -- Conditions to Plan of Distribution."

DISSOLUTION OF WEL

       In connection with the dissolution of WEL, the General Partner, as the liquidating trustee, will establish a cash reserve in an amount believed to be sufficient to discharge any remaining liabilities of WEL. Following the distribution of the Wyndham Shares, the General Partner will apply the cash reserve from time to time in payment of, or provision for, WEL's remaining liabilities. WEL will be terminated upon the earlier of (i) the application of all such cash in payment of, or provision for, such liabilities, or (ii) 24 months following the Plan Effective Date (or such other period as may be deemed appropriate by the General Partner), at which time any cash remaining in WEL will be distributed to WEL Participants.

       If the assets of WEL are insufficient to pay all liabilities of WEL following the distribution of the Wyndham Shares and any cash (if any) distributed, then each WEL Participant may be personally liable to creditors of WEL for such liabilities (including any unpaid or unmatured liabilities on the termination of WEL) to the extent of the aggregate of an amount equal to (i) the fair market value of the Wyndham Shares received by the WEL Participant in connection with the Plan of Distribution and (ii) other distributions received by the WEL Participant from WEL in connection with its dissolution. With respect to the satisfaction of any such remaining liabilities, however, the General Partner has agreed to apply first the Wyndham Shares (net of WEL Indebtedness and taxes) distributed to the General Partner in the Plan of Distribution. Therefore, WEL Participants should not be exposed to any of the foregoing liabilities (if any) until the General Partner's Wyndham Shares (net of WEL Indebtedness and taxes) were exhausted.

RELEASE BY WEL PARTICIPANTS

       As part of the Plan of Distribution, WEL Participants agree to release WEL, other WEL Participants, the General Partner and its officers and directors, and the Company and its officers and directors from all claims and demands of any kind or nature that WEL Participants may have arising from or related to their interest in WEL. This includes, but is not limited to, a release by WEL Participants of all claims concerning (i) the value of their ownership interests in WEL, (ii) the number of Wyndham Shares to which they are entitled in the Plan of Distribution and the methodology used to determine such number, and (iii) the fairness of the Plan of Distribution. This also includes, but is not limited to, a release of all claims concerning the General Partner's past management of the affairs of WEL, including the WEL Investments, and the valuation of the Other Assets.

SALE OF OTHER WEL ASSETS

       Other than the Wyndham Shares, WEL's assets as of November 30, 1996 consisted of approximately $215,000 in cash. Prior to the proposed Plan of Distribution, WEL owned 5% limited partnership interests in nine partnerships that own hotels managed by Wyndham, and five partnerships and one corporation that own hotel-related assets (the "Other Assets"). Because of the relatively low aggregate economic value of WEL's interests in these entities, as well as the relative illiquidity of such interests, effective as of October 15, 1996, the General Partner transferred the Other Assets to affiliates of the Company in consideration for the assumption of $619,200 in indebtedness owed by WEL with respect to such assets. The valuation and transfer of the Other Interests was approved by a committee (the "WEL Steering Committee") composed of seven WEL Participants selected by the Company. See " -- Conflicts of Interest."

CONFLICTS OF INTEREST

       The Plan of Distribution was proposed and structured by the General Partner in consultation with the WEL Steering Committee. Trammell S. Crow and James D. Carreker are the sole stockholders and are on the Board of Directors of the General Partner. The General Partner owns a 1% interest in WEL. Consequently, in the event the Plan of Distribution is approved, Messrs. Crow and Carreker will receive indirectly an aggregate of 6,466 Wyndham Shares, which may cause a conflict of interest in the General Partner's recommendation of the Plan of Distribution. In resolving any conflicts of interest, the General Partner must act in accordance with its fiduciary duties to the WEL Participants.

       The Other Assets were transferred to Mr. Carreker, Leslie V. Bentley, Anne L. Raymond and Stanley M. Koonce (collectively, the "Senior Executive Officers") and entities in which Mr. Trammell S. Crow and Mr. Harlan R. Crow, who also is on the Board of Directors of the General Partner, have an ownership interest. The valuation of the Other Assets was determined according to negotiations between the General Partner on behalf of WEL, and representatives of the Crow Family and the Senior Executive Officers. WEL was represented by Anne L. Raymond, who is an officer of the General Partner and an Executive Vice President and Chief Financial Officer of the Company. Ms. Raymond holds no ownership interest in WEL, but received an ownership interest in the Other Assets. WEL also was represented by the WEL Steering Committee. During the course of the negotiations, the WEL Steering Committee proposed the transfer of the Other Assets in consideration for the assumption of $619,200 in debt owed by WEL. This proposal was accepted by representatives of the Senior Executive Officers and Messrs. Trammell S. Crow and Harlan R. Crow. Nevertheless, no independent third party was engaged to value the Other Assets. Furthermore, while Messrs. Trammell S. Crow and Carreker indirectly have ownership interests in WEL, Messrs. Crow and Carreker may not have the same interests in the Plan of Distribution as WEL Participants. There are no assurances that if the purchase of the Other Assets were the result of completely arm's-length negotiations the resulting purchase price would not be higher than the purchase price that was actually paid.

TAX CONSEQUENCES OF PLAN OF DISTRIBUTION

       For a discussion of the federal income tax considerations in connection with the Plan of Distribution, see "Plan of Distribution -- Federal Income Tax Considerations."

                                  THE COMPANY

       Wyndham Hotel Corporation is a national hotel company operating upscale hotels primarily under the Wyndham brand name. Wyndham hotels are located in 25 states, the District of Columbia, Ontario, Canada and on 3 Caribbean islands. Wyndham hotels compete with national hotel chains such as Marriott, Hyatt and Hilton. The Company offers three distinct full service hotel products under the Wyndham brand designed to serve its core upscale customers in urban, suburban and select resort markets. At November 30, 1996, the Company's hotel portfolio consisted of 77 hotels operated by the Company and 1 franchised hotel (the "Portfolio"). The Company's Portfolio consists of 72 upscale hotel properties (which includes four properties under renovation) and 6 extended-stay hotel properties, which the Company began managing in September 1996.

WYNDHAM BRAND

       Wyndham has focused on developing a brand name that is nationally recognized in the upscale hotel market, and on earning the loyalty of its core upscale customers: individual business travelers, business groups and other group customers, and leisure travelers. Because Wyndham has operating control over more than 98% of the hotels operated under the Wyndham brand name, it is able to consistently deliver quality products and services throughout its hotel system and generate the marketing programs necessary to maintain the quality associated with the Wyndham name. According to written guest surveys conducted by Wyndham at its hotels during 1995, 91% of Wyndham guests surveyed rated the overall quality of Wyndham hotel products and services good or excellent, and 94% of the guests surveyed indicated that they would return to that Wyndham hotel on their next trip to the same city. The Company believes that growing national recognition of the Wyndham brand, together with the quality and efficiency of Wyndham hotel operations, has facilitated the Company's historical growth and will enhance its ability to realize its future growth objectives.

MULTIPLE UPSCALE HOTEL PRODUCTS

       Wyndham offers three distinct full service hotel products under a single brand name that are tailored to urban, suburban and select resort markets, the primary markets that serve its core upscale customers.

       o Wyndham Hotels. In urban markets, the Company operates 20 large upscale hotels under the Wyndham brand ("Wyndham Hotels"), which contain an average of approximately 400 hotel rooms, generally between 15,000 and 250,000 square feet of meeting space, and a full range of guest services and amenities. Wyndham Hotels are targeted principally at business groups and other group customers, as well as individual business travelers.

       o Wyndham Garden Hotels. In suburban markets, Wyndham operates 40 mid-size hotels under the name "Wyndham Garden"R ("Wyndham Garden Hotels"), which were created by the Company to cater to individual business travelers and small business groups. (The Company operates four additional hotels under brand names other than the Wyndham brand, which are scheduled to become Wyndham Garden Hotels following renovations that are currently underway. Two of these hotels are scheduled to be converted by the first quarter of 1997, and two are scheduled to be converted by the second quarter of 1997.) With guest services, hotel finishings and landscaping comparable to Wyndham Hotels, Wyndham Garden Hotels are designed to provide a guest experience similar to that enjoyed at Wyndham Hotels, but at a price that is competitive in suburban markets. The Company locates Wyndham Garden Hotels primarily near suburban business centers and airports and, where possible, seeks to cluster these hotels in a "hub-and-spoke" distribution pattern around one or more Wyndham Hotels in order to achieve operating and marketing efficiencies and enhance local name recognition. Wyndham Garden Hotels are full service upscale hotels containing between approximately 150 and 225 hotel rooms that offer a package of services and amenities focused on the needs of the business traveler, including generally between 1,500 and 5,000 square feet of meeting space, restaurants that serve three meals a day, exercise rooms, and laundry and room service.

       o Wyndham Resorts. Wyndham's Portfolio also includes five resort hotels ("Wyndham Resorts") that are full service destination resorts targeted at upscale leisure and incentive travelers and are located both domestically and on three Caribbean islands. Through Wyndham Resorts, the Company is able to offer guest rewards and other cross-promotional benefits to its domestic customers, thus improving Wyndham's competitiveness and brand loyalty.

EXTENDED-STAY HOTEL PRODUCT

       The Company manages six extended-stay hotel properties, which following planned renovations will be operated under the Homegate Studios & Suites brand name. These hotels are located in Texas and are targeted at business travelers, professionals on temporary work assignments, persons between domestic situations and persons relocating or purchasing a home, who often desire accommodations for an extended duration. These midprice hotels contain approximately 125 rooms and feature a fully equipped kitchen, upscale residential-quality finishes and accessories, and separation between cooking, living and sleeping areas.

PORTFOLIO OF OWNED, LEASED AND MANAGED HOTELS

        Wyndham believes that the stability of its Portfolio of owned, leased and managed hotels provides a strong foundation for the implementation of its growth strategy. Wyndham's Portfolio consists of 10 owned hotels, 12 leased hotels, 55 managed hotels and 1 franchised hotel. Of the Company's 12 leased hotels, 11 are leased from an unaffiliated third party pursuant to one or more long-term leases with an initial term of approximately 17 years and renewals for 48 additional years that the Company may elect to exercise. The remaining leased hotel is leased from an unaffiliated third party pursuant to a lease with a remaining term of 22 years. The average remaining term at November 30, 1996 of the Company's 46 management contracts for Wyndham brand hotels was 14 years (including renewals that the Company may elect to exercise), with shorter terms for 2 of the Company's 3 non-branded upscale hotel management contracts. The management contracts relating to the Company's six extended-stay hotel properties have ten-year terms. See "Business -- Management Contracts." The Company believes that the stability of its management contracts is enhanced by the fact that 16 of the upscale hotel management contracts for hotels operated by the Company relate to hotels in which Mr. and Mrs. Trammell Crow, various descendants of Mr. and Mrs. Trammell Crow and various corporations, partnerships, trusts and other entities beneficially owned or controlled by such persons (collectively, the "Crow Family Members") have interests. Crow Family Members own approximately 47.3% of the outstanding Common Stock. Seventeen additional upscale hotel management contracts for hotels managed by the Company relate to hotels owned by entities (together with certain affiliates, "Bedrock") and an institutional investor organized by the Hampstead Group L.L.C. ("Hampstead"), which owns approximately 11.4% of the outstanding Common Stock. The Company's six extended-stay hotel management contracts relate to hotels owned by Homegate Hospitality, Inc., of which affiliates of Crow Family Members, Trammell Crow Residential Company ("Trammell Crow Residential") and Greystar Capital Partners, L.P. ("Greystar") were founders and remain principal stockholders. See "Risk Factors -- Dependence on Management Contracts and on Certain Hotel Owners" and "Principal Stockholders."

OPERATING AND FINANCIAL PERFORMANCE

       The Company seeks to maximize revenues through its comprehensive marketing strategy and the delivery of high quality accommodations and hotel services that result in satisfied, loyal hotel guests. The Company believes that this strategy has resulted in strong operating performance. During 1995, the average occupancy rates, average daily room rates (total room revenues divided by the total number of rooms occupied) ("ADR") and revenue per available room (ADR multiplied by the average occupancy percentage) ("REVPAR") for upscale Portfolio hotels were 69%, $88.79 and $60.96, respectively, compared with an average during this period of 69%, $80.38 and $55.06, respectively, in the upscale segment of the lodging industry. See "Business -- The Company's Hotels." During the nine months ended September 30, 1996 (the "1996 First Nine Months"), average occupancy rates, ADR and REVPAR for upscale Portfolio hotels were 70%, $92.24 and $64.93, respectively, compared with an average during this period of 70%, $85.74 and $60.33, respectively, in the upscale segment of the lodging industry.

       The Company believes that its experience as a hotel owner makes it a better hotel manager by keeping it focused on controlling each element of operating expenses, which is essential to achieving attractive returns for both
the Company's hotels and managed hotels.   The gross operating profit margins
for the 30 Wyndham brand hotels that have been operated by the Company since January 1, 1993 ("Comparable Hotels") for 1993, 1994 and 1995 were 32%, 34% and 36%, respectively, and for the nine months ended September 30, 1995 (the "1995 First Nine Months") and the 1996 First Nine Months were 36% and 37%, respectively. In comparison, the average for the upscale full service segment of the lodging industry was 30%, 31% and 33%, respectively, during 1993, 1994 and 1995. (Gross operating profit margin statistics for the lodging industry are not yet available for 1996.) Gross operating profit per available room for Comparable Hotels in 1993, 1994 and 1995 was $9,612, $11,417 and $12,547,
respectively, compared to the average for the upscale full service segment of the lodging industry of $8,397, $9,364 and $10,470, respectively, during 1993, 1994 and 1995. (Gross operating profit per room statistics for the lodging industry also are not yet available for 1996.) For a presentation of certain financial data for the Company's entire hotel Portfolio, see " -- Summary Combined Financial and Other Data" below. See "Business -- Operating Strategy."

MARKETING STRATEGY

       Wyndham has a full complement of sales and marketing capabilities designed to maximize hotel revenues and brand awareness. The Company's direct sales program at the hotel level, implemented by a sales force of almost 500 representatives, is designed to "pull" local business into each hotel and in 1995 accounted for over 60% of room revenues at Wyndham brand hotels. The Company also has a national sales team that focuses on major corporate, group and association accounts and seeks to "push" business into Wyndham hotels on a nationwide basis. Over 35% of Wyndham's hotel room revenues in 1995 were booked through Wyndham's central reservations system, which features a single telephone number for all Wyndham brand hotels (800-WYNDHAM). See "Business -- Customers and Marketing."

GROWTH STRATEGY

       The Company intends to continue focusing on both internal growth- -enhancing the revenues, cash flow and profitability of its existing hotels, and external growth--increasing the number of hotels in its Portfolio. The Company believes that the primary factors contributing to internal growth include (i) revenue increases resulting from continuing improvements in the upscale segment of the lodging industry and continuing maturation of 37 hotels added since the beginning of 1995 (including 14 Wyndham Garden Hotels and four additional hotels under renovation that will be converted to the Wyndham Garden brand), and (ii) improved operating margins resulting from operating leverage and Wyndham's continued emphasis on controlling operating expenses.

       The Company's external growth strategy is to continue to increase the number of Wyndham brand hotels in the upscale full service segment of the lodging industry. In addition, the Company expects to increase the number of management contracts for extended-stay hotel properties in its Portfolio operated under the Homegate Studios and Suites brand name. The near-term focus of the Company's external growth strategy will be to increase the Wyndham Portfolio through additional management contracts, "like new" renovations of acquired properties, other acquisitions and joint ventures. The Company also will consider franchising and hotel construction, depending on market conditions. In addition, the Company expects to continue its evaluation of other new hotel products that may be offered under the Wyndham brand. In executing this growth strategy, the Company will continue to rely on its senior executive officers (James D. Carreker, Leslie V. Bentley, Anne L. Raymond and Stanley M. Koonce) (the "Senior Executive Officers"). See " -- Portfolio Additions."

       The Company's strategic business relationships with Crow Family Members and Bedrock, which collectively own approximately 58.7% of the Company's Common Stock, have played an important role in the Company's growth to date. The Company believes that these and other business relationships will facilitate future growth by providing potential management contract, acquisition, renovation and development opportunities. See "Business -- Growth Strategy." The Company believes that its ability to achieve both internal and external growth will help attract third party debt and equity capital to help fund the growth of the Company's Portfolio. The Company has substantial capital available for growth from a $100 million revolving credit facility (the "Revolving Credit Facility"). As of September 30, 1996, $43.1 million was available for borrowings under the Revolving Credit Facility.

PORTFOLIO ADDITIONS

       Since the Company's initial public offering, the Company has added on a net basis two hotel management contracts to its base of 47 managed upscale hotel properties and acquired a third property that has been managed by the Company since it was built in 1988. This property, the 159 room Wyndham Garden Hotel -- Vinings, was acquired from an unaffiliated third party in May 1996.

       The Company has acquired three additional upscale hotels since its initial public offering. In July 1996, the Company acquired from an unaffiliated third party a 181 room hotel located in the Overland Park, Kansas metropolitan area. This hotel is currently being operated by the Company as a Best Western Hotel during renovations that are underway. The Company expects that this hotel will be converted to a Wyndham Garden Hotel in the first quarter of 1997. In August 1996, the Company acquired from an unaffiliated third party a 230 room hotel located in Dallas, Texas. This hotel is currently being operated by the Company as a Quality Inn Hotel during renovations that are underway. The Company expects that this hotel will be converted to a Wyndham Garden Hotel in the first quarter of 1997. In August 1996, the Company also acquired the Wyndham Bristol Hotel at Toronto Airport. This Wyndham Hotel, which was acquired from an unaffiliated third party, contains 287 rooms and is located in the Toronto, Canada Metropolitan area.

       In August 1996, a subsidiary of the Company entered into a master management assistance agreement (the "Homegate Agreement") with Homegate Hospitality, Inc. ("Homegate"), a newly formed public company, pursuant to which the Company is to provide to Homegate hotel management, purchasing, marketing and technical services for mid-price extended-stay hotel properties to be developed by Homegate. The hotel properties will be operated under the name Homegate Studios and Suites and are targeted principally at business travelers, professionals on temporary work assignments, persons between domestic situations and persons relocating or purchasing a home, who often desire accommodations for an extended period of time. The Homegate Agreement provides for the Company to manage up to 60 extended-stay properties pursuant to separate 10-year management contracts. Affiliates of Crow Family Members, Trammell Crow Residential and Greystar were founders and remain principal stockholders of Homegate. In addition, James D. Carreker and Harlan R. Crow serve on the board of directors of Homegate. Since its initial public offering, the Company has added six management contracts for extended-stay hotel properties. Following planned renovations, five of these properties will be converted to the Homegate Studios and Suites brand. See "Business."

       In October 1996, Wyndham signed a contract to purchase the Doubletree Hotel in Salt Lake City from City Hotels, S.A., a Belgian real estate Company, for $44 million. Under a letter of intent, the Company subsequently agreed to assign its right to purchase the hotel to Hospitality Properties Trust, a publicly traded real estate investment trust. Pursuant to the letter of intent, Hospitality Properties Trust will lease the property back to a subsidiary of the Company pursuant to a lease with an initial term ending December 31, 2012 plus renewals for 48 additional years that the Company may elect to exercise. The transaction is scheduled to close in early January. Following the closing, the 381 room hotel will be operated as a Wyndham Hotel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       All statistics set forth in this Prospectus relating to the lodging industry (other than Wyndham statistics) are from, or have been derived from, information published or provided by Smith Travel Research, an industry research organization. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of the proposed Plan of Distribution, and Smith Travel Research is in no way associated with the proposed Plan of Distribution.

                SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
    (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING, MARGIN AND RATIO DATA)

       The following table sets forth summary financial data for the Company. The table also sets forth summary pro forma financial data for the Company as if the Company's initial public equity offering and the issuance of the Notes and the other transactions described under "Pro Forma Consolidated Financial Data" had occurred at the beginning of 1995.



                                                      YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED SEPTEMBER 30,
                                         --------------------------------------------     -------------------------------
                                                                            PRO FORMA                          PRO  FORM
                                         1993        1994        1995         1995        1995        1996        1996
                                         ----        ----        ----         ----        ----        ----        ----
Portfolio Hotel Revenues(1)           $  345,733   $394,949   $  534,204       N/A      $ 379,625   $489,639      N/A
Statement of Income Data:
Revenues:
  Hotel Revenues                      $   43,921   $ 51,799   $   54,673   $  132,001   $  41,685   $ 71,302   $ 105,461
  Management Fees                         10,731     13,302       16,921       14,274      11,909     16,546      15,426

  Service Fees                             2,127      2,904        4,120        3,391       2,823      2,961       2,616
  Reimbursements                           4,164      8,004       10,836        9,095       7,735     10,812      10,341
  Other income                               334        257        1,340        1,500       1,349        320         320
                                       ---------   --------   ----------   ----------   ---------   --------   ---------
         Total Company Revenues           61,277     76,266       87,890      160,261      65,501    101,941     134,164
Operating costs and expenses              54,183     63,929       73,264      139,574      53,474     84,444     113,058
Operating income                           7,094     12,337       14,626       20,687      12,027     17,497      21,106
Interest Expense, net                    (7,075)    (7,526)      (8,021)     (13,278)     (6,167)    (6,944)     (8,683)
Income before income taxes and
  extraordinary item                       1,654      6,265        7,949        8,193       6,901     11,172      13,013

Income taxes benefits(2)                      --         --           --           --          --     10,388          --
Pro forma income taxes                        --         --           --      (3,235)          --         --     (5,140)
Net income                                 1,654      6,265        7,949        4,958       6,901     20,429       7,873
Historical net income as adjusted
for pro forma income tax                                           4,809                    4,175      N/A
Historical net income as adjusted
per common share(3)                                                  .24                      .21       1.02
Common shares outstanding(3)                                      20,018                   20,018     20,018
Pro forma net income per share                --         --           --          .25          --         --         .39
Pro forma common shares outstanding           --         --           --       20,018          --         --      20,018

Portfolio Hotel Operating Data:(4)
  Number of hotels(5)                         47         53           66                       64         74
  Number of rooms(5)                      12,116     12,866       17,604                   17,186     18,601
  Occupancy percentage(6)                    65%        68%          69%                      71%        70%
  ADR(7)                              $    80.60   $  86.13   $    88.79                $   88.50   $  92.24
  REVPAR(8)                           $    52.45   $  58.84   $    60.96                $   62.65   $  64.93
  Gross operating profit margin(9)           26%        30%          29%                      30%        32%
  Food and beverage margin(10)               25%        25%          26%                      24%        24%
  Gross operating profit per
  available room(11)                      $8,279   $ 10,484   $   10,813                $   6,362   $  8,008

Comparable Hotel Operating
Data:(12)
  Number of hotels                            30         30           30                       30         30
  Number of rooms                          7,334      7,334        7,334                    7,334      7,334
  Occupancy percentage(6)                    67%        70%          72%                      74%        73%
  ADR(7)                              $    76.39   $  80.16   $    84.38                $   84.18   $  91.96
  REVPAR (8)                          $    51.31   $  56.09   $    60.99                $   61.94   $  66.85
  Gross operating profit margin(9)           32%        34%          36%                      36%        37%
  Food and beverage margin(10)               29%        31%          31%                      30%        28%

  Gross operating profit per
  available room(11)                  $    9,612   $ 11,417   $   12,547                $   9,379   $ 10,306

                                                                         AS OF DECEMBER     AS OF SEPTEMBER
                                                                            31, 1995            30, 1996
                                                                             ACTUAL              ACTUAL
                                                                             ------              ------
 Balance Sheet Data:
    Cash and cash equivalents                                           $          4,160   $           20,147
    Total assets                                                                 133,403              240,091
    Long-term obligations including
    current                                                                       90,978              130,664
      portion
    Total partners' capital and
      stockholders' equity                                                        17,557               71,916

(1) Represents unaudited revenues of hotels owned, leased or managed by the Company, as distinguished from Total Company Revenues.

(2) For the years 1993 through 1995 and the 1996 first five months, Wyndham made no provision for income taxes because the combined company was a combination of partnerships, S corporations and a nontaxable Bermuda corporation that are not subject to U.S. federal income taxes. Since the Company's formation in late May 1996, income taxes have been provided. The provision for income taxes to arrive at pro forma net income assumes a combined federal and state effective income tax rate of 39.5% computed as follows:

      Federal income tax rate                                            35.0%
      Weighted average state income tax rate (net of federal benefit)     4.5%
                                                                          ____
                                                                          39.5
                                                                          ====


(3) Historical net income as adjusted per common share is based on historical net income as adjusted for pro forma income tax divided by the number of shares issued in the initial public offering of the Company as if the Company had been a corporation prior to the Company's formation in May 1996.

(4) Includes hotels owned, leased, managed or franchised during the periods presented, except data for gross operating profit margin, food and beverage margin and gross operating profit per available room excludes the Company's franchised property, for which the information is not available. The number of hotels listed in 1994 does not include 7 hotels for which the Company had signed management contracts that were closed for renovations or construction in that period. Occupancy, ADR, REVPAR, margin data and gross operating profit per available room exclude extended-stay hotels. Annual changes in occupancy percentage, ADR and REVPAR and fluctuations in gross operating profit margins for the Company's Portfolio of hotels have been affected by the addition of newly opened or renovated Wyndham brand hotels, which typically begin operations with lower occupancy rates, ADR, REVPAR and margins than mature hotels and improve over time as the hotels benefit from Wyndham's operating standards and become integrated into Wyndham's sales and marketing programs and central reservations system. There can be no assurance that the Company's hotels opened or renovated subsequent to January 1, 1993 will achieve occupancy rates, ADR, REVPAR or operating results comparable to the Comparable Hotels.

(5)      At end of period.

(6) Occupancy percentage represents total rooms occupied divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(7) ADR represents total room revenues divided by the total number of rooms occupied.

(8) REVPAR represents total room revenues divided by total available rooms.

(9) Gross operating profit margin represents gross operating profit as a percentage of total revenues. "Gross operating profit" represents gross revenues less department expenses and undistributed operating expenses. Gross operating profit margins are included herein because management uses them as a measure of hotel operating performance and because management believes that these items are useful in making industry comparisons.

(10) Food and beverage margin represents food and beverage operating profit as a percentage of food and beverage revenues.

(11) Gross operating profit per available room represents gross operating profit divided by total available rooms for the period.

(12) The Company has chosen a Comparable Hotel data set based on Wyndham brand hotel properties operated by the Company since January 1, 1993 because the Company believes that these 30 hotels have been operated by the Company for a sufficient period of time to provide meaningful period-to-period comparisons and that these hotels fully reflect the Company's operating capabilities.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, WEL Participants should consider carefully the following factors in evaluating and determining whether to vote for the Plan of Distribution.

RISKS ASSOCIATED WITH PARTICIPANT LOANS

         A WEL Participant who chooses to borrow funds from Smith Barney (referred to herein as a "Margin Borrower") through a Participant Loan will be subject to the risks generally associated with margin borrowing. The margin loan must be secured by the pledge of a portion of the Margin Borrower's Wyndham Shares. The Wyndham Shares must have an initial market value of at least 2.0 times the outstanding balance of the Participant Loans. In addition, the value of the Wyndham Shares serving as collateral must remain at least 1.7 times the outstanding Participant Loan balance throughout the term of the loan. The latter requirement is referred to as a "Margin Maintenance Requirement." The market price of Wyndham Common Stock could be subject to significant fluctuations in response to a number of factors. See " -- Price Volatility." A decrease in the market value of Wyndham Common Stock may cause a Margin Borrower's equity in the margin account to fall below the "Margin Maintenance Requirement," triggering a "Margin Maintenance Call." Under such circumstances, a Margin Borrower must immediately deposit cash or securities to restore the value of the margin account to above the "Margin Maintenance Requirement." There can be no assurance that the value of a Margin Borrower's Wyndham Shares will not decrease in the future. THEREFORE, ONLY THOSE WEL PARTICIPANTS WHO ARE PREPARED TO WEATHER PRICE FLUCTUATIONS AND WHO HAVE THE FINANCIAL RESOURCES AND LIQUIDITY TO MEET "MARGIN MAINTENANCE CALLS" SHOULD TAKE OUT A PARTICIPANT LOAN TO REPAY THEIR SHARE OF WEL INDEBTEDNESS. If a Margin Borrower has insufficient liquid financial resources to satisfy a Margin Maintenance Call, some or all of such borrower's Wyndham Shares that are pledged will be sold in order to reduce the Participant Loan and satisfy the Margin Maintenance Requirement. Such shares may be sold at a substantial loss to the Margin Borrower.

         A Margin Borrower will be personally liable to repay the Participant Loan. In addition, Participant Loans are due ON DEMAND. Therefore, if a demand is made, a Margin Borrower must repay the entire Participant Loan balance, together with accrued interest, regardless of the value of the Wyndham Shares in the margin account. If the collateral in a Margin Borrower's account is insufficient in value to repay the outstanding loan balance, Smith Barney may pursue other assets of the Margin Borrower to satisfy repayment. For a summary description of certain terms and conditions of the Participant Loans, see "The Plan of Distribution -- Participant Loans."

         Smith Barney may elect to increase the Margin Maintenance Requirement at any time. The possibility for such an increase is greater when the collateral in a margin account consists of a single equity security, such as Wyndham Common Stock, and there is a resulting lack of diversity in the collateral. Unless a WEL Participant decides to substitute collateral, his or her Participant Loan will be secured only by Wyndham Shares.

NO INTERNAL REVENUE SERVICE RULINGS

         WEL has not and will not seek any rulings from the IRS concerning federal income tax issues considered in this Prospectus and discussed under "Plan of Distribution -- Federal Income Tax Considerations", including, but not limited to, the classification of WEL as a partnership for federal income tax purposes. Therefore, the IRS may take positions contrary to those taken by WEL or the WEL Participants.

POSSIBLE LEGISLATIVE OR OTHER DEVELOPMENTS

         All representations made in this Prospectus concerning federal income tax consequences of the Plan of Distribution are based on the Internal Revenue Code and administrative and judicial interpretations thereof as they exist today. No assurance can be given that the currently anticipated income tax treatment of the Plan of Distribution will not in the future be modified by legislative, administrative or judicial changes, possibly having retroactive effect, to the detriment of the WEL Participants.

OTHER TAX ISSUES

         Other tax matters are discussed under "Plan of Distribution -- Federal Income Tax Considerations." This discussion does not take into account any WEL Participant's unique financial or tax situation. Therefore, it is urged that WEL Participants consult with their own tax advisors regarding the possible federal and state and local tax consequences of the Plan of Distribution.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

         The Company's business is subject to the operating risks inherent in the lodging industry. These risks include changes in general and local economic conditions, cyclical overbuilding in the lodging industry, varying levels of demand for rooms and related services, competition from other hotels, changes in travel patterns, the recurring need for renovation, refurbishment and improvement of hotel properties, changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate taxes and other operating expenses. There can be no assurance that regulatory compliance or downturns or prolonged adverse conditions in real estate or capital markets or national or local economies will not have a material adverse effect on the Company's results of operations.

COMPETITION IN THE LODGING INDUSTRY

         The lodging industry is highly competitive. The Company's upscale hotels compete with other national limited and full service hotel companies, as well as with various regional and local hotels. Some of the larger hotel chains with which the Company's upscale hotels compete include Marriott, Sheraton, Hyatt, Hilton and Embassy Suites. The Company's extended-stay hotels compete on a local level. The Company anticipates that competition within the extended-stay industry segment will increase substantially in the foreseeable future. In the midprice category of the extended-stay industry segment, a number of other lodging chains and developers have recently announced plans to develop or are currently developing extended-stay hotels which may compete with the Company's hotels. A number of the Company's competitors for both upscale and extended-stay hotel properties are larger, operate more hotels and have substantially greater financial and other resources than the Company. In addition, some of the Company's competitors operate hotel properties that have locations superior to those of the Company's hotels. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. There can be no assurance that demographic, geographic or other changes in markets in which the Company's hotels are located will not adversely affect the convenience or desirability of certain of the Company's hotels. Furthermore, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater conveniences, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's results of operations. See "Business -- Competition."

RISKS ASSOCIATED WITH EXPANSION

         Growth Risks. The Company's revenues and net income have grown substantially during the past several years as a result of adding new management contracts, acquiring, renovating and developing additional hotels, and from increases in revenues and net income at existing hotels. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future, but there can be no assurance that the Company will successfully achieve its growth objectives. The Company is subject to a variety of business risks generally associated with growing companies. The Company's ability to pursue successfully new growth opportunities will depend on many factors, including, among others, the Company's ability to identify suitable growth opportunities, finance acquisitions and renovations and successfully integrate new hotels into its operations. While the Company believes that it has sufficient capital to fund its growth strategy in the near term, this belief is primarily premised on adequate cash being generated from operations and the Company's Revolving Credit Facility. There can be no assurance that the Company will generate adequate cash from operations. In addition, the Company may seek an increase in the capital available to it under the Revolving Credit Facility or otherwise obtain additional debt or equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other needs. There can be no assurance that such increase or additional financing will be available to the Company on acceptable terms, if at all. As of September 30, 1996, the available balance under the Revolving Credit Facility was $43.1 million. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         In addition, there can be no assurance that the Company will be able to integrate successfully new hotels or new hotel products into its operations, that new hotels or new hotel products will achieve revenue and profitability levels comparable to the Company's existing hotels or that the combined business will be profitable. Newly acquired or developed hotels typically begin with lower occupancy and room rates. Furthermore, the Company's expansion within its existing markets could adversely affect the financial performance of the Company's existing hotels or its overall results of operations. Expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management, management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Company's business. See "Business -- Growth Strategy."

         Competition for Expansion Opportunities. The Company competes for management contract, acquisition, development, lease, franchise and other expansion opportunities. The Company competes for these expansion opportunities with national and regional hotel companies, some of which have greater financial and other resources than the Company. Competitive factors for expansion opportunities include relationships with hotel owners and investors, the availability of capital, financial performance, management fees, lease payments, brand name recognition, marketing support, reservation system capacity and the willingness to provide funds in connection with new management and lease arrangements. The Company's failure to compete successfully for expansion opportunities or to attract and maintain relationships with hotel owners and investors could adversely affect the Company's results of operations. See "Business -- Competition."

         Acquisition and Development Risks. The Company expects that it may acquire additional hotels in the future. Acquisitions entail the risk that investments will fail to perform in accordance with expectations. The Company also intends to continue redevelopment and conversion of other acquired hotels to Wyndham Garden Hotels. The Company has entered into a management contract with respect to one new hotel that is currently under construction pursuant to which the Company has undertaken certain obligations to provide furniture, fixtures and equipment at a specified price. In addition, the Company has acquired two hotels that will remain open during renovations and that will be converted to Wyndham Garden Hotels. The Company also has entered into management contracts for two hotels that will remain open during renovations and that will be converted to Wyndham Garden Hotels. In addition, the Company may develop new hotels in the future, depending on market conditions. Significant hotel renovations and new project development are subject to a number of risks, including risks of construction delays or cost overruns, risks that the properties will not achieve anticipated performance levels and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations. These and other risks could result in the incurrence of substantial costs for a project that is never completed. The Company anticipates that most acquisitions, substantial renovations and development will be financed under the Revolving Credit Facility, through joint ventures or with other forms of short-term secured or unsecured financing. See "Business -- Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Permanent financing for these projects, however, might not be available or might be available only on disadvantageous terms. If permanent debt or equity financing were not available on acceptable terms to refinance projects undertaken without permanent financing, such projects could be curtailed and the Company's working capital could be adversely affected.

DEPENDENCE ON MANAGEMENT CONTRACTS AND ON CERTAIN HOTEL OWNERS

         Management contracts are acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of the Company's business. Crow Family Members, who own approximately 47.3% of the Company's issued and outstanding Common Stock, have interests in 16 hotels that the Company manages pursuant to management contracts. The Company also operates 17 hotels owned by Bedrock, which owns approximately 11.4% of the Company's issued and outstanding Common Stock. See "Principal Stockholders." In addition, Crow Family Members, Trammell Crow Residential and Greystar were founders and remain principal stockholders of Homegate, which owns the six extended-stay hotel properties managed by the Company. While the average remaining term of the Company's management contracts for Wyndham brand hotels as of November 30, 1996 was 14 years (including renewals that the Company may elect to exercise), these management contracts generally may be terminated by the owner of the hotel property if the Company fails to meet certain performance standards, if the property is sold to a third party, if the property owner defaults on indebtedness encumbering the property and/or upon a foreclosure of the property. The terms of the 3 non-Wyndham brand upscale hotel management contracts range from one month to fifteen years, and the Company's extended-stay hotel management contracts are for a term of 10 years. Other grounds for termination of the Company's upscale hotel management contracts include a hotel owner's election to close a hotel and certain business combinations involving the Company in which the Wyndham name or current management team does not survive. The Company's extended-stay management contracts generally can be terminated if certain performance standards are not met or upon a sale or foreclosure of the property. In addition, the contracts can be terminated upon payment of a cancellation fee without cause if Homegate desires to manage the hotels internally. There can be no assurance that the Company will be able to replace terminated contracts or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. The Company also is subject to the risk of deterioration in the financial condition of a hotel owner and such owner's ability to pay management fees to the Company. In addition, in certain circumstances, the Company makes or may be required to make loans to or capital investments in hotel properties in connection with management contracts. See "Business -- Management Contracts." A material deterioration in the operating results of one or more of these hotel properties and/or a loss of the related management contracts could adversely affect the value of the Company's investment in such hotel properties. In addition, the Company historically has relied on Crow Family Members, Bedrock and other hotel owners and investors for various acquisition, renovation, development and other expansion opportunities. Although the Company believes that it enjoys satisfactory relationships with such hotel owners and investors, there can be no assurance that such relationships will remain satisfactory or that such owners and investors will continue to provide expansion opportunities in the future. See "Business -- Growth Strategy."

CONFLICTS OF INTEREST

         Future Dealings with Affiliates of the Company. Crow Family Members, certain of their affiliates and Bedrock are, collectively, parties to 33 management contracts as well as other business arrangements with the Company. See "Certain Relationships and Transactions." In addition, affiliates of Crow Family Members, Trammell Crow Residential and Greystar were founders and remain principal stockholders of Homegate. The foregoing relationships, coupled with the ownership of Common Stock by Crow Family Members and Bedrock, as well as their representation on the Company's Board of Directors, could give rise to conflicts of interest. Although the Company believes that its management contracts with these persons are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties, there can be no assurance that these parties will continue to transact business with the Company or that they will not attempt to use their ownership positions with the Company to influence the terms on which they transact business with the Company in the future. In addition, the Company's senior executive officers have ownership interests in hotels that are managed but not owned by the Company.
An entity owned by Crow Family Members and the Senior Executive Officers has developed a new central reservations system for the Company, and is continuing to develop the integrated property management component of such system. The timing, performance and continued availability of such system is not fully within the Company's control. The outside interests of the Senior Executive Officers could give rise to certain conflicts of interest that may result in decisions that do not fully reflect the interests of all stockholders. See "Business -- Growth Strategy -- III. Ability to Execute Growth Strategy -- Relationships with Hotel Investors" and "Certain Relationships and Transactions."

         Conflicts Involving Certain Board Members. Robert A. Whitman and Daniel A. Decker, who are directors of the Company, are principals of Hampstead, which has an ownership interest in Bedrock in addition to another hotel company that in the past has competed, and in the future may compete, with the Company for both guests and hotel acquisitions. Hampstead is an investment firm and may from time to time acquire interests in other hotel companies or assets. Consequently, Messrs. Whitman and Decker may have conflicts of interest with respect to certain matters potentially or actually involving or affecting the Company and such other hotel-related investments, such as acquisition, development, financing and other corporate opportunities that may be suitable for the Company and such other hotel companies. In addition, such directors also may have conflicts of interest with respect to corporate opportunities suitable for both the Company and Hampstead. To the extent such opportunities arise, such directors will make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as a director of the Company or as an affiliate of such other hotel company or of Hampstead, whether such opportunity is within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunity. The Company and Bedrock have agreed that the Company will be permitted to manage for a term of 15 years any hotel in the Bedrock-Wyndham "Investment Program." See "Growth Strategy -- Primary Growth Opportunities -- Wyndham Garden Hotel Redevelopment and Conversion Program" and "Certain Relationships and Transactions -- Bedrock Investment Program."

         Policy with Respect to Related Party Transactions. The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the directors not affiliated with the Company (the "Independent Directors"), if any, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy always will be successful in eliminating the influence of conflicts of interest. See "Management -- Directors and Executive Officers" and "Certain Relationships and Transactions -- Policy with Respect to related Party Transactions."

         For a discussion of certain conflicts of interest relating to the Plan of Distribution, see "Plan of Distribution -- Conflicts of Interest."

RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE

         The Company owns or leases 22 of its Portfolio of 78 hotels. Accordingly, the Company will be subject to varying degrees of risk generally related to owning and leasing real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, liability for long-term lease obligations, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company and inclement regional weather conditions. In addition, real estate investments are relatively illiquid; therefore, the ability of the Company to vary its Portfolio in response to changes in economic and other conditions may be limited.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company has 20,018,299 shares of Common Stock outstanding of which 4,197,500 shares are freely tradeable by persons other than "affiliates" of the Company without restriction or limitation under the Securities Act of 1933, as amended (the "Act"). Following the Plan of Distribution and the Lock-Up Period, the 646,669 shares of Common Stock distributed to WEL Participants also will be freely tradable by persons other than "affiliates" of the Company without restriction or limitation under the Act. The remaining 15,174,130 shares are "restricted securities" within the meaning of Rule 144 adopted under the Act and may not be sold in the absence of registration under the Act unless an exemption from registration is available, including the exemption contained in Rule 144. The holders of the remaining 15,174,130 shares of Common Stock possess registration rights with respect to such shares. See "Description of Capital Stock -- Registration Rights. Future sales of shares of Common Stock registered under the Act or pursuant to Rule 144 or otherwise, or the perception that such sales could occur, could have an adverse effect upon the market price for the Common Stock. See "Shares Eligible for Future Sale."

CONTROL BY PRINCIPAL STOCKHOLDERS

         Crow Family Members beneficially own an aggregate of approximately 47.3% of the outstanding shares of the Company's Common Stock, and Bedrock beneficially owns approximately 11.4% of the Company's issued and outstanding Common Stock. See "Principal Stockholders." In addition to the ability of Crow Family Members, either independently or together with Bedrock, to block certain actions requiring stockholder approval by virtue of the substantial number of shares of Common Stock held by them, the terms of a stockholders' agreement among the Company, Crow Family Members, Bedrock, the Company's senior executive officers, WEL and Susan T. Groenteman, a director of the Company (the "Stockholders' Agreement"), has the effect of concentrating control of the Company among these parties. Under the terms of the Stockholders' Agreement, Crow Family Members (together with the Senior Executive Officers, WEL and Ms. Groenteman) and Bedrock have agreed, among other things, to allocate between themselves the right to nominate members of the Board of Directors of the Company as long as they continue to own a substantial number of shares of the Company's Common Stock. In addition, pursuant to the terms of the Stockholders' Agreement, Crow Family Members and Bedrock have allocated among themselves the right to designate the Chairman of the Board so long as either party owns shares of Common Stock covered by the Stockholders' Agreement that represents at least 30% of the Company's outstanding Common Stock. Such provisions in the Stockholders' Agreement will ensure such parties' ability to control the election of the members of the Board of Directors and will enable such parties to control the management and affairs of the Company. Following the Plan of Distribution, neither WEL nor WEL Participants will be party to the Stockholders' Agreement. See "Description of Capital Stock -- Stockholders' Agreement."

SIGNIFICANT DEBT AND LEASE OBLIGATIONS

         At September 30, 1996, the Company's long term consolidated debt was approximately $109.7 million, its total stockholders' equity was approximately $71.9 million and its ratio of earnings to fixed charges on a pro forma basis for the nine months ended September 30, 1996 was 1.9 to 1. The Company's indebtedness is substantial in relation to its stockholders' equity. In addition, the Company has significant lease obligations with respect to the 12 hotel properties operated pursuant to long-term leases. See "Business -- Long-Term Hotel Leases." For the year ended December 31, 1995 and the nine months ended September 30, 1996, the Company's rent expense was approximately $15.5 million and $10.2 million, respectively. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to holders of Common Stock, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to the Company for its operation; and (iii) certain of the Company's indebtedness, including the Revolving Credit Facility contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. There can be no assurance that the Company's operating results will be sufficient for the payment of the Company's indebtedness. In addition, the Company's indebtedness could increase the Company's vulnerability to adverse general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to take advantage of significant business opportunities that may arise.

DEPENDENCE ON SENIOR MANAGEMENT

         The Company's success will depend largely on the efforts and abilities of senior management. The loss of the services of the Senior Executive Officers could have a material adverse effect on the Company's business. The Company has not entered into employment agreements with any member of senior management. See "Management."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

         The lodging industry is seasonal in nature. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management contracts, the timing of achieving incremental revenues from additional hotels and the realization of a gain or loss upon the sale of a hotel also may adversely impact earnings comparisons. If the Company loses a management contract that has capitalized acquisition costs, the Company will record a write-off of the remaining book value (less any termination fees received) of such capitalized costs, which could have a material adverse effect on the operating results during the period in which the write-off occurred. In addition, the Company's quarterly earnings could be adversely affected by the loss of a hotel investment made in connection with a management contract or other investment arrangement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and " -- Seasonality."

ENVIRONMENTAL MATTERS

         Under various federal, state, local and foreign environmental laws, ordinances and regulations ("Environmental Laws"), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the cost of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks also are regulated by federal and state laws. In connection with the ownership and operation of its hotel properties, including properties owned, as well as leased, managed or franchised by the Company, the Company could be held liable for the cost of remedial action with respect to such regulated substances and storage tanks and claims related to them. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous or toxic substances on a hotel property also could result in personal injury or similar claims by private plaintiffs. The Company has received environmental information covering its owned and leased properties and certain of its managed and franchised properties; however on many of the managed and franchised properties, the Company has not performed or received the results from any environmental investigations. As a result of the foregoing limitations on performing environmental investigation and due to the fact that Environmental Laws and conditions are subject to frequent change, there can be no assurance that environmental liabilities or claims will not adversely affect the Company in the future. See "Business -- Environmental Matters" for further information germane to environmental issues relating to the Company.

ANTI-TAKEOVER MATTERS

         The Company's Certificate of Incorporation and By-laws contain provisions that may have the effect of delaying, deterring or preventing a takeover of the Company that the Company's stockholders may consider to be in their best interest. The Company's Certificate of Incorporation and By-laws provide for a classified Board of Directors serving staggered terms of three years, the prohibition of stockholder action by written consent and advance notice requirements for stockholder proposals and director nominations. The Company's Certificate of Incorporation also grants the Board of Directors the authority to issue up to 5,000,000 shares of preferred stock, having such rights, preferences and privileges as designated by the Board of Directors without stockholder approval. In addition, Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. (The Company believes that by its terms, Section 203 does not restrict transactions with C.F. Securities L.P., a partnership owned by Crow Family Members, or any other party to the Stockholders' Agreement that becomes an Interested Stockholder (for purposes of Section 203) as a result of the exercise of the right of first offer described under "Description of Capital Stock -- Stockholders' Agreement.") Finally, the Stockholders' Agreement may have the effect of delaying, deterring or preventing a takeover of the Company, as it restricts the transfer of shares of Common Stock held by Crow Family Members, the Senior Executive Officers, WEL, Bedrock and Ms. Groenteman, and also provides for an agreed allocation of director nominations among such parties. The Stockholders' Agreement permits the Plan of Distribution. Following the Plan of Distribution, neither WEL nor WEL Participants will be party to the Stockholders' Agreement. See "Description of Capital Stock -- Anti-Takeover Provisions" and " -- Stockholders' Agreement."

         The indenture governing the Notes provides that, upon the occurrence of (i) the sale of a majority of the fair market value of the assets of the Company, on a consolidated basis, (ii) any person or group not affiliated with the Company's current stockholders becoming the beneficial owner of more than 45% of the total voting power of the Company or (iii) certain changes in a majority of the Board of Directors of the Company during a two-year period (collectively, a "Change of Control"), the holders of the Notes will have the right to require the Company to repurchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Should a Change of Control occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company or the acquiring party would have sufficient financial resources to enable it to purchase such Notes. In addition, the Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The terms of the Revolving Credit Facility prohibit such a Note repurchase. In addition, certain "changes of control," as defined in the Revolving Credit Facility, constitute a default thereunder.

PRICE VOLATILITY

         The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that often have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

                            THE PLAN OF DISTRIBUTION


GENERAL

         WEL was established in 1990 by Old Wyndham as an equity participation program designed to enable WEL Participants to receive indirect equity interests in the WEL Investments. In connection with the Company's initial public offering, WEL received the Wyndham Shares in exchange for WEL's ownership interest in certain of the WEL Investments. The General Partner of WEL is proposing the distribution of the Wyndham Shares to WEL Participants as part of the Plan of Distribution, which would result in the dissolution and termination of WEL. The Plan of Distribution must be approved by the holders of a majority of the percentage interests held by all WEL Participants. Following the Wyndham Share distribution, the business of WEL will be wound up and WEL will be terminated. Any assets remaining in WEL will be distributed to WEL Participants.

         The Wyndham Shares will be distributed to WEL Participants as soon as practicable following the Plan Effective Date, which is the date of the General Partner's receipt of approval of the Plan of Distribution by WEL Participants. In accordance with the provisions of the WEL Agreement, the Wyndham Shares will be distributed to WEL Participants, first, according to the balance in each WEL Participant's capital account and, second, in accordance with each participant's percentage interest in WEL. The Wyndham Shares also will be distributed subject to each participant's pro rata share of WEL Indebtedness, as described below under " -- Repayment of WEL Indebtedness." A WEL Participant should refer to the individual account statement included in the materials accompanying this Prospectus for an estimate of the number of Wyndham Shares expected to be distributed to him or her.

         As a result of the Wyndham Share distribution, each WEL Participant will receive directly (subject to payment of his or her share of WEL Indebtedness) the Wyndham Shares represented by his or her ownership interest in WEL. As part of the Plan of Distribution, WEL Participants who are not considered "affiliates" of the Company will be permitted during the "Resale Window" of one business week following the share distribution to sell his or her Wyndham Shares, subject to compliance with the Company's Insider Trading Policy and to repayment of any WEL Indebtedness or Participant Loan secured by the Wyndham Shares to be sold. Each WEL Participant will be restricted under the Plan of Distribution from making any public sale of his or her Wyndham Shares during a three-week "Lock-Up Period" following the Resale Window. WEL Participants who are considered "affiliates" of the Company will also be required to comply with certain other securities law restrictions in connection with any such sale. See " -- Resale Restrictions." No fractional shares of Common Stock will be distributed, and payment will be made in cash of any distribution amount that would otherwise be represented by a fractional share. Certificates for Wyndham Shares will be issued and delivered to each WEL Participant or his or her duly authorized representative as soon as practicable following the Plan Effective Date, together with payment for any fractional shares. No WEL Participant is entitled to appraisal or similar rights in connection with the Plan of Distribution.

DISTRIBUTION OF WYNDHAM SHARES

         Prior to the distribution of Wyndham Shares, in accordance with
Section 3.4 of the WEL Agreement, as of January 1, 1997, the General Partner will adjust the gross asset value of WEL's assets to reflect the increase in value of WEL's assets over the gross asset value as of January 1, 1996. As with previous annual revaluations, the WEL Agreement provides that the value of WEL's assets will be determined according to the "EVBS Value" methodology for all "interests" held by WEL in "WHC Persons" and the fair market value of all cash items held by WEL. As of November 30, 1996, WEL's assets consisted of the Wyndham Shares and approximately $215,000 in cash. In accordance with 1996 amendments to the WEL Agreement, the EVBS Value of the Wyndham Shares is equal to the initial public offering price of Wyndham Common Stock, which is $16.00 per share.

         As set forth in the WEL Agreement, following the adjustment to the gross asset value of WEL's assets, each WEL Participant's capital account will be adjusted (the "Adjusted Capital Account") upward to reflect the increase in WEL's gross asset value as of January 1, 1997 over the value as of January 1, 1996. In accordance with Section 7.3 of the WEL Agreement, the Wyndham Shares and the WEL Indebtedness will then be allocated to the WEL Participants (i) first, according to the positive balance in each WEL Participant's Adjusted Capital Account and, (ii) second, in accordance with each WEL Participant's percentage interest in WEL. The Wyndham Shares will be valued based upon their EVBS Value of $16.00 per share for purposes of the foregoing allocation.

         For purposes of the following illustration, a WEL Participant's Adjusted Capital Account plus an amount equal to the participant's pro rata allocation of WEL Indebtedness is referred to as the participant's "Total Capital Account Balance." As a result of the Plan of Distribution, each WEL Participant will receive Wyndham Shares in the amount of (i) such participant's Total Capital Account Balance divided by the $16.00 per share EVBS Value of Wyndham Shares, and (ii) such participant's percentage interest in WEL multiplied by the total remaining number of Wyndham Shares held by WEL after each WEL Participant's Total Capital Account Balance is satisfied pursuant to step (i). Each WEL Participant should refer to the individual account statement included in the materials accompanying this Prospectus for an estimate of the number of Wyndham Shares to be distributed to him or her. The foregoing illustration does not take into account the reserve to be established by the General Partner. See " -- Dissolution of WEL."

REPAYMENT OF WEL INDEBTEDNESS

         General. Since WEL's inception, WEL Investments have been purchased with loans made to WEL by WFLP or its predecessors. In connection with the Company's initial public offering, the Company purchased from WFLP the promissory notes evidencing such loans at their face value, plus accrued interest, as of December 31, 1995. As of November 30, 1996, the aggregate outstanding balance under such loans was $3,070,654. In addition, WEL has issued promissory notes in connection with purchasing the interests of former WEL Participants, the outstanding balance of which was $169,522 as of November 30, 1996. The total indebtedness owed by WEL from time to time is referred to herein as the "WEL Indebtedness." Each WEL Participant should refer to the individual account statement included in the materials accompanying this prospectus for a discussion of his or her pro rata share of the WEL Indebtedness.

         In order to facilitate the repayment of the WEL Indebtedness (without WEL's having to sell any Wyndham Shares to provide funds), the Plan of Distribution requires that the Wyndham Shares be distributed subject to each participant's pro rata allocation of WEL Indebtedness. Each WEL Participant will be permitted to borrow funds through the Participant Loans from Smith Barney to repay the WEL Indebtedness. Alternatively, WEL Participants can elect to have a portion of their Wyndham Shares sold during the Resale Window to repay their WEL Indebtedness. A brokerage commission that will be discounted 50% from the published Smith Barney rate will be charged in connection with any such sale, and the sale will be taxable to the WEL Participant. (The applicable Smith Barney rate varies depending on the number of shares sold.) See " -- Federal Income Tax Considerations -- Repayment of WEL Indebtedness." If a WEL Participant elects not to take out a Participant Loan or to have a portion of his or her Wyndham Shares sold, such participant will be required to otherwise repay his or her share of WEL Indebtedness prior to receipt of any Wyndham Shares.

         The Company's WEL Indebtedness is secured by 181,698 Wyndham Shares. The Company will release its security interest in the Wyndham Shares upon repayment of the WEL Indebtedness. Under the Plan of Distribution and prior to actual delivery to a WEL Participant of any Wyndham Shares, such WEL Participant's pro rata share of WEL Indebtedness must be repaid (i) through the proceeds of the Participant Loans, (ii) from the sale proceeds of elections by individual participants to have a portion of their Wyndham Shares sold or
(iii) from a direct payment to the General Partner by WEL Participants from other sources.

         THEREFORE, IN ORDER FOR A WEL PARTICIPANT TO RECEIVE ANY WYNDHAM SHARES, SUCH PARTICIPANT MUST REPAY HIS OR HER SHARE OF WEL INDEBTEDNESS THROUGH ONE OF THE THREE OPTIONS DESCRIBED ABOVE. IF THE PLAN OF DISTRIBUTION IS APPROVED AND A WEL PARTICIPANT DOES NOT MAKE A DECISION WITH RESPECT TO THE REPAYMENT OF HIS OR HER WEL INDEBTEDNESS WITHIN _______ DAYS FOLLOWING THE PLAN EFFECTIVE DATE, THE COMPANY WILL ARRANGE FOR THE SALE OF A PORTION OF SUCH WEL PARTICIPANT'S WYNDHAM SHARES (EVEN IF SUCH PARTICIPANT VOTED AGAINST THE PLAN) IN AN AMOUNT SUFFICIENT TO REPAY HIS OR HER WEL INDEBTEDNESS AND THE BROKERAGE COMMISSION INCURRED IN CONNECTION WITH SUCH SALE. SUCH A SALE WILL BE AT THE THEN PREVAILING MARKET PRICE FOR WYNDHAM COMMON STOCK, WHICH COULD BE LOWER THAN THE PRICE THAT MIGHT BE OBTAINED IF THE WYNDHAM SHARES WERE HELD BY THE WEL PARTICIPANT AND SOLD AT A LATER DATE. ACCORDINGLY, WEL PARTICIPANTS ARE URGED TO MAKE A TIMELY DECISION WITH RESPECT TO REPAYMENT OF THEIR WEL INDEBTEDNESS REGARDLESS OF WHETHER THEY VOTED FOR OR AGAINST THE PLAN OF DISTRIBUTION.

         Repayment Election. If a WEL Participant chooses to borrow funds from Smith Barney, such participant must indicate that election on the enclosed "Repayment and Resale Election Form" by checking the appropriate box. Before making this election, the WEL Participant should read the following general description of the Participant Loans, the enclosed Account Application and Client Agreement and related materials, and the discussion set forth under "Risk Factors -- Risks Associated with Participant Loans." In order to establish a Participant Loan, a WEL Participant should include a signed, completed Account Application and Client Agreement with his or her Consent Form. The materials will be forwarded to Smith Barney and one of their representatives will contact the WEL Participant.

         If a WEL Participant chooses to have a portion of such participant's Wyndham Shares sold during the Resale Window to repay WEL Indebtedness, he or she must indicate that election on the Repayment and Resale Election Form by checking the appropriate box. In addition, such participant must indicate on the Repayment and Resale Election Form the dollar amount of WEL Indebtedness to be repaid through the sale of Wyndham Shares, which will result in the sale of a sufficient number of Wyndham Shares, at the market price prevailing at the time of sale, to repay the specified amount of WEL Indebtedness and the brokerage commission incurred in connection with such sale. In order to arrange for the sale of Wyndham Shares to repay WEL Indebtedness, it is necessary to first establish a brokerage account with Smith Barney. Therefore, WEL Participants must complete and sign the enclosed Account Application and return it with the Consent Form. Wyndham Shares sold pursuant to this election will be sold in accordance with the procedures described under " -- Resale Restrictions."

         If a WEL Participant chooses to repay his or her share of WEL Indebtedness through such participant's own financial resources, he or she must indicate that election by checking the appropriate box on the Repayment and Resale Election Form. In addition, such participant must include a check made payable to the General Partner for the total amount of WEL Indebtedness specified on the participant's enclosed account statement. The General Partner will then cause the funds to be remitted to the holders of WEL Indebtedness.

         Participant Loans. In connection with the Plan of Distribution, each WEL Participant will be permitted to borrow funds under a Participant Loan from Smith Barney to repay such participant's share of WEL Indebtedness. The minimum amount that a WEL Participant may borrow under a Participant Loan is $2,000. The Participant Loans will be payable on demand and will bear interest at a floating interest rate that will fluctuate based on short-term interest rates. For purposes of illustration, the rate would be 8 1/4% as of the date of this Prospectus. WEL Participants may obtain the actual rate by contacting Smith Barney at the number listed below. The interest rate is subject to adjustment monthly. Interest is compounded daily on the outstanding balance (including any unpaid interest) and is recorded on the loan account monthly. There are no scheduled principal or interest payments. A WEL Participant may repay the loan at any time. WEL Participants must repay the entire loan balance before participants may sell or otherwise transfer the Wyndham Shares serving as collateral to secure the loan. As described below, Participant Loans must be secured by Wyndham Shares with an initial market value of at least 2.0 times the outstanding balance of the loan. In addition, the value of the Wyndham Shares serving as collateral must remain at least approximately 1.7 times the outstanding Participant Loan balance throughout the term of the loan.

         WEL Participants who elect to take out Participant Loans will open a "margin account" with Smith Barney by filling out the enclosed Account Application and Client Agreement and returning it with the Consent Form. A margin account permits WEL Participants to borrow against the value of their Wyndham Shares. By using Wyndham Shares as loan collateral, WEL Participants can repay their share of WEL Indebtedness at an interest rate that historically has been lower than rates charged by lenders for unsecured loans. In addition, the Participant Loans permit WEL Participants to repay WEL Indebtedness and retain ownership of their Wyndham Shares without having to sell a portion of such shares or obtain funds from other sources. HOWEVER, WEL PARTICIPANTS WHO ELECT TO TAKE OUT A PARTICIPANT LOAN WILL BE SUBJECT TO THE RISKS GENERALLY ASSOCIATED WITH MARGIN BORROWING AND THE RULES SET FORTH BY SMITH BARNEY WITH RESPECT TO AN INDIVIDUAL MARGIN ACCOUNT. FOR A DISCUSSION OF THE RISKS OF MARGIN LOANS, SEE "RISK FACTORS -- RISKS ASSOCIATED WITH PARTICIPANT LOANS." The general rules governing a Smith Barney margin account are summarized below. This summary is qualified in its entirety by reference to the Participant Loan materials accompanying this Prospectus, which all WEL Participants should read before taking out a Participant Loan.

         Initially, a WEL Participant who elects to take out Participant Loan will be required to establish an "equity balance" (the market value of the Wyndham Shares minus the loan balance) of at least 50% of the amount of the Participant Loan. This is called the "Initial Margin Requirement." A WEL Participant establishes the Initial Margin Requirement by depositing in a margin account with Smith Barney Wyndham Shares with a market value that initially must equal 2.0 times the amount of the Participant Loan. Because the value of the Wyndham Shares will fluctuate throughout the term of the loan based upon the market price as reported on the New York Stock Exchange, a WEL Participant must maintain a minimum level of "equity" of 40% of the Participant Loan at all times while the loan is outstanding. This is referred to as the "Margin Maintenance Requirement." The Margin Maintenance Requirement is typically less than the Initial Margin Requirement. The Margin Maintenance Requirement would require WEL Participants to maintain a value of Wyndham Shares in their margin account of approximately 1.7 times the outstanding balance of the Participant Loan at any given time. Specific Margin Maintenance Requirements may be changed at any time at the discretion of Smith Barney.

         If during the term of the Participant Loan, Wyndham Common Stock decreases in price, the value of the "equity" in the margin account would decrease as well. If the level of equity falls below the Margin Maintenance Requirement, the WEL Participant will be subject to an immediate Margin Maintenance Call. If this occurs, the Participant will be notified that he or she must immediately restore the equity balance of account above the Margin Maintenance Requirement. This can be accomplished in one of three ways: (1) by depositing additional cash into the margin account; (2) by depositing additional collateral (for example, additional securities) into the margin account; or (3) by selling securities in the account. If new securities are deposited into an account in response to a Margin Maintenance Call, only a percentage of their market value may be used toward the Margin Maintenance Requirement.

         A Margin Maintenance Call must be met within the time frame set forth in the notification. If not, industry regulations require Smith Barney to sell securities in the margin account until the Margin Maintenance Requirement is met. If securities in the margin account are sold, they will be sold at then prevailing market prices and could be sold at a substantial loss to the participant. THEREFORE, ONLY THOSE WEL PARTICIPANTS WHO ARE PREPARED TO WEATHER PRICE FLUCTUATIONS AND WHO HAVE THE FINANCIAL RESOURCES AND LIQUIDITY TO MEET "MARGIN MAINTENANCE CALLS" SHOULD TAKE OUT A PARTICIPANT LOAN TO REPAY THEIR SHARE OF WEL INDEBTEDNESS.

         Smith Barney may elect to increase the Margin Maintenance Requirement at any time. The possibility for such an increase is greater when the collateral in a margin account consists of a single equity security, such as Wyndham Common Stock, and there is a resulting lack of diversity in the collateral. Unless a WEL Participant decides to substitute collateral, his or her Participant Loan will be secured only by Wyndham Shares. An increase in the Margin Maintenance Requirement also could subject a WEL Participant to a Margin Maintenance Call. In addition, factors that could cause a Margin Maintenance Call before the Margin Maintenance Requirement is reached include situations that affect a security adversely, such as a bankruptcy filing or generally adverse market conditions.

         Each WEL Participant who elects to take out a Participant Loan must complete the Account Application and Client Agreement included with the Consent
Form.  Questions regarding the Participant Loans may be directed to [       ]
at the Dallas office of Smith Barney by calling [1-800-___-____].

RESALE RESTRICTIONS

         The Plan of Distribution imposes certain resale restrictions on the Wyndham Shares within the four-week period following the distribution of the shares to WEL Participants. As part of the Plan of Distribution, WEL Participants will be permitted during the "Resale Window" of one business week following the share distribution to sell their Wyndham Shares subject to compliance with the Company's Insider Trading Policy and to repayment of any WEL Indebtedness or Participant Loan secured by the Wyndham Shares being sold. At the end of the Resale Window, no sale of Wyndham Shares will be permitted for a "Lock-Up Period" of three weeks. The Resale Window and the Lock-Up Period are designed to facilitate the resale of Wyndham Shares on the open market. Following the Lock-Up Period, Wyndham Shares will be freely tradeable by persons other than "affiliates" of the Company. WEL Participants who are considered "affiliates" must comply with certain other securities law considerations in connection with any such sale.

         WEL Participants who desire to sell Wyndham Shares during the Resale Window must indicate that election on the enclosed Repayment and Resale Election Form by checking the appropriate box. WEL Participants also must indicate on the Repayment and Resale Election Form the number of Wyndham Shares that they desire to sell (or dollar amount of WEL Indebtedness if debt is to be repaid). Such sales will be made on the open market by Smith Barney during the Resale Window based upon the market price for Wyndham Common Stock as reported on the New York Stock Exchange. EACH WEL PARTICIPANT WHO WISHES TO SELL WYNDHAM SHARES (FOR THE REPAYMENT OF WEL INDEBTEDNESS OR OTHERWISE) MUST NOTIFY SMITH BARNEY BY 4:00 P.M., DALLAS TIME, ON THE DAY PRIOR TO THE DAY SUCH PARTICIPANT WANTS HIS OR HER SHARES TO BE SOLD. Such decision may be reflected on the Repayment and Resale Election Form or by contacting a representative of Smith Barney, BUT IT MUST BE MADE BY 4:00 P.M., DALLAS TIME, ON THE DAY BEFORE THE SALE.

         A brokerage commission that will be discounted 50% from the published Smith Barney rate will be charged in connection with all sales made by Smith Barney. (The applicable Smith Barney rate varies depending on the number of shares sold. To obtain the applicable commission rate, contact a representative of Smith Barney at the number listed below.) In general, such sales will be taxable to the WEL Participant. See " -- Federal Income Tax Considerations -- Plan of Distribution."

         WEL Participants who are considered "affiliates" of the Company are required to comply with certain securities law restrictions in addition to the resale restrictions described above. Such persons must sell their Wyndham Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration, including the exemption found under Rule 144. For a discussion of the exemption available under Rule 144, see "Shares Available for Future Sale."

         WEL Participants who desire to sell Wyndham Shares during the Resale Window must first establish a brokerage account with Smith Barney by completing and signing the enclosed Account Application and returning it with the Consent Form and Repayment and Resale Election Form. Any questions concerning the resale of Wyndham during the Resale Window, should be directed to a representative of Smith Barney at __________________________.

REASONS FOR PLAN OF DISTRIBUTION

         WEL was established to enable WEL Participants to receive indirect equity interests in WEL Investments. The primary purpose of WEL was to attract and retain key executive and managerial employees and to motivate such employees to achieve Old Wyndham's long range goals by granting them indirect equity interests in the WEL Investments. In connection with the Company's initial public offering, the Company adopted the 1996 Incentive Plan, which is a standard long-term incentive compensation program for key employees of a publicly held company. The 1996 Incentive Plan has replaced WEL as the Company's primary ongoing incentive compensation program. In addition, the continuation of WEL could subject the Company to significant potential compensation expense charges in the future based solely on increases in the value of assets held by WEL.

         The General Partner believes that the Plan of Distribution is in the best interests of WEL Participants. There are legal restrictions on the number of persons who can become WEL Participants without subjecting WEL to substantial regulatory compliance burdens. In addition, the Company has determined, for a number of reasons, that WEL will not receive interests in assets acquired by the Company in the future. Accordingly, the General Partner believes that WEL's effectiveness as an ongoing incentive compensation program has become limited. The General Partner also believes, however, that WEL has served its purpose effectively by assisting in motivating and retaining key Wyndham personnel that have contributed greatly to the Company's growth since WEL was established in 1990.

         Furthermore, the General Partner believes that the assets currently owned by WEL, principally Wyndham Shares, are appropriate for distribution to individual WEL Participants. The Wyndham Shares are listed on the New York Stock Exchange and, in general, will be freely tradeable during the Resale Window and after the Lock-Up Period. Assuming a public market for the shares continues to exist following the Plan of Distribution, WEL Participants may elect to dispose of some or all of their Wyndham Shares in the public securities markets. In contrast, WEL units and the WEL Investments, which were minority interests in private partnerships, were essentially illiquid investments and not readily marketable. By placing the Wyndham Shares in the hands of WEL Participants, the Plan of Distribution enables each WEL Participant to take individual control of the value in his or her WEL account. The Plan of Distribution also continues to align the interests of WEL Participants with those of the Company by transferring to them a direct equity interest in the Company.

         Finally, the General Partner decided to propose the Plan of Distribution because of the numerous expressions of interests by WEL Participants, directly and through the WEL Steering Committee, in receiving a distribution of the Wyndham Shares and because the distribution is not expected to result in the recognition of taxable income or loss by WEL Participants until a participant elects to sell his or her Wyndham Shares.

EFFECTS OF PLAN DISTRIBUTION

         The Plan of Distribution will change the nature of each WEL Participant's interest in the Wyndham Shares. Currently, WEL Participants hold an indirect interest through their percentage interests in WEL in the cash and Wyndham Shares held by WEL, and these investments are managed by the General Partner. Accordingly, WEL Participants are not required to make any decision with respect to the acquisition, disposition, valuation or encumbrance of WEL's assets. Following the Plan of Distribution, each WEL Participant will receive a direct ownership interest in his or her Wyndham Shares. Accordingly, investment decisions will no longer be made by the General Partner with respect to such shares. Each WEL Participant will be responsible for making his or her own decision as to the retention or disposition of Wyndham Shares and as to the timing or pricing of any disposition.

         There are no dissenters' rights or other rights of appraisal in connection with the Plan of Distribution. If the Plan of Distribution is approved, all WEL Participants will be entitled to the Wyndham Shares represented by their ownership interest in WEL, subject to such participants' pro rata allocation of WEL Indebtedness. Furthermore, in order to actually receive Wyndham Shares, WEL Participants must make a decision with respect to the method of repayment of WEL Indebtedness. If the Plan of Distribution is approved, and a WEL Participant does not make a decision with respect to the repayment of his or her WEL Indebtedness within _____ days following the Plan Effective Date, the Company will arrange for the sale of a portion of such WEL Participant's Wyndham Shares (even if such participant voted against the Plan) in an amount sufficient to repay his or her WEL Indebtedness and the brokerage commission incurred with respect to such sale. Such sale will be at the then prevailing market price for Wyndham Common Stock, which could be lower than the price that might be obtained if the Wyndham Shares were held by the WEL Participant and sold at a later date.

         While the Plan of Distribution will change the nature of a WEL Participant's ownership interest in the Wyndham Shares, the Plan generally will not affect the risks associated with owning such shares. Currently, WEL's assets consist almost entirely of a single security, Wyndham Common Stock. Following the Plan of Distribution, WEL Participants will directly hold the same security and generally will be subject to the same risks. The market price of the Common Stock could be subject to significant price fluctuations in response to various factors. For a discussion of these and other risks associated with holding Wyndham Common Stock, see "Risk Factors."

         As part of the Plan of Distribution, WEL Participants agree to release WEL, other WEL Participants, the General Partner and its officers and directors, and the Company and its officers and directors (collectively, the "Released Parties") from all claims and demands of any kind or nature that WEL Participants may have arising from or related to their interest in WEL. This release includes, but is not limited to, a waiver and release by WEL Participants of all claims and demands concerning (i) the value of their ownership interest in WEL, (ii) the number of Wyndham Shares to which they are entitled in the Plan of Distribution and the methodology used to determine such number, and (iii) the fairness of the Plan of Distribution. This also includes, but is not limited to, a release of all claims concerning the General Partner's past management of the affairs of WEL, including the WEL Investments, and the valuation of the Other Assets. By acknowledging and accepting their Wyndham Shares, therefore, each WEL Participant agrees not to make or pursue any of the foregoing claims against the Released Parties and not to file or become a party to any lawsuit concerning such claims. This waiver and release covers both known and unknown claims.

         In the past, WEL Participants have received annual cash distributions to cover payment of participants' income taxes. No cash distributions will be made in 1997 to cover participants' income tax expenses, whether in connection with the Plan of Distribution or otherwise.

REQUIRED VOTE

         As of the date of this Prospectus, based upon a price per share of $16.00, the Wyndham Shares represent approximately 98% of the overall economic value of WEL. The WEL Agreement, a copy of which is attached as Appendix A to this Prospectus, requires approval of the "transfer" of all or substantially all of WEL's assets by the General Partner and the holders of a majority of the percentage interests held by all WEL Participants. Because the term "transfer" is broadly defined under the WEL Agreement, the General Partner has determined to consider the Plan of Distribution a "transfer" within the meaning of the WEL Agreement and, therefore, is seeking approval of the Plan of Distribution by WEL Participants. The Plan of Distribution also will constitute an event of dissolution under the WEL Agreement. Accordingly, by voting in favor of the Plan of Distribution, WEL Participants will be voting in favor of (i) the distribution of the Wyndham Shares to WEL Participants and (ii) the resulting dissolution and termination of WEL. In the event that the Plan of Distribution is not approved, WEL will continue in existence under the terms of the WEL Agreement, and no Wyndham Shares would be distributed to WEL Participants.

VOTING PROCEDURES

         This Prospectus, together with the accompanying transmittal letter, the power of attorney and the participant consent form (the power of attorney and participant consent form are referred to collectively as the "Consent Form"), constitute the "Solicitation Materials" being distributed to WEL Participants to obtain their votes for or against the Plan of Distribution. No special meeting of WEL Participants has been scheduled to discuss the Solicitation Materials or vote upon the Plan of Distribution. Only WEL Participants who are limited partners of WEL of record on the date of this Prospectus will receive notice of, and will be entitled to vote with respect to, the Plan of Distribution.

         The Solicitation Period is the time period during which WEL Participants may vote for or against the Plan of Distribution. The Solicitation Period will commence upon delivery of the Solicitation Materials to WEL Participants (on or about January __, 1997) and will continue until the later of (a) January __, 1997 (a date not less than __ calendar days from the initial delivery of the Solicitation Materials) or (b) such later date as may be selected by the General Partner and as to which notice is given to WEL Participants. In its discretion, the General Partner may elect to extend the Solicitation Period. Any Consent Form received by the General Partner prior to 11:59 p.m., Central time, on the last day of the Solicitation Period will be effective provided that such Consent Form has been properly completed and signed. If a WEL Participant fails to return a signed Consent Form by the end of the Solicitation Period, his or her WEL interest will be counted as voting AGAINST the Plan of Distribution. WEL Participants who return a signed Consent Form but fail to indicate their approval or disapproval as to the Plan of Distribution will be deemed to have voted FOR the Plan.

         Consent Forms may be withdrawn at any time prior to the expiration of the Solicitation Period. In addition, subsequent to the submission of a Consent Form, but prior to the expiration of the Solicitation Period, a WEL Participant may change his or her vote. For a withdrawal or change of vote to be effective, however, a written or facsimile transmission notice of withdrawal or change of vote must be timely received by the General Partner prior to the end of the Solicitation Period.

         WEL Participants are requested to complete and execute each part of the Consent Form and the Repayment and Resale Election Form in accordance with the instructions contained therein. A WEL Participant may mark the Consent Form to vote "for" or "against" the Plan of Distribution. (Instructions with respect to the Repayment and Resale Election Form are discussed above under " -- Repayment of WEL Indebtedness -- Repayment Election.") Once a WEL Participant has completed all portions of the Consent Form and the Repayment and Resale Election Form, he or she should return them (along with an executed Account Form and Client Agreement or a check to repay the applicable WEL Indebtedness) to the General Partner in the enclosed self-addressed envelope. If a WEL Participant has any questions regarding the forms or how to fill them out, the questions should be directed to __________________________________ at the Company. Questions regarding the Participant Loans or the resale of Wyndham Shares should be directed to a representative of Smith Barney at ____________________________. The method of delivery of the Consent Form and Repayment and Resale Election Form is at the election and risk of the WEL Participant. If such delivery is by mail, it is suggested that WEL Participants use certified or registered mail, return receipt requested, and that the mailing be sufficiently in advance to permit delivery to the General Partner on or before __________________________.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal (if permitted) of Consent Forms and Repayment and Resale Election Forms will be determined by the General Partner, whose determination will be binding and final. The General Partner reserves the right to reject any or all Consent Forms or Repayment and Resale Election Forms that are not in proper form or that, in the opinion of counsel to the General Partner, would be unlawful. The General Partner also reserves the right to waive any irregularities or conditions of a particular Consent Form or Repayment and Resale Election Form.

CONDITIONS TO PLAN OF DISTRIBUTION

         The Plan of Distribution is subject to certain conditions. In accordance with the terms of the WEL Agreement, the Plan must receive the approval of WEL Participants holding a majority of the percentage interests in WEL. In addition, the Plan is conditioned upon the General Partner's not withdrawing its recommendation of the Plan Prior to the distribution of the Wyndham Shares. The General Partner reserves the right to withdraw its recommendation in its own discretion at any time prior to such distribution.

DISSOLUTION OF WEL

         The WEL Agreement requires that in the event of dissolution, a liquidating trustee be elected by the vote of WEL Participants holding a majority of the percentage interests in WEL. The role of the liquidating trustee is to wind up the affairs of, and ultimately, terminate WEL. The Plan of Distribution provides that the General Partner will serve as the liquidating trustee.

         In connection with the dissolution of WEL, the liquidating trustee will establish a cash reserve in an amount believed to be sufficient to discharge any remaining liabilities of WEL. Following the distribution of the Wyndham Shares, the liquidating trustee will apply the cash reserve from time to time in payment of, or provision for, WEL's remaining liabilities. WEL will be terminated upon the earlier of (i) the application of all such cash in payment of, or provision for, such liabilities, or (ii) 24 months following the Plan Effective Date (or such other period as may be deemed appropriate by the General Partner), at which time any cash remaining in WEL will be distributed to WEL Participants.

         If the assets of WEL are insufficient to pay all liabilities of WEL following the distribution of the Wyndham Shares and any cash (if any) distributed, then each WEL Participant may be personally liable to creditors of WEL for such liabilities (including any unpaid or unmatured liabilities on the termination of WEL) to the extent of the aggregate of an amount equal to (i) the fair market value of the Wyndham Shares received by the WEL Participant in connection with the Plan of Distribution and (ii) other distributions received by the WEL Participant from WEL in connection with its dissolution. With respect to the satisfaction of any such remaining liabilities, however, the General Partner has agreed to apply first the Wyndham Shares (net of WEL Indebtedness and taxes) distributed to the General Partner in the Plan of Distribution. Therefore, WEL Participants should not be exposed to any of the foregoing liabilities (if any) until the General Partner's Wyndham Shares (net of WEL Indebtedness and taxes) were exhausted.

RELEASE BY WEL PARTICIPANTS

         As part of the Plan of Distribution, WEL Participants agree to release WEL, other WEL Participants, the General Partner and its officers and directors, and the Company and its officers and directors from all claims and demands of any kind or nature that WEL Participants may have arising from or related to their interest in WEL. This includes, but is not limited to, a release by WEL Participants of all claims concerning (i) the value of their ownership interest in WEL, (ii) the number of Wyndham Shares to which they are entitled in the Plan of Distribution and the methodology used to determine such number, and (iii) the fairness of the Plan of Distribution. This also includes, but is not limited to, a release of all claims concerning the General Partner's past management of the affairs of WEL, including the WEL Investments, and the valuation of the Other Assets.

SALE OF OTHER WEL ASSETS

         Other than the Wyndham Shares, WEL's assets as of November 30, 1996 consisted of approximately $215,000 in cash. Prior to the proposed Plan of Distribution, WEL owned 5% limited partnership interests in nine partnerships that own hotels managed by Wyndham, and five partnerships and one corporation that own hotel-related assets (the "Other Assets"). Because of the relatively low aggregate economic value of WEL's 5% interest in these entities, as well as the relative illiquidity of such interests, effective as of October 15, 1996, the General Partner transferred the Other Assets to affiliates of the Company in consideration for the assumption of $619,200 in indebtedness owed by WEL to such affiliates. The valuation of the Other Interests was approved by the WEL Steering Committee. See " -- Conflicts of Interest."

CONFLICTS OF INTEREST

         The Plan of Distribution was proposed and structured by the General Partner in consultation with the WEL Steering Committee, which was established by the Company and consists of seven WEL Participants. Trammell S. Crow and James D. Carreker are the sole stockholders and are on the Board of Directors of the General Partner. The General Partner owns a 1% interest in WEL. Consequently, in the event the Plan of Distribution is approved, Messrs. Crow and Carreker will receive indirectly an aggregate of 6,466 Wyndham Shares, which may cause a conflict of interest in the General Partner's recommendation of the Plan of Distribution. In resolving any conflicts of interest, the General Partner must act in accordance with its fiduciary duties to the WEL Participants.

         The Other Assets were transferred to the Senior Executive Officers and entities in which Mr. Trammell S. Crow and Mr. Harlan R. Crow, who also is on the Board of Directors of the General Partner, have an ownership interest. The valuation of the Other Assets was determined according to negotiations between the General Partner on behalf of WEL and representatives of the Crow Family and the Senior Executive Officers. WEL was represented by Anne L. Raymond, who is an officer of the General Partner and the Executive Vice President and Chief Financial Officer of the Company. Ms. Raymond holds no ownership interest in WEL, but received an ownership interest in the Other Assets. WEL also was represented by the WEL Steering Committee. During the course of the negotiations, the WEL Steering Committee proposed the transfer of the Other Assets in consideration for the assumption of $619,200 in debt owed by WEL. This proposal was accepted by representatives of the Senior Executive Officers and Messrs. Trammell S. Crow and Harlan R. Crow. Nevertheless, no independent third party was engaged to value the Other Assets. Furthermore, while Messrs. Trammell S. Crow and Carreker indirectly have ownership interests in WEL, Messrs. Crow and Carreker may not have the same interests in the Plan of Distribution as WEL Participants. There are no assurances that if the purchase of the Other Assets were the result of completely arm's-length negotiations the resulting purchase price would not be higher than the purchase price that was actually paid.

FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of some of the federal income tax consequences to the WEL Participants with respect to the Plan of Distribution. The following discussion does not address, and no representations are made as to, state local tax consequences or estate and gift tax issues. This summary is not a substitute for careful tax planning by each WEL Participant, particularly since the federal, state and local income tax consequences of the Plan of Distribution may not be the same for all WEL Participants. ACCORDINGLY, WEL PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PLAN OF DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL AND STATE AND LOCAL TAX LAWS AND POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS WITH POSSIBLE RETROACTIVE EFFECT.

         This discussion of the federal income tax consequences of the Plan of Distribution is based upon existing law contained in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated under the Code, administrative rulings and other pronouncements, and court decisions as of the date hereof. The existing law, as currently interpreted, is subject to change by either new legislation, or by differing interpretations of existing law in Treasury Regulations, administrative pronouncements or court decisions, any of which could, by retroactive application or otherwise, adversely affect the federal income tax consequences described herein.

         Classification as a Partnership. WEL was organized and has been operated with the intent that it is classified as a partnership for federal income tax purposes and WEL believes that it is classified as a partnership for federal income tax purposes. Nevertheless, no ruling has been sought or will be obtained from the Internal Revenue Service (the "IRS") regarding the status of WEL as a partnership for federal income tax purposes.

         If WEL were classified as an association taxable as a corporation, either initially or due to a change in the way it has been operated, WEL would be subject to federal income tax on any taxable income at regular corporate tax rates, reducing amounts available for distribution to the WEL Participants. In this event, the distributions contemplated by the Plan of Distribution would be considered distributions in complete liquidation of the WEL Participants' interest in WEL. Characterized as a complete liquidation of an association taxable as a corporation, WEL would be required to recognize gain upon the distribution of its assets in kind to the WEL Participants to the extent the fair market value of the assets distributed exceeds WEL's adjusted basis in such assets. Conversely, no loss may be recognized by WEL upon such distribution. Moreover, each WEL Participant would be required to recognize gain (or loss) to the extent the cash and fair market value of the Wyndham Shares received by such WEL Participant in the liquidation exceeds (or is less than) the adjusted basis of such WEL Participant in his or her interest in WEL. Overall, this treatment would substantially reduce the anticipated benefits of the Plan of Distribution by subjecting the Plan of Distribution to two levels of tax: one at the WEL level and the other at the WEL Participant level.

         The balance of this discussion of "Federal Income Tax Considerations" assumes that WEL is properly classified as a partnership for federal income tax purposes.

         Plan of Distribution. Pursuant to the Plan of Distribution, WEL will distribute to each WEL Participant his or her pro rata share of all of the assets of WEL, which consist of cash and the Wyndham Shares, subject to such WEL Participant's pro rata share of the WEL Indebtedness. Subject to certain exceptions not relevant for purposes of this discussion, the distribution of property in kind by a partnership in complete liquidation of a partner's interest in the partnership should not result in gain or loss to either the partnership or the partner. Similarly, the distribution of cash to a partner by a partnership in complete liquidation of such partner's interest generally does not result in gain or loss to either the partnership or the partner. However, to the extent a partner receives cash in excess of his or her adjusted basis in the partnership interest, such partner must recognize gain in the amount of such excess. Such gain is generally characterized as capital gain.
A partner's tax basis in his or her partnership interest includes the amount of money and the adjusted basis of any property that the partner initially contributed to the partnership, increased principally by (i) the amount of any additional contributions of cash and the tax basis of any additional contributions of property made by the partner to the partnership, (ii) the partner's distributive share of any partnership income, and (iii) the amount, if any, of the partner's share of partnership indebtedness; and decreased, but not below zero, principally by (x) distributions from the partnership to the partner, (y) the amount of the partner's distributive share of partnership losses, and (z) any reduction in the partner's share of partnership indebtedness.

         For purposes of determining whether a partner has received a cash distribution in excess of his or her basis in the partnership interest such that the partner must recognize gain with respect to the distribution, Section 731(c)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") generally provides that marketable securities are to be treated as cash in the amount of the fair market value of such securities on the date of distribution. The Wyndham Shares are traded on the New York Stock Exchange and, therefore, are considered marketable securities for purposes of Code Section 731(c)(1)(A). However, on December 29, 1995 Treasury Regulations were proposed under Code
Section 731(c) (the "Proposed Regulations") according to which the distribution of a marketable security will not be considered a distribution of cash to the extent that: (i) the security was acquired by the partnership in a nonrecognition transaction in exchange for any property except cash or marketable securities, (ii) the distributed security is actively traded as of the date of distribution and (iii) the security is distributed within five years of either the date on which the security was acquired by the partnership, or if later, the date on which the security became actively traded (the "Exception").

         WEL acquired the Wyndham Shares in exchange for its interest in Old Wyndham, certain hotels and certain hotel assets and not for cash or marketable securities in a transaction qualifying for nonrecognition treatment pursuant to Code Section 351. The Wyndham Shares are considered to be actively traded and will be distributed within five years of acquisition by WEL. For these reasons, the Exception as provided in the Proposed Regulations should apply to the Plan of Distribution. However, there can be no assurance that the Proposed Regulations containing the Exception will be adopted in final form or that the Proposed Regulations will be adopted in the same form as proposed. Assuming the Exception as provided in the Proposed Regulations applies to the Plan of Distribution, the adjusted basis of each of the WEL Participants in the Wyndham Shares received pursuant to the Plan will be equal to the adjusted basis of such WEL Participant in his or her interest in WEL reduced by any cash received by such WEL Participant in the transaction including cash held as reserves for liabilities by the liquidating trustee.

         Code Section 731(c)(3)(B) provides a limitation on the value of marketable securities that are treated as cash upon the distribution by the partnership to a partner (the "Limitation"). Pursuant to the Limitation, the value of the marketable securities treated as cash under Code Section 731(c)(1)(A) is reduced (not below zero) by the excess of (i) the partner's distributive share of the net gain which would be recognized if all of the marketable securities of the same class and issuer as the distributed securities held by the partnership were sold (immediately before the transaction to which the distribution relates) by the partnership over (ii) such partner's distributive share of the net gain which is attributable to the marketable securities of the same class and issue as the distributed securities held by the partnership immediately after the transaction, determined by using the same fair market value as used under clause (i). Consequently in the event the Exception in the Proposed Regulations is not finalized in the form proposed or otherwise does not apply to the Plan, the value of the Wyndham Shares treated as cash upon the distribution by WEL with respect to each WEL Participant would be reduced to the extent such WEL Participant receives his or her share of the net appreciation inherent in the Wyndham Shares. In such a case, the adjusted basis of the Wyndham Shares received by each WEL Participant will be equal to the adjusted basis of such WEL Participant in his or her interest in WEL reduced by the amount of cash including cash held as reserves for liabilities by the liquidating trustee and the value of Wyndham Shares treated as cash distributed in the transaction increased by the amount of gain, if any, recognized by such WEL Participant as a result of the characterization of the Wyndham Shares as cash.

         It should also be noted that a WEL Participant will generally be required to recognize gain (or loss) upon disposition, if any, of the Wyndham Shares subsequent to the Plan of Distribution to the extent the amount realized upon such disposition exceeds (or is less than) such participant's adjusted basis in the shares disposed, irrespective of application of the Exception or the Limitation. Such gain (or loss) should be capital in nature provided such shares are considered to be capital assets in the hands of the WEL Participant making such disposition. Furthermore, each WEL Participant will be required to include his or her distributive share of WEL income, gain, loss, deduction or credit from the operation of WEL through termination of WEL in his or her individual tax return.

         Repayment of WEL Indebtedness. Pursuant to the Plan of Distribution, WEL Participants will receive their pro rata portion of the Wyndham Shares subject to their pro rata portion of the WEL Indebtedness. WEL Participants may satisfy their portion of the WEL Indebtedness by refinancing such indebtedness with a Participant Loan or by having a portion of their Wyndham Shares sold and using the sale proceeds to satisfy the indebtedness. WEL Participants not choosing either of these two options must otherwise pay their portion of the WEL Indebtedness prior to receipt of any Wyndham Shares. The refinancing of the WEL Indebtedness allocable to a WEL Participant with a Participant Loan or other loan should result in no tax consequences to such WEL Participants provided their portion of the WEL Indebtedness is not satisfied at a discount. Conversely, a WEL Participant who opts to satisfy his or her portion of the WEL Indebtedness with proceeds from the sale of Wyndham Shares should recognize gain (or loss) on the sale of the Wyndham Shares to the extent the amount realized from the sale exceeds (or is less than) his or her basis in the Wyndham Shares sold. Such gain (or loss) should be capital in nature provided such shares are considered to be capital assets in the hands of the WEL Participant.

                                DIVIDEND POLICY

         The Company intends to retain any future earnings for use in its business and does not intend to pay cash dividends in the foreseeable future. Furthermore, the terms of the Revolving Credit Facility prohibit the Company from paying, and the indenture governing the Notes limits the Company's ability to pay, dividends on the Common Stock. See "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources." The payment of future dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, restrictions in future financing agreements, the general financial condition of the Company and general business conditions.

                          PRICE RANGE OF COMMON STOCK

         The Company effected its initial public offering of Common Stock on May 20, 1996, at a price to the public of $16.00 per share. Since that date, the Company's Common Stock has traded on the New York Stock Exchange under the symbol WYN. As of December 16, 1996, there were 66 record holders of Common Stock, although the Company believes that the number of beneficial owners of its Common Stock is substantially greater. The table below sets forth for the fiscal periods indicated the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange.

     1996                                                HIGH           LOW
     ----                                                ----           ---
     Second quarter (from May 20, 1996)  . . . . . . $     23 5/8   $     20 1/8
     Third quarter . . . . . . . . . . . . . . . . . $     21 7/8   $     17 1/4
     Fourth quarter (through December 16, 1996)  . . $     21 1/2   $     18

         On December 16, 1996, the closing price of the Common Stock, as reported on the New York Stock Exchange was $21 1/2.

                                 CAPITALIZATION

         The following table sets forth at September 30, 1996 the historical capitalization of the Company. The information set forth in the table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, included elsewhere in this Prospectus.


                                                                         September 30, 1996
                                                                         ------------------
                                                                            (dollars in
                                                                             thousands)
                                                                            (unaudited)
 Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . .     $  20,147
                                                                             =========
 Long-term debt, including current maturities  . . . . . . . . . . . . .       109,675
 Capitalized lease obligations, including current portion  . . . . . . .        20,989

 Partners' capital and stockholders' equity:
    Preferred Stock, $.01 par value, 5,000,000 shares authorized;
      no shares outstanding  . . . . . . . . . . . . . . . . . . . . . .            --
    Common Stock, $.01 par value, 45,000,000 shares authorized;
      20,018,299 shares outstanding  . . . . . . . . . . . . . . . . . .           200
    Additional paid-in capital . . . . . . . . . . . . . . . . . . . . .        84,342
    Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . .         7,894

    Receivables from affiliates  . . . . . . . . . . . . . . . . . . . .        (1,352)
    Notes receivable from stockholders . . . . . . . . . . . . . . . . .       (19,168)
                                                                              --------
         Total partners' capital and stockholders' equity                       71,916
                                                                              --------
         Total capitalization  . . . . . . . . . . . . . . . . . . . . .      $202,580
                                                                              ========

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma consolidated statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect the effects of the transactions described below as if such transactions had occurred at the beginning of 1995.

         On May 24, 1996, immediately prior to the consummation of the initial public offering of the Company, the Company succeeded to the hotel management and related businesses of Old Wyndham, ownership of six Wyndham brand hotels and leasehold interests relating to 12 additional Wyndham brand hotels (the "Formation"). Concurrent with the Company's initial public offering and as part of its financing plan, the Company issued $100,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the "Notes"). As a result of the initial public equity offering and the offering of the Notes, the Company generated aggregate net proceeds in the amount of $163.9 million (including a contribution of $10 million from Bedrock). The foregoing transactions are referred to as the "Formation and the Financing Plan."

         Prior to the Company's initial public offering, Garden Hotel Associates L.P. ("GHALP") owned 11 Wyndham Garden Hotels managed by the Company (the "GHALP Properties"). A 30% interest in GHALP was held by a partnership owned by certain Crow Family Members and the Senior Executive Officers, and the remaining 70% was held by an unaffiliated third party. In May 1996, Crow Family Members and the Senior Executive Officers acquired the remaining 70% ownership interest from the third party. The purchase price was funded from the proceeds of the sale of the GHALP Properties to Hospitality Properties Trust (including its subsidiaries, "HPT"), a publicly traded REIT, which properties were leased back pursuant to one or more long-term leases with an initial term of approximately 17 years (the "GHALP Lease") to a new partnership ("GHALP II"), the ownership of which mirrors the ownership of GHALP. As part of the formation of the Company, the Company succeeded to GHALP II's leasehold interest in the GHALP Properties and continues to manage the hotels. The pro forma consolidated statements of income reflect (i) the acquisition of the 70% interest in GHALP, (ii) the sale/leaseback of the GHALP Properties to an unaffiliated REIT and (iii) the repayment of indebtedness resulting from the Company's initial public equity and Notes offerings. Pro forma adjustments related to the GHALP transactions have been set forth in a separate column under "Pro Forma Adjustments."

         The unaudited pro forma consolidated statements of income also reflect the acquisition of four hotel properties since the Company's initial public offering: the Wyndham Garden Hotel - Vinings; a 181 room hotel located in the Overland Park, Kansas metropolitan area (which is currently being operated as a Best Western and which will be converted to a Wyndham Garden Hotel following renovations that are underway); a 230 room hotel located in Dallas, Texas (which is currently being operated as a Quality Inn and which will be converted to a Wyndham Garden Hotel following renovations that are underway); and the Wyndham Bristol Hotel at Toronto Airport.

         The unaudited pro forma consolidated financial data of the Company are presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited pro forma consolidated financial statements and accompanying notes of the Company should be read in conjunction with the combined financial statements and notes thereto contained elsewhere in this Prospectus.

                           WYNDHAM HOTEL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED DECEMBER 31, 1995
                                          ------------------------------------------------------------------------------------------
                                                                             PRO FORMA ADJUSTMENTS
                                                              --------------------------------------------------

                                              THE COMPANY      FORMATION AND                           OTHER           THE COMPANY
                                               HISTORICAL      FINANCING PLAN       GHALP          ACQUISITIONS         PRO FORMA
                                               ----------      --------------       -----          ------------         ---------
Revenues
   Hotel revenues                                $54,673        $               $56,642(j)         $20,686(q)         $132,001
   Management fees                                 7,354            132(a)                                               7,486
   Management fees - affiliates                    9,567            538(a)       (3,317)(k)                              6,788
   Service fees                                    2,192                                                                 2,192
   Service fees - affiliates                       1,928                           (729)(l)                              1,199
   Reimbursements                                  4,378                                                                 4,378
   Reimbursements - affiliates                     6,458                         (1,741)(m)                              4,717
   Other                                           1,340            160(a)                                               1,500
                                                 -------        -------         -------            -------            --------
     Total revenues                               87,890            830          50,855             20,686             160,261
                                                 -------        -------         -------            -------            --------


Operating costs and expenses:
   Hotel expenses                                 37,125                         48,915(n)          15,703(r)          101,743
   Selling, general and administrative
     expenses                                     15,001          1,300(b)                                              16,301
   Equity participation compensation               3,992                                                                 3,992
   Reimbursable expenses                           4,378                                                                 4,378
   Reimbursable expenses - affiliates              6,458                         (1,741)(m)                              4,717
   Depreciation and amortization                   6,311            947(c)                           1,185(s)            8,443
                                                 -------        -------         -------            -------            --------
     Total operating costs and expenses
                                                  73,265          2,247          47,174             16,888             139,574
                                                 -------        -------         -------            -------            --------

Operating income                                  14,625         (1,417) (d)      3,681              3,798              20,687
Interest income                                      344                                                                   344
Interest income - affiliates                         100                                                                   100
Interest expense                                  (8,465)        (4,704)(e)                           (553)(t)         (13,722)
Equity in earnings of affiliate's hotel                                                                                      0
   partnership                                     1,664                         (1,664)(o)                                  0
Foreign currency gain                                405           (347)(f)                                                 58
Amortization of deferred gain                         --                            726(p)                                 726
                                                 -------        -------         -------            -------            --------

Income before minority interests                   8,673         (6,468)          2,743              3,245               8,193
Income attributable to minority interests            724           (724)(g)
                                                 -------        -------         -------            -------            --------
Income before income taxes                         7,949         (5,744)          2,743              3,245               8,193
Provision for income taxes                            --         (1,954)(h)                         (1,281)(u)          (3,235)
                                                 -------        -------         -------            -------            --------
Net income                                       $ 7,949        $(7,698)        $ 2,743            $ 1,964            $  4,958
                                                 -------        -------         -------            -------            --------
Pro forma net income per common share                                                                                 $   0.25(i)
                                                                                                                      ========
Pro forma common shares outstanding                                                                                     20,018(i)
                                                                                                                      ========

                           WYNDHAM HOTEL CORPORATION

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                           -----------------------------------------------------------------------------------------
                                                                            PRO FORMA ADJUSTMENTS
                                                             ---------------------------------------------------

                                                  THE
                                                COMPANY       FORMATION AND                            OTHER           THE COMPANY
                                               HISTORICAL     FINANCING PLAN        GHALP          ACQUISITIONS         PRO FORMA
                                               ----------     --------------        -----          ------------         ---------

Revenues:
    Hotel Revenues                              $ 71,302       $                 $ 21,495(j)        $12,664(q)         $105,461
    Management fees                                6,434                                                                  6,434
    Management fees - affiliates                  10,112             168(a)        (1,288)(k)                             8,992
    Service fees                                   1,111                                                                  1,111
    Service fees - affiliates                      1,850                             (345)(l)                             1,505
    Reimbursements                                 4,636                                                                  4,636
    Reimbursements - affiliates                    6,176                             (471)(m)                             5,705
    Other                                            320                                                                    320
                                                --------       ---------         --------           -------            --------
         Total revenues                          101,941             168           19,391            12,664             134,164
                                                --------       ---------         --------           -------            --------


Operating costs and expenses:
    Hotel expenses                                52,227                           17,165(n)         10,383(r)           79,775
    Selling, general and administrative
         expenses                                 12,877             438(b)                                              13,315
    Equity participation compensation              2,919                                                                  2,919
    Reimbursable expenses                          4,636                                                                  4,636
    Reimbursable expenses - affiliates             6,176                             (471)(m)                             5,705
    Depreciation and amortization                  5,609             416(c)                             683(s)            6,708
                                                --------       ---------         --------           -------            --------
         Total operating costs and                84,444             854           16,694            11,066             113,058
                                                --------       ---------         --------           -------            --------
         expenses

Operating income                                  17,497           (686)(d)         2,697             1,598              21,106
Interest income                                      982                                                                    982
Interest income - affiliates                         536                                                                    536
Interest expense                                  (8,462)        (1,509)(e)                            (231)(t)         (10,202)
Equity in earnings of affiliate's hotel                                                                                       0
    partnership                                      870                             (870)(o)                                 0
Foreign currency gain                                 --                                                                      0
Amortization of deferred gain                        320                              271(p)                                591
                                                --------       ---------         --------           -------            --------

Income before minority interests                  11,743         (2,195)            2,098             1,367              13,013
Income attributable to minority interests            571           (571)(g)                                                   0
                                                --------       ---------         --------           -------            --------
Income before income taxes and
    extraordinary item                            11,172         (1,624)            2,098             1,367              13,013
Provision for income taxes                        10,388        (14,988)(h)                            (540)(u)          (5,140)
                                                --------       ---------         --------           -------            --------
Income before extraordinary item                $ 21,560       $(16,612)         $  2,098           $   827            $  7,873
                                                ========       =========         ========           =======            ========
Pro forma net income per common share                                                                                  $   0.39(i)
                                                                                                                       ========
Pro forma common shares outstanding                                                                                      20,018(i)
                                                                                                                       ========

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   NINE MONTHS
                                                                                               YEAR ENDED             ENDED
                                                                                               DECEMBER 31,       SEPTEMBER 30,
                                                                                                   1995               1996
                                                                                                   ----               ----
                                 FORMATION AND FINANCING PLAN

(a)   Adjustment to reflect an increase in management fee revenues and other income due to the release and discharge of the Company from its obligation to make payments to CHMC under CHMC Agreement, which payments have historically been offset against management fee revenues from the management agreements to which they relate:
         Unaffiliated -- Management Fees   . . . . . . . . . . . . . . . . . . . . . . . . .   $      132           $      19
                                                                                               ==========           =========
         Affiliated -- Management Fees   . . . . . . . . . . . . . . . . . . . . . . . . . .   $      538           $     149
                                                                                               ==========           =========
         Unaffiliated -- Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $      160           $      --
                                                                                               ==========           =========
         Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $      830           $     168
                                                                                               ==========           =========
(b)   Adjustment to reflect an increase in selling, general and administrative expenses
      related to managing and administering a publicly held company   . . . . . . . . . . . .  $    1,300           $     438
                                                                                               ==========           =========
(c)   Adjustments to reflect a net increase in depreciation and amortization expense:
      Amortization of loan costs relating to the Notes and the $100.0 million Revolving        $    1,294           $     541
      Credit  Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Elimination of amortization of deferred loan costs upon repayment of existing            $    (250)           $     (85)
      indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      Depreciation expense reduction resulting from purchase of the 37.5% minority partnership interest in Rose Hall Associates from an unrelated third party.  Rose Hall Associates
      owns one of the six Wyndham brand hotels acquired in the Formation  . . . . . . . . . .        (97)                 (40)
                                                                                               ==========           =========
                                                                                               $     947            $     416
                                                                                               ==========           =========
(d)   The pro forma combined statements do not include any estimated interest earned on $45 million cash and cash equivalents arising from proceeds of the Company's initial public equity offering, representing the estimated pro forma cash balance.  At a simple interest rate of 5%, annual and five months interest earned would be approximately $2,250 and $938, respectively.

(e)   Pro Forma interest expense consists of the following:
         Interest expense on the Notes   . . . . . . . . . . . . . . . . . . . . . . . . . .   $  10,500            $   7,875
         Interest expense on the hotel property accounted for as a capital lease   . . . . .       2,110                1,529
         Interest expense on affiliated borrowings and other capital leases  . . . . . . . .          84                  163
         Commitment fee of .375% per annum on the unused portion of the $100.0 million
               Revolving Credit Facility and administration fee                                      475                  404
                                                                                               ---------            ---------
               Total Company Pro Forma interest expense   . . . . . . . . . . . . . . . . . .  $  13,169            $   9,971
                                                                                               ==========           =========
      Adjustments to reflect a net increase in interest expense consisting of:
         Pro Forma expense set forth immediately above  . . . . . . . . . . . . . . . . . . .   $ (13,169)           $  (9,971)
         Less historical interest expense, which is replaced by the Notes and the $100.0
            million Revolving Credit Facility . . . . . . . . . . . . . . . . . . . . . . . .      8,465                8,462
                                                                                               ---------            ---------
                                                                                               $  (4,704)           $  (1,509)
                                                                                               ==========           =========
      Pro forma interest on the Notes is calculated based on a rate of 10 1/2%.  Bank fees are calculated based on an assumed administration fee and an assumed .375% fee charged on the unused portion of the $100.0 million Revolving Credit Facility.

(f)   Adjustment to reflect a reduction of the foreign currency gain as a result of the
      repayment of foreign indebtedness to which the foreign currency gain is attributable. .  $    (347)           $      --
                                                                                               =========            =========

(g)   Adjustment to eliminate 100% of the reduction in earnings attributable to a 37.5%
      minority interest in a resort hotel as a result of the purchase of that minority
      partnership interest from an unaffiliated third party   . . . . . . . . . . . . . . . .  $    (724)           $    (571)
                                                                                               =========            =========

                                                                                                                   NINE MONTHS
                                                                                               YEAR ENDED             ENDED
                                                                                               DECEMBER 31,       SEPTEMBER 30,
                                                                                                   1995               1996
                                                                                                   ----               ----
(h)   Adjustment to record the income tax expense associated with operating as a corporation using an effective income tax rate of 39.5%.  The pro forma consolidated statements of income for the year ended December 31, 1995 and the nine months ended September 30,
      1996 do not include the initial recording of estimated deferred income tax benefits of
      $14,000 associated with the change in tax status.  This amount was recorded by the
      Company subsequent to the closing of its initial public equity offering   . . . . . .    $  (1,954)           $ (14,988)
                                                                                               =========            =========
(i)   Pro forma net income per share is based on 20,018 shares of Common Stock outstanding after the Offering.
                                            GHALP

(j)   Adjustment to reflect the addition of revenue from 11 hotels upon combination of GHALP as a result of acquisition of 70% partnership interest in GHALP from an unrelated
      third party   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  56,642            $  21,495
                                                                                               =========            =========
(k)   Adjustments to reflect elimination of management fees earned by the Company from the
      11 GHALP hotels upon combination as a result of acquisition of 70% partnership
      interest in GHALP from an unrelated third party   . . . . . . . . . . . . . . . . . .    $  (3,317)           $  (1,288)
                                                                                               =========            =========
(l)   Adjustment to reflect elimination of service fees earned by the Company from the 11
      GHALP hotels upon combination as a result of acquisition of 70% partnership interest
      in GHALP from an unrelated third party  . . . . . . . . . . . . . . . . . . . . . . .    $    (729)           $    (345)
                                                                                               =========            =========
(m)   Adjustment to reflect elimination of reimbursements between the 11 GHALP hotels and the Company as a result of acquisition of 70% partnership interest in GHALP from an unrelated third party:
      Reimbursements include but are not limited to reimbursements for services provided, such as accounting, legal, tax, finance and national sales and marketing fund.
      Elimination of reimbursement income   . . . . . . . . . . . . . . . . . . . . . . . .    $  (1,741)           $    (471)
                                                                                               =========            =========
      Elimination of reimbursement expense  . . . . . . . . . . . . . . . . . . . . . . . .    $  (1,741)           $    (471)
                                                                                               =========            =========
(n)   Adjustments to reflect net increase in hotel expenses from the 11 hotels upon combination of GHALP as a result of acquisition of 70% partnership interest in GHALP from an unrelated third party
        Addition of the hotel expenses upon combination of GHALP, consisting of the following expenses as of December 31, 1995 and September 30, 1996, respectively:
          Departmental operating expenses of $19.6 million and $7.2 million; undistributed operating expenses of $13.7 million and $4.9 million; management fees of $3.3 million and $1.3 million, rent, taxes and insurance expenses of $2.6 million and
          approximately $884; and lease expenses of $13.6 million and $4.5 million   . . . .   $  52,826            $  18,788
        Elimination of management and service fee expenses of GHALP, net of deferred gain on
          sale of GHALP Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (3,911)              (1,623)
                                                                                               ---------            ---------
                                                                                               $  48,915            $  17,165
                                                                                               =========            =========
(o)   Adjustment to reflect elimination of 30% equity interest in earnings of GHALP as a result of acquisition of 70% partnership interest in GHALP from an unrelated third
      party, which resulted in the combination of GHALP   . . . . . . . . . . . . . . . . .    $  (1,664)           $    (870)
                                                                                               =========            =========
(p)   Adjustment to reflect amortization of the deferred gain recognized from the GHALP sale/leaseback transaction.  The deferred gain is being recognized over the initial
      term of the GHALP Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     726            $     271
                                                                                               =========            =========

                                                                                                                     NINE MONTHS
                                                                                                   YEAR ENDED           ENDED
                                                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                                                       1995             1996
                                                                                                       ----             ----
                                      OTHER ACQUISITIONS

(q)   Adjustments to reflect addition of hotel revenues from the following acquisitions not included in The Company Historical:
          Vinings Wyndham Garden Hotel  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $        4,939     $       2,249
          Dallas Market Center  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,726             1,726
          Overland Park   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,717             2,156
          The Bristol Place in Toronto  . . . . . . . . . . . . . . . . . . . . . . . . . . .           10,304             6,533
                                                                                                --------------     -------------
                                                                                                $       20,686     $      12,664
                                                                                                ==============     =============
(r)   Adjustments to reflect addition of hotel expenses from the following acquisitions not included in The Company Historical:
         Vinings Wyndham Garden Hotel . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $        2,529     $       1,434
         Dallas Market Center . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,299             1,275
         Overland Park  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,774             1,778
         The Bristol Place in Toronto . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9,101             5,896
                                                                                                --------------     -------------
                                                                                                $       15,703     $      10,383
                                                                                                ==============     =============

(s)   Adjustments to reflect addition of depreciation expense on the following acquisitions based on their purchase prices at the date of acquisition not included in The Company
      Historical:
         Vinings Wyndham Garden Hotel  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $          332     $         138
         Dallas Market Center  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               182               106
         Overland Park   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               110                64
         The Bristol Place in Toronto  . . . . . . . . . . . . . . . . . . . . . . . . . . .               561               375
                                                                                                --------------     -------------
                                                                                                $        1,185     $         683
                                                                                                ==============     =============
(t)   Adjustments to reflect the addition of interest expense on Vinings Wyndham Garden
      Hotel industrial revenue bond indebtedness in the amount of $9.7 million that the
      Company assumed at acquisition, calculated based on an interest rate of 5.72% per         $         (553)    $        (231)
                                                                                                ==============     =============
      annum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(u)   Adjustments to record the income tax expense resulting from the addition of operating
      results of new hotel properties   . . . . . . . . . . . . . . . . . . . . . . . . . . .   $       (1,281)    $        (540)
                                                                                                ==============     =============

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following table sets forth selected consolidated financial data of Wyndham Hotel Corporation. The selected combined statement of operations data of the Company for the fiscal years ended December 31, 1991 and 1992 and the selected combined balance sheet data as of December 31, 1991, 1992 and 1993 are derived from the Company's unaudited Combined Financial Statements. The selected combined statement of operations data of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 and the selected combined balance sheet data as of December 31, 1994 and 1995 are derived from the Company's audited Combined Financial Statements included elsewhere in this Prospectus. The selected consolidated statement of operations data of the Company presented for the nine months ended September 30, 1995 and 1996 have been derived from unaudited consolidated financial statements and, in the opinion of the Company, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The interim results are not necessarily indicative of the operating results for a full year. The summary pro forma financial data set forth below reflect the Company's initial public equity offering, the issuance of the Notes and the other transactions described under "Pro Forma Consolidated Financial Data" as if they had occurred at the beginning of 1995.

         The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by, the Combined Financial Statements and related Notes, Pro Forma Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included elsewhere in this Prospectus.

                                                YEAR ENDED DECEMBER 31,                            NINE MONTHS ENDED SEPT. 30,
                          -------------------------------------------------------------------      ---------------------------
                              1991        1992       1993        1994        1995      PROFORMA      1995      1996      PROFORMA
                              ----        ----       ----        ----        ----      --------      ----      ----      --------
                                                                                        1995                              1996
                                                                                        ----                              ----
Portfolio Hotel Revenues(1) $269,557   $ 315,151   $345,733    $394,949   $  534,204   $  N/A       $379,625  $489,639   $  N/A
                            ========   =========   ========    ========   ==========   =========    ========  ========   ========
Statement of Operations
Data:
Revenues:

   Hotel Revenues           $ 34,859   $  41,604   $ 43,921    $ 51,799   $   54,673   $132,001    $41,685    $71,302   $ 105,461
   Management fees             8,472      10,130     10,731      13,302       16,921     14,274     11,909     16,546      15,426
   Service fees                  784         782      2,127       2,904        4,120      3,391      2,823      2,961       2,616
   Reimbursements              3,650       4,130      4,164       8,004       10,836      9,095      7,735     10,812      10,341
   Other income                  253         156        334         257        1,340      1,500      1,349        320         320
                            --------   ---------   --------    --------   ----------   --------    -------    -------   ---------

     Total Company            48,018      56,802     61,277      76,266       87,890    160,261     65,501    101,941     134,164
     Revenues
Operating costs and           42,988      48,383     54,183      63,929       73,264    139,574     53,474     84,444     113,058
expenses
Operating income               5,030       8,419      7,094      12,337       14,626     20,687     12,027     17,497      21,106
Interest expense, net         (8,449)     (7,831)    (7,075)     (7,526)      (8,021)   (13,278)    (6,167)    (6,944)     (8,683)
Income (loss) before
income                        (2,049)        163      1,654       6,265        7,949      8,193      6,901     11,172      13,013
   taxes
Income tax benefit (2)          --          --         --          --           --                    --       10,388

Pro forma income taxes          --          --         --          --           --       (3,235)       --         --       (5,140)
Net income (loss)             (2,049)        163      1,654       6,265        7,949      4,958      6,901     20,429       7,873
Historical net income as
adjusted                        --          --         --          --          4,809                 4,175        N/A
   for pro forma income
   tax
Historical net income as
adjusted per common                                                              .24                   .21       1.02
   share (3)
Common shares                                                                 20,018                20,018     20,018
outstanding(5)

Pro forma net income per        --          --         --          --           --          .25       --         --           .39
share
Pro forma common shares
   outstanding                  --          --         --          --           --       20,018       --         --        20,018




                                                                 As of December 31,                                As of
                                            -----------------------------------------------------------------   September 30,
                                               1991          1992          1993          1994         1995          1996
                                               ----          ----          ----          ----         ----          ----
                 Balance Sheet Data:
                    Cash and cash           $    3,086    $      682    $      827   $     3,619   $     4,160   $  20,147
                    equivalents

                    Total assets               113,426       108,647       113,465       113,276       133,403     240,091
                 Long-term obligations,
                    including current           90,881        87,064        88,410        84,161        90,978     130,664
                    portion
                 Total partners' capital
                    and stockholders'           (9,075)       (7,303)       (1,488)        1,716        17,557      71,916
                    equity (deficit)

(1) Represents unaudited revenues of hotels owned, leased or managed by the Company, as distinguished from Total Company Revenues.

(2) For the years 1993 through 1995 and the 1996 first five months, Wyndham made no provision for income taxes because the combined Company was a combination of partnerships, S corporations and a nontaxable Bermuda corporation that are not subject to U.S. federal income taxes. Since the Company's formation in late May 1996, income taxes have been provided. The provision for income taxes to arrive at pro forma net income assumes a combined federal and state effective income tax rate of 39.5% computed as follows:

         Federal income tax rate                                           35.0%
         Weighted average state income tax rate (net of federal benefit)    4.5%
                                                                           ----
                                                                           39.5%
                                                                           ====

(3) Historical net income as adjusted per common share is based on historical net income as adjusted for pro forma income tax divided by the number of shares in the initial public offering of the Company as if the Company had been a corporation prior to the Company's formation in May 1995.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The following should be read in conjunction with the Company's consolidated financial statements, historical combined financial statements and the summary and selected combined financial and other information located elsewhere in this Prospectus.

         The Company's revenues are derived from the following primary sources:

                 (1) The Company's hotel revenues are generated from the hotels owned or leased by the Company during the periods presented and reflect revenues from room rentals, food and beverage sales and other sources, including telephone, guest services, meeting room rentals, gift shops and other amenities.

                 (2) The Company derives management fees from the hotels it manages. These fees are comprised of base and incentive management fees, as well as trade name fees. Base management fees are typically calculated based upon a specified percentage of gross revenues from hotel operations, and incentive management fees are usually calculated based upon a specified percentage of the hotel's operating profit or the amount by which the hotel's operating profit exceeds specified performance targets. Trade name fees are typically calculated based upon a specified percentage of gross room revenues for hotels operated under the Wyndham brand name. See "Business -- Management Contracts" for further information relating to the foregoing fees.

                 (3) The Company generates service fee revenues from hotels that it manages or franchises. Service fee revenues include fees derived from accounting, design, construction and purchasing services, as well as technical assistance provided to managed or franchised Portfolio hotels. As a substantial portion of the fees derived from the provision of design, construction and initial purchasing services are generated in connection with hotel construction and renovation activities, the amount of these fees varies depending upon the level of the Company's external growth activities, including new hotel management contracts and construction projects.

                 (4) The Company derives reimbursement revenues from hotels that it manages or franchises. These revenues are intended primarily to match corresponding expenses and serve to reimburse the Company for the expenses associated with providing advertising and promotion (through the Company's Marketing Fund), sales and marketing, centralized reservations and other services.

         The Company's total revenues grew from $61.3 million to $87.9 million from 1993 through 1995. The Company's revenue growth is attributable to both the improving financial performance of the existing upscale hotels in its Portfolio, as well as the addition of new upscale hotels to its Portfolio. During this period, the occupancy rates for Comparable Hotels (upscale hotels that have been operated by the Company since January 1, 1993) improved from year to year 67%, 70% and 72% in 1993, 1994 and 1995, respectively), while the ADR of Comparable Hotels also increased $76.39, $80.16 and $84.38 for the same periods). These improvements led to year to year improvements in REVPAR for the Comparable Hotels of 9.3% and 8.7% in 1994 and 1995, respectively. The Company's revenue growth continued in the 1996 First Nine Months, as revenues increased 55.6% over revenues generated in the 1995 First Nine Months, from $65.5 million to $101.9 million. Occupancy rates declined while ADR for Comparable Hotels improved during the 1996 First Nine Months to 73% and $91.96, respectively, from 74% and $84.18 in the 1995 First Nine Months. This performance led to a period over period improvement of 7.9% in REVPAR.

         Of the $26.6 million increase in the Company's total revenues from 1993 to 1995, 40.4% is attributable to increases in hotel revenues from the Company's owned and leased hotels and 59.6% is attributable to managed hotels within the Company's Portfolio. Revenues derived from managed hotels not only include management fees, but also service fees and reimbursement revenues paid to the Company.

         The Company's operating strengths have also yielded consistently strong financial results. As a result of continued improvement in the generation of revenues in the Company's existing Portfolio of upscale hotels, and the Company's emphasis upon tight control of operating expenses, the gross operating profit margins for the Company's Comparable Hotels were 32%, 34% and 36% in 1993, 1994 and 1995, respectively, and for both the 1995 First Nine Months and the 1996 First Nine Months were 36% and 37%, respectively. Gross operating profit per available room for Comparable Hotels during 1993, 1994 and 1995 was $9,612, $11,417 and $12,547, respectively. In addition, the average food and beverage margins for the Comparable Hotels during 1993, 1994 and 1995 were 29%, 31% and 31%, respectively, and were 30% in the 1995 First Nine Months and 28% in the 1996 First Nine Months. For presentation of certain operating and financial data for the Company's entire Portfolio, see "Summary Prospectus -- Summary Combined Financial and Other Data."

         The Company effectively held a 30% investment in GHALP during 1993 through 1995. Historically, the results of operations of the GHALP Properties have been accounted for using the equity method. Consequently, the results of the GHALP Properties are not included in historical hotel revenues and hotel expenses for 1993 through 1995. As a result of the acquisition of a 70% partnership interest in GHALP from an unrelated third party and the sale/leaseback transaction that occurred on May 2, 1996, the results of the GHALP Properties are combined into hotel revenue and hotel expenses for the nine month period ended September 30, 1996.

         From time to time, the value of WEL's interests in the WEL Investments has been revalued, which results in the revaluation of each WEL Participant's interest in WEL. The increase in value obtained by each WEL Participant by virtue of this revaluation process is treated by the Company as compensation expense in a manner similar to the expense associated with a formula unit incentive plan. The Company recognized equity participation compensation expenses derived from WEL of $1.5 million, $1.4 million and $2.7 million in 1993, 1994, 1995, respectively, and of approximately $900,000 in the 1996 First Nine Months. The WEL Agreement was amended effective through February 28, 1996 to provide for a modified method of valuing WEL's investments to reflect the fact that WEL's interests in certain WEL Investments were exchanged for the Wyndham Shares as part of the formation and initial public offering of the Company. The compensation expense incurred in the 1996 First Nine Months resulted from the revaluation of WEL's ownership interest in the Wyndham Shares. The Company does not expect to incur any additional compensation expense attributable to WEL following the Plan of Distribution.

         The Senior Executive Officers owned limited partner interests in Old Wyndham and several affiliates of Old Wyndham. These limited partner interests were purchased by the Senior Executive Officers for amounts equal to the fair market value of such interests. The Senior Executive Officers borrowed the funds used to purchase such limited partner interests from an affiliate and pledged their limited partner interests to secure such loans. The Senior Executive Officers' shares of the distributable cash of the limited partnerships were used to repay such affiliate loans. For financial reporting purposes, the net appreciation in the Senior Executive Officers' limited partner interest resulted in compensation expense to the Company. The Company recognized compensation expense due to the Senior Executive Officers' equity participation of $1.2 million, $1.4 million and $1.3 million for the years ended December 31, 1993, 1994, 1995, respectively, and of approximately $2.0 million in the 1996 First Nine Months. As a result of the Company's initial public offering, this component of compensation expense was fixed at the initial public offering price; therefore, this component of compensation expense will not be incurred by the Company in future periods.

         The Company's predecessors in interest operated the businesses acquired by the Company in connection with its formation through a combination of partnerships, S corporations and a nontaxable Bermuda corporation that are not subject to U.S. federal income taxes. As a result, the following discussion of the Company's results of operations does not include a discussion of income tax expense, and the Company's net income results are presented on a pre-tax basis. Upon consummation of the transactions constituting the formation of the Company on May 24, 1996, the Company became fully subject to state and federal income taxes. (No income tax expense is reflected in the period ended September 30, 1996 because the Company recognized an income tax benefit during this period as a result of recording deferred income taxes arising in connection with the formation of the Company.) See Note 2 of Notes to Combined Financial Statements.

RESULTS OF OPERATIONS

         The following table sets forth certain financial data expressed as a percentage of total revenues and certain other data for each of the periods presented.

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                       YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                                       -----------------------                               -------------
                                             1993                1994                1995               1995               1996
                                             ----                ----                ----               ----               ----
  Revenues:
     Hotel revenues                              71.7%               67.9%              62.2%              63.6%             70.0%
     Management fees                             17.5                17.5               19.3               18.2              16.2

     Service fees                                 3.5                 3.8                4.7                4.3               2.9
     Reimbursement revenues                       6.8                10.5               12.3               11.8              10.6
     Other                                        0.5                 0.3                1.5                2.1                .3
                                       --------------      --------------      -------------      -------------       -----------
       Total revenues                           100.0               100.0              100.0              100.0             100.0
                                       --------------      --------------      -------------      -------------       -----------
  Operating costs & expenses:

     Hotel expenses                              52.4                48.1               42.2               42.8              51.2
     Selling, general and
     administrative                              16.2                14.0               17.1               15.4              12.6
       expense
     Equity participation                         4.4                 3.7                4.5                4.6               2.9
     compensation
     Reimbursable expense                         6.8                10.5               12.3               11.8              10.6
     Depreciation and amortization                8.6                 7.5                7.2                7.0               5.5
                                       --------------      --------------      -------------      -------------       -----------
       Total operating costs and                 88.4                83.8               83.3               81.6              82.8
       expenses                        --------------      --------------      -------------      -------------       -----------


  Operating income                               11.6                16.2               16.7               18.4              17.2
  Interest expense, net                        (11.5)               (9.8)              (9.1)              (9.4)             (6.8)
  Equity in earnings of affiliate's
  hotel                                           1.3                 1.6                1.9                2.1                .9
     partnership
  Foreign currency gain                           1.0                 0.5                0.4                 .4                --
  Amortization of deferred gain                    --                  --                 --                 --                .3
                                       --------------      --------------      -------------      -------------       -----------

  Income before minority interests                2.4                 8.5                9.9               11.5              11.6
  Income (loss) attributable to
     minority interests                         (0.3)                 0.3                0.9                 .9                .6
                                       --------------      --------------      -------------      -------------       -----------
       Income before income tax
       benefit and
         extraordinary item                       2.7                 8.2%               9.0%              10.6%             11.0%
                                       ==============      ==============      =============      =============       ===========

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

         Total revenues increased by 55.6% , or $36.4 million to $101.9 million in 1996 from $65.5 million in 1995. Total operating costs and expenses increased by 57.9%, or $31.0 million to $84.4 million in 1996 from $53.4 million in 1995. The increase in total revenues and operating expenses was attributable principally to the addition of the GHALP Properties resulting from the consummation of the GHALP Properties transaction on May 2, 1996 and to an increase in the number of hotels in the hotel portfolio.

         Hotel revenues increased by 71.0%, or $29.6 million, to $71.3 million in 1996 from $41.7 million in 1995. Approximately 83.6% of the increase, or $24.8 million was due to the GHALP Properties. The balance of the increase was the result of an increase in hotel room rental revenues and the acquisition of four new hotels.

         Revenues from management fees increased by 38.9%, or approximately $4.7 million, to $16.5 million in 1996 from $11.9 million in 1995. Approximately $2.5 million of this increase resulted from 20 new managed hotels added between September 30, 1995 and September 30, 1996. Approximately $3.7 million of the increase was attributable to increased management fees as a result of improved operating results of managed hotels. The increase also reflected management fee revenues of approximately $624,000 as a result of the release and discharge of the Company from its obligation to make payments to an affiliate under an agreement. The increase was offset by $876,000 from the loss of certain management contracts and $1.2 million which was attributable to the elimination of management fees earned from GHALP Properties as a result of the consolidation of the results of operations of GHALP Properties.

         Revenues from service fees increased by 4.9%, or approximately $137,000 to $3.0 million in 1996 from $2.8 million in 1995. The increase was primarily due to increased central accounting fees. The increase was offset by approximately $201,000 attributable to the elimination of service fees earned from GHALP Properties, reflecting the consolidation of the results of GHALP Properties.

         Reimbursable revenues increased by 39.8%, or $3.1 million, to $10.8 million in 1996 from $7.7 million in 1995. The increase was due to growth of the hotel portfolio for 1996 as noted previously in comparison to 1995, resulting in increased payments to the Company's Marketing Fund. The increase was partially offset by approximately $818,000 reflecting the elimination of reimbursable revenues earned from the GHALP Properties as a result of the consolidation of the results of operations of GHALP Properties.

         Other income decreased by 76.3%, or $1.0 million in 1996. Other income included $1.0 million and approximately $250,000 in fees recognized from termination of management contracts in 1995 and 1996, respectively.

         Hotel expenses increased by 86.1%, or $24.1 million, to $52.2 million in 1996 from $28.1 million in 1995, reflecting the additional hotel expenses from GHALP Properties as a result of the consolidation of the results of operations of the GHALP Properties. Approximately 93.1% of the increase, or $22.5 million, was a result of the consolidation of the GHALP properties. The increase also reflected an increase in room expenses and food and beverage expenses commensurate with revenue increases. These increases were offset by a $544,000 reduction in hotel expense resulting from the write-off of a reserve for contingent liabilities as a result of the final settlement of contract assignments on one of the Company's hotel properties.

         As a percentage of hotel revenues, hotel expenses increased to 73.2% in 1996 from 67.3% in 1995. The increase in hotel expense percentage was primarily attributable to a $5.7 million lease expense associated with the GHALP Properties. Excluding the GHALP Properties lease payment and the reversal of contingent liabilities, the percentage of hotel expenses to hotel revenues would have been 65.3%.

         SG&A expenses increased by 27.2%, or $2.8 million, to $12.9 million in 1996 from $10.1 million in 1995. As a percentage of total revenues, SG&A expenses decreased to 12.6% in 1996 from 15.4% in 1995. Of the increase in SG&A expenses, 79.2% of the increase, or $2.2 million was due to increased wage, contract labor and benefit costs arising from the addition of corporate management and staff personnel related to the general growth of the Company.
In addition, 10.2% of the increase, or approximately $281,000, is due to the establishment of a provision for bad debt expense for management fees on an unaffiliated hotel, and 11.7%, or approximately $321,000, is due to the establishment of a provision for bad debt related to certain receivables. The increase also reflected additional costs of managing and administering a publicly held company.

         Equity participation compensation expenses decreased by 2.5%, or approximately $75,000, to $2.9 million in 1996 from $3.0 million in 1995. The primary component of the compensation expenses, which is that attributable to the senior executive officers, was fixed at the initial public offering price, and the Company will not incur additional expense for such component for period subsequent to the equity offering.

         Reimbursable expenses grew by 39.8%, or $3.1 million, to $10.8 million in 1996 from $7.7 million in 1995. These increases were primarily due to increased advertising and promotional expense, as well as costs associated with expanding the Company's national sales staff to support both individual business and group sale as a result of growth of the hotel portfolio in 1996 as noted previously in comparison to 1995. Offsetting the increase was a decrease of $818,000 reflecting the elimination of reimbursable expenses from the GHALP Properties as a result of the consolidation of the results of the operations of GHALP Properties. As a percentage of total revenues, reimbursable expenses decreased to 10.6% in 1996 from 11.8% in 1995.

         Depreciation and amortization expense increased by 23.1%, or $1.0 million, to $5.6 million in 1996 from $4.6 million in 1995, due to the net acquisition of property and equipment and the amortization of the acquisition costs of management contracts. Also included in the increase was approximately $441,000 from the amortization of deferred debt issue costs relating to the Notes and the Revolving Credit Facility.

         Interest income increased by $1.3 million to $1.5 million in 1996 from approximately $240,000 in 1995. The increase was primarily attributable to approximately $671,000 income earned on unused cash generated from the initial public offerings and approximately $557,000 income on notes receivable.

         Interest expense increased by 32.1%, or approximately $2.1 million, to $8.5 million in 1996 from $6.4 million in 1995, reflecting the additional interest from the Notes, capital leases, less the elimination of interest expense from the retired debt and affiliated borrowings.

         Earnings from the Company's equity investment in hotel partnership ceased following the May 2, 1996 consolidation of the results of operations of the GHALP Properties.

         Income attributable to minority interest was eliminated as a result of the acquisition of the minority interest as part of the Company's formation.

         As a result of the changes noted above, income before income tax benefits increased by 61.9%, or $4.3 million, to $11.2 million in 1996 from $6.9 million in 1995.

         Income tax benefits of $10.7 million reflected the effect of recording deferred income taxes arising as a result of incorporation in the amount of $13.0 million, net of $2.3 million for the provision for the result of the operations since incorporation.

         The extraordinary item of $1.1 million was a write-off of the unamortized debt costs of $1.4 million as the Company's pre-existing debt was paid off at the Company's formation, net of applicable tax of approximately $270,000.

1995 Compared to 1994

         Total revenues increased by 15.2%, or $11.6 million, to $87.9 million in 1995 from $76.3 million in 1994. Hotel revenues increased by 5.6%, or $2.9 million, to $54.7 million in 1995 from $51.8 million in 1994. Approximately 69% of this increase in hotel revenues was due to a $2.0 million increase in existing hotel room rental revenues, while 35% of the increase was due to a $1.0 million increase in existing hotel food and beverage revenues, which increases were offset by minor decreases in other hotel revenue categories. The increase in hotel room rental revenue is due to a 1% increase in ADR and a 3% increase in occupancy percentage.

         Revenues from management fees increased by 26%, or $3.5 million, to $16.8 million in 1995 from $13.3 million in 1994. Approximately 64% of this increase resulted from the addition of 14 new managed hotels in 1995, while 20% of the increase resulted from increases in base management fees and trade name fees and 16% of the increase resulted from increases in incentive management fees derived from existing managed hotels.

         Revenues from service fees increased by 41.8%, or $1.2 million, to $4.1 million in 1995 from $2.9 million in 1994. Design fees relating to the conversion of hotels to Wyndham brand hotels accounted for 31% of the increase, while 29% of the increase was derived from new central accounting fees resulting from Portfolio hotels added in 1995. The balance of the increase reflected increased service fees from existing hotels.

         Reimbursable revenues increased by 35.4%, or $2.8 million, to $10.8 million in 1995 from $8.0 million in 1994. Of this increase, 39% resulted from increased payments to the Company's Marketing Fund from both new and existing Portfolio hotels, while 29% of the increase resulted from fees generated from room sales booked by the Company's National Sales Offices.

         During 1995, the Company received $1.0 million for a terminated management agreement that is included in other income. This termination occurred as a result of a third party owner terminating the Company's management agreement due to the third party owner's affiliation with another hotel management company. This termination fee is offset by a payment of approximately $160,000 relating to the CHMC Agreement. The remaining approximately $500,000 of other income was derived from franchise fees and miscellaneous income sources.

         Hotel expenses increased by 1.0%, or approximately $381,000, to $37.1 million in 1995 from $36.7 million in 1994. This increase reflects a 9% increase in room expenses and a 3.7% increase in food and beverage expenses. These increased expenses were offset by a drop in other hotel expenses. Hotel expenses decreased as a percentage of hotel revenues to 67.9% in 1995 from 70.9% in 1994, primarily as a result of operating leverage and increased operating efficiencies. The operating profit margin on hotels owned or leased by the Company improved to 32.1% in 1995 from 29.1% in 1994, due primarily to increases in hotel occupancy rates and inflation (partially offset by a decrease in rental income at one hotel).

         SG&A expenses increased 40.9%, or $4.4 million, to $15.0 million in 1995 from $10.6 million in 1994. As a percentage of total revenues, SG&A expenses increased to 17.1% in 1995 from 14.0% in 1994. Of the $4.4 million increase in SG&A expenses, 64% of the increase, or $2.8 million, is due to increased wages, contract labor and benefit costs arising from the addition of corporate management and staff personnel in anticipation of the Company's need to manage and provide services to the substantially larger number of hotels it anticipates operating as it executes its growth strategy. In addition, 10% of the increase, or approximately $426,000, is due to costs associated with improved management information systems support and 8% of the increase, or approximately $356,000, is due to development costs incurred in connection with possible acquisitions of management contracts.

         Equity participation compensation expenses increased by 42.5%, or $1.2 million, to $4.0 million in 1995 from $2.8 million in 1994. This increase reflects the improved operating performance of the Company and affiliated entities and the consequent increased valuation of WEL's and the Senior Executive Officers' investments in the Old Management Company and affiliates.

         Reimbursable expenses grew by 35.4%, or $2.8 million, to $10.8 million in 1995 from $8.0 million in 1994. As a percentage of total revenues, reimbursable expenses constituted 12.3% of total revenues in 1995, compared with 10.5% in 1994. These increases were primarily due to increased advertising and promotional expense, as well as costs associated with expanding the Company's national sales staff to support both individual business and group sales.

         Depreciation and amortization expense increased by 10.0%, or approximately $576,000, to $6.3 million in 1995 from $5.7 million in 1994 due to the net acquisition of $3.3 million in property and equipment and the addition of amortization of the Bedrock Options. See Note 13 of Notes to Consolidated Financial Statements.

         Interest expense, net, increased by 6.6%, or approximately $495,000, to $8.0 million in 1995 from $7.5 million in 1994. Interest expense, net, as a percentage of total revenues decreased to 9.1% in 1995 from 9.8% in 1994, reflecting relatively static interest expense while the Company's revenues grew over this period.

         Earnings from the Company's equity investment in GHALP grew by 34.6%, or approximately $427,000, to $1.7 million in 1995 from $1.2 million in 1994, reflecting improvements in the operating performance of the GHALP Properties.

         As a result of the changes noted above, net income (exclusive of income taxes) increased by 26.9%, or $1.7 million, to $7.9 million in 1995 from $6.3 million in 1994.

1994 Compared to 1993

         Total revenues increased by 24.5%, or $15.0 million, to $76.3 million in 1994 from $61.3 million in 1993. Of this increase, hotel revenue generated by the hotels owned or leased by the Company increased by 17.9%, or $7.9 million, to $51.8 million in 1994 from $43.9 million in 1993. Approximately 42% of this increase in hotel revenues resulted from an increase of $3.3 million in existing hotel room rental revenues, while 30% of the increase resulted from an increase of $2.4 million in existing hotel food and beverage revenues. The increase in hotel room rental revenue is due to a 5% increase in ADR and a 5% increase in occupancy percentage. The remaining portion of the increase is primarily attributable to the effects of a full year of operations generated by the Wyndham Garden Hotel in Schaumburg, Illinois, which the Company acquired in May 1993.

         Revenues from management fees increased by 24%, or $2.6 million, to $13.3 million in 1994 from $10.7 million in 1993. Of this increase, 33% is attributable to fees earned from 11 new management contracts executed in 1994, 32% is from increases in base management and trade name fees and 35% is from increases in management incentive fees derived from existing managed hotels.

         Service fee revenues increased by 36.5%, or approximately $777,000, to $2.9 million in 1994 from $2.1 million in 1993, due primarily to increased central accounting fees and higher revenues derived from the provision of purchasing services.

         Reimbursement revenues increased by 92.2%, or $3.8 million, to $8.0 million in 1994 from $4.2 million in 1993. The Company established a Marketing Fund in January 1994 to which all Portfolio hotels pay a percentage of room revenues. Payments to the new Marketing Fund accounted for approximately 87% of the increase in reimbursement revenues.

         Hotel expenses increased by 14.4%, or $4.6 million, to $36.7 million in 1994 from $32.1 million in 1993. Approximately 24% of the increase is attributable to the effect of operating the Wyndham Garden Hotel in Schaumburg, Illinois during all of 1994, and the balance is due to normal increases in hotel operating expenses arising from increased hotel revenues (the most important components of which were an increase in room expense of 11% and an increase in food and beverage expense of 16%, which represented 12% and 31% of the total increase in hotel expenses, respectively). Hotel expenses as a percentage of hotel revenues decreased to 70.9% in 1994 from 73.1% in 1993, primarily as a result of operating leverage and increased operating efficiencies.

         SG&A expenses increased by 7.4%, or approximately $732,000, to $10.6 million in 1994 from $9.9 million in 1993. This increase in SG&A expenses is primarily attributable to an increase of approximately $872,000 in corporate staffing and office expenses, partially offset by the non-recurrence in 1994 of various 1993 expenses (approximately $250,000 established for a then pending lawsuit, approximately $156,000 for a terminated employee and the remainder relating to the reclassification of certain expenses). SG&A expenses as a percentage of total revenues decreased to 14.0% in 1994 compared to 16.2% in 1993, as the growth in total revenues more than offset increased SG&A expenses.

         Equity participation compensation expenses increased by 5.0%, or approximately $93,000, to $2.8 million in 1994 from $2.7 million in 1993. This increase reflects the improved operating performance of the Company and affiliated entities and the consequent increased valuation of WEL's and the Senior Executive Officers' investments in the Old Management Company and affiliates.

         Reimbursable expenses increased by 92.2%, or $3.8 million, to $8.0 million in 1994 from $4.2 million in 1993. Approximately 87% of this increase is due to increased advertising and promotional expenses associated with the operation of the Company's Marketing Fund, which was established in January 1994.

         Depreciation and amortization expense increased by 8.8%, or approximately $466,000, due to the effect of a full year of ownership in 1994 of the Wyndham Garden Hotel in Schaumburg, Illinois and increased amortization of management contract costs.

         Interest expense, net, increased by 6.4%, or approximately $451,000, to $7.5 million in 1994 from $7.1 million in 1993 primarily as a result of increases in interest rates.

         Earnings from the equity investment in GHALP increased by 59.1%, or approximately $459,000, to $1.2 million in 1994 from approximately $777,000 in 1993 due to increased gross operating profits from the GHALP Properties.

         As a result of the changes noted above, net income (exclusive of income taxes) increased by 278.8%, or $4.6 million, to $6.3 million in 1994 from $1.7 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's principal capital and liquidity needs include cash to finance operations, capital requirements relating to ongoing hotel maintenance and improvements at the Company's owned and leased hotels, capital requirements associated with the Company's entry into new management contracts and improvements to the related hotel properties, hotel acquisition financing and the repayment of indebtedness.

         The Company has historically satisfied its capital and liquidity needs through cash generated by operations, mortgage indebtedness and commercial debt
financing.   In the 1996 First Nine Months, the Company generated cash from operations of $2.5 million, as compared with the generation of $8.5 million in cash from operations in the 1995 First Nine Months. This decrease in the generation of cash from operations is primarily attributable to the payment of $13.7 million in security deposits, as required under the GHALP Lease. The Company intends to retain any future earnings for use in its business and does not intend to declare any cash dividends in the foreseeable future. See "Dividend Policy." The Company therefore anticipates that any cash provided by operations in the foreseeable future will be available to fund the Company's liquidity and capital needs.

         The Company completed its initial public equity offering and offering of the Notes in May 1996, and generated net proceeds in the aggregate amount of $163.9 million (including a contribution of $10.0 million from Bedrock). These proceeds have so far been used to fund the cash payments associated with the formation of the Company in the amount of $53.8 million, to repay certain mortgage and other indebtedness in the amount of $64.8 million that was assumed in connection with the formation of the Company, to pay approximately $5.1 million in fees and expenses incurred in connection with the GHALP transactions and consummating certain financings associated with the formation of the Company, to fund certain improvements to the Wyndham Rose Hall Resort in the approximate amount of $879,000 and to fund the cash portion of the acquisition costs of four hotel properties totaling $33.5 million.

         The $100.0 million of Notes issued in May 1996 will mature on May 15, 2006, are unsecured obligations of the Company and are guaranteed by each of the Company's subsidiaries (except for a number of insignificant subsidiaries). The Notes bear interest at 10 1/2% per annum, and such interest is payable semi-annually in arrears on May 15 and November 15, commencing November 15, 1996. Except in the event of a Change of Control, there is no principal due on the Notes prior to final maturity.

         The Indenture relating to the Notes contains certain covenants restricting the Company's ability to incur indebtedness and otherwise limiting the Company's activities. The ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur indebtedness is limited by the Indenture unless the Company would, after giving effect to such incurrence, have a Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture) greater than 1.75:1 with respect to any incurrence prior to May 31, 1997, or 2:1 with respect to any incurrence on or after May 31, 1997, provided that the Company and any Restricted Subsidiary will be permitted to incur (A) indebtedness of up to $150 million under the Revolving Credit Facility or any replacement facility, (B) indebtedness owed to the Company or a Restricted Subsidiary, (C) refinancings of indebtedness permitted by clauses (B), (D),
(F), (H) and (I) hereof, (D) indebtedness under (x) performance or similar bonds provided in the ordinary course of business, (y) currency or interest rate protection agreements or (z) indemnity or purchase price adjustment obligations entered into in connection with asset dispositions, which obligations do not exceed the proceeds of the related disposition, (E) indebtedness under letters of credit and bankers' acceptances issued in the ordinary course of business, (F) acquired indebtedness if, after giving effect to such incurrence, the Company could incur at least $1.00 of additional indebtedness (other than pursuant to clauses (A) through (J) hereof), (G) indebtedness of up to $3 million incurred in connection with certain retirements for value of Company securities held by employees or former employees, (H) guarantees of indebtedness of the Company or a Restricted Subsidiary, (I) indebtedness incurred in connection with the acquisition of the Vinings Wyndham Garden Hotel and (J) other indebtedness of up to $25 million. The Indenture also contains covenants limiting (A) the ability of the Company and its Restricted Subsidiaries to pay dividends on or repurchase any capital stock (including the Common Stock) not held by the Company or a wholly-owned Restricted Subsidiary that is a guarantor of the Notes, (B) limiting the ability of the Company and its Restricted Subsidiaries to voluntarily prepay or repay any indebtedness that is not senior in right of payment to the Notes and (C) limiting the ability of the Company to incur indebtedness that is senior in right of payment to the Notes but junior in right of payment to the Company's senior indebtedness.

         The Company is also a party to an agreement with Bankers Trust, as agent for a group of financial institutions (the "Lenders"), pursuant to which the Lenders have agreed, subject to certain conditions, to provide the Revolving Credit Facility. The Revolving Credit Facility provides for up to $100.0 million of revolving loan borrowings. The Revolving Credit Facility is a direct obligation of the Company and is fully and unconditionally guaranteed by each of the Company's subsidiaries. Such obligations and guaranties rank senior in right or payments to the Notes and are secured by substantially all of the assets of the Company and subsidiaries. While no amounts had been drawn under the Revolving Credit Facility at September 30, 1996, approximately $43.1 million aggregate principal amount was available for borrowings at such date in accordance with the terms of the Revolving Credit Facility. Availability under the Revolving Credit Facility is subject, among other things, to a borrowing base test calculated with reference to the cash flow from the hotel properties and management contracts pledged to secure the obligations of the Company under the Revolving Credit Facility, the location of certain of such properties, the terms of such management contracts, the relative contribution to the borrowing base of the different values attributed to such properties and the values attributable to both the properties taken as a whole and the management contracts taken as a whole and other factors. Under the terms of the Revolving Credit Facility, no further borrowings will be made available to the Company following the third anniversary of the closing of the Revolving Credit Facility. The Revolving Credit Facility will mature four years from its closing date.

         The Revolving Credit Facility may be used for (a) the acquisition, renovation, management and operation of certain hotel properties, (b) the provision of equity and debt investments in joint ventures to acquire, renovate and manage certain hotel properties, (c) equity and debt investments in and credit support for owners of certain hotel properties managed by the Company and its subsidiaries which are made in connection with the acquisition, extension, renewal or modification of management agreements and (d) other corporate purposes of the Company. The Revolving Credit Facility bears interest at a rate equal to, at the election of the Company, (a) the Bankers Trust base rate plus one percent (1.0%) per annum, or (b) one-, two-, three- or six-month LIBOR plus two percent (2.0%) per annum, payable monthly in arrears; provided however, subject to the Company's satisfaction of certain conditions, the aforementioned interest rates will be subject to a reduction of 0.25% per annum. The Company pays customary fees in connection with structuring the Revolving Credit Facility and also pays the Lenders an unused commitment fee equal to 0.375% per annum of the unused portion of the Revolving Credit Facility, payable quarterly in arrears. Under certain circumstances, the Company may be required to obtain interest rate protection. The Company is permitted to use up to $15.0 million of the amount available under the Revolving Credit Facility for the issuance of letters of credit, which is subject to a fee of 2.0% per annum on the maximum amount which may be drawn under each letter of credit.

         The Revolving Credit Facility contains covenants requiring the Company to maintain certain financial ratios. The primary effect of these covenants are to limit the Company's ability to obtain or maintain borrowings under the Revolving Credit Facility, as well as to limit the Company's activities in a number of other respects. Among the covenants contained in the Revolving Credit Facility, are covenants requiring the Company to maintain a minimum net worth of $55.0 million and to maintain the following financial ratios:

                 (a) the market value of the outstanding capital stock of the Company shall not be less than 50% of the market value of such stock on the date of the closing of the Revolving Credit Facility, unless there shall have occurred a corresponding decrease in the market value of the capital stock of a selected group of comparable companies;

                 (b) Total Consolidated Indebtedness (as defined in the Revolving Credit Facility) and imputed indebtedness attributable to the Company's ground lease obligations ("Imputed Debt") entered into following the closing of the Revolving Credit Facility shall not exceed the lesser of (i) the Adjusted Stockholders' Equity (as defined in the Revolving Credit Facility) or (ii) 50% of Total Consolidated Indebtedness plus Imputed Debt plus the market value of the outstanding capital stock of the Company, unless the failure to meet the ratio with respect to clause (ii) is attributable to a decrease in the market value of the capital stock of a selected group of comparable companies of more than 50% since the date of the closing of the Revolving Credit Facility;

                 (c) an annually increasing ratio of Consolidated EBITDA (as defined in the Revolving Credit Facility) plus total lease payments under permitted sale-leaseback transactions (the "Lease Payments") to Consolidated Fixed Charges (as defined in the Revolving Credit Facility) plus the greater of the Lease Payments or an interest factor on the Imputed Debt;

                 (d) an annually increasing ratio of Consolidated EBITDA minus capital expenses incurred plus Lease Payments to Consolidated Fixed Charges plus Lease Payments and an interest factor on the Imputed Debt;

                 (e) an annually decreasing ratio of Total Consolidated Indebtedness plus Imputed Debt to Consolidated EBITDA plus the Lease Payments; and

                 (f) an annually decreasing ratio of Total Consolidated Indebtedness plus Imputed Debt to Consolidated EBITDA minus capital expenses incurred plus Lease Payments.

         The Revolving Credit Facility also contains covenants that (a) impose certain limitations on the right of the Company in respect of (i) the payment of dividends and other distributions, (ii) the making of investments in, guaranties for the benefit of or payments to subsidiaries, persons owning or leasing hotels managed by the Company or otherwise, (iii) acquisitions of additional hotel properties, (iv) the creation or incurrence of liens, (v) the incurrence of indebtedness, lease obligations or contingent liabilities, (vi) the issuance of preferred stock and (vii) sale leaseback transactions involving any of its hotel properties, (b) require the Company to maintain a capital reserve account of 3.5% of the gross revenues for each of the hotels owned or leased by it (the GHALP Lease will require the Company to make deposits into a capital reserve account in amounts equal to 5% of the gross revenues for each of the GHALP Properties and the lease relating to the Wyndham Harbour Island will require the Company to allocate amounts equal to 4% of the gross revenues of the Wyndham Harbour Island for replacement and repair of furniture, fixtures, equipment and other improvements relating to such property), (c) require the Company to make certain expenditures in connection with deferred maintenance and (d) require the Company to undertake certain capital expenditures for the renovation of one hotel property (the Wyndham Rose Hall Resort) and possibly other hotel properties.

         In connection with the Company's acquisition of the Vinings Wyndham Garden Hotel, which was consummated in late May 1996, the Company assumed industrial revenue bond indebtedness in the amount of $9.7 million with interest payments to be based upon a rate of 7.625% per annum. Such industrial bond indebtedness was in default and had been accelerated by the bondholders, as the credit enhanced for such indebtedness was operating under court supervised rehabilitation. As a condition to the Company's purchase of the hotel, the trustee for the bondholders executed a forbearance agreement pursuant to which it agrees not to exercise any remedies under the documents relating to the indebtedness for a period of 15 months (which period will end in August 1997). Notwithstanding the terms of the forbearance agreement, the Company is required under the terms of the contract of sale to refinance the industrial revenue bond indebtedness within nine months of the date of acquisition of the hotel. The Company may need to obtain approval from the Lenders under the Revolving Credit Facility in connection with such refinancing. There can be no assurance as to the Company's ability or the terms upon which it can refinance the industrial revenue bond indebtedness.

         The Company has several near-term anticipated capital commitments. The Company expects to pay approximately $11.0 million in rental and related deposits (including approximately $750,000 in transaction expenses) in connection with its entry into a lease for a new hotel. In addition, pursuant to the terms of an interim management agreement for a resort hotel property, the Company has undertaken, subject to certain contingencies, certain commitments to provide approximately $1.3 million, approximately $750,000 of which shall be used for preopening expenses and the purchase of furniture, fixtures and equipment and the remainder of which shall be used to fund working capital for the hotel. Finally, the Company is obligated pursuant to the terms of certain hotel management agreements to fund loans for hotel acquisition and improvements in the aggregate amount of $6.1 million.

         The Company believes that cash generated by operations will be sufficient to fund the Company's operating strategy for the foreseeable future, and that any remaining cash generated by operations, together with capital available under the Revolving Credit Facility and the remaining proceeds from the Company's initial public equity and Notes offerings will be adequate to fund the Company's growth strategy in the near term. The Company may seek an increase in the capital available to it under the Revolving Credit Facility or otherwise obtain additional debt or equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other needs. No assurance can be given that the amount available under the Revolving Credit Facility will be increased, or such additional financing will be available, on acceptable terms, if at all.

SEASONALITY

         The lodging industry is affected by normally recurring seasonal patterns. Demand in the lodging industry is traditionally higher in the second and third calendar quarters than in the first and fourth calendar quarters. However, higher demand at most Wyndham Resorts during the first and fourth quarters and the recognition of incentive fees in the fourth quarter offsets the impact of reduced demand at other Wyndham brand hotels during these quarters. See "Risk Factors -- Quarterly Fluctuations in Operating Results."

INFLATION

         The effect of inflation, as measured by fluctuations in the Consumer Price Index, has not had a material impact on the Company's revenues or net income during the periods under review.


                                    BUSINESS

         Wyndham Hotel Corporation is a national hotel company operating upscale hotels primarily under the Wyndham brand name. Wyndham hotels are located in 25 states, the District of Columbia, Ontario, Canada and on 3 Caribbean islands. Wyndham hotels compete with national hotel chains such as Marriott, Hyatt and Hilton. The Company offers three distinct full service hotel products under the Wyndham brand designed to serve its core upscale customers in urban, suburban and select resort markets. At November 30, 1996, the Company's hotel Portfolio consisted of 77 hotels operated by the Company and 1 franchised hotel. The Company's Portfolio includes 72 upscale hotel properties and 6 extended-stay hotel properties, which the Company began managing in September 1996 and which, following renovations that are currently underway, will be operated under the name of Homegate Studios and Suites.

OPERATING STRATEGY

         The Company's goal is to continue the expansion of Wyndham Hotels, Wyndham Garden Hotels and Wyndham Resorts in order to become one of the largest brand hotel companies operating in North America while continuing to maintain the quality of the Wyndham brand. In addition, the Company expects to increase the number of management contracts for extended-stay hotel properties operated under the Homegate Studios & Suites brand name. To achieve this goal, the Company has developed an operating strategy designed to achieve high levels of satisfaction and loyalty from both hotel guests and owners of managed hotels. The Company believes that the successful implementation of this strategy will facilitate the expansion of its Portfolio of owned, leased, managed and franchised hotels. The principal elements of the Company's strategy are as follows:

        Capitalize on Strong Brand Image. Wyndham has focused on developing a brand name that is nationally recognized as being synonymous with quality, full service lodging in the upscale hotel market. Because Wyndham has operating control over more than 98% of the hotels operated under the Wyndham brand name, it is able to consistently deliver quality hotel products and services throughout its hotel system and support the marketing programs necessary to maintain the quality associated with the Wyndham name. By developing the Wyndham brand through upscale hotel products, the Company is able to focus on earning the loyalty of its core upscale customers: individual business travelers, business groups and other group customers, and leisure travelers. According to written guest surveys conducted by Wyndham at its hotels during 1995, 91% of Wyndham guests surveyed rated the overall quality of Wyndham hotel products and services good or excellent, and 94% of the guests surveyed indicated that they would return to that Wyndham hotel on their next trip to the same city. The Company believes that hotel owners and investors have come to associate the Wyndham brand name with cost efficient operations and the delivery of exceptional value to hotel properties. The Company also believes that growing national recognition of the Wyndham brand, together with the quality and efficiency of its hotel operations, has facilitated the Company's historical growth and will enhance its ability to realize its future growth objectives.

        Multiple Upscale Hotel Products.  Wyndham offers three      distinct
full service hotel products under a single brand name that are tailored to urban, suburban and select resort markets, the primary markets that serve its core upscale customers.

         o Wyndham Hotels. In urban markets, the Company operates 20 Wyndham Hotels, which contain an average of approximately 400 hotel rooms, generally between 15,000 and 250,000 square feet of meeting space, and a full range of guest services and amenities. Wyndham Hotels are targeted principally at business groups and other group customers, as well as individual business travelers.

         o Wyndham Garden Hotels. In suburban markets, Wyndham operates 40 Wyndham Garden Hotels, which were created by the Company to cater to individual business travelers and small business groups. (The Company operates four additional hotels under brand names other than the Wyndham brand, which are scheduled to become Wyndham Garden Hotels in the second quarter of 1997 following renovations that are currently underway. Two of these hotels are scheduled to be converted by the first quarter of 1997, and two of these hotels are scheduled to be converted by the second quarter of 1997) With guest services, hotel finishings and landscaping comparable to Wyndham Hotels, Wyndham Garden Hotels are designed to provide a guest experience similar to that enjoyed at Wyndham Hotels, but at a price that is competitive in suburban markets. The Company locates Wyndham Garden Hotels primarily near suburban business centers and airports and, where possible, seeks to cluster these hotels in a "hub-and-spoke" distribution pattern around one or more Wyndham Hotels in order to achieve operating and marketing efficiencies and enhance local name recognition. Wyndham Garden Hotels are mid-size full service upscale hotels containing between approximately 150 and 225 hotel rooms that offer a package of services and amenities focused on the needs of the business traveler, including generally between 1,500 and 5,000 square feet of meeting space, restaurants that serve three meals a day, exercise rooms, and laundry and room service.

         o Wyndham Resorts. Wyndham's Portfolio also includes five Wyndham Resorts that are full service destination resorts targeted at upscale leisure and incentive travelers and are located both domestically and on three Caribbean islands. Through Wyndham Resorts, the Company is able to offer guest rewards and other cross-promotional benefits to its domestic customers, thus improving Wyndham's competitiveness and brand loyalty.

         The Company believes that its strategy of offering multiple hotel products under a single brand name enables it to achieve, through efficient hotel distribution, strong penetration of the primary markets that serve its core upscale customers. The Company also believes that this strategy enables it to compete effectively for expansion opportunities covering a wide variety of upscale hotel properties, thereby providing a competitive advantage over hotel companies with fewer products.

The Company expects to continue evaluating opportunities for new hotel products that it may offer under the Wyndham brand. See " -- Growth Strategy -- II. Additional Growth Opportunities -- New Lodging Products."

         Extended-Stay Hotel Product. The Company manages six extended stay hotel properties, which following planned renovations, will be operated under the Homegate Studios & Suites brand name. These hotels are located in Texas and are targeted at business travelers, professionals on temporary work assignments, persons between domestic situations and persons relocating or purchasing a home, who often desire accommodations for an extended duration. These midprice hotels contain approximately 125 rooms each and feature a fully equipped kitchen, upscale residential-quality finishes and accessories, and separation between cooking, living and sleeping areas.

         Operating and Financial Performance. The Company seeks to maximize revenues through its comprehensive marketing strategy and the delivery of high quality accommodations and hotel services that result in satisfied, loyal hotel guests. The Company believes that its experience as a hotel owner makes it a better hotel manager by keeping it focused on controlling each element of operating expenses, which is essential for achieving attractive returns for both the Company's hotels and managed hotels. In addition, through yield management of its room inventory, the Company seeks to maximize REVPAR during periods of high occupancy by giving first priority for available rooms to guests that will pay the full amount of the applicable room rate.

         The Company has a proven track record of achieving strong operating and financial results. During 1995, average occupancy rates, ADR and REVPAR for upscale Portfolio hotels were 69%, $88.79 and $60.96, respectively, compared with an average during this period of 69%, $80.38 and $55.06, respectively, in the upscale segment of the lodging industry. During the 1996 First Nine Months, average occupancy rates, ADR and REVPAR for upscale Portfolio hotels were 70%, $92.24 and $64.93, respectively, compared with an average during this period of 70%, $85.74 and $60.33, respectively, in the upscale segment of the lodging industry. During 1995 and the 1996 First Nine Months, respectively, REVPAR for upscale Portfolio hotels outperformed the upscale segment of the lodging industry by 11% and 8%, respectively.

         The following table compares certain historical operating and financial data of the Company's Comparable Hotels with the lodging industry.

                                                                                                  UPSCALE
                                                                                                  SEGMENT
                                                                                                  OF THE
                                                                                COMPARABLE        LODGING
                                                                                HOTELS(1)       INDUSTRY(2)
                                                                                ---------       -----------
Occupancy percentage:(3)
   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               67%             67%
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               70%             68%
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               72%             69%

   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .               73%              70%
ADR:(4)
   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $76.39          $74.19
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             80.16           77.19
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             84.38           80.38

   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .             91.96            85.74
REVPAR:(5)
   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             51.31           49.71
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             56.09           52.57
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             60.99           55.06
   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .             66.85           60.33

Gross operating profit margin:(6)
   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               32%              30%
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               34%              31%
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               36%              33%
   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .               37%                *

Food and beverage margin:(7)
   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               29%             17%
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               31%             18%
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               31%              21%
   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .               28%                *
Gross operating profit per available room:(8)

   1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  9,612        $  8,397
   1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11,417           9,364
   1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,547           10,470
   1996 First Nine Months . . . . . . . . . . . . . . . . . . . . . . . .            10,306                *

----------------------------------

* 1996 First Nine Months lodging industry statistics are not available for gross operating profit margin, food and beverage margin and gross operating profit per available room.

(1) Comparable Hotels consists of the 30 Wyndham brand hotels that have been operated by the Company since January 1, 1993.

(2) Occupancy percentage, ADR and REVPAR comparisons are to the upscale segment of the lodging industry, which the Company believes is the appropriate segment for comparing operating data based on the competitive set for the Company's hotels, as measured by ADR. Gross operating profit and margin comparisons are to the upscale full service segment of the lodging industry, which consists of upscale hotels with restaurants, because the

         Company believes that the higher costs associated with restaurant operations provide the most appropriate comparison of gross operating profits and margins.

(3) Occupancy percentage represents total rooms occupied divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(4) ADR represents total room revenues divided by the total number of rooms occupied.

(5) REVPAR represents total room revenues divided by total available rooms.

(6) Gross operating profit margin represents gross operating profit as a percentage of total revenues. "Gross operating profit" represents gross revenues less department expenses and undistributed operating expenses. Gross operating profit margins are included herein because management uses them as a measurement of hotel operating performance and because management believes that these items are useful in making industry comparisons.

(7) Food and beverage margin represents food and beverage operating profit as a percentage of food and beverage revenues.

(8) Gross operating profit per available room represents gross operating profit divided by total available rooms for the period.

         The following table presents certain historical operating data for the Company's 56 upscale hotels operated by the Company for each of the periods presented:

                                                     NINE MONTHS ENDED     NINE MONTHS ENDED    PERCENTAGE
                                                     SEPTEMBER 30, 1995    SEPTEMBER 30, 1996     CHANGE
                                                     ------------------    ------------------     ------
Occupancy percentage(1) . . . . . . . . . . . . .          70.8%                72.3%               2.1%
ADR(2)  . . . . . . . . . . . . . . . . . . . . .         $84.76              $91.83                8.3%
REVPAR(3) . . . . . . . . . . . . . . . . . . . .         $60.04              $66.37               10.5%


(1) Occupancy percentage represents total rooms occupied divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(2) ADR represents total room revenues divided by the total number of rooms occupied.

(3) REVPAR represents total room revenues divided by total available rooms.

         Fully Integrated, Full Service Hospitality Company. The Company owns, manages, leases and franchises hotels under the Wyndham brand name. In addition, the Company is experienced in all aspects of hotel operations, including purchasing, accounting and asset and risk management, as well as hotel construction and design. The Company believes that operating as a fully integrated, full service hospitality company enhances its performance by enabling it to provide a full range of hotel services in an efficient, cost-effective manner. In addition, the breadth of the Company's experience enables it to compete effectively for multiple opportunities in the hospitality industry. The Company also believes that the Wyndham brand name provides it with a competitive advantage in its management business over companies without their own brand because hotel owners might otherwise be required to pay a third party franchise fee in addition to a management fee, which generally results in a higher fee than Wyndham's overall fee structure.

         Experienced, High Quality Management Personnel. The Company believes that it has highly qualified, experienced executives in its senior management positions. The Company's Senior Executive Officers have worked together to successfully develop, operate and manage hotel properties in various phases of the industry cycle. The Company was able to attract its executives and senior management personal with a variety of strong incentives, including an equity sharing program. The Company's Senior Executive Officers beneficially own an aggregate of approximately 12.6% of the Company's Common Stock.

         Based upon the Company's commitment to promoting managers from within the system, Wyndham has developed a Managers in Development program that trains over 150 participants each year. Over 70% of the Company's hotel general managers have been promoted from another position within the Company. The Company also provides formal training programs for managers and sales personnel. The Company believes that by establishing uniform productivity standards and skill requirements for its personnel, it is able to measure employee performance effectively and reward high productivity. The Company also believes that the quality and experience of its key executives and hotel personnel are important components of its ability to consistently provide strong financial results to its stockholders and third party hotel owners as well as outstanding service to hotel guests.

         "The Right Way -- The Wyndham Way." The Company's service signature, "The Right Way -- The Wyndham Way," embodies its commitment to designing and implementing the innovative practices and programs required to be a successful hotel operating company. In addition to written guest surveys, Wyndham conducts frequent personal interviews of its guests and employees. Wyndham responds to their comments by shaping its products and services to meet or exceed the needs and expectations of its guests, focusing specifically on the services and amenities that drive the purchase decision or affect the Company's ability to adjust room rates. For example, Wyndham has become well-known for its American Airlines and Avis Rent-A-Car "Triple Upgrade" program and was the first upscale hotel chain to provide free in-room coffee makers in every domestic Wyndham brand hotel room. See " -- Customers and Marketing." The Company emphasizes building the Wyndham brand image by delivering the highest quality guest services, resulting in strong loyalty from its core upscale customers: individual business travelers, business groups and other group customers, and leisure travelers.

GROWTH STRATEGY

         Since the beginning of 1990, the number of hotels in the Company's Portfolio has increased from 25 hotels to 78 hotels. In addition to generating internal growth through the improved performance of existing hotels, the Company has developed a flexible external growth strategy designed to increase the number of hotels in its Portfolio.

I.       PRIMARY GROWTH OPPORTUNITIES

The near-term focus of the Company's growth strategy is as follows:

         Growth from Existing Hotels. The Company expects improvements in the financial performance of the existing hotels in its Portfolio to account for a substantial portion of its financial growth in the near future. The Company believes that the primary factors contributing to internal growth include (i) revenue increases resulting from continuing improvements in the upscale segment of the lodging industry and continuing maturation of 37 hotels added since the beginning of 1995 (including 14 Wyndham Garden Hotels and four additional hotels under renovation that will be converted to the Wyndham Garden brand), and (ii) improved operating margins resulting from operating leverage and Wyndham's continued emphasis on controlling operating expenses. For example, the Company anticipates that management incentive fees, which escalate with increased operating performance at the Company's managed hotels, will contribute to internal growth. During the 1996 First Nine Months, the Company earned incentive fees on 34% of its managed properties, and 19% of the Company's management fee revenues were derived from incentive fees. The Company's internal growth strategy has produced Comparable Hotel room revenue increases of 9% in both 1994 and 1995 and has produced an increase in Comparable Hotel gross operating profit margins from 32% in 1993 to 36% in 1995. These improvements have led to significant increases in gross operating profit per available room of 19% and 10% in 1994 and 1995, respectively, compare to the prior year period. Comparable Hotel gross operating profit margins increased to 37% in the 1996 First Nine Months from 36% in the 1995 First Nine Months, and gross operating profit per available room increased by 9.9% in the 1996 First Nine Months over the 1995 First Nine Months. The Company believes that its ability to achieve both internal and external growth will help attract third party debt and equity capital to help fund the growth of the Company's Portfolio.

         Wyndham Garden Hotel Redevelopment and Conversion Program. The Company believes that the continued growth of its Wyndham Garden Hotel product will provide significant opportunities for increasing the number of Wyndham brand hotels in its Portfolio. Since the beginning of 1990, the Company has added 34 Wyndham Garden Hotels to its Portfolio, 3 of which were developed through new construction and 31 of which were existing hotels converted to the Wyndham brand. In 1994, the Company accelerated the expansion of Wyndham Garden Hotels through an investment program developed in conjunction with Bedrock and other strategic partners. Pursuant to the Wyndham-Bedrock "Investment Program," the Company added 17 properties to its Wyndham Garden Hotel portfolio. These hotels had an aggregate cost (including redevelopment costs) of approximately $183 million as of November 30, 1996. While the Wyndham-Bedrock Investment Program contemplates that up to $335.0 million of equity and debt financing may be made available to finance the acquisition and redevelopment of Wyndham Garden Hotels and certain other potential investments during the five-year period from the inception of the program in May 1994, Bedrock is not required to invest a minimum amount of capital through the Investment Program, but the Company is entitled to manage any Investment Program hotel properties for a term of 15 years. See "Risk Factors -- Conflicts of Interest" and "Certain Relationships and Transactions -- Bedrock Investment Program." Bedrock also has provided assistance with the development, design and construction phase of the redevelopment process.

         Because many acquired hotels require extensive redevelopment in connection with their conversion to the Wyndham Garden Hotel brand, the Company has instituted a program to redevelop these properties to a quality level consistent with Wyndham's high standards (the "Redevelopment Program"). For these hotels, the redevelopment process begins by identifying hotel properties in prime suburban business centers and airport locations that can be reconfigured to meet the operating model for Wyndham Garden Hotels. Once the property is acquired, it is typically completely closed to permit extensive exterior renovation (which often consists of a substantially renovated facade) and total renovation of guest room, dining and common areas. Upon completion, the hotel is reopened under the Wyndham Garden Hotel brand and competes in a strong, visible location as if it were a newly constructed property. The Company estimates that redeveloping Wyndham Garden Hotels currently costs about 75% of the cost of new construction and takes substantially less time (an average of approximately nine months from the date of acquisition to the date that the hotel is reopened). The Company has the complete in-house design, development and operating expertise necessary to manage the entire redevelopment process. See "Risk Factors -- Risks Associated with Expansion" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Wyndham intends to continue the Redevelopment Program with Bedrock and other strategic partners, through direct investment by the Company, or some combination thereof. The Company has executed a management contract for a non-Bedrock hotel at La Guardia Airport in New York City, which is currently in the renovation stage and is scheduled to reopen in the first quarter of 1997. The Company also has executed two management contracts for non-Bedrock hotels in Atlanta, Georgia. These hotels, which are open but under renovation, are expected to be converted to Wyndham Garden Hotels in the second quarter of 1997. The Company has also acquired two hotels that are open but are in the process of being converted to Wyndham Garden Hotels. One hotel is located in Dallas, Texas and the other is located in Overland Park, Kansas. The Company expects renovations to be completed on these hotels by the first quarter of 1997.

         Addition of Upscale Management Contracts. The Company believes that a significant source of potential future growth will be through the addition of new management contracts for Wyndham Hotels, Wyndham Garden Hotels and Wyndham Resorts at strategic locations. Since the beginning of 1990 through year-end 1995, the Company has added an average of ten new management contracts per year, while the Company has lost an average of two management contracts per year generally as a result of changes in ownership of managed hotels and attrition resulting from scheduled termination of short-term non-Wyndham brand management contracts. The Company believes that management contracts provide stable growth opportunities through a variety of business environments because of the relatively low capital requirements and short lead times necessary for conversion to the Wyndham brand. Wyndham believes that it is able to compete effectively for additional management contracts because of its strong reputation in the upscale hotel industry, its track record of delivering strong financial returns for hotel owners and investors and its willingness to structure key terms of management contracts to satisfy hotel owner objectives. In particular, the Company believes that its history of achieving strong operating results for managed properties has led to a significant number of owner referrals. In addition, by operating multiple upscale products, the Company increases its opportunities to compete for new contracts. While the Company anticipates that most new management contracts will be for Wyndham brand hotels, the Company may enter into contracts to manage non-branded hotels or to manage hotels under a different hotel brand. See " -- Additional Growth Opportunities -- New Lodging Products."

         Hotel Acquisitions and Joint Ventures. The Company anticipates that it will be able to grow through the acquisition of hotels with attractive economic prospects that are suitable for application of the Company's operating strategy. In particular, the Company expects to focus on the selective acquisition of Wyndham Hotels offering a full range of meeting and conference capabilities that are located in new strategic markets or in existing urban markets capable of supporting multiple Wyndham brand hotels. The Company also will continue to assess the acquisition of other hotel chains that operate hotel properties suitable to integrate into the Company's Portfolio as well as the possible acquisition of resort hotels. The Company anticipates that it also may make partial investments in hotel properties through joint ventures with strategic business partners or through equity contributions or secured loans. The Company may make such investments solely as an investor or in connection with entering into a management contract. The Company also may issue equity securities to finance future acquisitions in whole or in part. Notwithstanding the foregoing, there can be no assurance that the Company will have adequate capital resources to fund its growth. In addition, there can be no assurance that the Company will be able to identify suitable acquisition or investment opportunities or successfully integrate acquired properties. See "Risk Factors -- Risks Associated with Expansion" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Addition of Extended-Stay Management Contracts. The Company believes that it will be able to achieve additional growth by adding new management contracts for Homegate Studios and Suites hotels. In August 1996, a subsidiary of the Company entered into a master management assistance agreement (the "Agreement") with Homegate, to provide hotel management, purchasing, marketing and technical services for Homegate Studios and Suites extended-stay hotels pursuant to and during the two-year term thereof. The Agreement provides for the Company to manage up to sixty hotels pursuant to separate 10-year management contracts. See "-- Management Contr0acts" and "Certain Transactions." The Company believes that the extended-stay program will provide an opportunity to generate revenues by extending its management expertise and operating programs into a new segment of the lodging industry without requiring significant investment of the Company's capital. Homegate was founded by affiliates of Crow Family Members, Trammell Crow Residential and Greystar, which remain the principal stockholders.

II.      ADDITIONAL GROWTH OPPORTUNITIES

         Depending on market conditions in the lodging industry, the Company also may pursue the following expansion opportunities:

         Franchise Program. As of November 30, 1996, the Company franchised one Wyndham brand hotel, which is operated by a third party. The Company plans to pursue selective franchise opportunities with well-qualified owner/operators such as American General Hospitality, Inc. and Starwood Lodging. The Company believes that growth through selective franchise opportunities will add revenues through royalties and increased brand awareness, without requiring significant capital investment by the Company. The Company is in the process of developing a full franchise program that it expects to have complete in advance of the next hotel construction cycle in the upscale full service segment of the lodging industry. The Company believes that this program will enable it to pursue franchise opportunities on a broader scale, given appropriate market conditions.

         New Lodging Products. The Company intends to continue evaluating new lodging products that it may offer under the Wyndham brand. These products may include both new products within the full service upscale hotel segment, as well as new products in other segments of the lodging industry. In particular, the Company will seek to introduce new lodging products where, in the judgment of management, the product can benefit from, and further enhance, the Wyndham brand, as well as benefit from the Company's operating experience and business strengths.

         New Construction. Depending on market conditions, the Company will continue to review opportunities to construct new Wyndham Hotels, Wyndham Garden Hotels and possibly Wyndham Resorts in those strategic markets where acquisition and conversion of existing properties at a substantial discount to replacement cost is not possible. Currently, however, construction costs for new hotels in most markets remain substantially higher than the costs of acquiring and converting existing hotels.

III.     ABILITY TO EXECUTE GROWTH STRATEGY

         The Company believes that it has the in-house capabilities and strategic business relationships with which to implement each aspect of its growth strategy. These capabilities and relationships include the following:

         In-House Development Expertise. The Company has a full in-house development staff dedicated to identifying, evaluating and pursuing growth opportunities. The development staff generally works in teams consisting of a vice president of development, a development manager and an analyst. The Company's in-house capabilities enable it to make an in-depth assessment of a potential management, acquisition or other opportunity, including an analysis of the surrounding market, the potential for increasing hotel performance and value through the implementation of the Company's operating strategy, the condition of the hotel property and the estimated renovation costs of achieving Wyndham's standards for a fresh appearance and updated accommodations. The Company's development staff also underwrites redevelopment and new construction projects by analyzing estimated project costs and preparing market studies and long-term projections of revenues and profitability. Each opportunity is also assessed in terms of the contribution that the potential hotel will make to the Wyndham brand identity.

         The Company also maintains a highly qualified in-house construction and design department, which enables it to manage all phases of redevelopment and new construction projects. In 1994 and 1995, the Company managed more than $135 million in redevelopment, remodeling and new construction projects. The Company believes that its in-house capabilities provide a competitive advantage by providing a strong network for identifying potential growth opportunities and maintaining tight control over hotel quality standards.

         Relationships with Hotel Investors. Wyndham believes that its strong business relationships with various strategic partners will continue to facilitate growth by providing hotel acquisition, renovation and development opportunities as well as potential new management contract and franchise opportunities. Currently, Crow Family Members, who own an aggregate of approximately 47.3% of the Company's outstanding Common Stock, have interests in 16 Wyndham brand hotels that are managed by the Company. Seventeen additional Wyndham brand hotels that are managed by the Company are owned by Bedrock, which owns approximately 11.4% of the Company's Common Stock. See "Principal Stockholders." In addition, the Company's six extended-stay hotel management contracts relate to hotels owned by Homegate, of which affiliates of Crow Family Members, Trammell Crow Residential, one of the country's largest apartment builders, and Greystar, a private investment company with substantial multi-family housing development and construction expertise, were founders and remain principal stockholders. Messrs. Carreker and Harlan R. Crow also serve on the board of directors of Homegate. See "Certain Relationships and Transactions."

         In July 1996, certain Crow Family Members sold two Wyndham brand hotels to Patriot American Hospitality, Inc., a publicly traded REIT ("Patriot American"). These hotels were leased back to a new partnership controlled by the Crow Family Members pursuant to a lease having a term of ten years, with two extensions of five years each. The Company has continued to manage these hotels on economic terms substantially identical to the terms upon which they had been managed. Pursuant to the letter of intent relating to the sale of the two hotels, the Company and Patriot American contemplate a future arrangement whereby proposed additions to the Company's Portfolio of Wyndham brand hotels will be presented to Patriot American on a preferred basis. There can be no assurance that the transactions or arrangements contemplated by the letter of intent will be consummated or otherwise definitively determined.

         In addition to providing potential growth opportunities, the Company believes that its successful track record with these and other hotel owners and investors provides stability to the Company's management contracts with hotels owned by such entities. The Company also believes that its relationship with the Trammell Crow Company, one of the largest national real estate companies, will continue to facilitate the Company's ability to identify and evaluate potential acquisition, renovation and development opportunities.

         Sales of Mature Hotels; Long-Term Leases. The Company has developed business relationships with certain publicly traded REITS. Generally, a REIT cannot operate hotels because 75% of the gross income of a REIT must be derived from certain defined categories of qualifying income derived directly or indirectly from investments relating to real property or mortgages on real property. Certain REITs, however, have purchased hotel properties that they lease to a hotel management company because the income stream from leases is generally regarded as qualifying income.

         Prior to the Company's initial public offering, Garden Hotel Associates L.P. ("GHALP") owned 11 Wyndham Garden Hotels managed by the Company (the "GHALP Properties"). A 30% interest in GHALP was held by a partnership owned by certain Crow Family Members and the Senior Executive Officers, and the remaining 70% was held by an unaffiliated third party. In May 1996, Crow Family Members and the Senior Executive Officers acquired the remaining 70% ownership interest from the third party. The purchase price was funded from the proceeds of the sale of the GHALP Properties to Hospitality Properties Trust ("HPT"), a publicly traded REIT. HPT leased the GHALP Properties back to another entity, the ownership of which mirrored the ownership of GHALP. As part of the formation of the Company, the Company succeeded to such entity's leasehold interest in the GHALP Properties. The Company continues to manage the hotels. The Company anticipates that in the future, it may enter into similar transactions whereby it would sell mature hotel properties to REITs, lease the hotels back and manage them as Wyndham brand hotels. The Company believes that this strategy permits it to participate in the initial growth phase of the hotel properties that it acquires, while eventually freeing the Company's balance sheet of real property upon disposition of the related hotels. Pursuant to a long-term lease arrangement, the Company can retain long-term operating control over the property and continue to benefit from any increases in the operating performance of the hotel. The Company anticipates that it also may enter into long-term leases with REITs with respect to hotel properties that such REITs may acquire from unaffiliated third parties.

THE COMPANY'S HOTELS

General

         Over 95% of the Company's upscale hotels are operated under the Wyndham brand name, which is synonymous with high quality lodging facilities and excellent service. The Wyndham name represents the high standards of the Company's hotels, which present a casually elegant decor and emphasize fresh, updated accommodations. Wyndham places great emphasis on maintaining hotel properties in first-rate condition and providing consistently high quality guest services at all of its hotels, and has designed numerous programs to ensure that Wyndham guests receive the highest quality lodging experience possible.

         Amenities common to almost all Wyndham brand hotels include restaurants, exercise rooms, swimming pools and cable television channels. Services common to all Wyndham brand hotels include room service, laundry and valet service and safe deposit boxes. Wyndham believes that by focusing attention on guest room details it creates an attractive room package that is appreciated by its upscale guests, particularly business travelers. Therefore, all domestic Wyndham brand hotels provide in-room coffee makers with complimentary coffee, comfortable and efficient workspace, generous guest room lighting, a shower massager and a "Toiletries You Forgot" program, which provides frequently forgotten travel items, such as toothpaste, deodorant and razors, at no cost. During 1995, Wyndham Hotels, Wyndham Garden Hotels and Wyndham Resorts generated 50.2%, 34.5% and 15.3%, respectively, of room revenues from Wyndham brand hotels.

Wyndham Hotels

         Wyndham Hotels are typically large, architecturally distinctive properties located primarily in major urban locations. These hotels are targeted principally at upscale business groups and other group customers, as well as upscale business travelers. Total guest room revenues for Wyndham Hotels in 1995 by customer mix consisted of 54.6% group meetings, 32.6% individual business travelers and 12.8% leisure travelers.

         The Company operates 20 Wyndham Hotels containing an aggregate of 7,931 guest rooms. Wyndham Hotels contain an average of approximately 400 hotel rooms and generally between 15,000 and 250,000 square feet of meeting space. The considerable meeting and catering capabilities of Wyndham Hotels attract major corporate groups and numerous national, regional and local associations for business conventions, sales meetings, conferences, banquets, receptions, training sessions and private celebrations. Meeting services offered at most Wyndham Hotels include comprehensive business centers with private offices, a library, state-of-the-art audiovisual equipment and secretarial and telecopy services.

         Mid-week room rates at Wyndham Hotels range from $99 to $225 per night, depending on location and season. Guests at these hotels are offered a variety of services and amenities, including room and concierge service, same day laundry and dry cleaning, valet parking, individual room climate control, voice-mail, in-room minibars and often a spa and choice of restaurants. Four hotels offer elegant four-star dining, and the restaurants at the remaining Wyndham Hotels feature similar menus containing high quality food selections at affordable prices that are updated frequently to maintain freshness and to reflect the identity of the hotel and the surrounding region. The Company has invested significant time, talent and capital in its hotel restaurants, and believes that the quality of its restaurants makes a substantial contribution to its hotel guests' total lodging experience.

Wyndham Garden Hotels

         The Company created and designed Wyndham Garden Hotels to cater primarily to upscale individual business travelers and small business groups in suburban markets. Wyndham Garden Hotels are mid-size, full service hotels located primarily near suburban business centers and airports. The Company generally seeks to cluster Wyndham Garden Hotels in a "hub-and-spoke" distribution pattern around one or more Wyndham Hotels in order to achieve operating and marketing efficiencies and enhance local name recognition. Through market studies, the Company has determined that its target business customer generally selects a hotel within an approximate five mile radius of his or her business destination. Therefore, the Company selects individual Wyndham Garden Hotel sites based on its evaluation of the local business market surrounding a potential hotel location.

         Through its Wyndham Garden Hotels, the Company strives to provide upscale individual business travelers and small business groups with a first class guest experience in a suburban setting. The Company believes that the business travelers who stay at Wyndham Garden Hotels are similar to the business travelers at Wyndham Hotels and that their business destination is the primary factor that draws them to a Wyndham Garden Hotel. Accordingly, with guest services, hotel finishings and landscaping comparable to Wyndham Hotels, Wyndham Garden Hotels are designed to provide a guest experience similar to that enjoyed at Wyndham Hotels, but at a price that is competitive in suburban markets. Mid-week room rates range between $79 and $129 at Wyndham Garden Hotels, depending on location. Total guest room revenues for Wyndham Garden Hotels in 1995 by customer mix consisted of 64.6% individual business travelers, 19.2% small group meetings and 16.2% leisure travelers.

         The Company operates 40 Wyndham Garden Hotels containing an aggregate of 7,296 guest rooms. (The Company operates four additional hotels under brand names other than the Wyndham brand, which are scheduled to become Wyndham Garden Hotels following renovations that are currently underway. Two of these hotels are scheduled to be converted by the first quarter of 1997, and two are scheduled to be converted by the second half of 1996.) Each Wyndham Garden Hotel contains between approximately 150 and 225 rooms and generally between 1,500 to 5,000 square feet of meeting space. The amenities and services provided in Wyndham Garden Hotels are designed to meet the needs of the upscale business traveler. Amenities and services in each room include desks large enough to accommodate personal computers, longer phone cords, high wattage light bulbs for reading, room service and access to 24-hour telecopy and mail/package service. The meeting facilities at Wyndham Garden Hotels generally can accommodate groups of between 10 and 200 people and include a flexible meeting room design, exterior views, additional phone lines and audiovisual equipment. Wyndham Garden Hotels also feature a lobby lounge, most of which are appointed with a fireplace, a library typically overlooking a beautifully landscaped garden, and a swimming pool. In addition, many Wyndham Garden Hotels contain a whirlpool and an exercise facility.

         Dining services at Wyndham Garden Hotels are an important feature. Unlike many mid-priced hotels, each Wyndham Garden Hotel contains a cafe restaurant that serves a full breakfast, lunch and dinner daily. Wyndham has designed a uniform food program that features delicious, healthful meals with minimum delay. By implementing the same menus, preparation process and purchasing program throughout the Wyndham Garden Hotel system, the Company has achieved significant operating efficiencies. The Company believes that the breadth and quality of the dining services offered at Wyndham Garden Hotels distinguish these hotels from other hotel chains that target the upscale individual business traveler in suburban markets.

Wyndham Resorts

         Wyndham Resorts are full service destination resorts that are located both domestically and on three Caribbean islands. Wyndham Resorts are targeted at upscale leisure travelers and incentive travelers. Total guest room revenue for Wyndham Resorts in 1995 by customer mix consisted of 73.0% individual leisure travelers and 22.0% group travelers and 5.0% individual business travelers.

         The Company operates or franchises five resort hotels containing an aggregate of 1,604 guest rooms. Each Wyndham Resort contains between approximately 200 and 500 hotel rooms and, with the exception of the Wyndham Morgan Bay Resort, generally between 6,000 and 20,000 square feet of meeting space. Room rates at Wyndham Resorts range between $135 and $210, depending on location and season.

         Wyndham Resorts are designed to provide a memorable guest experience. They feature spacious, luxurious guest rooms that are air conditioned and typically contain private balconies. Most resorts have swimming pools, health and fitness centers and tennis courts. In addition, two resorts offer golf and two resorts contain casinos. Guest amenities include room service, concierge and valet service and tour information. Guests can choose from a variety of restaurants and menus, and most resorts provide a variety of live nightly entertainment. In addition, Wyndham Resorts offer or arrange a full range of activities, including sailing, snorkeling, windsurfing, waterskiing, parasailing, horseback riding, scuba diving, deep-sea fishing and cruises.

         Wyndham Resorts seek to capitalize on national recognition of the Wyndham brand name. Through its resort division, the Company is able to offer guest rewards and other cross-promotional benefits to its domestic customers, thus improving Wyndham's competitiveness and brand loyalty. The Company's national sales team targets Wyndham customers as well as travel agents and meeting planners for leisure and group sales in an effort to take advantage of their familiarity with the Wyndham hotel system.

Management Service Hotels

         The Company provides hotel management services pursuant to management contracts relating to three hotels that are owned by third parties and operated under unaffiliated hotel brands. Each of these hotels is an upscale hotel offering services and amenities consistent with Wyndham's quality standards. The Company entered into these management contracts in order to take advantage of opportunities to develop relationships with third party hotel owners, as well as to generate revenues in circumstances that would not permit conversion of the hotels to the Wyndham brand. See " -- Growth Strategy -- I. Primary Growth Opportunities."

Homegate Studios and Suites

         The Homegate Studios & Suites prototype has been designed and developed to offer consistent, high quality accommodations in a standard format, providing much of the value offered by limited service hotels with many of the added features and comforts of apartment living. Homegate Studios & Suites hotels will offer three functional room configurations, studio, deluxe and one bedroom. Each room will feature a fully equipped kitchen, upscale residential- quality finishes and accessories, and separation between the cooking, living, and sleeping areas, and other amenities, such as weekly maid service, twice- weekly linen service, resident laundry facilities, direct telephone service with voice mail messaging and dataport capabilities, cable TV, a business center and an exercise facility.

         The Company currently manages six extended-stay hotels containing an aggregate of 761 rooms. Following planned renovations, these hotels are expected to be converted to the Homegate Studios and Suites brand in the first quarter of 1997. These properties contain approximately 125 rooms each and will compete in the midprice segment of the extended-stay industry. In general, it is expected that average weekly room rates will range between $280 and $350, but room rates at specific hotels may vary significantly depending on local market factors.

Hotels Closed for Renovation or Under Construction

         The Company has entered into management contracts to operate three hotels that are scheduled to open in 1997. The first hotel will be located at La Guardia Airport in New York City and will contain 225 hotel rooms and approximately 4,000 square feet of meeting space. This hotel is also under renovation, and the Company anticipates that it will open in the first quarter of 1997.

         The Company currently is subject to a temporary restraining order that prevents it from operating Wyndham brand hotels or advertising the Wyndham name in connection with the operation of any hotel within a 50 mile radius (within the State of New York) of the "Mados Wyndham Hotel" (as defined below under " -- Legal Proceedings") pending resolution of a lawsuit concerning the Company's use of the Wyndham name within such area. (See " -- Legal Proceedings.") An adverse decision in such lawsuit or a delay in the resolution of the litigation beyond the anticipated opening date of the La Guardia hotel would require the Company to open such hotel under a brand name other than Wyndham or Wyndham Garden.

         The second hotel, the Wyndham International Trade Center, which is currently under construction, will be a Wyndham Garden Hotel located in Mt. Olive, New Jersey that will contain 141 hotel rooms and approximately 3,700 square feet of meeting space. The Company anticipates that this hotel will be open by the second quarter of 1997. The third hotel, Wyndham Old San Juan Hotel & Casino (the "San Juan Hotel"), which is currently under construction, will be a Wyndham Resort located in San Juan, Puerto Rico that will contain 242 hotel rooms and approximately 6,200 feet of meeting space. The Company anticipates that this hotel will open by the second quarter of 1997. Pursuant to the terms of the management contract, the Company made certain commitments to provide furniture, fixtures and equipment for the San Juan Hotel at a fixed price of $6.0 million. There can be no assurance, however, that these hotels will be completed as scheduled.

SUMMARY OF HOTELS

         The following table sets forth, as of November 30, 1996, certain information with respect to the Company's hotels.

                                                                          OWNED, LEASED,
                                                                            MANAGED OR         NUMBER OF
                   HOTELS                         HOTEL LOCATION           FRANCHISED(1)         ROOMS
                   ------                         --------------           -------------         -----
 WYNDHAM HOTELS
 --------------
 Wyndham Anatole                              Dallas, TX                      Managed               1,620
 Wyndham Bel Age                              West Hollywood, CA              Managed                 199
 Wyndham Bristol                              Washington, DC                  Managed                 239
 Wyndham Bristol Place Hotel                  Toronto, Canada                  Owned                  287
 Wyndham Checkers Hotel                       Los Angeles, CA                 Managed                 188

 Wyndham Dublin Hotel                         Columbus, OH                  Managed(2)                217
 Wyndham Emerald Plaza                        San Diego, CA                   Managed                 436
 The Wyndham Five Seasons                     Cedar Rapids, IA                Managed                 283
 Wyndham Franklin Plaza                       Philadelphia, PA                Managed                 758
 Wyndham Greenspoint                          Houston, TX                     Managed                 472
 Wyndham Harbour Island                       Tampa, FL                      Leased(3)                300
 Wyndham Kingston                             Kingston, Jamaica               Managed                 303
 Wyndham Hotel at Los Angeles
   International Airport                      Los Angeles, CA                 Managed                 591

 Wyndham Hotel at Metrocenter                 Phoenix, AZ                     Managed                 284
 Wyndham Milwaukee Center                     Milwaukee, WI                   Managed                 221
 Wyndham Northwest Chicago                    Itasca, IL                      Managed                 408
 Wyndham Palm Springs                         Palm Springs, CA                Managed                 410
 Wyndham Playhouse Square                     Cleveland, OH                   Managed                 205
 Wyndham Riverfront                           New Orleans, LA                 Managed                 202
 Wyndham Warwick                              Houston, TX                     Managed                 308
                                                                                                      ---
 TOTAL WYNDHAM HOTELS                                                                                  20
 TOTAL WYNDHAM HOTEL ROOMS                                                                          7,931
                                                                                                    =====

 WYNDHAM GARDEN HOTELS
 ---------------------
 Albuquerque                                  Albuquerque, NM                 Managed                 150
 Annapolis                                    Annapolis, MD                   Managed                 197
 Atlanta Gwinnet(4)                           Atlanta, GA                     Managed                 131
 Atlanta North Lake(4)                        Atlanta, GA                     Managed                 131
 Atlanta Perimeter Center                     Atlanta, GA                     Leased                  143
 Bloomington                                  Minneapolis, MN                 Leased                  209

 Bothell                                      Seattle, WA                     Leased                  166
 Brookfield Lakes                             Milwaukee, WI                    Owned                  178
 Buckhead                                     Atlanta, GA                     Managed                 221
 Burlington                                   Burlington, MA                  Managed                 180
 Chandler                                     Phoenix, AZ                     Leased                  159
 Charlotte                                    Charlotte, NC                    Owned                  173
 Commerce                                     Los Angeles, CA                Owned(3)                 201
 Culver City                                  Culver City, CA                 Managed                 199

                                                                          OWNED, LEASED,
                                                                            MANAGED OR         NUMBER OF
                   HOTELS                         HOTEL LOCATION           FRANCHISED(1)         ROOMS
                   ------                         --------------           -------------         -----
 Dallas Market Center(4)                      Dallas, TX                       Owned                  230
 Denver                                       Denver, CO                      Managed                 240
 Detroit Metro                                Romulus, MI                     Managed                 153
 Indianapolis                                 Indianapolis, IN                 Owned                  171
 Kansas City Plaza                            Kansas City, MO                 Managed                 241
 Lake Buena Vista                             Orlando, FL                     Managed                 167

 Las Colinas                                  Dallas, TX                      Managed                 168
 Lexington                                    Lexington, KY                   Managed                 177
 Marin/San Rafael                             Marin County, CA                Managed                 235
 Midtown Atlanta                              Atlanta, GA                     Managed                 191
 Monrovia                                     Monrovia, CA                    Managed                 148
 Naperville                                   Chicago, IL                     Leased                  143
 Nashville Airport                            Nashville, TN                   Leased                  180
 North Phoenix                                Phoenix, AZ                     Leased                  166

 North San Diego                              San Diego, CA                   Leased                  180
 Novi                                         Detroit, MI                     Managed                 148
 Oakbrook                                     Oakbrook Terrace, IL            Managed                 222
 O'Hare                                       Chicago, IL                     Managed                 225
 Orange County Airport                        Costa Mesa, CA                  Managed                 238
 Overland Park(4)                             Overland Park, KS                Owned                  181
 Phoenix Airport                              Phoenix, AZ                     Leased                  210
 Piscataway/Somerset                          Piscataway, NJ                  Managed                 165

 Pittsburgh                                   Pittsburgh, PA                  Managed                 140
 Pleasanton                                   Pleasanton, CA                  Managed                 171
 Schaumburg                                   Schaumburg, IL                   Owned                  188
 Seattle-Tacoma Airport                       Seattle, WA                    Leased(3)                204
 Sunnyvale                                    San Jose, CA                    Leased                  180
 Vinings                                      Atlanta, GA                      Owned                  159
 Waltham                                      Waltham, MA                     Managed                 148
 Wood Dale                                    Chicago, IL                     Managed                 162
                                                                                                   ------
 TOTAL WYNDHAM GARDEN HOTELS                                                                           44
 TOTAL WYNDHAM GARDEN HOTEL ROOMS                                                                   7,969
                                                                                                    =====

                                                                          OWNED, LEASED,
                                                                            MANAGED OR         NUMBER OF
                   HOTELS                         HOTEL LOCATION           FRANCHISED(1)         ROOMS
                   ------                         --------------           -------------         -----
 WYNDHAM RESORTS
 ---------------
 Inn at Semi-Ah-Moo--A Wyndham
   Resort                                     Blaine, WA                      Managed                 198
 The Village at Breckenridge--A
   Wyndham Resort                             Breckenridge, CO              Franchised             235(5)
 Wyndham Aruba Beach Resort &
   Casino                                     Palm Beach, Aruba               Managed                 444
 Wyndham Morgan Bay Resort                    Choc Bay, St. Lucia             Managed                 238
 Wyndham Rose Hall Resort                     Montego Bay, Jamaica           Owned(3)                 489
                                                                                                   ------

 TOTAL WYNDHAM RESORTS                                                                                  5
 TOTAL WYNDHAM RESORT HOTEL ROOMS                                                                   1,604
                                                                                                    =====

 MANAGEMENT SERVICE HOTELS
 -------------------------
 Dedham Hilton                                Dedham, MA                      Managed                 247
 Pruneyard Inn                                Campbell, CA                    Managed                 117
 Confidential                                 Confidential                    Managed                 692
                                                                                                   ------
 TOTAL MANAGEMENT SERVICE HOTELS                                                                        3

 TOTAL MANAGEMENT SERVICE HOTEL ROOMS                                                               1,056
                                                                                                    =====

 EXTENDED-STAY HOTELS(6)
 --------------------
 Westar Suites - Amarillo                     Amarillo, TX                    Managed                 126
 Westar Suites - El Paso                      El Paso, TX                     Managed                 126
 Westar Suites - Fiesta Park                  San Antonio, TX                 Managed                 126
 Studio Suites - Grand Prairie                Grand Prairie, TX               Managed                 139
 Westar Suites - Irving                       Irving, TX                      Managed                 126

 Westar Suites - San Antonio Airport          San Antonio, TX                 Managed                 118
                                                                                                   ------
 Total Extended-Stay Hotels                                                                             6
 Total Extended-Stay Hotel Rooms                                                                      761
                                                                                                   ------

 TOTAL PORTFOLIO                                                                                       78
 TOTAL PORTFOLIO HOTEL ROOMS                                                                       19,321
                                                                                                   ======

 HOTELS CLOSED FOR RENOVATION OR UNDER
 -------------------------------------
 CONSTRUCTION(7)
 ------------
 La Guardia Airport                           New York, NY                    Managed                 225

 Wyndham International Trade Center           Mt. Olive, New Jersey           Managed                 141
 Wyndham San Juan (Wyndham Resort)            San Juan, Puerto Rico           Managed                 242
                                                                                                   ------
 TOTAL HOTELS UNDER RENOVATION OR                                                                       3
 CONSTRUCTION
 TOTAL HOTEL ROOMS UNDER RENOVATION OR
   CONSTRUCTION                                                                                       608
                                                                                                   ------

          TOTAL HOTELS                                                                                 81
          TOTAL HOTEL ROOMS                                                                        19,929
                                                                                                   ======

(1)      Ownership Interest Key:

         Owned       =     Wholly owned (100%) and managed by the Company.
         Leased      =     Long-term lease with unaffiliated third party and
                           managed by the Company.  See " -- Long-Term Hotel
                           Leases."
         Managed     =     Operated under management contracts.  See " --
                           Management Contracts."
         Franchised  =     Franchised to a third party.  See " -- Franchising
                           Program."

(2)      The Company owns a partial interest in this hotel.

(3) The Company's interests in these hotel properties (and in the case of the Wyndham Rose Hall Resort, the golf course adjacent to the hotel property) are subject to ground leases which, including renewal options, expire between 2018 and 2077.

(4) These hotels are currently being managed by the Company under a brand other than the Wyndham brand name. Following renovations that are currently underway, these hotels will be converted to Wyndham Garden Hotels. The Atlanta Gwinnet and Atlanta North Lake hotels are scheduled to be converted by the second quarter of 1997. The Dallas Market Center and Overland Park hotels are scheduled to be converted by the first quarter of 1997.

(5) The actual room inventory at The Village at Breckenridge fluctuates because approximately 70 rooms at such hotel are owned privately, and the availability of such rooms to the general public depends upon the election of the private owners thereof as to the use of such rooms.

(6) The Company expects that five of these hotels will be converted to the Homegate Studios and Suites brand in the first quarter of 1997.

(7) The anticipated dates of operation for the La Guardia, International Trade Center and San Juan hotels are first, second and third quarter 1997, respectively.

         The following table presents certain comparative information with respect to the Company's hotels:


                                                     WYNDHAM                     MANAGEMENT     EXTENDED
                                     WYNDHAM         GARDEN         WYNDHAM       SERVICE        -STAY        TOTAL
                                      HOTELS        HOTELS(1)       RESORTS        HOTELS        HOTELS      HOTELS
                                      ------        ---------       -------        ------        ------      ------
Total number of properties(2)             20               44             5              3           6           78
Total number of rooms(2)               7,931            7,969         1,604          1,056         761       19,321
Average number of rooms per
  hotel(2)                               397              181           320            352         127          248
Percentage of hotels to                  26%              56%            6%             4%          8%         100%
total(2)
Percentage of rooms to                   41%              41%            8%             6%          4%         100%
total(2)
1995 Occupancy percentage(4)             68%              70%           65%            73%           *          69%

1995 ADR(4)                           $94.58           $73.67       $122.75         $85.24           *       $88.79
1995 REVPAR(5)                        $64.01           $52.75        $79.76         $62.45           *       $60.96

___________________________________________

* Operating data are not available for these hotels for 1995. The Company began operating these hotels in September 1996.

(1) Number of properties and rooms include four hotels that are currently being managed by the Company under a brand other than the Wyndham brand name. Following renovations that are currently underway, these hotels will be converted to Wyndham Garden Hotels. Two of these hotels are scheduled to be converted by the first quarter of 1997, and two are scheduled to be converted by the second quarter of 1997. Operating data include one hotel (Wyndham Garden Hotel - Denver) that was managed by the Company as a Ramada Inn while being converted to the Wyndham Garden Hotel brand.

(2)      As of November 30, 1996.

(3) Occupancy percentage represents total rooms occupied divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(4) ADR represents total room revenues divided by the total number of rooms occupied.

(5) REVPAR represents total room revenues divided by total available rooms.

CUSTOMERS AND MARKETING

         The Company's target core customers are upscale business travelers and business groups, as well as upscale leisure travelers. Total guest room revenue for Wyndham brand hotels in 1995 by customer mix consisted of 39.5% individual business travelers, 36.9% group customers, 11.6% resort leisure travelers and 12.0% leisure travelers. To increase revenues at its hotels, the Company has developed a "push-pull" sales and marketing program as well as various other promotional, guest service and advertising programs. The key components of these programs are as follows:

Direct Local Sales Efforts

         Wyndham started in 1982 as a hotel management company for a small group of hotels without a recognized brand name and a very limited marketing budget. Consequently, Wyndham developed a "backyard" marketing program designed to "pull" revenues into these hotels from surrounding businesses. Wyndham has continued to develop and refine its direct local marketing programs and currently employs a direct sales force of almost 500 highly trained representatives who generally are assigned to individual hotels and who focus their sales efforts primarily on the local businesses and organizations surrounding each hotel. The Company motivates its sales force with an aggressive incentive based compensation structure that ties compensation to hotel performance at all levels of the hotel sales and management structure.

         In 1995, the Company's direct sales program accounted for over 60% of room revenues at Wyndham brand hotels. The direct sales efforts at Wyndham Hotels focus primarily on group business. The direct sales efforts at Wyndham Garden Hotels focus primarily on the market within a three-to-five mile radius of the hotel because the Company has determined through market research that most of its guests do business within this area. The Company's local sales programs include direct solicitation of local businesses, special programs, such as its Wyn Club program, which provides certain incentives for repeat bookings at Wyndham brand hotels, participation in local and regional trade shows, and local promotional and advertising campaigns.

National Sales Efforts

         The Company's national sales program, which is split into a national group sales force and a national negotiated rate team, is designed to "push" revenues into Wyndham Hotels on a chain-wide basis. The national group sales force consists of 23 national account managers assigned to six national sales offices located in New York City, Washington, D.C., Chicago, Los Angeles, San Jose and Phoenix. The purpose of this sales force is to develop national group and association business primarily for Wyndham Hotels and Wyndham Resorts. The national sales team consists of five national account managers and focuses on identifying, obtaining and maintaining major corporate accounts whose employees do business across the nation. The Company has developed its corporate clientele by offering special rate programs applicable to all Wyndham brand hotels. The Company currently has national rate programs with approximately 400 different companies as well as the nation's top 20 travel agencies.

Wyndham Service Programs

         Wyndham's service signature, "The Right Way -- The Wyndham Way," characterizes Wyndham's entire approach to doing business and embodies Wyndham's commitment to designing and implementing the innovative practices and programs required to be a successful hotel operating company. The Right Way -- The Wyndham Way also embodies the Company's focus on understanding and providing the guest services and amenities that are most important to its core customers. Wyndham conducts frequent guest surveys and personal interviews in an effort to identify the services and amenities valued by upscale business travelers and responds with various programs designed to meet or exceed such travelers' expectations. For example, Wyndham has established a unique training program for its hotel personnel, entitled "ACE" (Attentive, Courteous, Efficient), which stresses the importance of a great service attitude at its hotels. Wyndham recognizes that beyond training its personnel to provide the standard services required by its discerning guests, it is necessary to cater to special guest needs, and, accordingly, Wyndham provides its employees with the authority to address guest complaints and requests on the spot.

         Through its business traveler research, Wyndham also seeks to identify those guest room amenities that most affect the purchase decision of its customers. For example, in response to frequent business traveler surveys, Wyndham was the first upscale hotel chain to provide a coffee maker and complimentary coffee or tea in every domestic Wyndham brand hotel room.
Wyndham also has added larger desks, extra long phone cords, high wattage light bulbs for reading, real hook hangers, comfortable pillows and a shower massager as standard features of each room. To accommodate the desire of its business customers to be able to obtain quickly a healthful breakfast or lunch, Wyndham implemented a breakfast bar and a luncheon pasta bar at all Wyndham Garden Hotels and most Wyndham Hotels, which is designed to provide delicious meals efficiently at a value price. Wyndham also has implemented similar guest room amenities and quality standards in all Wyndham brand hotels. Wyndham believes that its commitment to providing an outstanding guest experience throughout its hotel system has contributed greatly to the development and clarity of the Wyndham brand while earning strong loyalty from its core customers, upscale business travelers and business groups. For example, according to written guest surveys conducted by Wyndham at its hotels in 1995, 91% of Wyndham guests surveyed rated the overall quality of Wyndham hotel products and services good or excellent, and 94% of the guests surveyed indicated that they would return to that Wyndham hotel on their next trip to the same city.

Guest Rewards and Other Programs

         The Company participates in both the American Airlines AAdvantage program, the largest airline mileage program, and the Midwest Express frequent flier program. These programs provide the Company with ongoing promotional access to over 28 million members and enable the Company to target frequent business travelers and increase name recognition. Through an alliance with American Airlines and Avis Rent-A-Car, Wyndham developed its popular "Triple Upgrade" R program, which provides American Airlines AAdvantage members that are Wyndham guests with an airline upgrade, a room upgrade and a rental car upgrade, plus up to 1,500 AAdvantage miles. The rewards are given at checkout and are provided for each stay at any Wyndham hotel for guests that pay a regular or corporate room rate. Wyndham designed the program to provide guests with meaningful rewards for each hotel visit. Wyndham's Triple Upgrade program is currently in effect during six months of each calendar year.

         Wyndham developed the first "Rate Integrity Guarantee" program in the hotel industry, which is a corporate travel program designed to ensure that corporate travel planners and travel agents receive the lowest available Wyndham room rates for their individual business travelers. The program enables travel planners and agents to obtain each rate in every category for Wyndham brand hotels through the major airline reservation systems and provides a complimentary night stay if a better rate was available. The Company also runs other promotional programs periodically for individual business travelers, weekend leisure customers and resort customers. In addition to providing incentives for its guests to select Wyndham, the Company believes that its promotional programs increase national recognition of the Wyndham brand.

Advertising

         Wyndham's national advertisements, which have been featured on CNN, CNN "Headline News," ESPN and in major in-flight magazines, primarily target the upscale business customer and are designed to enhance the consumer's awareness of Wyndham as an upscale, full service, national hotel chain. These advertisements promote "The Right Way -- The Wyndham Way" and emphasize attitude, comfort and location. The Company also promotes its services, programs and individual hotel locations in the major hotel reference directories used by travel and meeting planners, and in major trade magazines and major metropolitan newspapers.

Central Reservations System

         In 1995, over 35% of all Wyndham brand hotel room revenues were booked through Wyndham's central reservations system. The Company uses a single central reservation number (800-WYNDHAM) for all Wyndham brand hotels, which is accessible to customers throughout the United States and Canada. The reservation system provides Wyndham's reservation agents with information about hotel locations, available rooms and rates in order to assist customers in booking rooms. In addition, the Company uses special marketing programs in conjunction with its central reservations system in order to target the individual upscale business traveler, who the Company believes is strongly influenced by brand recognition and preference.

         In 1995, approximately 50% of all Wyndham reservations made through its central reservations system were received electronically by means of airline reservation systems. In 1995, the last year for which comparative industry information is available, according to an industry report in which the Company participated, the Company's percentage of automated reservations was among the highest in the industry. The Company believes that its volume of electronic reservations reflects the Company's commitment to investing in technology in order to create cost-effective, efficient operations.

         ISIS 2000, a limited partnership currently owned by Crow Family Members and the Senior Executive Officers, has developed an integrated real time central reservations system designed to handle all of the Company's central reservations requirements. ISIS 2000 is continuing to develop the integrated property management component of such system. ISIS 2000 will provide such central reservations and hotel property management services to Wyndham and Wyndham brand hotels pursuant to a five-year service contract (which services will be provided to Wyndham on an exclusive basis for a two-year period). The reservation services are being provided for a fee comprised of an initial link-up charge plus a per reservation fee. The property management services will be provided on a charge per hotel basis. In addition, the Company has guaranteed equipment leases on behalf of ISIS 2000 in the approximate amount of $2.0 million. The Company may in the future invest in ISIS 2000. See "Certain Relationships and Transactions" and "Risk Factors -- Conflicts of Interest -- Future Dealings with Affiliates of the Company."

         The central reservations and property management system, when fully implemented, will include, among other enhancements, complete connectivity with all Wyndham brand hotels, a single data base for all hotel information, a direct interface with airlines and real time/last available room inventory. Wyndham believes that the new system will improve substantially the Company's ability to manage the yield from its room inventory. In addition, the Company believes the new system will significantly enhance the Company's direct marketing, guest recognition and revenue forecasting capabilities, as well as its ability to monitor its corporate rate programs. The central reservations system also will provide point of sale information for all Wyndham brand hotels. The Company implemented the central reservations system during the third quarter of 1996.

         Wyndham also participates in all four of the major airline reservation systems, "SABRE," "APOLLO," "WORLDSPAN" and "SYSTEM ONE." These airline reservation systems have an aggregate of approximately 190,000 computer terminals on line at approximately 41,000 locations, allowing travel agents to book Wyndham hotel reservations when guests are making other travel arrangements.

HOTEL OPERATIONS

         Wyndham's corporate management structure and centralized support services are designed to permit the Company to control operations and costs, as well as allocate departmental expertise efficiently among operating divisions. The Company's organizational structure emphasizes direct accountability through vertical integration in order to maintain Wyndham's high standards for guest services and hotel operations throughout its hotel system. The Company has established certain uniform productivity standards and skill requirements for hotel employees, which the Company believes increase operating efficiencies by enhancing the Company's ability to measure performance and interchange certain employees within the hotel system.

         Hotel Management. Each Wyndham brand hotel is managed by a general manager and supported by a regional and corporate management organization. The size of each management team and its hourly staff varies, depending on the type of hotel, its size and its business volume.

         General Managers; Hotel Management Personnel. Wyndham has an experienced team of general managers, and over 70% of these managers have been promoted from an existing position within the Company. Each general manager is responsible for supervising the day-to-day operations of a single hotel. Because of the Company's emphasis on taking an owner's approach to the hotel business, each general manager also has been specially trained to understand the financial side of hotel operations, including cash flow, gross operating margins, debt service and return on investment. Each general manager can receive up to 75% of his or her base salary in the form of cash bonuses and equity participation based largely on the financial performance and quality of hotel operations at the hotel he or she manages. The Company believes that by emphasizing financial accountability and performance-based compensation at the general manager level, it is able to achieve the appropriate balance between providing high quality guest services and strong returns, to both the Company and owners of managed hotels. Each Wyndham Hotel and Wyndham Resort is run by an executive committee that oversees a management team of approximately 16 managers. The executive committees typically consist of a general manager, a director of sales and marketing, a controller, a director of food and beverage operations, a director of rooms operations, a human resources director and a director of engineering. A typical Wyndham Garden Hotel management committee consists of a general manager, a director of sales, two sales managers, a guest services manager, a food and beverage manager, a catering manager, a food production manager and a housekeeping manager.

         Regional Operations. Wyndham's general managers report directly to a regional director of operations, who, in turn, reports to one of five vice presidents of operations. These vice presidents of operations report to the head of either the Wyndham Hotel and Resort Division or the Wyndham Garden Division. The regional management teams provide management support and direction to the general managers and their staff, coordinate communications between the properties and the Company's centralized corporate departments and assist in establishing and administering corporate policies, procedures and standards.

         Centralized Corporate Services. The Company's hotel operations are divided into two operating divisions, consisting of a Wyndham Hotel and Resort Division and a Wyndham Garden Division. The head of each operating division reports to the Company's Chief Executive Officer. The Company's Senior Executive Officers have worked together to successfully operate, manage and develop the Company's hotels in various phases of the industry cycle. The Company also has a centralized corporate staff located in Dallas, Texas, which provides a variety of managerial and support services to both hotel divisions. The Company believes that the experience of its corporate management team enables it to provide strong, central leadership in all areas of operations, including marketing, development, design and construction, purchasing, finance, accounting, legal and human resources. The Company believes that the quality and experience of management are important components of its ability to provide consistently strong financial results to owners and outstanding service to hotel guests. In addition to the foregoing areas of operations, the Company's centralized corporate staff provides technical assistance and training to each hotel's employees for administrative operations, room and guest services, reservations, maintenance and engineering, retail services, and human resources and benefits.

         Recruiting and Training. The Company is strongly committed to developing and promoting its management personnel from within the Wyndham system. Wyndham believes that it has developed one of the largest and most visible college recruiting programs in the industry. Over the past five years, the Company has hired over 400 new college graduates through its on-campus recruiting program at 15 universities with four-year hotel management programs. The Company believes that it has been quite successful at recruiting top college graduates and providing them with outstanding training and experience. The Company will continue to emphasize college recruiting as an important source of management talent. In 1995, the Company recruited 90 new college graduates. New campus recruits receive up to 12 months training and are then generally assigned to the sales or operations departments at a Wyndham operated hotel.

         The Company has developed a Managers in Development program that trains over 150 participants each year and contains ten separate training modules. The Company also provides formal training programs for general managers and sales personnel. Wyndham believes that by creating meaningful, measurable goals for each key position within the Company, it is able to track individual performance, reward productivity and assist in developing the careers of its personnel. Wyndham believes that this approach has contributed significantly to high labor productivity and employee retention, as evidenced by the fact that 70% of the Company's existing general managers were promoted from within the Company.

MANAGEMENT CONTRACTS

         Upscale Hotels. Wyndham operates 49 upscale hotels for third parties pursuant to management contracts under which it is responsible for the day-to-day operations of the hotels. These operations include managing hotel accommodations, meeting rooms and food and beverage services as well as hiring and training each hotel's staff, planning and providing sales and marketing services, purchasing operating supplies, inventories and furniture, fixtures and equipment, providing routine repairs and maintenance and performing hotel accounting functions, including the preparation of monthly financial statements and budgeting.

         The hotel owner generally is responsible for all costs and expenses incurred in connection with operating the hotel, including reimbursing the Company for the expenses associated with salaries and benefits of all hotel employees. The hotel owner also generally is required to contribute an amount equal to a specified percentage of gross revenues to a reserve fund on a monthly basis to fund replacement and substitution of furniture, fixtures and equipment and the costs of certain non-routine repairs and maintenance. Under certain management contracts, Wyndham has agreed to make loans for the benefit of the hotel to cover shortfalls in operating cash flow and also has agreed under certain management contracts to make loans or capital contributions for hotel renovations, conversion costs and other purposes.

         Under nearly all management contracts, the hotel owner has agreed to indemnify the Company against liabilities arising from the management and operation of the hotel, typically including environmental and general tort liabilities. These indemnities generally exclude various degrees of negligent conduct by the Company as well as the Company's willful misconduct or willful violation of legal requirements. Under most management contracts, the Company generally has agreed to indemnify the hotel owner against liabilities caused by the Company's negligence, willful misconduct, willful violation of legal requirements or breach of the management contract. A few management contracts, however, give broader protection to the hotel owner with regard to liabilities arising from the operation of the hotel, and one management contract provides protection to the hotel owner from claims that the hotel owner is the employer of certain hotel employees when the management contract provides otherwise.

         As compensation for its management services, Wyndham receives a base management fee under each management contract. Wyndham also may receive an incentive fee, as well as a trade name fee, for hotels operated under the Wyndham brand name. The average base management fee for the Company's management contracts is in excess of 3% of gross revenues from hotel operations, and the average trade name fee is in excess of 1% of gross room revenues. The average base management fee for the Company's management contracts entered into after January 1, 1994 is in excess of 3% of gross revenues from hotel operations, and the average trade name fee is in excess of 1.6% of gross room revenues. The Company believes that the increase in trade name fees since January 1, 1994 generally reflects increased recognition in the past two years of the Wyndham brand name and the Company's operating capabilities. The actual percentage of base fees and trade name fees for any given contract may vary from these averages depending on the size and location of a particular hotel, the market in which it competes and other factors. The Company also receives an incentive management fee under most management contracts. The calculation of incentive management fees varies from management contract to contract, but is generally based on a percentage of a hotel's operating profit or the amount by which the hotel's operating profit exceeds specified performance targets.

         In addition to property-specific marketing and promotional services that Wyndham provides at the hotel owner's expense for each hotel that it operates, Wyndham also provides marketing services to Wyndham brand hotels consisting of chain-wide and/or division level marketing programs, research services, advertising and public relations efforts. The costs of these marketing services are paid by the hotel owners pursuant to a marketing contribution made to Wyndham in an amount generally equal to a specified percentage of gross room revenues. In addition to marketing services, owners of Wyndham brand hotels receive group and/or individual traveler sales services provided by Wyndham's national and/or local sales offices. The cost of national sales and marketing services generally are allocated among all hotels for which the services are provided. The cost of local sales services generally are allocated directly to each individual hotel. Wyndham also provides centralized reservations services to Wyndham brand hotels, with the costs being allocated to each hotel generally based on reservations made at that hotel. For Wyndham Garden Hotels and smaller Wyndham Hotels, Wyndham also typically provides off-site accounting services at the hotel owner's expense.

         In addition to the services described above that are provided pursuant to management contracts, Wyndham also makes available to hotel owners design, construction, purchasing and technical services for an additional fee. These services generally are provided pursuant to separate technical services management contracts and purchasing agreements.

     The terms of Wyndham's upscale management contracts vary from hotel to hotel. The terms of the management contracts for the 42 Wyndham brand hotels managed by the Company generally range between 10 and 20 years. The terms for the non-Wyndham brand hotels range from one month to fifteen years. At November 30, 1996, the average remaining term for Wyndham brand hotel management contracts was 14 years (including renewals that the Company may elect to exercise). Each management agreement is subject to early termination in connection with a default by either party. In addition, the management contracts generally are subject to termination by the hotel owner for Wyndham's failure to achieve certain performance standards, in connection with the owner's sale of the hotel to a third party, upon the owner's default on indebtedness encumbering the property and/or upon a foreclosure of the property. Other grounds for termination for certain contracts include the hotel owner's election to close the hotel and certain business combinations involving the Company in which the Wyndham name or its current management team does not survive. In the event a management contract is terminated for certain reasons, most management contracts require the owner to pay a termination fee that is generally based upon a multiple of the average monthly management fees under the contract depending on the remaining term of the contract, hotel performance and other factors.

         A majority of the management contracts include a provision restricting the Company from managing, operating or investing in other hotels within a competitive geographical region, usually within a five mile radius of the hotel subject to the management contract. While some of these non-competition clauses restrict the Company's involvement in any hotel within the covered region, many of the clauses limit competition only with respect to hotels similar to the hotel subject to the restriction.

EXTENDED-STAY PROPERTY MANAGEMENT CONTRACTS

         A subsidiary of the Company has entered into a master management assistance agreement (the "Agreement") with Homegate, which provides for the Company to manage up to 60 extended-stay hotels as well as to provide Homegate with market research, a preferred vendor program, a proprietary property management software package and national and local marketing efforts. Under the Agreement, the Company has agreed not to own, operate or develop a competing extended-stay facility within certain specified states that include Homegate's target markets (subject to certain exceptions), for the term of the Agreement. Unless extended, the Agreement terminates upon the earlier of the execution of a management contract with respect to the 60th extended-stay hotel or December 31, 1998.

         Pursuant to each property-specific management contract, Wyndham will manage and operate the specific Homegate studios and suites hotel in exchange for the payment of a base management fee of 3% of the hotel's gross revenues for the applicable period, and an incentive management fee that varies from 1% to 3% depending upon the return on cost realized by Homegate for the particular property. In addition, Homegate will pay Wyndham a monthly fee (adjusted annually for inflation) for Wyndham's accounting services, and will reimburse Wyndham for reimbursable expenses incurred by Wyndham with respect to the hotel. Each management contract also provides that to the extent Homegate elects to establish a marketing fund and contributes 1.5% of the gross room revenues to such fund, Wyndham will manage such fund. Each contract also provides that Wyndham will not own, develop, manage or lend money to an extended-stay facility that is similar in operation and format to Homegate's hotel within a five-mile radius thereof, subject to certain exceptions. This non-competition covenant survives for the duration of the applicable management contract. Individual management contracts can be terminated in connection with additions to the Company's portfolio that otherwise might violate the non-competition covenant. Homegate has the right to terminate the property-specific management contract if certain performance standards are not met. In addition, Homegate may terminate such contracts without cause with the payment of a cancellation fee if Homegate desires to manage the hotel internally. In addition, the management contracts are generally subject to termination (upon payment of a cancellation fee) in connection with the sale of the hotels to a third party, upon Homegate's default on indebtedness encumbering the properties and/or upon a foreclosure of the property or upon a default by the Company.

         Under each extended-stay property management contract, Homegate has agreed to indemnify the Company against liabilities arising from the construction, renovation, management or operation of the hotel, typically including environmental and general tort liabilities. These indemnities generally exclude various degrees of negligent conduct by the Company as well as the Company's willful misconduct or willful violation of legal requirements. Under each extended-stay property management contract, the Company generally has agreed to indemnify Homegate against liabilities arising from the management and operation of the hotel caused by the Company's demonstrable negligence, willful misconduct or willful violation of legal requirements.

LONG-TERM HOTEL LEASES

         The Company leases and operates 12 hotels. The initial term of the lease relating to the 11 GHALP Properties (the "GHALP Lease") is approximately 17 years with renewals for four consecutive 12 year terms exercisable at the Company's option for all, but not less than all, 11 hotels. While the lessor has retained the right to sell one or more of these leased hotels to third parties (subject to the GHALP Lease), the Company has a right of first refusal to acquire such property, which terms are set forth in the GHALP Lease.

         Rental payments under the GHALP Lease consist of minimum rent (the "Minimum Rent"), payable monthly, and, commencing January 1997, additional rent (the "Additional Rent"), which is based upon growth in revenues at the leased hotels. The Minimum Rent for all of the leased hotels is $1,133,334 per month. The Additional Rent is equal to 8% of the amount, if any, by which the consolidated total hotel sales (as defined in the GHALP Lease) for the 11 leased hotels for the then current year to date exceeds the consolidated total hotel sales for the corresponding period in 1996. The GHALP Lease allows the Company to retain all of the benefit from any increase in operating income from these properties during the term of the GHALP Lease, subject to the payment of Additional Rent. All management fees due to the Company from these hotels are subordinated to rent due to the lessor.

         The GHALP Lease is a triple net lease that requires the Company to maintain the leased hotels in good condition and repair and in conformity with all applicable legal requirements and to make or cause to be made all items of maintenance, repair, replacement and alteration to the leased hotels as necessary for such purposes. The Company has established a reserve account (the "FF&E Reserve") and, throughout the lease term, the Company must add to the FF&E Reserve at the end of each month an amount equal to 5% of total hotel sales during such month to be used for maintenance, repair, replacements and alterations that are proposed by the Company and approved by the lessor. Under certain circumstances, the lessor may be required to fund major repairs, in which event the Minimum Rent will be increased by at least 10% of the amount funded. In addition, the Company is required to pay substantially all expenses associated with the operation of the leased hotels, including all ground rent, if applicable, real estate taxes and insurance. All personal property (except motor vehicles and liquor licenses and permits) owned by the Company and used in connection with the operation of the leased hotels, including personal property purchased with funds from the FF&E Reserve, is pledged to the lessor to secure the Company's obligations under the GHALP Lease. At the termination of the GHALP Lease, any funds remaining in the FF&E Reserve and property purchased with funds from the FF&E Reserve will be paid and title delivered to the lessor as additional charges. In addition, the lessor has the option to purchase any personal property of the Company located at, or used in connection with, the leased hotels at its then net market value.

         In connection with the acquisition of its leasehold interest in the GHALP Properties the Company succeeded to a $13.6 million Retained Fund that was established to secure the lessor's rights under the GHALP Lease. The Company's interest in the Retained Fund is subject to offset if the Company fails to perform its obligations under the GHALP Lease. The Retained Fund, which will earn no interest on the Company's behalf, will be paid to the Company upon the end of the GHALP Lease term provided that the Company has not defaulted under the GHALP Lease. In addition, the Company has pledged to the lessor a security interest that is subordinate to that of the lenders under the Revolving Credit Facility of all of the capital stock of its subsidiary that is the lessee under the GHALP Lease to secure the obligations under the GHALP Lease.

         Under the GHALP Lease, the Company has agreed to indemnify the lessor, the hotel mortgagees and their agents and assigns against costs resulting from the presence during the lease term of any hazardous substances in, upon or under the soil or groundwater of the leased property or any properties surrounding the leased property in violation of any law or regulation, provided that the costs arise due to the failure by the Company to perform or comply in accordance with all laws and orders applicable to the storage, use, maintenance, spillage, disposition or transfer of hazardous substances or certain lease provisions requiring notice of environmental-related events and activities to be given to the lessor, except to the extent such costs arise from the acts or omissions of the lessor or any other indemnified party or during any period that the lessor is in possession of the leased property. The Company also has agreed to indemnify the lessor against liabilities due to the

Company's failure to perform or comply with the lease agreement, any claims relating to the use, misuse or condition of the property caused by the Company, the imposition of any taxes or assessments, or claims arising from accidents, death or personal injury occurring at the leased premises. The lessor may terminate the lease upon an event of default, which includes: the failure to pay rent; failure to maintain required insurance; an uncured default by the Company of any of the terms of the lease agreement; an uncured default under any of the leases constituting the GHALP Lease, the management contracts relating to the properties and certain other related documents; the loss of any material license or permit; any false or misleading material representation or warranty made by the Company contained in the GHALP Lease or certain other related documents; the Company not paying debts as they become due or making a general assignment for the benefit of creditors; filings under any federal or state bankruptcy or insolvency laws with respect to the Company; levy upon or attachment of the Company's interest in the leased property; or the tenant under the GHALP Lease at any time ceasing to be a wholly owned direct or indirect subsidiary of the Company. The lessor may cancel the Company's management agreements related to these hotels in the event the GHALP Lease is in default. Upon a termination due to an event of default, the Company is liable for the rental payments that would have been payable for the remainder of the unexpired term. If the lessor re-lets the properties, however, the Company is liable for only the difference between the proceeds from re-letting and proceeds that would have been payable had the GHALP Lease remained in effect for the duration of the term. In addition to damages that the lessor may receive pursuant to the preceding sentence as a result of the Company's default, the lessor may elect to require the Company to pay as final liquidated damages the amount of the excess of the lease payments that would have been payable from the date of termination through the unexpired term over the fair rental value of the properties for the same period.

         Under the purchase contract relating to the sale of the GHALP Properties to the lessor, GHALP undertook to indemnify the lessor against any liabilities arising out of GHALP's actions in connection with the ownership or operation of the GHALP Properties and any third party claims in connection with such properties occurring prior to the consummation of the sale. In addition, the lessor undertook to indemnify GHALP against any liabilities arising out of the lessor's actions in connection with the ownership or operation of the GHALP Properties and any third party claims in connection with such properties occurring after the sale. In connection with the formation of the Company, the Company assumed GHALP's rights and obligations under the purchase contract.
The Company also assumed the representations and warranties made by GHALP under the purchase contract, including that, to GHALP's knowledge, at the time of the agreement: no undisclosed conditions, agreements, litigation or environmental liabilities existed that would materially and adversely affect the properties or result in the imposition of a lien upon any of the GHALP Properties; no taxes were delinquent; the properties had access to sufficient utilities and services; the properties and the use and operation thereof did not violate any material law; all material licenses and permits necessary to the operation of the GHALP Properties were in effect; and the copies of the ground leases delivered to the lessor were true, valid and not in default. Liability with respect to the representations and warranties survive through April of 1997.

         The GHALP Lease restricts the Company from owning, building, franchising, managing or operating any Wyndham Garden Hotel within a designated area surrounding each respective GHALP Property during the lease term. Hotel products other than Wyndham Garden Hotels are expressly excluded from this restriction.

         The remaining leased hotel is leased to the Company from an unaffiliated third party pursuant to a capitalized lease with a remaining term of 22 years. The lease requires payment of base rent of $2,300,000 per year plus contingent rent through 1999 of 20% of the amount net operating income before management fees exceeds base rent plus the management fee and thereafter, 50% of such amount.

FRANCHISING PROGRAM

         As of November 30, 1996, the Company franchised one Wyndham hotel, which is operated by a third party. See " -- The Company's Hotels." The Company plans to pursue selective franchise opportunities with well-qualified owner/operators such as American General Hospitality, Inc. and Starwood Lodging.

         The Company is in the process of developing a comprehensive franchise program that it expects to have complete in advance of the next hotel construction cycle in the upscale full service segment of the lodging industry. The Company believes that this program will enable it to pursue franchise opportunities on a broader scale, given appropriate market conditions.

COMPETITION

         The lodging industry is highly competitive. The Company's upscale hotels compete with other national limited and full service hotel companies, as well as with various regional and local hotels. Some of the larger hotel chains with which the Company competes include Marriott, Sheraton, Hyatt, Hilton and Embassy Suites. The Company's extended-stay hotels compete on a local level. The Company anticipates that competition within the extended-stay industry segment will increase substantially in the foreseeable future. In the midprice category of the extended-stay industry segment, a number of other lodging chains and developers have recently announced plans to develop or are currently developing extended-stay hotels which may compete with the Company's hotels. A number of the Company's competitors for both upscale and extended-stay hotel properties are larger, operate more hotels and have substantially greater financial and other resources than the Company. In addition, some of the Company's competitors operate hotel properties that have locations superior to those of the Company's hotels. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. There can be no assurance that demographic, geographic or other changes in markets in which the Company's hotels are located will not adversely affect the convenience or desirability of certain of the Company's hotels. Furthermore, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater conveniences, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's results of operations. See "Risk Factors -- Competition in the Lodging Industry."

         The Company also competes for management contract, acquisition, development, lease, franchise and other expansion opportunities. The Company competes for these expansion opportunities with national and regional hotel companies, some of which have greater financial and other resources than the Company. Competitive factors for expansion opportunities include relationships with hotel owners and investors, the availability of capital, financial performance, management fees, lease payments, brand name recognition, marketing support, reservation system capacity, and the willingness to provide funds in connection with new management and lease arrangements. The Company's failure to compete successfully for expansion opportunities or to attract and maintain relationships with hotel owners and investors could adversely affect the Company's results of operations. See "Risk Factors -- Risks Associated with Expansion -- Competition for Expansion Opportunities."

EMPLOYEES

         At November 30, 1996, Wyndham had approximately 170 employees at the corporate level and approximately 11,240 employees (including part-time and seasonal employees) at hotel properties managed by the Company.

         Employees at five of the Company's managed hotels currently are represented by a labor union. Management believes its ongoing labor relations to be good.

TRADEMARKS

         The service marks "Wyndham" and "Wyndham Garden" are material to the Company's business. The Company has filed an application with the United States Patent and Trademark Office (the "USPTO") for registration of the Wyndham service mark. The Company also has filed an application with the USPTO for registration of the "The Right Way, The Wyndham Way" slogan, the Company's 800-WYNDHAM reservation number and certain other marks as service marks. In addition, the Company has registered "Wyndham Garden," the Wyndham "W" logo and "Triple Upgrade" as service marks with the USPTO. The Company also claims common law service mark rights in the Wyndham "W" logo, the foregoing marks as well as certain other marks. The Company has registered "Wyndham" and "Wyndham Garden" as service marks in various states and "Wyndham" and "Wyndham Garden" as service marks in Puerto Rico and various foreign countries.

         The Company's application to register "Wyndham" also claims exclusive use of this mark with the exception of two limited areas in which the Company is aware of prior uses of the "Wyndham" mark by hotel operators that have no existing or historical relationship with the Company. One of these hotels is located in Ambler, Pennsylvania, and the other is located in Manhattan (the "Mados Wyndham Hotel"). The Company has not used the Wyndham name in connection with the operation of a Wyndham hotel in either of these areas.

         In June 1992, the managers and lessees of the Mados Wyndham Hotel, John and Suzanne Mados (the "Madoses"), registered the name "Wyndham Hotel" with the New York Secretary of State pursuant to a New York State statute that provides that the owner or operator of a hotel in the State of New York may register the name of a hotel and such registration grants, prima facie, the exclusive right to use the name in the State of New York. However, this presumption of exclusive use can be rebutted, and the registration may be revoked at the time enforcement is sought if the registrant never had exclusive use of the mark in New York State.

         In February 1995 and June 1995, respectively, the current owners of the Mados Wyndham Hotel, Yassky-Wyndham Partnership ("Yassky"), filed Notices of Opposition to the Company's applications with the USPTO for registration of "Wyndham" and "Wyndham Garden" as service marks, claiming prior use of the "Wyndham" mark and requesting that the Company's applications be denied. The Company subsequently entered into a settlement agreement with Yassky pursuant to which Yassky assigned to the Company all of its rights (to the extent it had any) in the "Wyndham" mark throughout the world with the exception of 11 New York State counties, including New York County and Queens County. The Company believes that it and Yassky each have non-exclusive rights to use the mark "Wyndham" in these 11 counties. In addition, Yassky withdrew its Oppositions to the Company's federal applications for registration of the "Wyndham" and "Wyndham Garden" marks. Pursuant to the settlement agreement, the Company must pay a royalty to Yassky if it undertakes the operation of a Wyndham brand hotel in any of the 11 counties identified in the Settlement Agreement.

         In June 1995, the Madoses filed a Notice of Opposition to the Company's application for federal registration of the "Wyndham" mark, also claiming prior use of the "Wyndham" mark and requesting that Wyndham's registration be denied. The Trademark Trial and Appeal Board has suspended the Opposition Proceeding pending resolution of the New York Action.

         In July 1996, the Madoses filed a Petition to Cancel the Company's registration for the mark "Wyndham Garden." The Company filed its Answer to the Petition to Cancel in August 1996, and the Madoses filed a Motion to Suspend Proceedings until a final determination is made regarding the action described below under " -- Legal Proceedings."

         The Company does not believe that the Madoses' narrow common law rights to use the Wyndham name will prevent the Company's registration of its exclusive right to use the "Wyndham" mark throughout the country with the exception of the limited area surrounding the Mados Wyndham Hotel in Manhattan and Ambler, Pennsylvania. Because of national recognition of the Wyndham name as a result of the Company's operations, the Company believes that it has substantial common law rights to use the mark "Wyndham." It is likely, however, that the Madoses' prior operation of the Mados Wyndham Hotel will prevent the Company from operating Wyndham brand hotels or advertising the Wyndham brand name in connection with the operation of a Wyndham brand hotel within a geographic area within the borough of Manhattan or possibly within a larger radius of the Mados Wyndham Hotel. For further information relating to disputes involving the "Wyndham" mark, see " -- Legal Proceedings" below.

LEGAL PROCEEDINGS

         On June 29, 1992, the Madoses filed a lawsuit in the New York Supreme Court, County of New York, against Wyndham Hotel Company, Wyndham Hotel Company, Ltd., Wyndham Hotel Management Corporation d/b/a Wyndham Hotels & Resorts (referred to herein as "The Old Management Company") and Yassky. The lawsuit seeks a declaratory judgment that, based on their prior use of the Wyndham name, the Madoses possess the exclusive right to use the Wyndham name and mark in connection with the operation of a hotel in New York City or within a 50 mile radius thereof. The Old Management Company acknowledges that use of the Wyndham name in connection with the operation of the Mados Wyndham Hotel has created certain service mark rights in a limited geographic area within the borough of Manhattan, but denies the Madoses' claim to exclusive use of the Wyndham name within a 50 mile radius of the Mados Wyndham Hotel.

The suit also seeks an injunction enjoining The Old Management Company from using the "Wyndham" mark in connection with the advertisement, promotion, management or operation of a hotel in New York City or within a 50 (subsequently amended to 100) mile radius thereof.

         On January 29, 1996, the court issued a temporary restraining order that is limited to the borough of Manhattan or within a 50 mile radius (within the State of New York), which, as modified in a subsequent opinion of February 13, 1996, prohibits The Old Management Company from operating or managing a hotel using the "Wyndham" name pending the resolution of the lawsuit and from advertising the Company's property at LaGuardia Airport (which is currently under renovation).

         Post trial filings have been completed for the trial on the above proceedings that occurred from May 14 to May 31, 1996, and The Old Management Company is awaiting the Court's decision. After the trial, the Madoses sought to increase the radius of the requested injunction from 50 to 100 miles.

         The Old Management Company has appealed the Trial Court's modification of the temporary restraining order subsequent to the trial to permit The Old Management Company to use the word "Wynd" in connection with its property at La Guardia Airport under certain conditions unacceptable to The Old Management Company. It is not known when a decision will be rendered by the Trial Court or the Appellate Court.

         It is possible that the Company could be named as a defendant in this litigation or that additional proceedings could be instituted against the Company. An adverse decision in the litigation could prevent the Company from operating Wyndham brand hotels or advertising the Wyndham name in connection with the operation of a Wyndham brand hotel within a limited geographic area in the borough of Manhattan or within a 50 to 100 mile radius of the Mados Wyndham Hotel. In addition, an adverse decision in the litigation or a delay in the resolution of the lawsuit beyond the opening date for the Company's hotel at La Guardia Airport would require the Company to open this hotel under a brand name other than "Wyndham" or "Wyndham Garden." It is management's opinion that the losses resulting from the ultimate resolution of the aforementioned lawsuit are not currently ascertainable. For further information relating to disputes involving the "Wyndham" mark, see " -- Trademarks" above.

         The Tampa Region of the Florida Department of Revenue (the "FDR") has asserted that the Company may be liable for sales and use tax as a result of the Company's management of the Wyndham Harbour Island Hotel ("Harbour Island") in Tampa, Florida. The FDR recently performed an audit of Harbour Island covering the period from August 1990 through June 1995. On the basis of the audit, the FDR made a determination that the Company owed approximately $1 million (including penalties and interest) in taxes for such period. The Company believes that it has meritorious defenses with respect to the amount claimed by the FDR and is providing information with respect to the FDR's assertion for the audit period. The owners of Harbour Island have agreed to indemnify the Company with respect to any additional sales and use tax paid by the Company for the audit period. The Company does not believe that the outcome of this matter will have a material adverse effect on its financial condition. See Note 13 to the Company's Combined Financial Statements.

         In addition to the above proceedings, the Company is involved in various lawsuits arising in the normal course of business. The Company believes that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material adverse effect on the results of operations or financial condition of the Company; however, there can be no assurance that this will be the case.

INSURANCE

         Each of the Company's hotels is covered by comprehensive insurance policies, including liability, fire and extended coverage and, where applicable, flood and earthquake coverage. The Company believes that such coverage is of the type and amount customarily obtained by hotel owners. In addition, the Company has the types of insurance coverage, including comprehensive general liability and excess umbrella liability insurance, that it believes are appropriate for a company in the hotel management business. Subject to the requirements of any management contracts and the Revolving Credit Agreement to maintain certain levels of insurance, the Board of Directors will use its discretion in determining the amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's hotel properties at a reasonable cost and on suitable terms. This might result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of a damaged property.

         The Company operates seven Wyndham brand hotel properties (six managed and one leased) in the Los Angeles, California area that are currently insured against earthquake damage under an insurance policy maintained by the Company. The Company has been advised by its insurance underwriters, however, that if the Company were to add an additional hotel in the Los Angeles area, it is possible that the Company would not be able to obtain earthquake insurance for such hotel under the Company's current policy. In such event, the Company would seek to obtain separate earthquake coverage for the additional hotel, which may not be economically feasible.

ENVIRONMENTAL MATTERS

         Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the cost of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks also are regulated by federal and state laws. In connection with the ownership and operation of its hotel properties, including properties owned, as well as leased, managed, or franchised by the Company, the Company could be held liable for the cost of remedial action with respect to such regulated substances and storage tanks and claims related thereto. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous or toxic substances on a hotel property also could result in personal injury or similar claims by private plaintiffs. As the current owner or long-term lessee of 22 hotel properties, manager of 55 hotel properties and franchisor of 1 hotel property Wyndham, and any subsidiary involved in the ownership, leasing, management or franchising of hotel properties, will be subject to this full range of environmental issues and potential liability.

         To manage some of these risks, Wyndham provides in nearly all of its management contracts that the owner of the hotel indemnifies Wyndham against any environmental liabilities, except any caused by varying degrees of Wyndham's negligence or by Wyndham's willful misconduct or willful violation of legal requirements. See " -- Management Contracts."

         Under the GHALP Lease, the Company has agreed to indemnify the lessor, the hotel mortgagees and their agents and assigns against costs resulting from the presence during the lease term of any hazardous substances in, upon or under the soil or groundwater of the leased property or any properties surrounding the leased property in violation of any law or regulation, provided that the costs arise due to the failure by the Company to perform or comply in accordance with all laws and orders applicable to the storage, use, maintenance, spillage, disposition or transfer of hazardous substances or certain lease provisions requiring notice of environmental-related events and activities to be given to the lessor, except to the extent such costs arise from the acts or omissions of the lessor or any other indemnified party or during any period that the lessor is in possession of the leased property.

         Periodically, the Company may agree to indemnify lenders of non-recourse indebtedness secured by certain hotel properties against liabilities arising from violations of environmental laws or regulations.

         In connection with its initial public offering, the Company received environmental site assessments, which generally include a physical inspection, but in most instances no soil or groundwater analyses, on the 18 owned or leased hotel properties acquired by the Company in connection with its formation (the "Recent Environmental Assessments"). In addition, the Company previously received other environmental information with respect to some but not all of the 18 hotel properties prior to acquiring an interest in the property, and the Company also received environmental information concerning some, but not all, of the managed or franchised properties prior to entering into management or franchising contracts with respect to these properties. (collectively, the "Prior Environmental Information").

         Asbestos-containing building materials ("ACM") are present in several of the hotel buildings owned, operated, or managed by the Company. The Company has an operations and maintenance plan in place, or is in the process of implementing a plan, establishing operating procedures with respect to such ACMs. The Company believes that these materials are currently adequately managed and contained and that any cost related to managing or disposing of ACM will not have a material adverse effect on the Company.

         Some of the properties owned, operated or managed by the Company are on, adjacent to or near properties that have contained in the past or currently contain underground and/or above-ground storage tanks used to store regulated substances such as petroleum products or other hazardous or toxic substances. Some of the properties owned, operated or managed by the Company are in the vicinity of properties which are currently or have been subject to releases of regulated substances and remediation activity, and the Company is currently aware of several properties owned, operated or managed by the Company which may be impacted by regulated substances which may have migrated from adjacent or nearby properties or which may be within the borders of areas suspected to be impacted by regional groundwater contamination. In addition, the Company is aware of the presence or the potential presence of regulated substances in the soil or groundwater at several properties owned, operated or managed by it which may have resulted from historical or ongoing activities on those properties. Based on the information available to date, the Company believes that the environmental issues described above will not have a material adverse effect on the Company.

         The Recent Environmental Assessments and the Prior Environmental Information do not constitute an assurance or guarantee by the Company or any other person as to the presence or absence of any type of environmental problem in, on, under or around the hotel properties. Also, on many of the managed and franchised properties, the Company has not performed or received the results from any environmental investigations. Given the specific nature and limited scope of the environmental information obtained by the Company to date, the environmental issues described above may be more severe than indicated, and environmental problems may exist that have not been uncovered.

         As a result of the foregoing limitations on performing environmental investigation and due to the fact that Environmental Laws and conditions are subject to frequent change, there can be no assurance that environmental liabilities or claims will not adversely affect the Company in the future.

         The Company has no current plans to undertake further steps, other than those described in the Recent Environmental Assessments, to assess environmental liabilities with respect to hotel properties owned, leased, managed or franchised by it. These Recent Environmental Assessments were performed by a qualified environmental engineering firm, and were performed in accordance with a scope of work that meets and exceeds the "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process," Designation E1527, promulgated by the American Society for Testing and Materials. In the majority of the reports, the consultant concluded that no further investigation of any material environmental issue is warranted and the Company concurs with this conclusion. The Company does intend to follow the recommendations contained in the Recent Environmental Assessments concerning management practices and on-site conditions at two sites, implementation of an operations and maintenance plan with respect to asbestos containing materials at two sites, and registration of drywells at several sites. The Company does not believe that any of these issues are material.

         The Company has no current plans to assess any potential environmental liabilities at managed or franchised properties. The Company believes that no assessment is warranted because the risk of environmental liability being imposed on it for environmental issues at hotel properties that it does not own or lease, but merely manages or franchises, is lower. The Company believes the risk of environmental liability is lower for three principal reasons. First, because the nature of hotel management does not involve the handling of hazardous substances, except in small, manageable quantities found in consumer products and used for janitorial or maintenance purposes, the Company's management activities are unlikely to create or contribute to an environmental problem. The possibility of creating or contributing to an environmental problem is even more remote in connection with a franchised hotel property because the Company is not even present on the property. Second, because the Company is unlikely to have created or contributed to an environmental problem at a hotel property, the Company believes that, from a legal standpoint, it would either have a defense to any claim for liability arising from an environmental problem not caused or contributed to by it, or it would have an effective right of contribution under various environmental statutes against the owner of the managed or franchised property. In addition, in nearly all of its management agreements, the Company is indemnified by the owner against all environmental problems not caused or created by the Company. Third, the Company believes that the managed and the franchised hotels are being operated in material compliance with environmental laws. Based on its experience with managing many of the properties over a number of years, the Company believes that it is aware of the environmental conditions at these sites and of the types of issues that may arise at other sites, and that it can appropriately manage any environmental issues that may arise from operations in the future. Therefore, because the risk of liability arising from the existence of an environmental problem at a managed or franchised property is lower, the Company does not believe that the assessment of these properties is warranted.

GOVERNMENT REGULATION

         The hotel industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. The Company also is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. In addition, the Company is subject to federal regulations and certain state laws that govern the offer and sale of franchises. The Company believes that it has the necessary permits and approvals to operate each of its hotels and their respective businesses.

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that its hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. While the Company may be required to incur additional costs of complying with the ADA in the future, the Company does not expect such costs to have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information concerning the directors and executive officers of the Company:


      NAME                        AGE               POSITION WITH COMPANY
      ----                        ---               ---------------------
James D. Carreker(1)(2)           48        President, Chief Executive Officer and Director

Leslie V. Bentley                 45        Executive Vice President and Wyndham Garden Division President

Anne L. Raymond(2)                38        Executive Vice President, Chief Financial Officer and Director

Stanley M. Koonce, Jr.            47        Executive Vice President--Marketing, Planning and Technical
                                            Services

Charles E. Griffin                63        Senior Vice President--Human Resources

Carla S. Moreland                 36        Vice President--General Counsel and Secretary

Glen H. Griffith                  61        Vice President--Chief Information Officer

Edward L. Stahl                   52        Vice President--Marketing

John P. Klumph                    41        Vice President--Corporate Controller

John J. Kelly                     47        Vice President--Technical Services

Harlan R. Crow (1)                47        Director

Daniel A. Decker(3)               44        Director

Susan T. Groenteman(3)            42        Director

James C. Leslie (4)               40        Director

Philip J. Ward(4)                 48        Director

Robert A. Whitman(1)              43        Director

--------------------------

(1)      Member of Executive Committee.
(2)      Member of the Retainer Stock Plan Committee.
(3)      Member of the Compensation Committee.
(4)      Member of the Audit Committee.


         JAMES D. CARREKER has served as President and Chief Executive Officer of the Company since May 1988 and as a director of the Company since February 1996. He also served as Chief Executive Officer of Trammell Crow Company, an affiliated entity and national real estate company, from August 1994 to December 1995. Prior to 1988, Mr. Carreker served as President of Burdine's, the Miami based division of Federated Department Stores. Mr. Carreker has been a Director of Homegate Hospitality, Inc. since October 1996.

         LESLIE V. BENTLEY has been employed by the Company since March 1985 and has served as Executive Vice President and Wyndham Garden Division President of the Company since May 1990. From January 1987 to June 1988, Mr. Bentley served as Regional Vice President of the Company. From June 1988 to December 1988, Mr. Bentley served as Vice President of Operations of the Company, and from December 1988 to May 1990, he served as Senior Vice President of Operations of the Company. Prior to joining the Company, Mr. Bentley was employed by Marriott Hotels for eight years.

         ANNE L. RAYMOND joined the Company in 1983 as Controller and served in that and other financial capacities through September 1987. From September 1987 to July 1994, she served as Investment Manager for Crow Family

Holdings, an affiliated entity, where her responsibilities included managing and overseeing Crow Family Holdings' interests in the Trammell Crow Company, an affiliated entity, and Wyndham. Upon the formation of the Crow Investment Trust in August 1994, Ms. Raymond was named Director--Capital Markets thereof and had responsibility for developing and maintaining investment relationships with real estate capital sources. In March 1995, Ms. Raymond officially rejoined the Company as Executive Vice President and Chief Financial Officer, and was elected a director of the Company in April 1996.

         STANLEY M. KOONCE, JR. has served as Executive Vice President--Marketing, Planning and Technical Services of the Company since October 1994 and served as Senior Vice President of Sales and Marketing of the Company from October 1989 to October 1994. Mr. Koonce served as President of CUC Travel Services, a division of CUC International, in Stamford, Connecticut from 1986 to 1989, as Vice President of the Marketing Department with American Express from 1979 to 1986 and as a Director of Finance and Planning for American Airlines from 1976 to 1979.

         CHARLES E. GRIFFIN has served as Senior Vice President--Human Resources of the Company since October 1996. From September 1994 to October 1996, Mr. Griffin served as Executive Vice President of Rocco Originals, Inc., a sunglasses manufacturer and wholesaler in San Antonio, Texas, and from March 1994 to July 1994 as Executive Vice President of Catherine Dial Easley, Inc., a women's accessory company in San Antonio, Texas. From 1993 to 1994, Mr. Griffin was a retail consultant with Strategic Retail Ventures in Dallas, Texas and from 1991 to 1993 was a retail search consultant of executive talent with P.R. Associates of Dallas, Texas. From 1990 to 1991, Mr. Griffin served as President of Suzanne's off-price retail stores in Dallas, Texas, and from 1985 to 1990 served as President and Consultant to Ginnie Johansen Designs, Inc., a women's accessory company in Dallas, Texas. Prior to 1985, Mr. Griffin served in various positions with divisions of Federated Department Stores.

         CARLA S. MORELAND has served as Vice President--General Counsel of the Company since April 1994 and as Secretary since March 1996. From 1988 to 1994, Ms. Moreland practiced law with Weil, Gotshal & Manges in Dallas, Texas, and from 1984 through 1987, she practiced law with Freytag, Perry, LaForce, Rubinstein & Teofan in Dallas, Texas.

         GLEN H. GRIFFITH has served as Vice President--Chief Information Officer of the Company since March 1995. He has also served as Chief Information Officer of Trammell Crow Company, an affiliated entity, and national real estate company, since March 1995. From March 1994 to March 1995 Mr. Griffith was retired from Federated Department Stores and performed independent consulting services. From 1985 to March 1994, Mr. Griffith served as Chief Executive Officer of Federated Systems Group, a division of Federated Department Stores. From 1983 to 1985, Mr. Griffith served as Senior Vice President--MIS for both Sanger Harris Department Stores in Dallas, Texas and Burdine's Department Stores in Miami, Florida, and from 1974 to 1983, he served as Senior Vice President of Sanger Harris Department Stores in Dallas, Texas.

         EDWARD L. STAHL has served as Vice President--Marketing of the Company since December 1995. From 1986 to 1995, Mr. Stahl served as Vice President of Advertising and Marketing Programs for the Sheraton Corporation, where he directed Sheraton's corporate advertising, Frequent Traveler and Partner Marketing Programs. From 1979 to 1986, Mr. Stahl served as Vice President of Consumer Marketing for Epsilon Data Management in Burlington, Massachusetts. From 1975 to 1979, Mr. Stahl held several marketing management positions with both Holiday Inns, Inc. and United Airlines.

         JOHN P. KLUMPH has been employed by the Company since February 1988 and has served as Vice President-Corporate Controller of the Company since 1989. Prior to joining the Company, Mr. Klumph served as Director of Hotel Accounting for Lincoln Hotel Company in Dallas, Texas from 1986 to 1988 and as Controller and Assistant Controller for the Sheraton Corporation in Washington D.C. from 1982 to 1986.

         JOHN J. KELLY has served as Vice President--Technical Services since February 1996. From 1992 to January 1996, Mr. Kelly was Vice President of Marketing for the Orlando office of McDevitt Street Bovis, Inc., a national construction company, where he had responsibility for managing the marketing and operations of the hospitality group. Mr. Kelly served as Director of Construction for ITT Sheraton Corporation from 1989 to 1992, and as Vice President of Design & Construction for Ramada International from 1987 until 1989. Mr. Kelly served in a variety of positions within Holiday

Corporation from 1973 until 1987, and was the Vice President of Construction Management for Holiday Corporation from 1983 to 1987.

         HARLAN R. CROW is a director of the Company. Mr. Crow is the chief executive officer of Crow Family Holdings, an investment company managing investments in a variety of real estate related and other businesses, a position he has held since 1986. Prior to 1986, Mr. Crow was a Regional Partner in the office building unit of Trammell Crow Company, a commercial real estate management and development company. Mr. Crow is a former member of the Board of Directors of Texas Commerce Bancshares, a banking institution. In any given year within the past five years, Mr. Crow has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Crow was a general partner, officer or director in approximately 90 partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Crow was a general partner, executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Mr. Crow has been a Director of Homegate Hospitality, Inc. since October 1996.

         DANIEL A. DECKER is a director of the Company. Since 1990, Mr. Decker has been a partner of Hampstead, an investment firm, which indirectly through Bedrock is a significant stockholder of the Company, as well as being a stockholder of Bristol, and other companies not involved in the lodging business. See "Risk Factors -- Conflicts of Interest," "Business -- Growth Strategy," "Certain Relationships and Transactions" and "Principal Stockholders." Prior to 1990, Mr. Decker was a partner in the Dallas law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C. Mr. Decker was a director of Forum Group from June of 1993 until March of 1996. Mr. Decker is a past director of Bristol and is presently a director of Mountasia Entertainment International, Inc. ("Mountasia").

         SUSAN T. GROENTEMAN is a director of the Company. Ms. Groenteman is the Director (chief operating officer) of Crow Family Holdings, an investment company managing investments in a variety of real estate related businesses, along with other industries, a position she has held since 1988. From 1986 through 1988, Ms. Groenteman was Controller of Crow Family Holdings. Ms. Groenteman served in a variety of positions for Crow Hotel Company, a predecessor to the Company. In any given year within the past five years, Ms. Groenteman has served as an executive officer or director in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Ms. Groenteman has served as an executive officer or director of approximately 90 partnerships or corporations, or for affiliates of such entities, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Ms. Groenteman served as an executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

         JAMES C. LESLIE has served as President and Chief Operating Officer of The Staubach Company since March 1996. Mr. Leslie served as Chief Financial Officer of the company from 1982 to 1992 and President - Staubach Financial Services from January 1992 to March 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company and serves on the boards of Columbus Realty Trust, FM Properties, Inc., Forum Retirement Partners, L.P., and The Staubach Company. Mr. Leslie is a certified public accountant.

         PHILIP A. WARD is a director of the Company. Mr. Ward is the Senior Managing Director in charge of the Real Estate Investment Division of CIGNA Investments, Inc., a division of CIGNA Corporation, a position he has held since December 1985. Mr. Ward joined Connecticut General's Mortgage and Real Estate Department (a predecessor of CIGNA) in 1971 and became an officer in 1976. Since joining CIGNA, Mr. Ward has held real estate investment assignments in Mortgage and Real Estate Production and in Portfolio Management. Mr. Ward is also a Director of the Simon DeBartolo Group, Inc., of Indianapolis, Indiana, and a Director of the Connecticut Housing Investment Fund.

         ROBERT A. WHITMAN is a director of the Company. Mr. Whitman has since 1991 been President and Co-Chief Executive Officer of Hampstead. Prior to 1991, Mr. Whitman served as the Managing Partner and Chief Executive Officer of Trammell Crow Ventures, the real estate investment, banking and investment management unit of Trammell Crow Company, and, from 1988 to 1992, Mr. Whitman also served as Chief Financial Officer for Trammell Crow Company, an affiliated entity. Mr. Whitman is a director of Forum Group, Inc., a company traded on the Nasdaq Stock Market that is engaged in the ownership and operation of senior living facilities and is also a director of Mountasia. Mr. Whitman is a past Director and Vice Chairman of the Board of Bristol.

         Pursuant to the terms of the Stockholders' Agreement, the Crow Family Members, Senior Executive Officers, WEL and Ms. Groenteman on the one hand, and Bedrock on the other hand, have agreed to allocate between themselves the right to nominate directors to serve on the Company's Board of Directors (and its constituent committees) based on their proportionate ownership of shares of Common Stock. Following the Plan of Distribution, WEL will not be a party to the Stockholders' Agreement. See "Description of Capital Stock -- Stockholders' Agreement."

         The Company's Certificate of Incorporation and By-laws provide for three classes of directors. Messrs. Crow, Carreker and Leslie are the Class I directors and will serve until the meeting of stockholders in 1997; Ms. Groenteman and Messrs. Ward and Whitman are the Class II directors and will serve until the meeting of stockholders in 1998; and Ms. Raymond and Mr. Decker are the Class III directors and will serve until the meeting of stockholders in 1999. After these directors' initial terms expire, newly elected directors shall serve for a three year term or until their successors are duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has an Audit Committee, an Executive Committee, a Compensation Committee and a Retainer Stock Plan Committee. The Audit Committee is responsible for (i) assisting in the selection of the Company's independent auditors, (ii) reviewing the arrangements for and the scope of the auditors' examination of the Company's financial statements and (iii) meeting with the auditors, the Board of Directors and officers of the Company to review the adequacy of the Company's internal controls. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to matters (i) that by law, contract or other express Board policy must be approved by the entire Board of Directors or certain specified directors, (ii) that are delegated to other committees of the Board of Directors or (iii) that involve the acquisition or disposition of assets for total consideration exceeding $25 million or the creation of a liability of the Company exceeding $25 million. The Compensation Committee assists in the determination of the salaries and incentive bonuses of the executive officers of the Company and administers the Company's 1996 Long Term Incentive Plan. The Retainer Stock Option Committee is responsible for administering the Company's Non-Employee Directors' Retainer Stock Plan. Messrs. Leslie and Ward serve on the Audit Committee; Mr. Decker and Ms. Groenteman serve on the Compensation Committee; Mr. Carreker and Ms. Raymond serve on the Retainer Stock Plan Committee; and Messrs. Carreker, Crow and Whitman serve on the Executive Committee.

COMPENSATION AND OTHER COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1995, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers, including that of Mr. Carreker, were collectively made by Messrs. Carreker and Crow.

         During 1996, Ms. Groenteman, who is an executive officer of Trammell Crow Interests Company, served on the Compensation Committee of the Company's Board of Directors. During 1996, Mr. Carreker served on an advisory board of directors of Trammell Crow Interests Company and in such capacity served on the Compensation Committee of such board.

         Certain directors are parties to transactions with the Company, as described under the caption "Certain Relationships and Transactions" below.

EXECUTIVE COMPENSATION

         The following table sets forth summary information for 1995 regarding the compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose total annual salary and bonus earned during such period exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION(1)
               NAME AND                                  -------------------------              ALL OTHER
          PRINCIPAL POSITION               YEAR          SALARY              BONUS           COMPENSATION(2)
          ------------------               ----          ------              -----           ---------------
James D. Carreker                          1995       $ 200,000(3)         $ 90,000(4)          $     385
  President, Chief Executive Officer
  and Director

Leslie V. Bentley                          1995        $200,000            $120,000              $  3,000
  Executive Vice President and
  Wyndham Garden Division President

Eric A. Danziger(5)                        1995        $200,000            $ 90,000              $609,967(6)
  Executive Vice President and
  Wyndham Hotels and Resorts
  Division President

Stanley M. Koonce, Jr.                     1995        $175,000            $ 68,250              $  3,000
  Executive Vice President--Marketing,
  Planning and Technical Services

Anne L. Raymond                            1995        $161,827(7)         $ 75,000              $678,748(6)
  Executive Vice President, Chief
  Financial Officer and Director

(1) None of the named executive officers received any perquisites or other personal benefits in 1995 that in the aggregate exceeded the lesser of $50,000 or 10% of such named executive officer's salary and bonus for such year.

(2)      Consists of contributions by the Company to the Company's 401(k) plan.

(3) Mr. Carreker also served throughout 1995 as Chief Executive Officer of Trammell Crow Company, an affiliated entity and national real estate company, and was compensated separately by Trammell Crow Company for such services.

(4) Mr. Carreker has voluntarily elected to return to the Company $12,000 of such bonus through equal monthly reductions to his 1996 salary.

(5)      Mr. Danziger resigned from the Company in July 1996.

(6) Non-cash compensation was reported and recorded for Mr. Danziger and Ms. Raymond in the amounts of $606,967 and $678,748, respectively, reflecting compensation relating to equity participation in Old Wyndham and other affiliated entities, which equity was purchased at fair market value. In accordance with generally accepted accounting principles, in 1995 no equity participation compensation expense was required to be reported or recorded for Messrs. Carreker, Bentley or Koonce.

(7) Ms. Raymond rejoined the Company on March 1, 1995 and her 1995 compensation therefore reflects only 10 months of service to the Company.

1996 LONG TERM INCENTIVE PLAN

         Scope. The Board of Directors and stockholders of the Company have approved the Wyndham Hotel Corporation 1996 Long Term Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of incentive stock options and non-qualified stock options to purchase Common Stock, stock appreciation rights, restricted stock and performance units, to key executives and other key employees of the Company, including officers of the Company and its subsidiaries. The purpose of the Incentive Plan is to attract and retain key employees, to motivate key employees to achieve long-range goals and to further identify the interests of key employees with those of the other stockholders of the Company.

         The Incentive Plan authorizes the award of 2,133,811 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock. If an award made under the Incentive Plan expires, terminates or is forfeited, canceled or settled in cash, without issuance of shares of Common Stock covered by the award, those shares will be available for future awards under the Incentive Plan. The Incentive Plan will terminate on December 31, 2005.

         Administration. The Incentive Plan will be administered by the Board of Directors or, if directed by the Board of Directors, the Compensation Committee or any successor thereto of the Board of Directors of the Company (the Board of Directors or, if applicable, the Compensation Committee is referred to herein as the "Compensation Committee"). Subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to select employees to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the value of performance units, and to cancel or suspend awards. In making such award determinations, the Compensation Committee may take into account the nature of services rendered by the employee, his or her present and potential contribution to the Company's growth and success and such other factors as the Compensation Committee deems relevant. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements made pursuant to the Incentive Plan and to make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

         Eligibility. Executive and other key employees of the Company and its subsidiaries may be selected by the Compensation Committee to receive awards under the Incentive Plan. The Incentive Plan provides that no more than 500,000 shares of Common Stock may be subject to awards granted per year to any one employee participating in the Incentive Plan. In the discretion of the Compensation Committee, an eligible employee may receive an award in the form of a stock option, stock appreciation right, restricted stock award or performance unit or any combination thereof, and more than one award may be granted to an eligible employee.

         Stock Options. The Incentive Plan authorizes the award of both incentive stock options ("ISOs") and nonqualified stock options. Under the Incentive Plan, an option may be exercised at any time during the exercise period established by the Compensation Committee, except that: (i) no option may be exercised prior to the expiration of six months from the date of grant;
(ii) no option may be exercised more than three months after employment with the Company or any of its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service; and (iii) no option may be exercised more than one year after employment with the Company or any of its subsidiaries terminates by reason of death or disability. The aggregate fair market value (determined at the time of the award) of the Common Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of each option is determined by the Compensation Committee, but in no event may such term exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to stockholders owning 10% or more of the Company's outstanding shares of Common Stock). The exercise price of options is determined by the Compensation Committee, but the exercise price of ISOs cannot be less than the fair market value of the Common Stock on the date of the grant (or 110% of the fair market value of the Common Stock on the date of grant in the case of ISOs granted to stockholders owning 10% or more of the Company's outstanding shares of Common Stock). The exercise price of options may be paid in cash or, with the Compensation Committee's approval, in shares of Common Stock. Grants of options do not entitle any optionee to any rights as a stockholder, and such rights will accrue only as to shares actually purchased through the exercise of an option.

         In connection with the Company's initial public offering, the Board of Directors granted options to purchase an aggregate of 797,700 shares of Common Stock under the Incentive Plan to certain key personnel. The exercise price of all such options is equal to the initial public offering price of the Company's Common Stock. The Board of Directors granted options covering 130,000 shares of Common Stock to Mr. Carreker, and options covering 60,000 shares of Common Stock to each of Messrs. Bentley and Koonce, and Ms. Raymond, as part of the foregoing grant of options. All such options will vest 20% on the third anniversary of the date of grant, 50% on the fourth anniversary of the date of grant and 100% on the fifth anniversary of the date of grant.

         Stock Appreciation Rights. The Incentive Plan authorizes the grant of both primary stock appreciation rights ("SARs") and additional SARs. Primary SARs may be granted either separately or in tandem with options. Primary SARs entitle the holder to receive an amount equal to the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the option price (or deemed option price in the event of an SAR that is not granted in tandem with an option), multiplied by the number of shares of Common Stock subject to the option or deemed option as to which the SAR is being exercised (subject to the terms and conditions of the option or deemed option). An SAR may be exercised at any time when the option to which it related may be exercised and will terminate no later than the date on which the right to exercise the tandem option (or deemed option) terminates (or is deemed to terminate). The participating employee has the discretion to determine whether the exercise of an SAR will be settled in cash, in Common Stock (valued at its fair market value at the time of exercise) or in a combination of the two, subject to the approval of the Compensation Committee in certain circumstances. The exercise of an SAR requires the surrender of the tandem option, if any, and the exercise of a stock option requires the surrender of the tandem SAR, if any.

         Additional SARs may be granted only in tandem with stock options and entitle the holder to receive an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise of the related option and the option price, multiplied by the number of shares of Common Stock subject to the option as to which the SAR is being exercised (subject to the terms and conditions of the option), multiplied by a percentage factor ranging from 10% to 100% (as determined either by the Compensation Committee at the date of grant or by the formula established by the Compensation Committee at the date of grant).

         If an SAR, or the corresponding option with which the SAR was awarded, is not exercised prior to the date that it ceases to be exercisable, then such SAR generally shall be deemed exercised as of such date and shall be paid to the employee in cash. No SAR may be exercised more than three months after employment with the Company or any of its subsidiaries terminates by reason other than death, disability or authorized leave of absence for military or government service. No SAR may be exercised more than 12 months after the holder's employment with the Company and its subsidiaries terminates by reason of death or disability.

         Restricted Stock. Restricted stock awards are grants of Common Stock made to employees subject to a required period of employment following the award (the "Restricted Period") and any other conditions established by the Compensation Committee. An employee will become the holder of shares of restricted stock free of all restrictions if he or she completes the Restricted Period and satisfies any other conditions; otherwise, the shares will be forfeited. Under the Incentive Plan, the Restricted Period may not be more than ten years. The employee will have the right to vote the shares of restricted stock and, unless the Compensation Committee determines otherwise, will have the right to receive dividends on the shares during the Restricted Period. The employee may not sell, pledge or otherwise encumber or dispose of restricted stock until the conditions imposed by the Compensation Committee have been satisfied. The Compensation Committee may accelerate the termination of the Restricted Period or waive any other conditions with respect to any restricted stock.

         Performance Units. Performance units are awards that entitle the holder to receive a specified value for the units at the end of a performance period established by the Compensation Committee if performance measures established by the Compensation Committee at the beginning of the performance period are met. Although the performance measures and performance period will be determined by the Compensation Committee at the time of the award of performance units, they may be subject to such later revision as the Compensation Committee deems appropriate to reflect significant events or changes. If the employment of a holder of a performance unit with the Company or a subsidiary terminates by reason of death, disability or retirement, then the Company will pay the employee or his or her beneficiary or estate the amount of the performance unit earned as of the date of termination. If the employment of a holder of a performance unit with the Company or a subsidiary terminates for any other reason, then the performance units held by such holder will automatically be forfeited.

         Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Incentive Plan, and the terms and the number of shares of any outstanding option, SAR, performance unit or restricted stock, may be equitably adjusted by the Compensation Committee in its sole discretion.

         Business Combinations. Unless provision is otherwise made in the terms of the award granted by the Compensation Committee, or by the terms of the agreement with respect to the business combination, in the event of a change in control of the Company (as defined), all outstanding stock options, SARs, restricted stock and performance units shall terminate, provided that the holders of any options or SARs may exercise such awards to the extent then vested immediately prior to any such event and the holders of any performance units shall be entitled to the then vested values of such units as of such date.

         Termination and Amendment. The Incentive Plan may be suspended, terminated or amended by the Board of Directors, provided that, in the absence of stockholder approval, no amendment of the Incentive Plan or action of the Board of Directors may materially increase the total number of shares of Common Stock with respect to which awards may be made under the Incentive Plan (except as discussed in "Adjustments" above), change the exercise price of a stock option or the base price of an SAR, materially modify the requirements as to eligibility for participation in the Incentive Plan or materially increase the benefits accruing to participants under the Incentive Plan. No amendment, suspension or termination of the Incentive Plan may alter or impair any option, SAR, share of restricted stock or performance unit previously awarded under the Incentive Plan without the consent of the holder thereof.

         Awards in Connection with Initial Public Offering. The amounts that were paid pursuant to the Incentive Plan during fiscal 1996, as stock option awards to individuals and groups are reflected in the following table.

                                                                                                    STOCK
                                     NAME AND POSITION                                              OPTIONS
                                     -----------------                                              -------
James D. Carreker(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           130,000
  President, Chief Executive Officer and Director
Leslie V. Bentley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            60,000
  Executive Vice President and Wyndham Garden Division President
Eric A. Danziger(2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            60,000
  Executive Vice President and Wyndham Hotels and Resorts Division President

Anne L. Raymond(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            60,000
  Executive Vice President, Chief Financial Officer and Director
Stanley M. Koonce, Jr.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            60,000
  Executive Vice President--Marketing, Planning and Technical Services

Executive Officer Group                                                                             370,000

Non-Executive Officer Employee Group                                                                427,700


-------------------------------------------

(1)      Mr. Carreker and Ms. Raymond are directors.

(2) Mr. Danzinger resigned from the Company in July 1996. Consequently, such stock options were forfeited.

         Federal Income Tax Consequences. The following summary of the federal income tax consequences of the Incentive Plan is not comprehensive and is based on current income tax laws, regulations and rulings. Optionees are urged to consult their own tax advisors concerning the federal income tax consequences of the Incentive Plan.

                 Incentive Stock Options. An optionee does not recognize income on the grant of an incentive stock option. Subject to the effect of the alternative minimum tax, discussed below, if an optionee exercises an ISO stock option in accordance with the terms of the ISO and does not dispose of the shares acquired within two years from the date of the grant of the ISO nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided the optionee holds the shares as a capital asset, at the time of sale or other disposition of the shares, his gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

                 If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the optionee will realize ordinary income at the time of such Early Disposition, which will equal the excess, if any, of the lesser of (1) the amount realized on the Early Disposition or (2) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. If an optionee disposes of such shares for less than his basis in the shares, the difference between the amount realized and his basis will be a long-term or short-term capital loss, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of disposition.

                 The excess of the fair market value of the shares at the time the incentive stock option is exercised over the exercise price for the shares is an item of "tax preference" as such term is used in the Code (the "Stock Option Preference").

                 Nonqualified Stock Options. Nonqualified stock options do not qualify for the special tax treatment accorded to incentive stock options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he recognizes ordinary income upon the exercise of a nonqualified option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of the exercise price. The optionee's basis in the shares acquired will be the amount paid upon exercise. When the optionee disposes of such shares, his gain or loss, if any, will be long-term or short-term capital gain or loss, depending on the holding period of his shares. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

                 As a result of the optionee's exercise of a nonqualified stock option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the option is exercised.

                 The excess of the fair market value of the stock on the date of exercise of a nonqualified stock option over the exercise price is not an item of tax preference.

                 Appreciation Rights. Recipients of SARs do not recognize income upon the grant of such an award. When a participant elects to receive payment under an SAR, he recognizes ordinary income in an amount equal to the cash and/or fair market value of shares received, and the Company is entitled to a deduction equal to such amount.

                 Restricted Stock; Performance Units. Grantees of restricted stock and performance units do not recognize income at the time of the grant of such stock or units. However, when shares of restricted stock become free from any restrictions or when performance units are paid, grantees recognize ordinary income in an amount equal to the cash and the fair market value of the stock on the date all restrictions are satisfied. Alternatively, the grantee of restricted stock may elect to recognize income upon the grant of the stock and not at the time the restrictions lapse.

                 Taxation of Preference Items. Section 55 of the Code imposes an alternative minimum tax equal to the excess, if any, of (1) 26% of the optionee's "alternative minimum taxable income" that does not exceed $175,000, plus 28% of his "alternative minimum taxable income" in excess of $175,000, over (2) his "regular" federal income tax. Alternative minimum taxable income is determined by adding the optionee's Stock Option Preference and any other items of tax preference to the optionee's adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The current exemption amount is $33,750 for single taxpayers, $45,000 for married taxpayers filing jointly, and $22,500 for married taxpayers filing separately. However, these exemption amounts are phased out beginning at certain levels of alternative minimum taxable income.

                 Change of Control. If there is an acceleration of the vesting of benefits and/or an acceleration of the exercisability of stock options upon a change of control (as defined in the Incentive Plan), all or a portion of the accelerated benefits may constitute "excess parachute payments" under Section 280G of the Code. The employee receiving an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the change of control, and the Company is not entitled to a deduction for such payment.

401(K) SAVINGS PLAN

         The Company sponsors a retirement plan called the Wyndham Employee Savings & Retirement Plan (the "401(k) Plan"). The total 401(k) Plan assets as of December 31, 1995 were valued at $8,356,808. The trustee for the 401(k) Plan is CG Trust Company. The 401(k) Plan permits employees to direct investments of their accounts among a selection of 6 mutual funds. The Company intends to amend the 401(k) Plan in the near future to also permit employees to direct the investment of some or all of their accounts to purchase shares of Common Stock, and to permit the Company to make any contributions to the 401(k) Plan in the form of Common Stock. Employees (including members of management) are eligible to make voluntary contributions of up to fifteen percent (15%) of their compensation under the 401(k) Plan. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which will be allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

DIRECTOR COMPENSATION

         Each member of the Company's Board of Directors who is not an employee of the Company (a "Non-Employee Director") will be paid an annual retainer of $25,000, plus $1,000 for each committee meeting attended ($1,200 for each committee meeting attended as a committee chairman). As described below, a Non-Employee Director may elect to receive the annual retainer fee in cash or in the form of shares of Common Stock, or to defer receipt of all or a portion of such fee and have the deferred amount treated as if it were invested in shares of Common Stock.

         The Board of Directors and stockholders of the Company have adopted the Wyndham Hotel Corporation Non-Employee Directors' Retainer Stock Plan (the "Retainer Plan") for its Non-Employee Directors, and 50,000 shares of Common Stock have been reserved for use under the Retainer Plan. The purpose of the Retainer Plan is to provide to Non-Employee Directors of the Company the opportunity to elect to receive all or a portion of their annual retainer fees in the form of shares of Common Stock, or to defer receipt of all or a portion of such fees and have the deferred amounts treated as if invested in shares of Common Stock. Only a Non-Employee Director who on January 1 of any calendar year or such later date as such director is first elected or appointed to the Board of Directors is eligible to participate in the Retainer Plan. Participation in the Retainer Plan is voluntary. To participate in the Retainer Plan, a Non-Employee Director must file an irrevocable election with the Company no later than the later of (i) six months prior to the date the annual retainer or, if applicable, the first portion thereof, is to be paid to the Non-Employee Director or (ii) the last day of the calendar year. Each election or change of election will be effective as of the later of (i) six months following the election, or (ii) January 1 following the election. The Non-Employee Director may elect to either receive shares of Common Stock in lieu of cash for part or all of such Non-Employee Director's annual retainer or to defer receipt of all or a portion of such retainer. A Non-Employee Director also may file an election within 30 days after the date that such director is elected or appointed to the Board of Directors, to be effective six months following the election.

         The Board of Directors will from time to time appoint two or more persons who are members of the Board of Directors to administer the Retainer Plan (the "Retainer Plan Committee") who are not eligible to participate in the Retainer Plan. The Retainer Plan Committee will administer the Retainer Plan in accordance with its terms.

         Each Non-Employee Director who elects to participate in the Retainer Plan for any year must irrevocably elect, until such time as a subsequent election is made, (i) whether to receive payment of 0, 50% or 100% of his or her annual retainer in the form of shares of Common Stock under the Retainer Plan, (ii) whether to defer payment of any whole percentage up to 100% of his or her annual retainer, to be credited to the participant's account, to be deemed to be invested in shares of Common Stock and paid in accordance with the Retainer Plan, and (iii) whether dividend equivalents, if any, on any amounts credited to such account will be paid directly to the participant or credited to the participant's account to be reinvested in shares of Common Stock. The combined percentage of the annual retainer to be paid in shares of Common Stock and deferred under the Retainer Plan must not exceed 100% of the annual retainer for any Retainer Plan year. In the event the annual retainer is increased during any year, a participant's elections in effect for such year will apply to the amount of such increase. The annual retainer consists of amounts paid to Non-Employee Directors as a retainer for services as a director, but does not include meeting fees, discretionary bonuses or reimbursement for expenses.

         In compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the Retainer Plan Committee nor any other person (other than a participant acting in conformity with the terms of the Retainer
Plan) has any discretionary authority to make determinations regarding (i) eligibility to become a participant, (ii) the times when elections can be made, when shares of Common Stock will be issued or its equivalents credited to the participants' accounts, or when distributions will be made, (iii) the portion of a participant's annual retainer that may be allocated to the acquisition of shares of Common Stock or its equivalents by participants under the Retainer Plan, the calculation of the number of shares of Common Stock or its equivalents by participants under the Retainer Plan, the calculation of the number of shares of Common Stock or its equivalents to be acquired thereby, and the payment or deemed reinvestment of dividend equivalents, or (iv) any other decisions under the Retainer Plan required by Rule 16b-3(b) under the Exchange Act to be afforded exclusively to "disinterested persons" as defined thereunder.

         The Company will transfer to a participant who elects to receive all or a portion of the annual retainer in the form of shares of Common Stock a number of shares of Common Stock having a fair market value equal to such portion of the annual retainer on the last trading day prior to the date or dates on which the cash portion of the participant's annual retainer is due. No fractional shares will be issued; however, in lieu thereof, the cash fair market value of any fractional share will be paid to participants.

         Non-Employee Directors will receive payment in shares of Common Stock in an amount equal to the number of Common Stock equivalents credited to their accounts under the Retainer Plan upon the date that is three years following the date that the annual retainer would have been paid to such Directors in cash absent their election. Such payment will be made in a lump sum. Upon a change of control of the Company, the Company will pay to the participating Non-Employee Directors in cash a lump sum equal to the fair market value of the Common Stock equivalents credited to all accounts under the Retainer Plan.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GENERAL

         On May 24, 1996, immediately prior to the consummation of the Company's initial public offering, the Company succeeded to the hotel management and related business of Old Wyndham, ownership of 6 Wyndham brand hotels and leasehold interests relating to 12 additional Wyndham brand hotels. The following discussion of certain relationships and transactions assumes that the formation of the Company occurred on January 1, 1993 and includes (i) hotel management and related fees paid to the Company by certain affiliates, (ii) capital contributions, loans and other payments made by the Company to certain affiliates in connection with the Company's entry into hotel management contracts with related parties, (iii) transactions between the Company (which includes its predecessors and combined subsidiaries) on the one hand, and Crow Family Members, the "Senior Executive Officers" (James D. Carreker, Leslie V. Bentley, Anne L. Raymond and Stanley M. Koonce, Jr.) or Bedrock, on the other hand, relating to the transactions comprising the formation of the Company and
(iv) loans made to the Senior Executive Officers of the Company that the Company purchased in connection with its formation.

RELATED PARTY TRANSACTIONS

         During 1993, 1994 and 1995, the Company received hotel management fees in the aggregate amounts of $4,444,151, $4,972,921 and $6,797,761, respectively, from the partnerships owning Wyndham hotels ("Hotel Partnerships") listed below, in which Crow Family Members (which includes Harlan R. Crow, a director of the Company) have an interest. Some or all of the Senior Executive Officers of the Company have an ownership interest in six of such Hotel Partnerships. The terms of the agreements pursuant to which the Company provides hotel management services to Wyndham hotels are described generally under "Business -- Management Contracts."

         During 1993, 1994 and 1995, the Company received payments in the aggregate amounts of $1,682,787, $2,926,786, $3,803,162, respectively, from the Hotel Partnerships listed below, in which Crow Family Members have an interest. Some or all of the Senior Executive Officers have an ownership interest in six of such Hotel Partnerships. The payments were received as reimbursements for certain administrative, tax, legal, accounting, finance, risk management, sales and marketing services provided by the Company to such entities.

     HOTEL PARTNERSHIP(1)                                   HOTEL
     --------------------                                   -----
Anatole Hotel Investors, L.P.                          Wyndham Anatole
Hotel Bel Age Associates, L.P.                         Wyndham Bel Age
Bristol Hotel Associates, Ltd.                         Wyndham Bristol
Playhouse Square Hotel Limited Partnership             Wyndham Playhouse Square
Franklin Plaza Associates                              Wyndham Franklin Plaza
Houston Greenspoint Hotel Associates                   Wyndham Greenspoint
MTD Associates                                         Wyndham Milwaukee Center
Itasca Hotel Company                                   Wyndham Northwest Chicago
Hotel and Convention Center Partners I-XI, Ltd.        Wyndham Palm Springs
CLC Limited Partnership                                Wyndham Las Colinas
Atlanta Midtown Associates                             Wyndham Garden Hotel-Midtown Atlanta
Novi Garden Hotel Associates                           Wyndham Garden Hotel-Novi
Amgreen-Heritage Hotel Partnership, Ltd.               Wyndham Garden Hotel-Orange County Airport
Pleasanton Hotel Associates, Ltd.                      Wyndham Garden Hotel-Pleasanton
Wood Dale Garden Hotel Partnership                     Wyndham Garden Hotel-Wood Dale

----------------------------------

(1) Management fees, reimbursements and design and construction fees were not received from all of the Hotel Partnerships in all three years.

         During 1993, 1994 and 1995, the Company received payments in the aggregate amounts of $191,696, $211,321, $759,895, respectively, from the Hotel Partnerships listed above, as well as Convention Center Boulevard Hotel Limited, in which Crow Family Members have an interest. Some or all of the Senior Executive Officers have an ownership interest in six of such Hotel Partnerships. The payments were received as fees for certain design and construction services provided by the Company to such entities.

         During 1993, 1994 and 1995, the Senior Executive Officers incurred indebtedness to Wyndham Finance Limited Partnership ("WFLP"), a partnership owned by Crow Family Members. In addition, WEL, in which certain executive officers of the Company have an interest, incurred indebtedness to WFLP. The purpose of the loans was to finance such officers' and WEL's capital contributions to Old Wyndham and various Hotel Partnerships in which the officers and WEL acquired ownership interests. In addition, one Senior Executive Officer used a portion of the indebtedness to finance housing and education expenses. Notes representing such loans were purchased by the Company in connection with its Formation for a cash payment to WFLP in the amount of $15,873,461, which is equivalent to the aggregate outstanding principal and accrued interest severally owing by the Senior Executive Officers and WEL to WFLP. Such promissory notes, which are made payable to the Company, accrue interest at 6% per annum and are fully secured by the pledge of shares of Common Stock held by the note obligors. The outstanding principal and accrued interest (compounded quarterly) is payable in a single lump sum in May 2001. The aggregate principal amounts of such loans made to each Senior Executive Officer and WEL in 1993, 1994 and 1995, and the aggregate balance of the notes representing such loans that were purchased by the Company in connection with its formation, are as follows:

                                                                                                 AGGREGATE
                                              1993              1994              1995           BALANCE(1)
                                              ----              ----              ----           ----------
James D. Carreker                           $425,388          $669,634         $1,867,627        $4,904,573
Leslie V. Bentley                           $219,153          $218,594         $  767,104        $1,805,133
Anne L. Raymond                             $      0          $      0         $4,417,588        $4,417,588
Stanley M. Koonce, Jr.                      $161,805          $207,995         $  547,207        $1,839,006
WEL                                         $181,639          $323,405         $  881,488        $2,907,161

--------------------------

(1) The aggregate balances are as of December 31, 1995, and include indebtedness incurred prior to January 1, 1993.

         In 1995, the Company made loans to WHC-LG Hotel Partners L.P., Pleasanton Hotel Partners, L.P. and New Orleans Hotel I, L.P., each of which is owned directly or indirectly by Crow Family Members and the Senior Executive Officers (the "Investing Partnerships"). The purpose of the loans was to finance such Investing Partnerships' acquisition, construction and renovation of hotels owned by the following three Hotel Partnerships: WHC-LG Hotel Associates, L.P. (La Guardia Airport), Pleasanton Hotel Associates, Ltd. (Pleasanton Garden) and Convention Center Boulevard Hotel Limited (Wyndham Riverfront). The aggregate amount of such loans was $6,395,690, all of which was outstanding as of December 31, 1995. The loans are secured by the Investing Partnerships' partnership interests in the Hotel Partnerships. The loans accrue interest at 9%, are payable in May, October and December of 2005 and are reduced by any cash distributions by such Hotel Partnerships to the Investing Partnerships.

         During 1995, WFLP incurred indebtedness to the Company in the amount of $1,278,000 for the purpose of acquiring or developing hotel properties, to be managed by the Company, in which the Senior Executive Officers have ownership interests. The loan is evidenced by a promissory note, bears an adjustable rate of interest based on the prime rate and is due and payable on April 15, 2000.

         During 1994 and 1995, the Company received hotel management fees in the aggregate amounts of $514,472 and $2,043,087, respectively, from the Hotel Partnerships listed below (other than Bedrock Kingsway Investment Partners Level

I, L.P.), in which Bedrock has an ownership interest (Messrs. Whitman and Decker, directors of the Company, have ownership interests in Bedrock).

         During 1994 and 1995, the Company made cash advances in the aggregate amounts of $1,092,537 and $1,380,702 respectively, to the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The advances were used to pay certain renovations costs for Wyndham Garden Hotels that were redeveloped by Bedrock. The advances are repaid through Bedrock's redevelopment fund. At December 31, 1995, the aggregate amount outstanding of such advances was $686,749.

         During 1994 and 1995, the Company received payments in the aggregate amounts of $798,503 and $976,980, respectively, from the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The payments were received as fees for certain design and construction services provided by the Company to such entities.

         During 1994 and 1995, the Company received payments in the aggregate amounts of $170,669 and $831,553, respectively, from the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The payments were received as reimbursements for certain administrative, tax, legal, accounting, finance, risk management, sales and marketing services provided by the Company to such entities.


                  HOTEL PARTNERSHIP(1)                                    HOTEL
                  --------------------                                    -----
         Grand Avenue Partners L.P.                             Wyndham Checkers Hotel
         Bedrock Metrolux Investment Partners                   Wyndham Hotel at Metrocenter
           Level I, L.P.
         Bedrock Annapolis Investment Partners                  Wyndham Garden Hotel-Annapolis
           Level I, L.P.
         Burlington Garden Partners Level I, L.P.               Wyndham Garden Hotel-Burlington
         CC Bedrock Investment Partners Level I, L.P.           Wyndham Garden Hotel-Culver City
         BRP Denver Garden Partners Level I, L.P.               Wyndham Garden Hotel-Denver
         Detroit Metro Partners Level I, L.P.                   Wyndham Garden Hotel-Detroit Airport
         Bedrock Marin Investment Partners                      Wyndham Garden Hotel-Marin/San Rafael
           Level I, L.P.
         BR Partners--Monrovia Level I, L.P.                    Wyndham Garden Hotel-Monrovia
         Bedrock Oakbrook Investment Partners                   Wyndham Garden Hotel-Oakbrook
           Level I, L.P.
         O'Hare Garden Partners Level I, L.P.                   Wyndham Garden Hotel-O'Hare
         Garden LBV Investment Partners I, L.P.                 Wyndham Garden Hotel-Lake Buena Vista
         Bedrock Kingsway Investment Partners                   Wyndham Garden Hotel-Piscataway
           Level I, L.P.
         BR Pittsburgh Airport Level I, L.P.                    Wyndham Garden Hotel-Pittsburgh
         BRP Waltham Investment Partners                        Wyndham Garden Hotel-Waltham
           Level I, L.P.

--------------------------

(1) Management fees, reimbursements and design and construction fees were not received from all of the Hotel Partnerships in both years. In addition, cash advances were not made by the Company to all of the Hotel Partnerships in both years.

         During 1993, 1994 and 1995, the Company made payments in the aggregate amounts of $1,098,270, $1,352,468, $1,739,804, respectively, to Wyndham Travel Management Ltd., an entity owned by Lucy Billingsley (the daughter of Trammell
Crow), for travel services provided to the Company.

         During 1993, 1994 and 1995, the Company made payments in the aggregate amounts of $698,468, $701,203 and $830,164, respectively, to CHMC, which is owned by Crow Family Members, pursuant to the an agreement pursuant to which the Company acquired in 1988 a number of management agreements relating to Wyndham brand hotels then in operation. The Company's payment obligations under the agreement were released and discharged in connection with the formation of the Company in exchange for a cash payment paid by the Company to CHMC.

         During 1993, 1994 and 1995, the Company made payments in the aggregate amounts of $638,039, $743,922, $875,122, respectively, as lease payments for its corporate office space to Tower 2001 Limited Partnership, a partnership in which Crow Family Members have an ownership interest. The Company's current lease on its corporate office space expires in April 1997. Following this period, the lease reverts to a month-to-month term.

         During 1993, 1994 and 1995, the owners of hotels owned or leased by the Company made contributions to a loss prevention fund in the amounts of $396,911, $620,006 and $624,422, which funds were deposited to WFLP pending the use of such contributions by the loss prevention fund. The contributions were used to cover a portion of the deductible on insurance policies for such hotels in connection with insured claims made against the hotels.

         In 1995, the Company made payments in connection with entering into a management contract for the Wyndham Anatole Hotel, in which Crow Family Members have an ownership interest. The amount of such payment was $523,360 and the purpose was to pay costs associated with converting the property to the Wyndham brand.

         During 1993, 1994 and 1995, the Company received payments in the aggregate amounts of $220,447, $175,366 and $176,210, respectively, from Crow-Los Patios Limited, a senior assisted living facility in which certain Crow Family Members have an ownership interest. The payments were received as management fees.

         During 1993, 1994 and 1995, the Company made payments in the aggregate amounts of $310,402, $321,333 and $332,113, respectively, to GHMB, Inc., an entity owned by Mr. Bentley for the operation of liquor concessions at the Wyndham Garden Commerce.

         In 1994, the Company paid $155,000 to Rochelle Charter, Inc. ("Rochelle"), an entity in which Trammell Crow, his spouse and Harlan R. Crow have an interest. The payment was made to charter a boat that was operated by Rochelle and used by the Company to entertain business associates.

         During 1995, the Company received payments in the aggregate amount of $72,593 from Convention Center Boulevard Hotel Limited, Waterfront Hotel Associates, S.E. and WHC-LG Hotel Associates, L.P., Hotel Partnerships in which Crow Family Members and some or all of the Senior Executive Officers have an interest. The payments were received as construction and renovation fees for the Wyndham Riverfront and Wyndham San Juan Hotels and for the Company's La Guardia Airport hotel.

         The Company is a guarantor of the obligations of Playhouse Square Hotel Limited Partnership (the owners of which include Crow Family Members and the Senior Executive Officers, except for Ms. Raymond) to fund operating deficits relating to such Hotel Partnership. The guarantee requires the guarantors (including the Company) to advance up to $600,000 per year to the extent the Hotel Partnership experiences operating deficits, with maximum required advances of $2.3 million over the term of the guarantee extending from 1995 to 2000. Playhouse Square Hotel Limited Partnership has caused to be deposited the sum of $1,000,000 as a reserve to secure the payment of the guaranteed obligations and to fund operating deficits. The Company has not to date been required to make any advance under the guarantee.

         The Company has entered into management contracts pursuant to which it provides or expects to provide hotel management services to the following Hotel Partnerships owning Wyndham hotels in which Crow Family Members, Bedrock or some or all of the Senior Executive Officers have an interest. The aggregate amount of such management fees totaled $362,257 as of September 30, 1996. The terms of the agreements pursuant to which the Company provides hotel management services to Wyndham hotels are described generally under "Business -- Management Contracts."

                   HOTEL PARTNERSHIP(1)                                           HOTEL
                   --------------------                                           -----
       KC Plaza Investment Partners, Level I L.P.                        Wyndham Garden-Kansas City
       Bed Lex Investment Partners, Level I, L.P.                        Wyndham Garden-Lexington
       Convention Center Boulevard Hotel, Limited                        Wyndham Riverfront


Pursuant to the terms of the management contract for the San Juan hotel, the Company has made a commitment to provide furniture, fixtures and equipment at a fixed price of $6.0 million. In addition, with respect to the Riverfront hotel, the Company has entered into an operating deficit guaranty, which requires the Company to fund up to $230,000 in working capital per year for three years after the hotel is opened in the event that the hotel generates inadequate cash flow. In addition, the Company has guaranteed $875,000 in indebtedness relating to the Riverfront hotel. The Company also provided furniture, fixtures and equipment for the Riverfront hotel at a fixed price of $2.1 million and provided certain pre-opening expenses for this hotel for $420,000.

         Pursuant to the terms of its management agreement relating to the Wyndham Hotel at Los Angeles Airport (the "LAX"), Wyndham agreed to loan $4,560,000 to be applied to costs of refurbishment of the LAX. The refurbishment loan is evidenced by a promissory note (the "Note Receivable"), which has been partially funded in the amount of $3,973,736 as of September 30, 1996. The Company's obligation to make the remaining advances under the refurbishment loan is secured by a letter of credit, which, in turn, is collateralized by $857,256 as of September 30, 1996 in cash. Prior to the formation of the Company, WHC LAX Associates, L.P. ("WHC LAX"), a limited partnership owned by Crow Family Members and the Senior Executive Officers, paid to Wyndham $4,560,000 in return for Wyndham's agreement to pay to WHC LAX all payments that Wyndham receives under the Note Receivable. Wyndham also agreed that, insofar as the WHC LAX's $4,560,000 payment to the Company exceeds advances that Wyndham is obligated to make, but has not yet made, under the Note Receivable, it would pay to WHC LAX interest at a variable rate that has ranged from 5.25% to 5.81% per annum on the unfunded amounts.

         In 1996, James D. Carreker anticipates receiving a $100,000 consulting fee for services provided as a consultant to Trammell Crow Company, an entity in which Crow Family Members have an interest.

         The Company has entered into a five year service agreement with ISIS 2000, an entity owned by Crow Family Members and the Senior Executive Officers, whereby ISIS 2000 will provide centralized reservations and property management services to all Wyndham brand hotels. The services will be provided for a fee comprised of an initial link-up charge plus a per reservation fee and a per hotel charge for the property management system. The service fee payable by the Company totaled $224,340 as of September 30, 1996. The Company has entered into an asset management agreement with ISIS 2000 providing for human resource, finance, accounting, payroll, legal and tax services. In addition, the Company has guaranteed operating leases on behalf of ISIS 2000 in the approximate amount of $2.0 million as of September 30, 1996.

         In 1995, the Company made payments to Trammell Crow Company in the amount of $386,759 for contract labor (including related costs) provided to the Company for management information services. The Company paid approximately $935,000 as of September 30, 1996 to Trammell Crow Company for these contract labor services (including related costs).

         The Company has made insurance premium payments to Wynright Insurance ("Wynright"), an entity owned by Crow Family Members and the Senior Executive Officers, with respect to certain insurance policies maintained for the benefit of the Company and hotels owned or leased by the Company. Such payments totaled $444,580 as of September 30, 1996. The Company also will enter into an asset management agreement with Wynright providing for human resource, finance, accounting, payroll, legal and tax services.

         In 1996, a subsidiary of the Company entered into a master management agreement (the "Agreement") with Homegate, an entity in which Crow Family Members have an interest, which provides for the Company to manage up to 60 extended-stay hotel properties and to provide Homegate with market research, a preferred vendor program, a proprietary property management software package, and national and local marketing efforts. In addition, Messrs. Carreker and

Harlan R. Crow serve on the board of Homegate. The Company and Homegate have agreed that Homegate will pay Wyndham or an affiliate a one-time fee of $25,000 for Wyndham's provision of design services in developing the initial prototype, certain other fees for the provision of software and other services, and a commission of 5% of the aggregate purchase price of all items that Homegate purchases through Wyndham's purchasing department. Homegate also must reimburse Wyndham for up to $100,000 for the costs incurred in developing Homegate's payroll and accounts payable software and for developing a marketing database, which costs will be reimbursed ratably upon the signing of the first 10 management contracts. Wyndham and Homegate will agree upon any fees to be paid with respect to ongoing systems support and maintenance services.

         The Company currently manages six extended-stay hotel properties for Homegate pursuant to separate management agreements, as provided for by the Agreement. The aggregate amount of management, technical service, purchasing and other fees paid to Wyndham totaled $53,131 as of September 30, 1996.

         In connection with the execution of the Agreement, certain Crow Family Members have agreed to grant Wyndham a right of first refusal affording Wyndham a preferential right to purchase their shares in connection with any proposed sale by any of such parties or their affiliates of shares of Homegate Common Stock into the public market pursuant to Rule 144 under the Securities Act or pursuant to a shelf registration statement filed pursuant to such Act.

BEDROCK INVESTMENT PROGRAM

         In May 1994, the Company entered into an Investment Agreement and an Option Agreement (collectively, the "Bedrock Agreements") with Bedrock pursuant to which, as amended, Bedrock agreed to provide up to $335 million in equity and debt capital (the "Investment Program") to acquire hotels or hotel management companies and to make hotel related investments that are approved by both the Company and Bedrock. Pursuant to the terms of the Investment Agreement, Bedrock is not required to invest a minimum amount of capital through the Investment Program, but the Company is entitled to manage any Wyndham-Bedrock Investment Program hotel properties for a term of 15 years. In addition, subject to certain limitations, certain Crow Family Members have the right to co-invest with Bedrock in the Investment Program. The Company also has certain limited rights to co-invest with Bedrock in the Investment Program; provided, however, that once the Company elects to co-invest in Investment Program projects, it must co-invest in each subsequent project or it would forfeit additional rights to co-invest. At December 31, 1994 and December 31, 1995, the Company had executed management contracts with Bedrock for 11 Wyndham brand hotels and 15 Wyndham brand hotels, respectively, through the Investment Program.

         Bedrock has certain registration rights with respect to 2,276,055 shares of Common Stock. See "Description of Capital Stock -- Registration Rights." Bedrock also entered into the Stockholders' Agreement with the Company, Crow Family Members, the Senior Executive Officers and WEL, which provides for, among other things, representation on the Company's Board of Directors. See "Management -- Directors and Executive Officers" and "Description of Capital Stock -- Stockholders' Agreement."

         The Bedrock Agreement provides for a contingent payment (the "Contingent Option Payment") to Old Wyndham, for distribution to the non-Bedrock owners of Old Wyndham, at such time as all hotels financed by the Investment Program achieve an investment return target of 15% on all equity capital invested through such program plus certain overhead costs. The amount of the Contingent Option Payment is 10% of all cash proceeds realized in excess of the investment return target. The Contingent Option Payment is due 70% upon the achievement of the investment target return and 30% upon Bedrock's disposition of its entire interest in Wyndham. A separate entity owned by Crow Family Members, the Senior Executive Officers and WEL has purchased the right to the Contingent Option Payment for $10,000 from the owners of Old Wyndham in connection with the Company's initial public offering (WEL's interest in the Contingent Option Payment was subsequently transferred to certain Crow Family Members and the Senior Executive Officers).

POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

         With respect to future material transactions (or series of related transactions) between the Company and related parties, the Company has implemented a policy requiring any such transaction to be approved by a majority of the

Independent Directors, if any, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could be obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy always will be successful in eliminating the influence of conflicts of interest.

BENEFITS OF THE FORMATION OF THE COMPANY TO RELATED PARTIES

         In connection with their participation in the transactions related to the formation of the Company, certain major stockholders, directors and executive officers of the Company received the following benefits.

         At the closing of the initial public offering, Crow Family Members received, collectively, 9,487,391 shares of Common Stock and $19.4 million in cash in exchange for their interests in the businesses acquired by the Company in connection with its formation (of which 31,250 shares were transferred indirectly to Ms. Groenteman shortly following the initial public offering).
See "Principal Stockholders." In addition, Crow Family Members received $4.0 million in cash as a result of the repayment of certain loans that they made to certain of the businesses acquired by the Company in connection with its formation. WFLP, a partnership owned by Crow Family Members, received $18.6 million in cash for the sale of promissory notes that represented obligations of the Senior Executive Officers and WEL. CHMC, which is owned by certain Crow Family Members, received $6.0 million, in cash, as consideration for the release and discharge of the Company's payment obligations under the CHMC Agreement.

         The Senior Executive Officers of the Company received the following number of shares of Common Stock in exchange for their respective interests in the businesses acquired by the Company in connection with its formation:

                 --  James D. Carreker:  1,173,416 shares;
                 --  Leslie V. Bentley:  330,377 shares
                 --  Anne L. Raymond:  380,151 shares; and
                 --  Stanley M. Koonce, Jr.:  388,001 shares.

         Bedrock (in which Messrs. Whitman and Decker have ownership interests) received 2,276,055 shares of Common Stock in consideration of Bedrock's transfer to the Company of the certain options owned by Bedrock and to purchase Wyndham Common Stock and contribution by Bedrock in the amount of $10.0 million.

         WEL (in which certain executive officers and employees of the Company participate) received 646,669 shares of Common Stock in exchange for its interests in the businesses acquired by the Company in connection with its formation.

         TCI, which is owned by certain Crow Family Members and the Senior Executive Officers, received a payment of approximately $250,000 from the Company as a commission that was paid to an employee of TCI for his efforts in facilitating the sale of the 11 Wyndham Garden Hotels to Hospitality Properties Trust.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of Common Stock for (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table set forth under the heading "Management," (iii) all directors and executive officers of the Company as a group and (iv) each person or group who was on such date the beneficial owner of more than five percent of the outstanding Common Stock.

                                                      SHARES OWNED                   SHARES OWNED AFTER
                                              BEFORE PLAN OF DISTRIBUTION           PLAN OF DISTRIBUTION
                                             -----------------------------       ----------------------------
             NAME(1)                           NUMBER              PERCENT         NUMBER             PERCENT
             -------                         ----------            -------       ----------           -------
CF Securities, L.P.(2)(3) . . . . . . . .     9,447,745             47.20%        9,447,745            47.20%
  Harlan R. Crow(3)(4)                              100                *                100               *
James D. Carreker(5)  . . . . . . . . . .     1,365,309              6.82%        1,365,309             6.82%
  Wyndham Employees, Ltd.(6)  . . . . . .       646,669              3.31%             --                --
Leslie V. Bentley(7)  . . . . . . . . . .       392,057              1.96%          392,057             1.96%
Anne L. Raymond   . . . . . . . . . . . .       380,151              1.90%          380,151             1.90%
Stanley M. Koonce, Jr . . . . . . . . . .       388,001              1.92%          388,001             1.92%
Bedrock(8)  . . . . . . . . . . . . . . .     2,276,055             11.37%        2,276,055            11.37%
  Daniel A. Decker(9)
  Robert A. Whitman(9)
Susan T. Groenteman(10) . . . . . . . . .        31,250                *             31,250               *
James C. Leslie                                   3,000                *              3,000               *
Philip J. Ward                                     --                 --               --                --
Directors and executive officers  . . . .
  as a group (16 persons)                    14,937,637 (11)        74.62%       14,341,083 (12)       71.64%

*        Less than 1%.

(1) The address of each beneficial owner, with the exception of CF Securities, L.P., Bedrock and Susan T. Groenteman, is 2001 Bryan Street, Suite 2300, Dallas, TX 75201.

(2) When the shares held by CF Securities, L.P. are aggregated with the shares held separately by Harlan R. Crow and a single Crow Family Member, the total number of shares held by Crow Family Members would be 9,456,241 shares (47.3% of the outstanding Common Stock). The address of CF Securities, L.P. is 2001 Ross Avenue, Dallas, TX 75201.

(3) Harlan R. Crow directly holds 100 shares of Common Stock. Mill Springs Holdings, Inc. ("Mill Springs") is the general partner of CF Securities, L.P. Mr. Crow is a principal stockholder of Mill Springs and its sole director. Mr. Crow disclaims beneficial ownership of all Common Stock held by CF Securities, L.P.

(4) Mr. Crow is a director of Wyndham Hotel Management Corporation ("WHMC"), which holds 114,222 shares of Common Stock. WHMC is the corporate general partner of WEL, which, prior to the Plan of Distribution, held 646,669 shares of Common Stock. Mr. Crow disclaims beneficial ownership of all shares of Common Stock held by WHMC or WEL.

(5) James D. Carreker directly holds 1,173,416 shares of Common Stock, including 100 shares issued to Mr. Carreker in the initial formation of the Company. Shares listed in the table include 77,671 shares held in a trust for which Mr. Carreker is the special trustee and has full voting rights. Mr. Carreker disclaims beneficial ownership of all Common Stock held in the trust. Shares listed also include 114,222 shares held by WHMC, but exclude the 646,669 shares held by WEL prior to the Plan of Distribution. Mr. Carreker is a director and principal stockholder of WHMC, which is the corporate general partner of WEL. Mr. Carreker disclaims beneficial ownership of all Common Stock held by WHMC beyond his percentage ownership therein and disclaims beneficial ownership of all Common Stock held by WEL beyond the percentage ownership held therein by WHMC.

(6) Mr. Carreker is a director and principal stockholder of WHMC, which is the corporate general partner of WEL. Mr. Crow is a director of WHMC. Both Messrs. Carreker and Crow disclaim beneficial ownership of all Common Stock held by WEL.

(7) Includes 61,680 shares held in trusts for which Mr. Bentley is the special trustee and has full voting rights. Mr. Bentley disclaims beneficial ownership of all Common Stock held in the trusts.

(8) The address of Bedrock is 2200 Ross Avenue, Suite 4200 West, Dallas, Texas 75201.

(9) Robert A. Whitman and Daniel A. Decker directly hold no shares of Common Stock. Messrs. Whitman and Decker are principals of Hampstead, an affiliate of Bedrock. Messrs. Whitman and Decker disclaim beneficial ownership of all Common Stock held by Bedrock.

(10)     Ms. Groenteman's address is 2001 Ross Avenue, Dallas, TX 75201.

(11) Includes shares held by WEL. WHMC is the corporate general partner of WEL. Mr. Carreker is a director and a principal stockholder of WHMC, and Mr. Crow is a director of WHMC, but each disclaims beneficial ownership of all Common Stock held by WEL.

(12) Reflects shares distributed by WEL in Plan of Distribution to executive officers, assuming no executive officer sells shares immediately following the Plan of Distribution.


                        SHARES ELIGIBLE FOR FUTURE SALE

         The Company has outstanding 20,018,299 shares of Common Stock, of which 4,197,500 shares are freely tradeable without restriction under the Securities Act unless purchased by "affiliates" of the Company. Following the Plan of Distribution and the Lock-Up Period, the 646,669 shares of Common Stock distributed to WEL Participants also will be freely tradeable without restriction under the Securities Act by persons other than "affiliates" of the Company.

         The remaining 15,174,130 shares of Common Stock are "restricted securities" under the Securities Act. These shares may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act, is available. The Company has granted certain registration rights to Crow Family Members, the Senior Executive Officers, Bedrock, Ms. Groenteman and Mr. Danziger covering the 15,316,667 restricted shares of Common Stock issued in the formation of the Company. In addition, the Company has granted certain registration rights to General Electric with respect to 504,032 restricted shares issued to General Electric in connection with the formation of the Company. See "Description of Capital Stock -- Registration Rights."

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 200,000 shares) or (ii) the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that three years have expired since the later of the date on which such restricted shares were acquired from the Company or the date they were acquired from an affiliate of the Company.

         The Company has adopted the Incentive Plan and the Retainer Plan for the purpose of attracting, retaining and motivating executive officers of the Company, other key employees and directors. The Company has reserved 2,133,811 shares of Common Stock for future issuance under the Incentive Plan and 50,000 shares of Common Stock for future interest under the Retainer Plan. The Company's Board of Directors granted options to purchase an aggregate of 797,700 shares of Common Stock under the Incentive Plan to certain key personnel in connection with the formation of the Company at the initial public offering price. The Company has filed a registration statement under the Securities Act to register shares of Common Stock issuable upon the exercise of stock options granted under the Incentive Plan or shares of Common Stock issuable under the Retainer Plan. See "Management -- 1996 Long Term Incentive Plan" and " -- Director Compensation." Shares issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

         The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), issuable in series.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Accordingly, holders of a majority of shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available therefor subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, any Preferred Stock that may be issued. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. Holders of the Common Stock have no preemptive or conversion rights and the Common Stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         The Company's Certificate of Incorporation ("Certificate") authorizes 5,000,000 shares of Preferred Stock, none of which is outstanding. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences and limitations of such series to the full extent now or hereinafter permitted by Delaware law. The Company has no present intention to issue shares of Preferred Stock.

DIRECTORS' LIABILITY

         As authorized by the Delaware General Corporation Law ("DGCL"), the Certificate limits the liability of Directors to the Company for monetary damages. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of fiduciary duty as a Director (including breaches resulting from negligent behavior), except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a Director's fiduciary duty. These provisions will not alter the liability of Directors under federal securities law.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "Interested Stockholder" (as defined below) for a period of three years from the date that such person became an Interested Stockholder unless: (i) the business combination or the transaction resulting in a person's becoming an Interested Stockholder is approved by the board of directors of the corporation before the person becomes an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) on or after the date the person became an Interested Stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the Interested Stockholder. An "Interested Stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder. The Company believes that by its terms, Section 203 does not restrict transactions with CF Securities, L.P., which became an Interested Stockholder in connection with the formation of the Company, or any other party to the Stockholders' Agreement that becomes an Interested Stockholder (for purposes of Section 203) as a result of the exercise of the right of first offer described under " -- Stockholders' Agreement." In such cases, the Company's Board of Directors has approved the transactions pursuant to which such parties will or may become Interested Stockholders.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Certificate could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions, described below, which may involve an actual or threatened change in control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interests of the Company and its stockholders. See "Risk Factors -- Anti-Takeover Matters."

         Classified Board of Directors. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.

         The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board will be enhanced by staggered three-year terms.

         The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even through such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years. See " -- Number of Directors; Removal; Filling Vacancies."

         Number of Directors; Removal; Filling Vacancies. The Certificate will provide that the Board of Directors will consist of between 5 and 13 members, the exact number to be fixed from time to time by resolution adopted by a majority of the directors then in office. The Company's board currently consists of eight directors. Further, subject to the

Stockholders' Agreement and the rights of the holders of any series of Preferred Stock then outstanding, the Certificate authorizes only the Board of Directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. Subject to the Stockholders' Agreement and the rights of the holders of any series of Preferred Stock then outstanding, the Certificate also provides that directors of the Company may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Certificate establishes an advance notice procedure for the nomination, other than by or at the discretion of the Board of Directors or a committee thereof, of candidates for election as director as well as for other stockholder proposals to be considered at annual stockholders' meetings.

         Notice of stockholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or the directors are to be elected. To be timely, notice must be received at the principal offices of the Company not less than 60, nor more than 90, days prior to the meeting of stockholders; provided, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or the day on which public disclosure was made, whichever first occurs.

         The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

         Written Consent; Special Meetings of Stockholders . The Certificate prohibits the taking of stockholder action by written consent without a meeting. The Certificate provides that special meetings of the stockholders of the Company may be called only by the Chairman, or a majority of the members of the Board of Directors. These provisions will make it more difficult for stockholders to take action opposed by the Board of Directors.

         Amendment of Certain Provisions of the Certificate. The Certificate generally requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock in order to amend any provisions of the Certificate concerning (i) the classified board, (ii) the amendment of Bylaws,
(iii) any proposed compromise or arrangement between the Company and its creditors, (iv) the authority of stockholders to act by written consent, (v) the liability of directors, (vi) certain mergers, consolidations and sales, leases and exchanges of all or substantially of the Company's property and assets, (vii) the required vote to amend the Certificate, (viii) the call of a special meeting of stockholders, (ix) stockholder proposals concerning business to be conducted at an annual meeting of stockholders, (x) director nominations by stockholders, (xi) what considerations the Board, a committee of the Board and each director may take into account when discharging their respective duties, (xii) indemnification of directors and (xiii) authorization of the Board to pursue or take action with respect to transactions that would result in a change of control of the Company. These voting requirements will make it more difficult for minority stockholders to make changes in the Certificate which could be designed to facilitate the exercise of control over the Company. In addition, the requirement for approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting stock of the Company to prevent the holders of a majority or more of such securities from amending such provisions of the Certificate.

         In addition, the Stockholders' Agreement described below may have the effect of delaying, deterring or preventing a takeover of the Company. See " -- Stockholders' Agreement."

STOCKHOLDERS' AGREEMENT

         In connection with its formation, the Company entered into a stockholders' agreement (the "Stockholders' Agreement") with various affiliates of Bedrock (for purposes of this section of the Prospectus, the "Bedrock Stockholders") and certain Crow Family Members, the Senior Executive Officers, WEL and Ms. Groenteman (the "Crow/Wyndham

Stockholders"), which imposes certain restrictions on the transfer of Common Stock held by such stockholders (the "Stockholders") and entitles such Stockholders to certain rights regarding corporate governance. Following the Plan of Distribution, neither WEL nor WEL Participants will be a party to the Stockholders' Agreement.

         Pursuant to the Stockholders' Agreement, each of the Stockholders agree not to sell, transfer, pledge or otherwise dispose of ("Transfer") its Common Stock otherwise than as permitted by the provisions of the Stockholders' Agreement. The Stockholders' Agreement permits the following Transfers: (i) open-market sales not exceeding the volume limitations imposed by Rule 144 under the Act, (ii) sales in the Offering and (iii) Transfers of Common Stock by WEL to the direct or indirect owners of equity interests in WEL. The Stockholders' Agreement also provides that any Stockholder may Transfer any Common Stock, provided that the transferee agrees to be bound by the Stockholders' Agreement, (a) to any wholly-owned affiliate of the selling Stockholder, (b) to certain selling Stockholder family members, trusts or, if the selling stockholder is a corporation, partnership or other entity, its equity owners, (c) to certain Crow Family Members or their lineal descendants (the "Crow Interests"), (d) to the Company or to any then-existing Crow/Wyndham Stockholder or to any full time senior executive officer of the Company, (e) as a pledge to secure indebtedness, provided that the pledgee agrees to offer a right of purchase, in the event of any foreclosure of the pledge, to the other Stockholders in accordance with the Stockholders' Agreement, and (f) to the owners of equity interests in a Stockholder upon a partial or complete liquidation or dissolution of such Stockholder.

         The Stockholders' Agreement further provides that except with respect to a permitted Transfer described above, the proposed Transfer by a Stockholder to a third party of Common Stock shall be subject to a first right of purchase in favor of the Stockholders in the other Stockholder Group (as defined below) at the price and on the other terms of the proposed third-party sale. Wyndham has a prior right to purchase Common Stock subject to a proposed Transfer if the offered Common Stock represents all of the Common Stock held by the Crow Interests, but only to the extent the purchase by the Bedrock Stockholders of the Common Stock would cause the Bedrock Stockholders to own more than 40% of the outstanding Common Stock. A similar first right of purchase requirement applies in the event of third-party sales in connection with a shelf registration or an underwritten public offering in which Stockholders propose to sell Common Stock.

         Under the Stockholders' Agreement, the Bedrock Stockholders and the Crow/Wyndham Stockholders (each, a "Stockholder Group") are each entitled to nominate a portion of the Company's Board of Directors, such portion to be based upon the proportionate number of shares of Common Stock held by each Stockholder Group and to be allocated as proportionately as practicable between Independent Directors and other directors. Each Stockholder Group is also entitled to nominate directors to serve on each of the Board's Committees on a similar proportionate basis. Subject to certain conditions set forth in the Stockholders' Agreement, each Stockholder Group agrees to use its best efforts to elect the directors nominated in accordance with the Stockholders' Agreement and to remove directors under certain circumstances. The Stockholders' Agreement further provides that as long as the Crow Interests own at least 30% of the outstanding Common Stock (excluding any shares acquired from a third party after the date of the Stockholders' Agreement), the Chairman of the Board of Wyndham shall be a person designated by the Crow Interests. In the event the Bedrock Stockholders own at least 30% of the outstanding Common Stock (excluding any shares acquired from a third party after the date of the Stockholders' Agreement ) and the Crow Interests no longer own at least such percentage, the Chairman of the Board shall be a person designated by the Bedrock Stockholders.

         The Stockholders' Agreement terminates upon the earliest to occur of
(a) the sixth anniversary of the date of the Stockholders' Agreement, (b) the Bedrock Stockholders and the Crow/Wyndham Stockholders collectively owning less than 37.5% of the outstanding Common Stock of the Company, (c) the termination of management contracts under the Investment Program below a specified level,
(d) certain changes in control of the Bedrock Stockholders, (e) the Bedrock Stockholders owning less than 50% of the number of shares of Common Stock held by them immediately following the Offering and (f) any distribution of Common Stock by the Bedrock Stockholders to direct or indirect owners of equity interests in the Bedrock Stockholders that results in such Common Stock being held by anyone other than a Bedrock principal or an entity controlled by such a principal.

REGISTRATION RIGHTS

         In connection with the formation of the Company, the Company entered into a registration rights agreement with Crow Family Members, the Senior Executive Officers, WEL, Ms. Groenteman and Bedrock (the "Registration Rights Agreement"), pursuant to which the Company agreed, subject to certain limitations and under certain circumstances, to register for sale any shares of Common Stock of the Company (and other securities of the Company that are exercisable to purchase, convertible into or exchangeable for shares of capital stock of the Company) that are held by the parties thereto (collectively, the "Registrable Securities"). Following the Plan of Distribution, neither WEL, nor WEL Participants will be a party to the Registration Rights Agreement. All of the 15,316,667 shares of Common Stock issued in the initial public offering of the Company are Registrable Securities. The Registration Rights Agreement provides that any holder of Registrable Securities may require the Company upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that the total amount of Registrable Securities to be included in the Demand Registration has a market value of at least $20 million and provided that notice is not given prior to six months after the effective date of the previous Demand Registration. If Registrable Securities are going to be registered by the Company pursuant to a Demand Registration, the Company must provide written notice to the other holders of Registrable Securities and permit them to include any or all Registrable Securities that they hold in the Demand Registration, provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. Upon notice of a Demand Registration, the Company is required to file a Registration Statement within 60 days of the date on which notice is given, although the Company may postpone the filing for up to 90 days under certain circumstances. Subject to the conditions stated or referred to above, the holders of Registrable Securities may request an unlimited number of Demand Registrations. Crow Family Members, the Senior Executive Officers, Ms. Groenteman and Bedrock agree not to exercise any Demand Registration Rights for a period of six months from the date of execution of the Registration Rights Agreement. The Registration Rights Agreement provided for the registration of the Wyndham shares in connection with the Plan of Distribution at the expense of the Company.

         The Registration Rights Agreement also provides that, subject to certain exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities, with the exception of certain other types of registrations, the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (the "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. The Company is generally required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions. In the event of a Demand Registration within one year of the date of the Registration Rights Agreement, the holders of the Registrable Securities being registered must pay up to $250,000 ($125,000 in the case of a shelf registration) of such expenses.

         As required by the terms of a credit agreement (the "GE Credit Agreement") between the Company and General Electric Pension Trust ("General Electric"), the Company entered into a registration rights agreement with General Electric (the "GE Registration Rights Agreement"). The GE Registration Rights Agreement provides General Electric with a one time right, exercisable during the eighteen-month period starting November 16, 1996, to effect a demand registration of the 504,032 shares of Common Stock of the Company that it holds. The GE Registration Rights Agreement also provides General Electric with certain piggyback registration rights during the 18 month period, although the securities requested to be registered may be limited or excluded by the underwriters in an underwritten offering based on such underwriters' determination that the inclusion of such securities (or a portion thereof) would adversely affect the marketing of the securities to be sold by the Company. The demand registration rights will be exercisable only if the shares of Common Stock to be registered have a market value of at least $1.0 million. Registration expenses (other than underwriting discounts and commissions) relating to a piggyback registration will be borne solely by the Company and one-half of the registration expenses relating to a demand registration will be paid by General Electric, up to $25,000.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    EXPERTS

         The financial statements and schedule included in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Coopers & Lybrand L.L.P. independent accountants, and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement on Form S-1 (as amended and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the shares of Common Stock offered in the Plan of Distribution. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any contract, agreement, or other documents are not necessarily complete. With respect to each contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                           WYNDHAM HOTEL CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
WYNDHAM HOTEL CORPORATION--COMBINED FINANCIAL STATEMENTS:
  Report of Independent Accountants                                                                  F-2
  Combined Balance Sheets at December 31, 1994, 1995 and September 30, 1996 (unaudited)              F-3
  Combined Statements of Income for the years ended December 31,1993, 1994 and 1995 and the
    nine months ended September 30, 1995 and 1996 (unaudited)                                        F-5
  Combined Statements of Partners' Capital and Stockholders' Equity for the years ended
    December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 (unaudited)        F-6
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and
    the nine months ended September 30, 1995 and 1996 (unaudited)                                    F-7
  Notes to Combined Financial Statements                                                             F-9

GARDEN HOTELS ASSOCIATES LIMITED PARTNERSHIP
  Report of Independent Accountants                                                                 F-26
  Balance Sheets at December 31, 1994 and 1995                                                      F-27
  Statements of Income for the years ended December 31, 1993, 1994 and 1995                         F-28
  Statements of Partners' Capital for the years ended December 31, 1993, 1994 and 1995              F-29
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995                     F-30
  Notes to Financial Statements                                                                     F-31

WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL--
  THE BRISTOL PLACE HOTEL TORONTO                                                                   F-35
  Report of Independent Accountants                                                                 F-36
  Balance Sheet at December 31, 1995                                                                F-37
  Statement of Operations for the year ended December 31, 1995                                      F-38
  Statement of Partners' Deficit for the year ended December 31, 1995                               F-39
  Statement of Cash Flows for the year ended December 31, 1995                                      F-40
  Notes to Financial Statements                                                                     F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners and Shareholders
Wyndham Hotel Corporation:

         We have audited the accompanying combined balance sheets of Wyndham Hotel Corporation (as identified in Note 1) (collectively the "Company") as of December 31, 1994 and 1995 and the related combined statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1994 and 1995 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 8, 1996

                           WYNDHAM HOTEL CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                          December 31,         September 30,
                                                                    ------------------------   -------------
                                                                       1994          1995          1996
                                                                    ----------    ----------   -------------
                                                                                                (Unaudited)
 Current assets:
    Cash and cash equivalents                                       $    3,620    $    4,160    $   20,147
    Cash, restricted                                                       271         3,053           857
    Accounts receivable, less allowance of $146 in 1994, $267 in
    1995 and $840 at September 30, 1996 (unaudited)                      9,261        10,838        13,441
    Due from affiliates                                                  3,447         3,584        14,066
    Inventories                                                          1,043         1,020         1,437
    Deferred income taxes                                                   --            --         1,448
    Other                                                                  730           769         1,964
                                                                    ----------    ----------   -----------
           Total current assets                                         18,372        23,424        53,360

    Investment in an affiliate's hotel partnership                       2,969         2,597            --
    Notes and other receivables from affiliates                             --         7,674         7,685
    Notes receivable                                                        --         2,450           726
    Property and equipment, net                                         89,426        87,604       129,689
    Management contract costs, net                                       1,181         7,579         7,073
    Security deposits                                                       --            --        14,398

    Deferred income taxes                                                   --            --        14,749
    Other                                                                1,328         2,075        12,411
                                                                    ----------    ----------   -----------
           Total assets                                             $  113,276    $  133,403   $   240,091
                                                                    ==========    ==========   ===========

                                 LIABILITIES, PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable and accrued expenses                           $    8,922         8,454        23,646
    Accounts payable and accrued expenses due to affiliates              4,036         1,578           198

    Deposits                                                             1,315         1,667         1,073
    Deposits from affiliates                                               253           354           344
    Current portion of long-term debt and capital lease obligation       4,939        16,035           499
    Due to affiliates                                                    1,037         2,592            --
                                                                    ----------    ----------   -----------
           Total current liabilities                                    20,502        30,680        25,760
                                                                    ----------    ----------   -----------
 Payable to affiliates                                                   4,979         2,627            --

 Payable to minority interest                                              203           218            --
 Long-term debt and capital lease obligation                            79,222        74,943       130,165
 Deferred gain                                                              --            --        12,250
                                                                    ----------    ----------   -----------
                                                                        84,404        77,788       142,415
                                                                    ----------    ----------   -----------
 Minority interest                                                       6,654         7,378            --
                                                                    ----------    ----------   -----------
 Commitments and contingencies

                                                                          December 31,         September 30,
                                                                    ------------------------   -------------
                                                                       1994          1995          1996
                                                                    ----------    ----------   -------------
                                                                                                (Unaudited)
 Partners' capital and stockholders' equity:
    Common stock                                                            --            --           200
    Additional paid-in capital                                              --            --        84,342
    Retained earnings                                                       --            --         7,894
    Notes receivable from stockholders                                      --            --      (19,168)
    Receivables from affiliates                                         (2,205)       (2,303)       (1,352)
    Partners' capital                                                    3,921        19,860            --
                                                                    ----------    ----------   -----------
           Total partners' capital and stockholders' equity              1,716        17,557        71,916
                                                                    ----------    ----------   -----------
                      Total liabilities and equity                  $  113,276    $  133,403   $   240,091
                                                                    ==========    ==========   ===========



     The accompanying notes are an integral part of the combined financial statements.

                           WYNDHAM HOTEL CORPORATION

                         COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        Nine Months Ended
                                                       Year Ended December 31,                             September 30,
                                    ---------------------------------------------------------   ----------------------------------
                                           1993                1994                1995               1995               1996
                                    ------------------   -----------------   ----------------   ----------------   ---------------
                                                                                                            (Unaudited)
 Revenues:
    Hotel revenues                  $           43,921   $          51,799   $         54,673   $         41,685   $        71,302
    Management fees                              4,414               5,930              7,354              5,439             6,434
    Management fees--affiliates                  6,317               7,372              9,567              6,470            10,112
    Service fees                                 1,058               1,671              2,192              1,494             1,111
    Service fees--affiliates                     1,069               1,234              1,928              1,329             1,850
    Reimbursements                               1,215               3,110              4,378              3,833             4,636
    Reimbursements--affiliates                   2,949               4,893              6,458              3,902             6,176
    Other                                          334                 257              1,340              1,349               320
                                    ------------------   -----------------   ----------------   ----------------   ---------------
       Total revenues                           61,277              76,266             87,890             65,501           101,941
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Operating costs and expenses:
    Hotel expenses                              32,127              36,744             37,125             28,060            52,227
    Selling, general and
    administrative expenses                      9,913              10,644             15,001             10,127            12,877
    Equity participation compensation            2,710               2,802              3,992              2,994             2,919
    Reimbursable expenses                        1,215               3,110              4,378              3,833             4,636
    Reimbursable expenses--affiliates            2,949               4,894              6,458              3,902             6,176
    Depreciation and amortization                5,269               5,735              6,311              4,558             5,609
                                    ------------------   -----------------   ----------------   ----------------   ---------------
       Total operating costs and
       expenses                                 54,183              63,929             73,265             53,474            84,444
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Operating income                                7,094              12,337             14,625             12,027            17,497
 Interest income                                   140                 178                344                231               982
 Interest income--affiliates                        --                  --                100                  9               536
 Interest expense                              (7,215)             (7,705)            (8,465)            (6,407)           (8,462)
 Equity in earnings of
    affiliate's hotel partnership                  777               1,237              1,664              1,395               870
 Foreign currency gain                             647                 404                405                253                --
 Amortization of deferred gain                      --                  --                 --                 --               320
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Income before minority interests                1,443               6,451              8,673              7,508            11,743
 Income (loss) attributable to
    minority interests                            (211)                 186                724                607               571
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Income before income taxes and
    extraordinary item                           1,654               6,265              7,949              6,901            11,172
 Income tax benefit                                 --                  --                 --                 --            10,388
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Income before extraordinary item                1,654               6,265              7,949              6,901            21,560
 Extraordinary item (less
    applicable income
    tax benefit of $270)                            --                  --                 --                 --           (1,131)
                                    ------------------   -----------------   ----------------   ----------------   ---------------
 Net income                         $            1,654   $           6,265   $          7,949   $          6,901   $        20,429
                                    ==================   =================   ================   ================   ===============
 Pro forma income tax adjustment
    (unaudited)                                                                         3,140              2,726                --
 Historical net income as
    adjusted for pro forma
    income tax (unaudited)                                                              4,809              4,175                --
 Earnings per share:
    Historical income before
    extraordinary item as adjusted
    common share (unaudited)                                                 $            .24   $            .21   $          1.08
                                                                             ================   ================   ===============
    Extraordinary item                                                       $          --      $          --      $         (.06)
                                                                             ================   ================   ===============
    Historical net income as
    adjusted (unaudited)                                                     $            .24   $            .21   $          1.02
                                                                             ================   ================   ===============
 Common shares outstanding before
    the issuance (unaudited)                                                 $         20,018   $         20,018   $        20,018
                                                                             ================   ================   ===============


     The accompanying notes are an integral part of the combined financial statements.

                           WYNDHAM HOTEL CORPORATION

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                   PARTNERS' CAPITAL
                                                                                                   AND STOCKHOLDERS'
                                                                                                         EQUITY
                                                                                                  --------------------
    Balance January 1, 1993                                                                       $            (6,039)
            Capital contributions                                                                                6,799
            Capital distributions                                                                              (4,662)
            Equity participation compensation                                                                    2,710
            Net income                                                                                           1,654
                                                                                                  --------------------
    Balance December 31, 1993                                                                                      462
            Capital contributions                                                                                2,120
            Capital distributions                                                                              (7,728)
            Equity participation compensation                                                                    2,802
            Net income                                                                                           6,265
                                                                                                  --------------------
    Balance December 31, 1994                                                                                    3,921
            Capital contributions                                                                               14,795
            Capital distributions                                                                             (10,931)
            Distribution made to withdrawing partner                                                           (2,577)
            Bedrock options                                                                                      2,711
            Equity participation compensation                                                                    3,992
            Net income                                                                                           7,949
                                                                                                  --------------------
    Balance December 31, 1995                                                                                   19,860
            Capital contributions (unaudited)                                                                    4,801
            Capital distributions (unaudited)                                                                 (29,593)
            Equity participation compensation (unaudited)                                                        2,919
            Issuance of common stock (unaudited)                                                                76,386
            Payment to affiliate for release from obligations under an agreement (unaudited)                   (6,000)
            Notes receivable from stockholders and affiliates (unaudited)                                     (20,520)
            Deferred income taxes from incorporation (unaudited)                                                 3,240
            Accrued interest on notes receivable from stockholders (unaudited)                                     394
            Net income (unaudited)                                                                              20,429
                                                                                                  --------------------
    Balance September 30, 1996 (unaudited)                                                        $             71,916
                                                                                                  ====================


     The accompanying notes are an integral part of the combined financial statements.

                           WYNDHAM HOTEL CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                           NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ---------------------------------------------   -----------------------------
                                                         1993            1994            1995            1995            1996
                                                     -------------   -------------   -------------   -------------   -------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
   Net income                                        $       1,654   $       6,265   $       7,949   $       6,901   $      20,429
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                          5,269           5,735           6,311           4,558           5,168
      Provision for bad debt                                    50              84             265              78             628
      Deferred income taxes                                     --              --              --              --        (12,958)
      Amortization of deferred debt issuance costs              --              --              --              --             441
      Write-off of predecessor deferred debt
        issuance costs                                          --              --              --              --           1,401
      Amortization of deferred gain                             --              --              --              --           (312)
      Equity in earnings (loss) of affiliate's
        hotel partnership                                      922            (36)             372              61              --
      Foreign currency translation gain                      (647)           (404)           (405)           (253)              --
      Equity participation compensation                      2,710           2,802           3,992           2,994           2,919
      Minority interest                                      (211)             186             724             607             571
      Net (deposits to)/withdrawals from
        restricted cash                                         74             360           (485)           (128)           2,196
   Changes to operating assets and liabilities:
      Accounts receivable                                  (1,302)         (1,487)         (1,842)         (4,225)         (3,887)
      Due from affiliates                                     (36)           (850)           (137)             105         (3,901)
      Inventories                                               59            (40)              23              49            (67)
      Other                                                     49           (169)            (39)            (77)         (2,846)
      Current income taxes                                      --              --              --              --           2,569
      Accounts payable and accrued expenses                  (941)           (758)            (63)         (3,909)          10,409
      Accounts payable and accrued expenses due to
        affiliates                                              --           4,036         (2,458)             976         (2,309)
      Deposits                                                 200              70             352           (251)         (1,672)
      Deposits from affiliates                                  85            (25)             101           (253)            (10)
      Security deposits                                         --              --              --              --        (13,676)
      Due to affiliates                                        330           (684)           1,555           1,301         (2,564)
                                                     -------------   -------------   -------------   -------------   -------------
         Net cash provided by operating activities           8,265          15,085          16,215           8,534           2,529
                                                     -------------   -------------   -------------   -------------   -------------
   Cash flows from investing activities:
      Purchase of property and equipment                   (8,901)         (2,101)         (3,556)         (2,753)         (4,964)
      Proceeds from sale of property and equipment              --              --              --              --         136,374
      Investments in management contracts                    (688)           (285)         (4,346)         (3,730)           (575)
      Notes and other receivables from affiliates               --              --         (7,674)         (2,184)            (11)
      Notes receivable                                          --              --         (2,451)           (911)           1,724
      Payments for purchase of hotels, net of cash
        acquired                                                --              --              --              --        (33,470)
      Acquisition of minority interest                          --              --              --              --         (5,479)
      Other                                                  (169)           1,770         (3,316)           (907)              --
                                                     -------------   -------------   -------------   -------------   -------------
         Net cash provided by (used in) investing
           activities:                                     (9,758)           (616)        (21,343)        (10,485)          93,599
                                                     -------------   -------------   -------------   -------------   -------------
   Cash flows from financing activities:
      Partners' contributed capital                          6,799           2,120          14,795          12,844           4,801
      Partners' capital contributions                      (4,662)         (7,728)        (10,932)         (5,891)        (29,593)
      Distribution made to withdrawing partner                  --              --         (2,577)         (2,577)           (982)
      Increase in receivables from affiliates                (679)           (255)            (98)            (73)             996
      Decrease in payable to affiliates                      (682)           (597)         (2,353)         (1,192)         (2,627)
      Increase in payable to minority interest                  --              24              15              12           (218)
      Proceeds from issuance of common stock                    --              --              --              --          69,504

                                                                                                           NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                     ---------------------------------------------   -----------------------------
                                                         1993            1994            1995            1995            1996
                                                     -------------   -------------   -------------   -------------   -------------
                                                                                                              (UNAUDITED)
   Proceeds from long term borrowings                        5,400              51          13,600           7,069          94,383
   Repayments on long-term debt and capital
     lease obligation                                      (4,538)         (5,291)         (6,782)         (5,670)       (197,516)
   Notes receivable from stockholders                           --              --              --              --        (18,889)
                                                     -------------   -------------   -------------   -------------   -------------
      Net cash provided by (used in) financing               1,638        (11,676)           5,668           4,522        (80,141)
                                                     -------------   -------------   -------------   -------------   -------------
Increase in cash and cash equivalents                          145           2,793             540           2,571          15,987
Cash and cash equivalents at beginning of period               682             827           3,620           3,620           4,160
                                                     -------------   -------------   -------------   -------------   -------------
Cash and cash equivalents at end of period           $         827   $       3,620   $       4,160   $       6,191   $      20,147
                                                     =============   =============   =============   =============   =============
Supplemental disclosures of cash flow information:
   Cash paid for interest                            $       7,221   $       7,694   $       8,154   $       5,925   $       5,638
                                                     =============   =============   =============   =============   =============
   Cash paid for income taxes                        $       --      $        --     $        --     $        --     $       2,629
                                                     =============   =============   =============   =============   =============

     The accompanying notes are an integral part of the combined financial statements.

                           WYNDHAM HOTEL CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.       COMPANY DESCRIPTION AND BASIS OF PRESENTATION:

         Wyndham Hotel Corporation ("WHC") was incorporated in Delaware in February 1996 and intends to enter into the Formation Agreement in 1996 with Wyndham Hotel Company, Ltd. and four related management entities ("Wyndham" or the "Old Management Company"), six wholly owned, one 62.5% owned and one 30% owned related hotel entities (the "Hotel Entities") and seven related general and limited partner entities of the hotel entities ("Partner Entities") (collectively, the "Assigned Businesses"), (the Assigned Businesses and WHC will be referred to collectively as the "Company"). The Company will effect certain exchanges, a merger and other transactions (collectively the "Formation"). The Formation will accomplish the exchange of all the Assigned Businesses' equity interest held by their partners, including the five Senior Executive Officers, who are promoters of the Company, and stockholders to the Company for consideration of common stock and the payment of cash. The Formation transaction will be accounted for in a manner similar to that of a pooling of interests. As a result, the combination has been accounted for using the historical cost for the Assigned Businesses. Concurrent with the Formation, the Company intends to offer approximately $150,000,000 of equity and debt in an initial public offering.

         The accompanying combined financial statements include the accounts of the Company which consist of the following majority owned entities (except Garden Hotel Associates LP which is 30% owned):

             Management Entities:

             Wyndham Hotel Company, Ltd. (a Texas limited partnership) Pleasanton Hotel Management Ltd. (a Texas limited partnership) Wyndham Hotels and Resorts Ltd. (a Bermuda corporation) Wyndham Hotel Canada II, Inc. (a Texas S-corporation)
             Old San Juan Management, Ltd.  (a Texas limited partnership)

             Hotel Entities:

             Brookfield Lakes Partners Limited (a Texas limited partnership) Commerce Hotel Partners Ltd. (a Texas limited partnership) Indianapolis Partners Ltd. (a Texas limited partnership)
             Rose Hall Associates (a Texas limited partnership)
             Schaumburg Hotel Partners LP (a Texas limited partnership)
             WHI Limited Partnership (a Texas limited partnership)
             Wyndham Charlotte Garden Hotel Limited Partnership (a Texas limited partnership)
             Garden Hotel Associates L P (a Texas limited partnership)

             Partner Entities:

             Garden Hotel Corp. No. 1 (a Texas S-corporation)
             Garden Hotel Corp. No. 2 (a Texas S-corporation)
             Garden Hotel Partners L P (a Texas limited partnership) Schaumburg Hotel, Inc. (a Texas S-corporation)
             Schaumburg Hotel Partners L P (a Texas limited partnership) WH Interest, Inc. (a Texas S-corporation)
             WHC Caribbean Limited (a Jamaican corporation)

         A controlling interest in each of the above entities, with the exception of Garden Hotel Associates LP, is owned by Crow Family Members. In addition, these entities are all managed by Wyndham. As a result, the Company has both voting and operational control over these entities. All significant intercompany balances and transactions have been eliminated in combination. The stockholders' equity balances of Wyndham Hotel Canada II, Inc. and Wyndham Hotels and Resorts Ltd. have been included with Partners' Capital.

         The Company has a 30% investment in an affiliate, Garden Hotel Associates LP ("GHALP") which owns eleven Wyndham Garden Hotels located throughout the United States. The Company does not have voting or operational control over GHALP; therefore, the entity is accounted for using the equity method in the accompanying financial statements. Profits and losses of GHALP are allocated to the partners in accordance with its partnership agreement. (See Note 17)

         At December 31, 1995, minority interest represented the 37.50% interest in Rose Hall Associates held by two unaffiliated entities.

         Wyndham, which was formed effective January 1, 1988, provides management and development services to hotel property owners. As of December 31, 1995, 70 properties, located in 22 states, the District of Columbia and five Caribbean islands were under management or franchise contracts.

         Wyndham operates 19 Wyndham Hotels, 38 Wyndham Garden Hotels and six Wyndham Resort hotels. The Company provides management services to four non-Wyndham brand hotels and provides construction and development services for three hotels under renovation or construction.

         The Hotel Entities, which own 17 hotels and lease one hotel, were formed for the purpose of acquiring, owning, leasing and operating hotels throughout the United States, and the Caribbean. Hotel revenues are primarily dependent upon the individual business traveler and small business groups.

         The Partner Entities, which are comprised of five corporate general partners and three limited partner partnerships, were formed for the purpose of managing and investing in certain Hotel Entities.

Use of Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Interim Financial Information

         The consolidated balance sheet as of September 30, 1996, the consolidated statement of partners' capital for the nine months then ended, and the consolidated statements of operations and cash flows for the nine months ended September 30, 1995 and 1996, have been prepared by the Company without audit. The financial statements at September 30, 1996 and for the period since the Formation and through September 30, 1996 include the accounts of WHC and its wholly owned subsidiaries resulting from the Formation. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position at September 30, 1996, and the results of operations and cash flows for all periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash

         For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

         Restricted cash consists of reserves for quarterly cash flow payments and property tax escrows at hotels under management. As of December 31, 1995, restricted cash also includes a depository account balance of $2,595,112 which collateralizes a letter of credit. Management anticipates the deposit will be reduced concurrent with reductions in the letter of credit commitment.

         The Company participates in a centralized cash management system with affiliates who are excluded from these financial statements. A portion of net cash flow of the Company is held in a central bank account from which operating expenses and other disbursements are paid. Each entity's share of pooled cash has been properly reflected on the individual entity's financial statements.

         The Company maintains cash and cash equivalents in accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.

Inventories

         Inventories consist of food, beverages, china, linen, glassware, silverware, uniforms, and supplies and are stated at cost which approximates market, with cost determined using the first-in, first-out method.

Property and Equipment

         Buildings are carried at cost and depreciated over forty years using the straight-line method. Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, which range from three to nine years. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of the lives of the assets or the terms of the related leases. Normal repairs and maintenance are charged to expense as incurred.

         In 1995, the Company adopted Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Impairment losses are recognized in operating income as they are determined. The Company periodically reviews its property and equipment to determine if its carrying cost will be recovered from future operating cash flows. In cases when the Company does not expect to recover its carrying cost, the Company recognizes an impairment loss. No such losses have been recognized to date.

Management Contracts

         Wyndham has entered into management agreements which required payment of certain costs associated with the change in the management of hotels. These costs have been recorded as deferred management contract costs and are being amortized on a straight-line basis over the terms of the agreements. The Company periodically evaluates the recoverability of management contract costs to determine whether such costs will be recovered from future operations.

         Certain management agreements include repayment provisions if termination occurs prior to the term of the agreement. During 1995, the Company received $1,000,000 for a terminated agreement that is included in other revenues.

Other Assets

         Other assets consist primarily of loan costs totaling approximately $491,450 and $745,951 and restricted cash of $317,181 and $615,919 at December 31, 1994 and 1995, respectively. Amortization of loan costs is computed using the level yield method over the lives of the related loans. Restricted cash consists of amounts reserved for replacement of fixed assets on several of the hotel entities.

Deposits

         Deposits represent cash received from guests for future hotel reservations for the Hotel Entities and cash received from the owners of certain hotels managed by Wyndham for various operating expenses paid by Wyndham on behalf of managed properties. Upon termination of the management contracts, the excess, if any, of the deposits over the actual operating expenses owed to Wyndham would be refunded to the owners.

Income Taxes

         Each of the combined companies is either a partnership, an S corporation or a nontaxable Bermuda corporation, and consequently, is not subject to federal income taxes. Thus, taxable income or loss is allocated directly to the taxable income of the individual partners and stockholders. The Company's tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners and stockholders could be changed accordingly.

Revenue Recognition

         Hotel revenue, management fees, service fees, reimbursements and other income are recognized when earned.

Foreign Currency Translation

         The books of record of one of the Hotel Entities are maintained using the U.S. dollar as the functional currency. Assets and liabilities of non-U.S. operations are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date. Revenues and expenses on non-U.S. operations are translated at the weighted average exchange rate during the year. Realized foreign currency gains and losses are included in results of operations.

Self Insurance

         The Company is self insured for various levels of general liability, workers' compensation and employee medical coverages. Accrued expenses include the estimated cost from unpaid incurred claims.

Income per share (unaudited)

         Historical pro forma income per share is based on the number of shares of common stock outstanding immediately prior to the issuance. Proceeds from the exercise of dilutive stock options are assumed to be used to repurchase outstanding shares of the Company's common stock at the average fair market value during the period. Historical pro forma income per common share is based on net income per share as adjusted for a pro forma provision for income taxes based on an assumed tax rate of 39.5%.

3.       ACQUISITIONS:

         During 1993, the Company purchased substantially all the assets of one hotel from an unrelated party for a cash purchase price of $6,750,000. The acquisition was accounted for using the purchase method and, accordingly, the acquired assets, which consisted primarily of property and equipment, were recorded based on their estimated fair values at the date of acquisition.

4.       INVESTMENT IN AN AFFILIATE'S HOTEL PARTNERSHIP:

         The summary of the significant financial information of GHALP is as follows (in thousands):

                                     ASSETS

                                                        DECEMBER 31,
                                           -------------------------------------
                                                  1994                1995
                                           -----------------   -----------------
Total current assets                       $           6,209   $           6,770
Property and equipment, net                          105,947             103,798
Other                                                  2,737               1,947
                                           -----------------   -----------------
                                           $         114,893   $         112,515
                                           =================   =================


                       LIABILITIES AND PARTNERS' EQUITY


                                                        DECEMBER 31,
                                           -------------------------------------
                                                  1994                1995
                                           -----------------   -----------------
Total current liabilities                  $           4,373   $           5,049
Long-term debt, excluding current portion             93,000              93,000
Partners' equity                                      17,520              14,466
                                           -----------------   -----------------
                                           $         114,893   $         112,515
                                           =================   =================




                                         YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------
                               1993                1994               1995
                          ----------------   -----------------   ---------------
Revenues                  $         45,299   $          50,917   $        56,976
Expenses                            42,708              46,795            51,429
                          ----------------   -----------------   ---------------
        Net Income        $          2,591   $           4,122   $         5,547
                          ================   =================   ===============


         A reconciliation of the investment in GHALP to the underlying assets is as follows (in thousands):

                                                  1994                1995
                                           -----------------   -----------------
Investment in an affiliate
        Hotel partnership                  $           2,969   $           2,597
                                           =================   =================
Initial capital contributions              $           7,000   $           7,000
        Contributions                                    149                 149
        Distributions                                (3,052)             (5,088)
        Net income (loss)                            (1,128)                 536
                                           -----------------   -----------------
                                           $           2,969   $           2,597
                                           =================   =================

         The Company's initial contribution upon formation of GHALP was $7,000,000 of the total initial aggregate contributions of $36,000,000. Pursuant to the Partnership agreement, the Company has a 30% ownership interest in the Partnership.

5.       NOTES AND OTHER RECEIVABLES FROM AFFILIATES:

         As of December 31, 1994 and 1995, notes and other receivables from affiliates consist of the following (in thousands):

                                                                             1994                1995
                                                                      -----------------   -----------------
Promissory notes bearing interest at 9% per annum, payable in 2005    $              --   $           6,396
Promissory note bearing interest at 9% per annum, payable in 2000                    --               1,278
                                                                      -----------------   -----------------
                                                                      $              --   $           7,674
                                                                      =================   =================


         The promissory notes represent loans made to affiliated entities to acquire hotels which then have executed management agreements with the Company. The loans are collateralized by the partnership interests in the respective entities. Interest income of $100,377 was earned for the year ended December 31, 1995.

6.       NOTES RECEIVABLE

         Pursuant to the terms of a management agreement obtained during 1995, Wyndham is obligated to provide $4,560,000 for renovation of this hotel. As of December 31, 1995, $2,344,974 of this obligation, classified as a note receivable, has been funded. The note bears interest at prime plus .5% and is due March 15, 2005. The payment of interest associated with this note receivable is subject to payment priorities including a cumulative preferred priority return to the owner.

7.       MANAGEMENT SERVICES AND RELATED REVENUES:

         Wyndham has entered into management agreements for hotels. The owners of certain hotels Wyndham manages are affiliates related by common ownership or control. Management fees earned for hotels owned by affiliates in 1993, 1994 and 1995 were $6,316,897, $7,371,893 and $9,528,374, respectively.

         Various operating expenses have been paid by Wyndham on behalf of managed properties. As of December 31, 1993, 1994 and 1995, accounts receivable from hotels owned by affiliates were $1,825,419, $2,519,881 and $3,002,315, respectively.

         Wyndham provides centralized accounting services such as accounts payable, payroll and financial statement preparation for certain managed hotels. Wyndham charges an accounting fee to these hotels for such services. Design fees are additional service fees paid to Wyndham for the development, design and construction of new hotels as well as for the refurbishment of existing hotels. In addition, Wyndham receives purchasing fees based on a percentage of cost of goods ordered for purchasing various items. Service fees earned for hotels owned by affiliates in 1993, 1994 and 1995 were $1,069,443, $1,233,641 and $1,927,669, respectively.

         Reimbursements represent revenues recognized for the reimbursement of expenses associated with providing sales and marketing, centralized reservations, partnership accounting and other support services. Included in reimbursable expenses are advertising and promotional expenses of $3,654,929 and $4,905,191 for the years ended December 31, 1994 and 1995. Advertising and promotional expenses were not included in reimbursable expenses in 1993, since the expenses were incurred by each hotel. Reimbursable revenues recognized for hotels owned by affiliates in 1993, 1994 and 1995 were $2,948,704, $4,893,584 and $6,458,554, respectively.

8.       PROPERTY AND EQUIPMENT:

         Property and equipment consist of the following (in thousands):

                                                                           December 31,
                                                              -------------------------------------
                                                                     1994                1995
                                                              -----------------   -----------------
          Property and equipment, at cost:

              Land                                            $           9,955   $           9,955
              Buildings and improvements                                 76,802              77,108
              Furniture, fixtures and equipment                          24,807              28,057
              Leasehold improvements                                        247                 247
                                                              -----------------   -----------------
                                                                        111,811             115,367

              Less accumulated depreciation and amortization            (22,385)            (27,763)
                                                              -----------------   -----------------
                                                              $          89,426   $          87,604
                                                              =================   =================


9.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

         Accounts payable and accrued expenses consist of the following (in thousands):

                                                                              December 31,
                                                                       --------------------------
                                                                           1994           1995
                                                                       ------------   -----------
          Accounts payable                                             $      4,449   $     3,648
          Taxes                                                               1,509         1,486
          Payroll and related costs                                           1,650         2,055

          Accrued interest                                                      569           880
          Other                                                                 745           385
                                                                       ------------   -----------
                                                                       $      8,922   $     8,454
                                                                       ============   ===========


10.      LONG-TERM DEBT:

Long-term debt consists of the following (in thousands):


                                                                              December 31,
                                                                       --------------------------
                                                                           1994          1995
                                                                       ------------   -----------
         Mortgage loan, a hotel property is pledged as collateral,
              interest payable  monthly at prime (8.50% at December
              31, 1995) plus .5% and principal due in installments
              based on cash flow maturing May 2, 1996                  $     13,425   $    12,607
         Mortgage loan, a hotel property is pledged as collateral,
             interest payable monthly at LIBOR (5.44% at December
             31, 1995) plus 1.75% and principal due in installments
             based on cash flow maturing December 31, 1999                   10,600        10,034

                                                                             December 31,
                                                                   ---------------------------------
                                                                        1994              1995
                                                                   ---------------   ---------------
  Mortgage loan, a hotel property is pledged as collateral,
         interest payable monthly at LIBOR plus 1.5% and
         principal due in installments based on cash flow                   10,275            10,115
         maturing December 31, 1999
 Mortgage loan, a hotel property is pledged as collateral,
         interest payable monthly at LIBOR plus 3.25%, and
         principal maturing May 21, 2000                                     5,400             5,400
 Mortgage loan, a hotel property is pledged as collateral,
         interest payable monthly at prime plus 1.25%, and
         principal due in installments based on cash flow                    8,959             8,734
         maturing August 28, 1997
 Mortgage loan, a hotel property is pledged as collateral,
         interest payable quarterly at 86% of LIBID, and
         principal payable quarterly and maturing November 15,               6,902             5,870
         1999
 Revolving credit agreement, substantially all of the assets of
         Wyndham are pledged as collateral, interest payable
         quarterly at 9%, and principal maturing June 30, 2002                  --            12,500
 Note payable to seller of a hotel, partnership interest
         pledged as collateral, interest payable quarterly at
         8%, principal payable quarterly and maturing May 21,                3,845             2,392
         1997
 Development loan, a hotel property is pledged as collateral,
         interest payable monthly at 7%, principal matured                     814                --
         April 28, 1995
 Note payable to seller of a hotel, interest payable quarterly
         at 11.5%, principal due quarterly and maturing                      2,761             2,348
         November 15, 1999
 Note payable to bank interest payable quarterly at Jamaican
         prime plus 1.5%, principal payable quarterly and                      272               195
                                                                   ---------------   ---------------
         maturing November 15, 1999
                                                                            63,253            70,195

 Current portion of long-term debt                                           4,613            15,653
                                                                   ---------------   ---------------
 Long-term debt, excluding current portion                         $        58,640   $        54,542
                                                                   ===============   ===============

         The annual principal requirements for the five years subsequent to December 31, 1995 are as follows (in thousands):

                  1996                      $  15,653
                  1997                         11,038
                  1998                          1,479

                  1999                         24,126
                  2000                          5,400
                  Thereafter                   12,500
                                            ---------
                                            $  70,196
                                            =========

         The revolving credit agreement which has an unfunded commitment of $7.5 million contains various covenants including limitations on distributions and fixed charge ratios. The lender has 20 business days, in the event of a public offering, to exercise an option to convert 50% of the debt to restricted common stock at the Option Price, as defined in the agreement as the initial public offering price per share less the underwriting discounts and commissions per share. The option also contains a provision to effect a registration of the restricted common stock for a 24 month period following the registration.

         The Company has an outstanding letter of credit of $2,595,112 collateralized by a depository account balance of $2,595,112.

11.      LEASES:

         The Company leases various types of property including land and buildings of hotel properties, office facilities and equipment under agreements ranging from 1 to 30 years. Leased capital assets included in property and equipment at December 31, 1994 and 1995 are as follows (in thousands):

                                                 DECEMBER 31,
                                       ---------------------------------
                                            1994              1995
                                       ---------------   ---------------
         Property                      $        14,529   $        14,530
         Equipment                               3,151             3,434
                                       ---------------   ---------------
                                                17,680            17,964
         Accumulated amortization              (4,731)           (5,721)
                                       ---------------   ---------------
                                       $        12,949   $        12,243
                                       ===============   ===============

         The future minimum lease payments required under the capital lease (together with the present value of net minimum lease payments) and future minimum lease payments required under operating leases that have an initial term or remaining noncancelable lease term in excess of one year at December 31, 1995 are as follows (in thousands):

                                                     CAPITAL   OPERATING
                                                     LEASES     LEASES
                                                    ---------  ---------
Year ending December 31:
        1996                                        $   2,431   $    904

        1997                                            2,438        252
        1998                                            2,376        111
        1999                                            2,300         63
        2000                                            2,300         24
Thereafter                                             40,250         --
                                                    ---------   --------
Total minimum lease payments                           52,095   $  1,354
                                                                ========

Less imputed interest                                  31,313
                                                    ---------
Present value of net minimum lease payments            20,782
Less current portion                                      382
                                                    ---------
Long term portion of net minimum lease payments     $  20,400
                                                    =========

         WHI Limited Partnership ("WHI") has a lease agreement for the property which is accounted for as a capital lease. This agreement provides for payments of contingent rent based on a percentage of net operating income, as defined, less basic rent and the management fee (base amount). For lease years 1990 through 1999, contingent rent payable to the landlord is 20% of the excess of net operating income, as defined, over the base amount and 50% of the excess for lease years thereafter. Contingent rent expense for the years ended December 31, 1993, 1994 and 1995 was $119,609, $107,735 and $58,789,
respectively.

         This capital lease agreement provides for a reserve for capital expenditures equal to 4% of the gross income of the respective hotel. At the end of the lease term, WHI is required to refund to Wyndham the excess of amounts reserved over actual capital expenditures. At December 31, 1994 and 1995, the reserved amount exceeded expenditures by $973,051 and $1,038,577, respectively.

         The lease requires WHI to meet a minimum net worth requirement. The initial net worth requirement was $5,000,000 and is reduced upon achievement of certain operating results. WHI demonstrated the initial net worth requirements by obtaining a letter of credit in the amount of $4,000,000 and a personal guarantee from one of the partners in the amount of $1,000,000. The letter of credit was collateralized by a $2,000,000 certificate of deposit and a $2,000,000 personal guarantee of one of the partners.

         The lease agreement provides for a reduction of the $5,000,000 required net worth upon achievement of certain operating results. If net operating income exceeds $2,875,000 per year for two consecutive years, the net worth requirement is reduced to $2,500,000. If net operating income exceeds $2,875,000 per year for three consecutive years, the net worth requirement is reduced to zero. During 1993, 1994 and 1995, WHI's net operating income, as defined, exceeded $2,875,000.

12.      RECEIVABLES FROM AFFILIATES:

         Management fees for one managed hotel, owned by a partner of the Company, are deferred until certain operating criteria, as defined in the partnership's management agreement and loan agreement, are met. As of December 31, 1994 and 1995, this deferred balance, a receivable from an affiliate included in partners' capital, was $1,125,240 and $1,223,302, respectively. These management fees will be collected upon meeting the operating criteria as defined in the agreement.

         In addition, included in partners' capital are receivables from affiliates which include certain partner capital contributions and accrued interest of $1,080,046 and $1,080,046 as of December 31, 1994 and 1995,
respectively.

13.      COMMITMENTS AND CONTINGENCIES:

         Litigation has been initiated against the Company pertaining to the right to use the Wyndham name for hotel service in the New York metropolitan area. On January 29, 1996, a temporary restraining order was issued by the Supreme Court of the State of New York which, pending the outcome of a trial, prevents the Company from using the Wyndham name in the New York area. An adverse decision in the litigation could prevent the Company from operating Wyndham brand hotels or advertising the Wyndham name in connection with the operation of a Wyndham brand hotel within a 50 mile radius of the Mados Wyndham Hotel, which owns the right to use the Wyndham name in the New York area. It is management's opinion, based on legal counsel, that the range of losses resulting from the ultimate resolution of the aforementioned claim cannot be determined.

         The Company received a Notice of Intent to make Sales and Use Tax audit changes from the Tampa Region of the Florida Department of Revenue for the period from July 31, 1990 through June 30, 1995. The audit assessed additional taxes of $584,399, penalty of $223,494 and interest of $201,024 for a total assessment of $1,008,917. Management, after review and consultation with counsel, believes the Company has meritorious defenses to this matter and that any potential liability in excess of the $189,000 recorded would not materially effect the Company's combined financial statements.

         On February 29, 1996, an affiliate and the Company were served with a complaint filed on November 22, 1995 by an owner of a hotel managed by the affiliate. The claim involves the collection of a promissory note relating to an earlier litigation between the affiliate and the owner. The owner alleges that the transfer of certain management contracts by the affiliate to the Company was a fraudulent conveyance that rendered the affiliate insolvent. Liability for payment of that Note was not transferred to or assumed by the Company. The affiliate has agreed to indemnify the Company with respect to this litigation.

         The Company has pending several other claims incurred in the normal course of business which, in the opinion of management, based on the advice of legal counsel, will not have a material effect on the combined financial statements.

         In May 1994, the Company entered into an Investment Agreement and an Option Agreement (collectively, the "Bedrock Agreements") with Bedrock pursuant to which, as amended, Bedrock agreed to provide up to $335 million in capital (the "Investment Program") to acquire hotels or hotel management companies and to make hotel related investments that are approved by both the Company and Bedrock. Pursuant to the terms of the Investment Agreement, Bedrock is not required to invest a minimum amount of capital through the Investment Program, but the Company is entitled to manage any Investment Program hotel properties for a term of 15 years and for a market-based management fee. At December 31, 1994 and December 31, 1995, the Company had executed management contracts with Bedrock for 11 Wyndham brand hotels and 15 Wyndham brand hotels, respectively, through the Investment Program.

         Pursuant to the Option Agreement, the Company granted to Bedrock options (the "Bedrock Options") to purchase up to a 37.5% limited partnership interest in Wyndham at a price equal to the percentage interest purchased multiplied by the applicable strike price defined for each year of the option period, as determined pursuant to the Bedrock Agreements. (Under the terms of the Bedrock Agreements, Bedrock is entitled to purchase a 1% interest in Wyndham for each $320,000 of projected annual management fees generated by the management contracts relating to hotels owned by Bedrock, and at December 31, 1994 and December 31, 1995, Bedrock was entitled to purchase a 17.4% and 24.3% interest in Wyndham, respectively.) As additional consideration for the grant of the Bedrock Options, Bedrock granted to the Company the right to require Bedrock to invest up to $20 million from the Investment Program in the amount of a $10 million contribution to the Company (the "Direct Contribution") in exchange for a percentage interest therein (not to exceed the 37.5% ownership limitation) and a $10 million contribution to affiliated partnerships the "Indirect Contribution" in which some or all of the Company, Crow Family Members and the Senior Executive Officers invest. The Direct Contribution will take the form of the Bedrock Contribution. The Indirect Contribution was eliminated in connection with the Bedrock Exchange Agreement.

         Wyndham performed a valuation analysis of the Option Agreement. Wyndham used the Black Scholes method and the Intrinsic Value method to calculate the value of the Option Agreement and the Direct Contribution, respectively. The calculations were adjusted for subsequent changes in the expected or actual outcome of the contingent condition that determines the amount of the limited partnership interest to be earned by Bedrock. The adjusted calculations resulted in a net value of zero and approximately $2.7 million in 1994 and 1995, respectively, amortized on a straight-line basis over the terms of the management agreements of the hotels owned by Bedrock.

         The Option Agreement also provides for a contingent payment (the "Contingent Option Payment") to the Old Management Company, for distribution to the non-Bedrock owners of the Old Management Company, at such time as all hotels financed by the Investment Program achieve an investment return target of 15% on all equity capital invested through such program plus certain overhead costs. The amount of the Contingent Option Payment is 10% of all cash proceeds realized in excess of the investment return target. The Contingent Option Payment is due 70% upon the achievement of the investment target return and 30% upon Bedrock's disposition of its entire interest in Wyndham.

         During 1994 and 1995, the Company received hotel management fees from Bedrock of $514,472 and of $2,043,087, respectively.

         During 1994 and 1995, the Company made cash advances of $1,092,532 and $1,380,702, respectively, to certain hotel partnerships in which Bedrock has an interest. The advances were used to pay certain renovation costs of these hotel partnerships. At December 31, 1994 and 1995, the outstanding receivables from the hotel partnerships were $27,842 and $686,749, respectively.

         During 1994 and 1995, the Company received payments of $798,503 and $976,980, respectively, from certain hotel partnerships in which Bedrock has an interest for design, purchasing and construction service fees.

         During 1994 and 1995, the Company received payments of $170,669 and $831,553, respectively, from certain hotel partnerships in which Bedrock has an interest for services and reimbursements provided by the Company.

         Pursuant to the terms of the management agreements of two affiliated-owned hotels under construction, the Company has undertaken certain commitments to provide furniture, fixtures and equipment for each hotel at a fixed price totaling $8.1 million. Additionally, for one of these hotels the Company has agreed to provide certain pre-opening services at a fixed price of $420,000; the Company has guaranteed to fund up to $230,000 in working capital per year for three years after the hotel is opened in the event that the hotel generates inadequate cash flow; and, the Company has guaranteed $875,000 in indebtedness.

         Pursuant to the terms of a management agreement of a hotel owned by an affiliate, the Company has guaranteed to the Hotel Partnership to fund up to $600,000 of working capital per year to the extent the entity experiences operating deficits, with a maximum required contribution of $2.3 million over the term of the guarantee extending from 1995 to 2000. The Company has not to date been required to make any capital contribution under the guarantee.

         The Company is subject to environmental regulations related to the ownership, management, development and acquisition of real estate (hotels). The cost of complying with the environmental regulations was not material to the Company's combined statements of income for any of the years in the three-year period ended December 31, 1995. The Company is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Company's financial statements.

14.      EMPLOYEE BENEFIT PLANS:

         The Company sponsors a 401(k) retirement savings plans. Employees who are over 21 years of age and have completed one year of service are eligible to participate in the plans. The Company matches employee contributions up to 4% of an employee's salary. The aggregate expense under the plans amounted to approximately $129,035, $166,415 and $202,115 for the years ended December 31, 1993, 1994 and 1995, respectively.

         Wyndham maintains a self-insured group health plan through a Voluntary Employee Benefit Association ("VEBA") for certain partnerships and corporations. This plan is funded to the limits provided in the Internal Revenue Code, and liabilities have been recorded for estimated incurred but unreported claims. Aggregate and stop loss insurance exists at amounts which limit exposure to the partnerships. The Company has recognized expenses related to the plan of $742,814, $686,580 and $832,212 for the years ended December 31, 1993, 1994 and 1995, respectively.

         Certain management employees are partners in an equity participation plan, Wyndham Employees, Ltd. ("WEL"). The Company has accounted for WEL in a manner similar to a formula unit incentive plan. Partners are admitted into WEL and partnership units are awarded at the discretion of Wyndham's Senior Executive Officers. Units vest five years after award date and are payable by WEL upon certain events. Unit values are determined by formulas related to appreciation in value of Wyndham and other affiliated entities. In addition, the Senior Executive Officers own limited partner interests in Wyndham and several affiliates of Wyndham. These limited partner interests were purchased by these Senior Executive Officers for amounts equal to the fair value of such interests. The Senior Executive Officers borrowed the funds used to purchase such limited partner interests from an affiliate of Wyndham and collateralized such borrowings with their limited partner interests. The Senior Executive Officers' shares of the distributable cash of the limited partnerships is used to repay such affiliate loans. For financial reporting purposes, the Company has recognized compensation expense under WEL and the Senior Executive Officer equity participation of $2,709,770, $2,802,387 and $3,992,143 for the years ended December 31, 1993, 1994 and 1995, respectively.

15.      FAIR VALUE:

         The Company has estimated the fair value of its financial instruments at December 31, 1995 as required by Statement of Financial Accounting Standards No. 107. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values. The carrying values of variable and fixed rate debt are reasonable estimates of their fair values based on their discounted cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

16.      TRANSACTIONS WITH RELATED PARTIES:

         Effective January 1, 1988, Wyndham acquired certain hotel management contracts previously held by an affiliate. At the date of the transfer, there was no step-up in basis of these management contracts as a result of common control of the entities. In exchange for the contracts, Wyndham agreed to pay an affiliate 16% of management fees earned from the acquired contracts (exclusive of contracts entered into during 1988). The fees became payable quarterly in arrears beginning in 1989; however, payment is limited to 50% of net cash flows, as defined in the agreement. Net cash flow was sufficient to make full payment during the years ended December 31, 1993, 1994 and 1995 of $698,498, $701,203 and $830,164, respectively.

         In 1995, the Company paid $523,360 in management contract costs in connection with entering into a management agreement for the Wyndham Anatole Hotel. These costs are being amortized over the management agreement term.

         During 1993, 1994 and 1995, the Company made lease payments totaling $638,039, $743,922 and $875,122, respectively, to an affiliate for the Corporate office space.

         The Company subleases land from a related party which is accounted for as an operating lease. Contingent rent is payable to the related party at 50% of Adjusted Net Income, as defined in the sublease agreement. Contingent rent expense as of December 31, 1993 and 1994 was $278,000 and $487,000 respectively. There was no contingent rent expense for the year ended December 31, 1995.

         During 1993, 1994 and 1995, Wyndham made payments in the aggregate amounts of $310,412, $321,333 and $332,113, respectively, to GHMB, Inc., an entity owned by a senior executive officer for the operation of liquor concessions at one of the Hotel Entities.

         During 1993, 1994 and 1995, the Company made payments of $1,098,270, $1,352,468 and $1,739,804, respectively, to an entity owned by an affiliate for travel services provided to the Company.

         In 1995, the Company made payments to Trammell Crow Company in the amount of $386,759 for contract labor (including related costs) provided to the Company for management information services. The Company anticipates that in 1996, it will pay approximately $810,000 to Trammell Crow Company for these contract labor services (including related costs).

17.      SUBSEQUENT EVENTS:

         On May 2, 1996, GHALP entered into a sale/leaseback agreement with an unaffiliated real estate investment trust ("REIT"). The sale/leaseback agreement stipulated the sale of eleven hotels containing 1,940 rooms for $135,320,000 to the REIT and eleven long-term operating leases back to the Company each with an initial term of seventeen years and four optional twelve-year renewals exercisable at the Company's option for all hotels. Under terms of these leases, yearly base rent aggregates $13,600,000 plus a contingent rent paid based on a percentage of excess revenue over base year revenues. The leases require the Company to pay substantially all expenses associated with the operation of the leased hotels, real estate taxes and insurance.

         As part of the formation of the Company, the Company entered into the Bedrock Exchange Agreement with various affiliates of Bedrock, which replaces the Bedrock Agreements, pursuant to which Bedrock transferred certain options owned by Bedrock and the Bedrock contribution (in the amount of $10 million) in exchange for 2,276,055 (unaudited) shares of Common Stock. In addition, the Bedrock Exchange Agreement eliminated the $10 million indirect contribution. Prior to the formation of the Company, a separate entity owned by Crow Family Members, the Senior Executive Officers and WEL purchased the right to the Contingent Option Payment for $10,000 from the owners of Wyndham (Crow Family Members, the Senior Executive Officers and WEL).

18.      RECENT TRANSACTIONS AND ACQUISITIONS (UNAUDITED)

         In May 1996, the Company implemented substantially all of its formation and financing plan. As part of its financing plan, the Company offered 4,197,500 shares of its Common Stock for public trading on the New York Stock Exchange and concurrently issued $100,000,000 of subordinated notes.

         During the quarter ended June 30, 1996, the Company acquired from an unaffiliated party the Wyndham Vinings Hotel. The acquisition cost was approximately $12.5 million, comprised of a cash payment of $3.6 million and the assumption of existing indebtedness encumbering the property.

         In July 1996, the Company, in separate transactions, acquired a 181 room hotel in Kansas and a 254 room hotel in Dallas, Texas for a total purchase price of $13.7 million.

         On August 30, 1996, the Company acquired a 287 room hotel, the Bristol Place hotel in Toronto, Canada. The total investment approximated $19.9 million with a purchase of $17.4 million and renovation and other costs of $2.5 million.

         These acquisitions were accounted for using the purchase method and, accordingly, the acquired assets, which consisted primarily of property and equipment, were recorded based on their estimated fair values at the date of acquisition. These acquisitions were funded with a portion of the net proceeds from the initial public offerings.

         The following unaudited pro forma financial information for the nine months ended September 30, 1996 and 1995 is presented in accordance with Regulations S-X to reflect the acquisition of Bristol Hotel (the other three hotel acquisitions have been excluded because they are not significant) as if it had occurred at January 1, 1995 (in thousands, expect per share data):

                                                        HISTORICAL          PRO FORMA          PRO FORMA
                                                           DATA            ADJUSTMENTS            DATA
                                                     ----------------   -----------------   ---------------
Nine months ended September 30, 1995:
   Total revenues                                    $         65,501   $           7,597   $        73,098
   Net income                                                   6,901                 (9)             6,892
   Earnings per share (primary and fully diluted)                 N/A                  --               N/A

Nine months ended September 30, 1996:
   Total revenues                                    $        101,941   $           6,533   $       108,474
   Income before extraordinary item                            21,560               (267)            21,293
   Net income                                                  20,429               (267)            20,162
   Earnings per share (primary and fully diluted)
     Income before extraordinary items                           1.08               (.01)              1.07
     Net Income                                                  1.02               (.01)              1.01

19.      CONDENSED COMBINED FINANCIAL INFORMATION OF GUARANTOR SUBSIDIARIES

         Pursuant to the Debt Offering, the Company expects to issue $100.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2006. All of the Company's subsidiaries, with the exception of a number of subsidiaries (which subsidiaries are individually and collectively inconsequential), will fully and unconditionally guarantee the Company's obligations under the Notes on a joint and several basis (the "Guarantor Subsidiaries"). Accordingly, the condensed combined financial information set forth below summarizes financial information for all of the Guarantor Subsidiaries on a combined basis. Separate complete financial statements and other disclosure for the Guarantor Subsidiaries have not been presented because management does not believe that such information is material to investors.

         Condensed combined financial information of the Guarantor Subsidiaries (see note to condensed combined financial information) as of December 31, 1994 and 1995 and September 30, 1996, and for the years ended December 31, 1993, 1994 and 1995 and nine months ended September 30, 1996 were as follows:

                             GUARANTOR SUBSIDIARIES
                       CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)
                                     ASSETS

                                                                DECEMBER 31,                       SEPTEMBER 30,
                                                ---------------------------------------------   ------------------
                                                         1994                   1995                   1996
                                                ---------------------   ---------------------   ------------------
                                                                                                    (UNAUDITED)
Current assets
   Cash and cash equivalents                    $               2,469   $               3,708   $            5,039
   Cash, restricted as to use                                      --                   2,595                  857
   Accounts receivable, net                                     8,597                  13,732               21,500
   Other                                                        5,092                   1,606                2,714
                                                ---------------------   ---------------------   ------------------
      Total current assets                                     16,158                  21,641               30,110
Investment in an affiliate's hotel                              2,969                   2,597                   --
partnership
Notes and other receivables from affiliates                        --                   7,674                7,685
Notes receivable                                                   --                   2,450                  726
Property and equipment, net                                    47,594                  47,321               59,041
Management contract costs, net                                  1,181                   7,579                7,073
Security deposits                                                  --                      --               14,398
Other                                                             661                   1,068                3,314
                                                ---------------------   ---------------------   ------------------
      Total assets                              $              68,563   $              90,330   $          122,347
                                                =====================   =====================   ==================

                            LIABILITIES AND PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued liabilities                     9,564   $               6,600   $           16,371
   Deposits                                                     1,401                   1,914                1,147
   Current portion of long-term debt and
      capital lease obligations                                 3,525                   3,428                  499
   Due to affiliates                                            1,035                   1,454               39,792
                                                ---------------------   ---------------------   ------------------
      Total current liabilities                                15,525                  13,396               57,809
                                                ---------------------   ---------------------   ------------------
Payable to affiliates                                           3,842                   2,627                   --
Payable to minority interest                                      203                     218                   --
Long-term debt and capital lease obligations                   31,163                  40,659               30,083
                                                ---------------------   ---------------------   ------------------
                                                               35,208                  43,504               30,083
                                                ---------------------   ---------------------   ------------------
Minority interest                                               6,654                   7,379                   --
                                                ---------------------   ---------------------   ------------------
Partners' capital and stockholders' equity:
   Receivables from affiliates                                (1,829)                 (1,927)              (1,352)
   Partners' capital                                           13,005                  27,978                   --
   Additional paid-in capital                                      --                      --               31,071
   Retained earnings                                               --                      --                4,736
                                                ---------------------   ---------------------   ------------------
      Total partners' capital and
        stockholders' equity                                   11,176                  26,051               34,455
                                                ---------------------   ---------------------   ------------------
      Total liabilities and equity              $              68,563   $              90,330   $          122,347
                                                =====================   =====================   ==================

           See note to the condensed combined financial information.

                             GUARANTOR SUBSIDIARIES
                    CONDENSED COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                           YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER 30,
                                                      -------------------------------- -------------------------------
                                                        1993        1994        1995           1995        1996
                                                      --------    --------    -------- --------------    -------------
                                                                                                  (UNAUDITED)
Revenues                                              $ 44,069    $ 55,611    $ 65,524       $ 48,344    $ 82,280
                                                      --------    --------    --------       --------    --------
Operating costs and expenses                            35,426      42,659      51,210         37,008      60,778
Depreciation and amortization                            2,960       3,328       3,929          2,793       3,352
Other                                                      311         175         105             34         520
                                                      --------    --------    --------       --------    --------
       Total operating costs and expenses               38,697      46,162      55,244         39,835      64,650
                                                      --------    --------    --------       --------    --------
Operating income                                         5,372       9,449      10,280          8,509      17,630
Interest expense, net                                   (4,442)     (4,194)     (3,816)        (3,033)     (2,128)
Equity in earnings of affiliate's hotel partnership        777       1,237       1,664          1,395         870
Foreign currency gain                                      647         404         405            253        --
                                                      --------    --------    --------       --------    --------
Income before minority interests                         2,354       6,896       8,533          7,124      16,372
Income (loss attributable to minority interests)          (211)        186         724            607         571
                                                      --------    --------    --------       --------    --------
Income before income taxes and extraordinary
   item                                                  2,565       6,710       7,809          6,517      15,801
Income taxes                                              --          --          --             --         3,325
                                                      --------    --------    --------       --------    --------
Income before extraordinary item                         2,565       6,710       7,809          6,517      12,476
Extraordinary item (less applicable tax benefits)         --          --          --             --        (1,028)
                                                      --------    --------    --------       --------    --------
       Net income                                     $  2,565    $  6,710    $  7,809       $  6,517    $ 11,448
                                                      ========    ========    ========       ========    ========


                             GUARANTOR SUBSIDIARIES
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                         -----------------------------------    ----------------------
                                                           1993          1994        1995          1995         1996
                                                         ---------    ---------    ---------    ---------    ---------
                                                                                                      (UNAUDITED)
Net cash provided by operating activities                $   5,022    $  11,823    $  13,144    $   5,634    $   2,322
                                                         ---------    ---------    ---------    ---------    ---------
Cash flows from investing activities
   Purchase of property and equipment                       (1,592)      (1,820)      (2,917)      (2,277)      (3,581)
   Sale of property and equipment                             --           --           --           --        133,778
   Investments in management contracts                        (687)        (285)      (4,346)      (3,478)        (575)
   Notes and other receivables from affiliates                --           --         (7,674)      (2,184)         (11)
   Notes receivable                                           --           --         (2,451)        --           --
   Payments for purchase of hotels, net of cash               --           --           --           --         (2,520)
   acquired
   Acquisition of minority interest                           --           --           --           --         (5,479)
   Other                                                         5        1,903       (3,080)      (1,546)       1,674
                                                         ---------    ---------    ---------    ---------    ---------
   Net cash used in investing activities                    (2,274)        (202)     (20,468)      (9,485)     123,286
                                                         ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
   Partners' contributed capital                             4,709        1,781       13,711       11,135       26,502
   Partners' capital distributions                          (3,259)      (6,368)     (10,672)      (7,888)     (42,572)
   Distribution made to withdrawing partner                   --           --         (2,577)        --           --
   Decrease (increase) in receivable from affiliates          --           --           --            (73)       5,327
   Increase (Decrease) in payable to affiliate                 254       (1,035)      (1,215)         (55)      32,379
   Increase (decrease) in payable to minority interest        --           --           --             11         (218)
   Proceeds from long-term borrowings                         --           --         13,600        7,100        2,500

                                                            YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                      -----------------------------------    ----------------------
                                                         1993         1994        1995          1995        1996
                                                      ---------    ---------    ---------    ---------    ---------
                                                                                                  (UNAUDITED)
Repayments on long-term debt and capital lease
obligations                                              (4,094)      (3,858)      (4,201)      (3,416)    (148,195)
Other                                                      (315)        (219)         (83)        --           --
                                                      ---------    ---------    ---------    ---------    ---------
Net cash provided by (used in) financing activities      (2,705)      (9,699)       8,563        6,814     (124,277)
                                                      ---------    ---------    ---------    ---------    ---------
Increase in cash and cash equivalents                        43        1,922        1,239        2,963        1,331
Cash and cash equivalents at beginning of year              504          547        2,469        2,469        3,708
                                                      ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of year              $     547    $   2,469    $   3,708    $   5,432    $   5,039
                                                      =========    =========    =========    =========    =========

(1) The foregoing condensed combined financial information for 1993, 1994 and 1995 includes Wyndham (100%), WHI Limited Partnership (100%) and Rose Hall Associates (62.5%). Also reflected in this information is an investment in Garden Hotel Associates L.P. (30%), which is being accounted for using the equity method.

       The foregoing condensed combined financial information for the 1996 period includes GHALP Corporation, Waterfront Management Corporation, WHCMB, Inc. Wyndham Management Corporation, Wyndham Hotel & Resort (Aruba) N.V., WHC Vinings Corporation, WH Interest, Inc., Wyndham IP Corporation, Rose Hall Associates, L.P., XERXES Limited, WHC Caribbean, Ltd., WHC Development Corporation, Rodehouse Restaurants of Kansas, Inc., WHCMB, Toronto, Inc., WHC Columbus Corporation, Wyndham Hotels & Resorts Management Ltd. and a subsidiary for a non-branded hotel. They all are wholly-owned subsidiaries of the Company at September 30, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Garden Hotel Associates LP:

         We have audited the accompanying balance sheets of Garden Hotel Associates LP as of December 31, 1994 and 1995 and the related statements of income, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden Hotel Associates LP as of December 31, 1994 and 1995, and its results of operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 27, 1996

                           GARDEN HOTEL ASSOCIATES LP
                         (A TEXAS LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                                                 DECEMBER 31,
                                                                             -------------------
                                                                               1994       1995
                                                                             --------   --------
Current assets:
     Cash and cash equivalents                                               $  4,582   $  5,027
     Accounts receivable, less allowance of $19 in 1994 and $31 in 1995         1,276      1,248
     Due from affiliates                                                         --          155
     Inventories                                                                  200        190
     Prepaid expense                                                              151        150
                                                                             --------   --------
         Total current assets                                                   6,209      6,770
Property and equipment, net                                                   105,947    103,798
Designated cash                                                                   817        605
Other assets, net of accumulated amortization of $4,338 and $4,175 in 1994
     and 1995, respectively                                                     1,920      1,342
                                                                             --------   --------
         Total assets                                                        $114,893   $112,515
                                                                             ========   ========

                     LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
     Accounts payable and accrued expenses                                   $  3,935   $  4,087
     Due to Operator                                                              358        475
     Advance deposits                                                              80        487
                                                                             --------   --------
                  Total current liabilities                                     4,373      5,049
Long-term debt                                                                 93,000     93,000
                                                                             --------   --------
                  Total liabilities                                            97,373     98,049
Partners' capital                                                              17,520     14,466
                                                                             --------   --------
Total liabilities and partners' capital                                      $114,893   $112,515
                                                                             ========   ========


    The accompanying notes are an integral part of the financial statements.

                           GARDEN HOTEL ASSOCIATES LP
                         (A TEXAS LIMITED PARTNERSHIP)

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                 YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                              1993        1994        1995
                                            --------    --------    --------
Revenues:
   Rooms                                    $ 33,181    $ 37,025    $ 42,311
   Food and beverage                           9,611      11,035      11,532
   Operating departments                       2,399       2,666       2,799
                                            --------    --------    --------
                                              45,191      50,726      56,642
                                            --------    --------    --------
Operating costs and expenses:
   Departmental expenses:
       Room                                    8,138       8,787      10,088
       Food and beverage                       7,112       7,868       8,304
       Operating departments                   1,249       1,225       1,229
       Operating expenses:
       Administrative and general              4,750       4,941       5,102
       Management fees                         2,415       2,888       3,317
       Sales and Marketing                     3,278       3,817       3,953
       Property operating costs                4,035       4,207       4,577
       Property insurance, rent and taxes      2,085       2,311       2,451
       Depreciation and amortization           4,809       4,955       5,059
       Other                                     217         176         204
                                            --------    --------    --------
   Total operating costs and expenses         38,088      41,175      44,284
                                            --------    --------    --------
   Operating income                            7,103       9,551      12,358
Interest income                                  108         191         334
Interest expense                              (4,613)     (5,618)     (7,145)
                                            --------    --------    --------
   Net income                               $  2,598    $  4,124    $  5,547
                                            ========    ========    ========


    The accompanying notes are an integral part of the financial statements.

                           GARDEN HOTEL ASSOCIATES LP
                         (A TEXAS LIMITED PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (IN THOUSANDS)



Balance at January 1, 1993                   $ 25,517
         Distributions                         (8,752)
         Net income                             2,598
                                             --------
Balance at December 31, 1993                   19,363
         Contributions                            498
         Distributions                         (6,465)
         Net Income                             4,124
                                             --------
Balance at December 31, 1994                   17,520
         Distributions                         (8,601)
         Net income                             5,547
                                             --------
Balance at December 31, 1995                 $ 14,466
                                             ========

   The accompanying notes are an integral part of the financial statements.

                           GARDEN HOTEL ASSOCIATES LP
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                        YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                     1993        1994        1995
                                                                   --------    --------    --------
Cash flows from operating activities:
     Net income                                                    $  2,598    $  4,124    $  5,547
     Adjustments to reconcile net income to net cash provided by operating activities:
     Amortization of interest rate contracts                             40         134         134
     Depreciation and amortization                                    4,809       4,955       5,059
     Provision for bad debt                                              98          25          47
     Changes to operating assets and liabilities
     Accounts receivable                                                572        (211)        (19)
     due from affiliates                                               --          --          (155)
     Inventories                                                        (17)         12          10
     Prepaid expenses                                                    (3)         14           2
     Other assets                                                      (393)       (431)         93
     Accounts payable and accrued expenses                              550         (45)        152
     Due to Operator                                                   (445)        203         117
     Advance deposits                                                    41          (4)        407
                                                                   --------    --------    --------
        Net cash provided by operating activities                     7,850       8,776      11,394
                                                                   --------    --------    --------
Cash flows from investing activities:
     Purchase of property and equipment                              (1,280)     (1,663)     (2,348)
     Proceeds from land sale                                             17        --          --
                                                                   --------    --------    --------
        Net cash used in investing activities                        (1,263)     (1,663)     (2,348)
                                                                   --------    --------    --------
Cash flows from financing activities
     Other                                                             (498)       --          --
     Partners' contributed capital                                     --           498        --
     Partners' capital distributions                                 (8,752)     (6,465)     (8,601)
     Proceeds from long-term debt                                     3,000        --          --
                                                                   --------    --------    --------
        Net cash used in financing activities                        (6,250)     (5,967)     (8,601)
                                                                   --------    --------    --------
Increase (decrease) in cash and cash equivalents                        337       1,146         445
Cash and cash equivalents at beginning of period                      3,099       3,436       4,582
                                                                   --------    --------    --------
Cash and cash equivalents at end of period                         $  3,436    $  4,582    $  5,027
                                                                   ========    ========    ========
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                        $  4,568    $  5,292    $  6,978
                                                                   ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                           GARDEN HOTEL ASSOCIATES LP
                         (A TEXAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

1.       ORGANIZATION:

         Garden Hotel Associates LP (the "Partnership") was formed May 11, 1990, for the purpose of acquiring, owning and operating eleven Wyndham Garden Hotels throughout the United States of which three are located in or near Phoenix, Arizona.

         The partners contributed $36,000,000 upon formation of the Partnership. The general partner is required to and the limited partner may, at its discretion, make additional contributions necessary to fund operating deficits as defined in the Partnership agreement. Profits and losses are allocated to the partners in accordance with the Partnership agreement.

Use of Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents

         For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

         Designated cash totaling $816,858 and $605,250 as of December 31, 1994 and 1995, respectively, consists of amounts designated for repairs and replacement of property and equipment.

         The Partnership maintains cash and cash equivalents in accounts with various financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation.

Inventories

         Inventories consist of food, beverages, china, linen, glassware, silverware, uniforms, and supplies and are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

Property and Equipment

         Buildings are carried at cost and depreciated over forty years using the straight-line method. Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, which range from three to seven years. Normal repairs and maintenance are charged to expense as incurred.

         In 1995, the Partnership adopted Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." Impairment losses are recognized in operating income as they are determined.

         The Partnership periodically reviews its property and equipment to determine if its carrying cost will be recovered from future operating cash flows. In cases when the Partnership does not expect to recover its carrying cost, the Partnership recognizes an impairment loss. No such losses have been recognized to date.

Other Assets

         Other assets consist primarily of deferred finance costs totaling approximately $1,387,243 and $819,759 at December 31, 1994 and 1995,
respectively, and are stated at net cost. Amortization of loan costs is computed using the effective yield method over the lives of the related loans. The remaining balance consists primarily of security deposits totaling approximately $404,189 and $522,613 at December 31, 1994 and 1995, respectively, and are stated at cost.

         Preopening costs, which are classified as other assets, are recorded at cost and amortized over twelve months using the straight-line method. Fully amortized preopening expenses of $859,256 were written off in 1995.

Income Taxes

         The Partnership is not a taxable entity and the results of its operations are included in the tax returns of the partners. The Partnership's tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be charged accordingly.

Revenue Recognition

         Room, food and beverage, telephone and other revenues are recognized when earned.

Self-Insurance

         The Partnership is self insured for various levels of general liability, workers' compensation and employee medical coverages. Accrued expenses include the estimated cost from unpaid incurred claims.

Interest Rate Contracts

         The Partnership enters into interest rate contracts to manage its exposure to interest rate volatility. These contracts have been interest rate caps, where the Partnership pays a lump-sum for the right to receive future payments should interest rates exceed an agreed upon rate. The Partnership is exposed to credit loss in the event of nonperformance by the counter parties to its interest rate contracts. The Partnership does not anticipate nonperformance by the counter parties. The Partnership accounts for interest rate cap contracts by amortizing the up-front premium to interest expense over the life of the contract.

Advertising Costs

         The Partnership participates in various advertising and marketing programs with a related party. All costs are expensed in the period incurred. The Partnership recognized advertising expenses of $1,003,589, $1,198,335 and $1,148,385 for the years ended December 31, 1993, 1994 and 1995, respectively.

Reclassifications

         Certain amounts previously reported have been reclassified to conform with the current year presentation.

3.       PROPERTY AND EQUIPMENT:

         Property and equipment consists of the following (in thousands):

                                        DECEMBER 31,
                                    -------------------
                                      1994       1995
                                    --------   --------
Land                                $ 17,428   $ 17,428
Buildings                             91,467     91,467
Furniture, fixtures and equipment     15,494     17,841
                                    --------   --------
                                     124,389    126,736
Less accumulated depreciation         18,442     22,938
                                    --------   --------
                                    $105,947   $103,798
                                    ========   ========

4.       MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS:

         On May 21, 1990, the Partnership and Wyndham Hotel Company, Ltd. (the "Operator"), a related party, entered into a management agreement which provides for a base management fee and chain services fee equal to 5% of gross revenues plus an incentive fee equal to 15% of total operating cash flow. Due to Operator includes management fees and other expenses payable to the Operator. As provided for in the management agreement, cash in excess of amounts required for on-site operations is held in a central account in the name of the Operator.

         The Partnership receives sales and marketing, centralized reservations, accounting and other support services from affiliates which are reimbursed as an adjustment to management fees in the normal course of business.

5.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

         Accounts payable and accrued expenses consist of the following (in thousands):


                              DECEMBER 31,
                            ---------------
                             1994     1995
                            ------   ------
Accounts payable            $1,004   $  977
Taxes                        1,052    1,061
Payroll and related costs    1,100    1,176
Accrued interest               564      597
Other                          215      276
                            ------   ------
                            $3,935   $4,087
                            ======   ======


6.       LONG-TERM DEBT:

         Long-term debt consists of the following (in thousands):


                      DECEMBER 31,
                   -----------------
                    1994       1995
                   -------   -------
Acquisition loan   $90,000   $90,000
Revolver loan        3,000     3,000
                   -------   -------
                   $93,000   $93,000
                   =======   =======


         The Acquisition and Revolver loans are payable to an affiliate. During 1993, two interest rate caps were purchased for $498,000 which fixed $60,000,000 of the acquisition loan balance at a 6% interest rate effective September 30, 1994 for the remainder of the loan. The remaining balances of these loans bear interest at various rates which ranged from 4.63% to 6.5%, 4.5% to 9% and 7.1% to 7.9% during the years ended December 31, 1993, 1994 and 1995, respectively. Interest only is payable for both the Acquisition and Revolver loans until maturity at May 21, 1997, when the principal is due.

         The Partnership's debt is collateralized principally by property and equipment.

7.       EMPLOYEE BENEFIT PLANS:

         The Partnership participates in a 401(k) retirement savings plans. Employees who are over 21 years of age and have completed one year of service are eligible to participate in the plan. The Partnership matches employee contributions up to 4% of an employee's salary. The Partnership expensed $31,628, $44,185, and $77,075 for the years ended December 31, 1993, 1994 and
1995, respectively, related to the plan.

         The Partnership participates in a self-insured group health plan through a Voluntary Employee Benefit Association ("VEBA") for its employees. This plan is funded to the limits provided in the Internal Revenue Code, and liabilities have been recorded for unpaid claims. Aggregate and stop loss insurance exists at amounts which limit exposure to the partnerships. The Partnership has recognized expenses under the plan of $419,817, $443,277 and $511,643 for the years ended December 31, 1993, 1994 and 1995, respectively.

8.       FAIR VALUE:

         The Partnership has estimated the fair value of its financial instruments at December 31, 1995 as required by Statement of Financial Accounting Standards No. 107. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values. The carrying values of variable and fixed rate debt are reasonable estimates of their fair values based on their discounted cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturities.

9.       COMMITMENTS AND CONTINGENCIES:

         The Partnership has entered into a land lease for one of the Partnership's hotels. Future minimum rental payments of $160,000 per year are required under the operating lease. The lease which expires March 2052 includes a renewal option of 25 years and contingent lease payments which are based on a percentage of the hotel's gross income. The related renewal rental expense was $160,000 for the years ended 1993, 1994 and 1995, and contingent rental expense was $75,333, $112,464 and $153,862 for the years ended December 31, 1993, 1994 and 1995, respectively.

         The Partnership is subject to environmental regulations related to the ownership of real estate (hotels). As part of due diligence procedures, the Partnership has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with the environmental regulations was not material to the Partnership's statements of income for any of the years in the three-year period ended December 31, 1995. The Partnership is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Partnership's financial statements.

10.      SUBSEQUENT EVENT:

         It is the intent of an affiliated entity to acquire a 70% ownership interest in the Partnership. The acquiring entity and the Operator are affiliated through common ownership. In addition, a letter of intent has been entered into with a third party real estate investment trust ("REIT"). This transaction will result in a sale/leaseback that provides for the sale of all eleven hotels containing 1,940 rooms for $135,320,000 to the REIT and eleven long-term operating leases back to the Operator. Each lease has an initial term of seventeen years and four optional twelve-year extensions exercisable at the Operator's option for all hotels. Annual minimum base rents aggregate $13,600,000 plus a contingent rent payment is required based on a percentage of excess revenue over base year revenues. The leases will require the Operator to pay substantially all expenses associated with the operation of the leased hotels, real estate taxes and insurance.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -

                        THE BRISTOL PLACE HOTEL TORONTO

                               (IN RECEIVERSHIP)

                             FINANCIAL STATEMENTS

                    WITH REPORT OF INDEPENDENT ACCOUNTANTS

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors
Wyndham Hotel Corporation:

We have audited the accompanying balance sheet of the Wyndham Hotel Corporation Acquisition Hotel - The Bristol Place Hotel Toronto (described in
Note 1) as of December 31, 1995 and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of management of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Wyndham Hotel Corporation Acquisition Hotel - The Bristol Place Hotel Toronto as of December 31, 1995 and its results of operations and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                           COOPERS & LYBRAND, LLP

Dallas, Texas
November 7, 1996

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                                 BALANCE SHEET
                               DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



                                    ASSETS

Investment in hotel property at cost:
    Buildings and improvements                                     $  6,544,826
    Furniture, fixtures and equipment                                 4,060,874
                                                                   ------------

                                                                     10,605,700
Less accumulated depreciation and amortization                       (7,478,951)
                                                                   ------------

Net investment in hotel property                                      3,126,749
Cash and cash equivalents                                               655,804
Accounts receivable                                                     651,680
Inventories                                                             178,930
Other assets                                                             71,174
                                                                   ------------

              Total assets                                         $  4,684,337
                                                                   ============

                       LIABILITIES AND PARTNERS' DEFICIT

Mortgages payable and accrued interest                             $ 27,204,560
Accounts payable, trade                                                 559,537
Accrued expenses and other liabilities                                  588,370
                                                                   ------------

            Total liabilities                                        28,352,467

Commitments and contingencies

Partners' deficit                                                   (23,668,130)
                                                                   ------------

              Total liabilities and partners' deficit              $  4,684,337
                                                                   ============




       The accompanying notes are an integral part of these statements.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



Revenues:
    Rooms                                                             $  5,048,871
    Food and beverage                                                    4,747,696
    Other                                                                  507,098
                                                                      ------------

            Total revenue                                               10,303,665
                                                                      ------------

Expenses:
    Property operating costs and expenses                                2,032,047
    Food and beverage costs and expenses                                 3,741,512
    Selling, general and administrative                                  1,274,665
    Repairs and maintenance                                                502,394
    Utilities                                                              388,291
    Receivership expenses                                                  339,079
    Management fees                                                        305,273
    Franchise cost                                                          84,733
    Depreciation and amortization                                          229,079
    Real estate and personal property taxes, and property insurance      1,008,687
    Interest expense                                                     2,770,274
    Other expense                                                          258,499
                                                                      ------------

            Total expenses                                              12,934,533
                                                                      ------------

              Net loss                                                $ (2,630,868)
                                                                      ============




  The accompanying notes are an integral part of these financial statements.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                        STATEMENT OF PARTNERS' DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)



Balance at December 31, 1994            $(20,505,040)

    Translation adjustment                  (532,222)

    Net loss                              (2,630,868)
                                        ------------

Balance at December 31, 1995            $(23,668,130)
                                        ============




       The accompanying notes are an integral part of these statements.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                           STATEMENTS OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                               (IN U.S. DOLLARS)

Cash flows from operating activities:
    Net loss                                                                            $(2,630,868)
    Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization                                                         229,079
    Changes in assets and liabilities:
      Accounts receivable                                                                  (214,304)
      Inventories                                                                            34,049
      Prepaid expenses                                                                       59,270
      Other assets                                                                           (5,861)
      Accounts payable, trade                                                                (1,063)
      Accrued expenses and other liabilities                                                178,074
      Accrued interest recognized in mortgages payable                                    2,077,287
                                                                                        -----------

              Net cash provided by operating activities                                    (274,337)
                                                                                        -----------

Cash flows used in investing activities:
    Improvements and additions to hotel property                                            (22,719)
                                                                                        -----------

Cash flows provided by financing activities:
    Proceeds from borrowings                                                                732,500
                                                                                        -----------

Effect of exchange rate changes on cash                                                      16,214

Net change in cash and cash equivalents                                                     451,658

Cash and cash equivalents at beginning of periods                                           204,146
                                                                                        -----------

Cash and cash equivalents at end of periods                                             $   655,804
                                                                                        ===========

Supplement disclosure of cash flow information:
    Cash paid during the period for interest                                            $
                                                                                        ===========

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                               (IN U.S. DOLLARS)



1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Organization - Wyndham Hotel Corporation ("WHC") acquired a 287 room - hotel, The Bristol Place Hotel ("Bristol"), located in Toronto, Ontario, Canada from parties controlled by persons unaffiliated with WHC on August 30, 1996. The hotel was placed into receivership by the mortgage payable holders on July 25, 1995.

     Basis of Presentation - The accompanying financial statements of Bristol have been presented on a basis consistent with WHC due to the anticipated common ownership and management since the entity will be the subject of a business combination with WHC. The financial statements have been presented in accordance with U.S. generally accepted accounting principles and using U.S. dollars as the reporting functional currency.

     The hotel was owned by an unincorporated joint venture for income tax purposes and therefore federal and provincial income taxes are the responsibility of the owners. Substantially all assets and operations of the joint venture were acquired by WHC on August 30, 1996.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Investment in Hotel Property - The hotel property is stated at the lower of cost or net realizable value and is depreciated using the declining balance method at a rate of 5% for building and improvements and 20% for furniture, fixtures and equipment.

     The management of Bristol reviews the carrying value of the property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the owner of the Bristol will prepare a projection of the discounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the discounted future cash flows. The owner of Bristol does not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel property.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts and the gain or loss is included in operations.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                               (IN RECEIVERSHIP)
                  NOTES TO FINANCIAL STATEMENTS - (continued)
                               (IN U.S. DOLLARS)



     Cash and Cash Equivalents - For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

     Inventories - Inventories consist primarily of food and beverage items and are stated at the lower of cost or market, with cost determined using the first-in, first-out method.

     Foreign Currency Translation - Assets and liabilities denominated in foreign currencies are translated into US dollars at the current rate in effect at year-end. All foreign income and expenses are translated at the weighted average exchange rates during the year.

     Current year translation loss is reported separately as a component of partners' capital.

     Income Taxes - The hotel is included in an unincorporated joint venture which is not a taxable entity. The results of operations are included in the tax returns of the partners. The joint venture's tax return and the amount of allocable income or loss are subject to examination by federal and provincial taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly.

     Revenue Recognition - Room, food and beverage and other revenues are recognized when earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising Costs - The hotel participates in various advertising and marketing programs. All advertising costs are expensed in the period incurred. The hotel recognized advertising expenses of $205,846 for the year ended December 31, 1995.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


3.   MORTGAGES PAYABLE:

     Mortgages payable at December 31, 1995 consists primarily of four mortgage note payables totaling $25,961,537, including accrued interest (as described below) and an escrow account for property taxes paid in the amount of $459,439, including interest at a rate of 11.50%.

     All debt is collateralized by the investment in hotel property.

               Mortgage                 Interest              Amount
          --------------------       --------------        -----------

          First                          10.00%            $ 2,648,841
          Second                         11.00%              1,813,051
          Third                          11.50%              2,691,454
          Fourth                         11.50%             18,859,275
                                                           -----------

          Total                                            $26,012,621
                                                           ===========


     The owner defaulted on the mortgage note payables on July 25, 1995 and the hotel was placed into receivership by the trustee.

     A receivers certificate was received on September 8, 1995 in the amount of $732,500, the liability to the receiver is due upon receivership termination and Bristol accrued $51,328 interest at a rate of prime plus 2%.

     Upon the sale of the hotel to WHC on August 30, 1996, the receiver anticipates using the proceeds from the sale to repay the receivers certificate in full and to repay the remainder to the mortgage note payables holders.


4.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statements of Financial Accounting Standards No. 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, Bristol reports the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities at cost, which approximates fair value due to the short maturity of these instruments. The carrying amount of Bristol's debt approximates fair value due to the ability to obtain such borrowings at comparable interest rates.

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED

5.   COMMITMENTS AND CONTINGENCIES:

     The hotel is required to remit 11.5% of gross room revenue to the franchiser for reservation costs and sales and advertising expenses incurred to promote the hotel at the national level. Additional sales and advertising costs are incurred at the local property level.

     Participation fees represent the annual expense under the terms of the lease agreement expiring November 30, 2066. Participation costs are based upon 8% of the defined gross annual profit up to $582,880 and 4.5% upon profit exceeding the limit. When the mortgages are repaid these amounts reduce to 6.5% and 3% respectively.

     WHC is subject to environmental regulations related to the ownership of real estate (hotels). As part of the diligence procedures, WHC has conducted a Phase I environmental assessment on the hotel prior to acquisition. The cost of complying with the environmental regulations was not material to the statements of operations for the year ended December 31, 1995. WHC is not aware of any environmental condition at the hotel which is likely to have a material adverse effect on the financial statements.

     The aggregate future minimum lease payments for operating leases relating to the premises and the hotel's operations are as follows:

          For the year ending:                                Amount
                                                            ----------

          December 31, 1996                                 $  101,837
          December 31, 1997                                     88,941
          December 31, 1998                                     87,847
          December 31, 1999                                     71,061
          December 31, 2000                                     55,302
          Thereafter                                         2,370,907
                                                            ----------

          Total                                             $2,775,895
                                                            ==========

                 WYNDHAM HOTEL CORPORATION ACQUISITION HOTEL -
                        THE BRISTOL PLACE HOTEL TORONTO
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED


6.   RELATED PARTY TRANSACTIONS:

     Transactions between related parties included in the financial statements are as follows:

          Bristol Group International--management fees        $305,273
          Park Plaza Hotel--other operating expenses            25,309
                                                              --------

          Total                                               $330,582
                                                              --------



7.   SUBSEQUENT EVENTS:

     As discussed in Note 1, Bristol was acquired by WHC on August 30, 1996. The acquisition will be accounted for by WHC under the purchase method of accounting. Accordingly, the cost basis of the hotel will change to reflect the acquisition price of the hotel by WHC. Any post-acquisition debt will be different than the historical debt reflected in the accompanying financial statements. The management agreement is expected to be terminated concurrently with the sale of the hotel to WHC. The financial statements do not reflect the effects of this transaction.

                                    APPENDIX

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             WYNDHAM EMPLOYEES LTD.


                            Dated December 31, 1993





THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO PARTNERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES
LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A PARTNERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF
ARTICLE V OF THIS AGREEMENT ARE SATISFIED.

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
I.  FORMATION OF PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.    Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.    Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3.    Places of Business and Registered Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4.    Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5.    Title to Partnership Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.6.    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II.  CAPITALIZATION AND RELATED MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1.    Percentage Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.2.    Required Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.3.    Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.4.    Voluntary Contributions and Adjustment of Percentage Interests . . . . . . . . . . . . . . . . . . .   3
         2.5.    Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.6.    Interest on and Return of Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.7.    Negative Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.8.    Adjustment of Gross Asset Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

III.  ALLOCATION OF PROFITS AND LOSSES;
                         DISTRIBUTIONS TO THE PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.1.    Profits, Losses and Distributive Shares of Tax Items . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2.    Calculation of Net Cash Flow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3.    Distribution of Net Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4.    Revaluation of Partnership Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

IV.  MANAGEMENT OF THE PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.1.    The General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.2.    Specific Authority of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.3.    Limitations on Power and Authority of the General Partner  . . . . . . . . . . . . . . . . . . . . .  15
         4.4.    Compensation and Expenses of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5.    Other Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6.    Partnership Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.7.    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.8.    Limitations on Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.9.    Other Activities of the Partners and Agreements with Related Parties . . . . . . . . . . . . . . . .  17
         4.10.   Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.11.   Banking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.12.   Tax Matters Partner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

V.  NEW PARTNERS, RESTRICTIONS ON TRANSFER OF
    PARTNERSHIP INTERESTS AND OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         5.1.    Admission of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2.    Procedure for Admission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3.    Permitted Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4.    General Partner Withdrawal   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5.    Transfer Upon Termination of Marital Relationship  . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6.    Interfamily Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                        VI.  BUY-OUT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1.    Buy-Out Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2.    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3.    Procedure Upon Buy-Out . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

VII.  LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.1.    Dissolution Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.2.    Continuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3.    Method of Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.4.    Date of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.5.    Death, Dissolution, Legal Incompetency or Bankruptcy of a Limited Partner  . . . . . . . . . . . . .  29

VIII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.    Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.2.    Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3.    Reports; Annual Valuation of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.4.    Method of Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.5.    Representations of the Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.6.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.7.    Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.8.    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.9.    Duplicate Originals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.10.   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.11.   Governing Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.12.   Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.13.   General Partner with Interest as Limited Partner . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.14.   Legal Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.15.   Gender, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.16.   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.17.   Filing of Composite State Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.18.   Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.19.   Involvement of the Partnership in Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . .  42

8.20.   Waiver of Partition and Certain Other Rights; Nature of  Interests in the Partnership   . . . . . . . . . . .  42
         8.21.   Partner Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.22.   Partner Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.23.   Creditors Not Benefitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.24.   Merger or Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.25.   Mandatory Exchange of Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         This Amended and Restated Agreement of Limited Partnership (this "Agreement") is entered into as of the date set forth on the cover page to this Agreement among the Persons executing this Agreement. Defined terms in this Agreement have the meanings assigned to them in Section 8.18.

                          I.  FORMATION OF PARTNERSHIP

         1.1. Formation. Pursuant to an Agreement of Limited Partnership dated April 30, 1990 (the "Original Agreement"), the initial Partners formed the Partnership as a limited partnership under the Texas Revised Limited Partnership Act (the "Act"). In accordance with the authority set forth in
Section 8.7 of the Original Agreement, the Partners executing this Agreement desire to amend and restate the Original Agreement in its entirety.

         1.2. Name. The name of the Partnership is Wyndham Employees Ltd. The General Partner may change the name of the Partnership from time to time. The General Partner also may adopt one or more fictitious names for use by the Partnership.

         1.3. Places of Business and Registered Office. The principal and registered office of the Partnership is at Suite 2300, 2001 Bryan Street, Dallas, Texas 75201. The General Partner, which is a corporation organized under the laws of the State of Texas and which has a business office at the Partnership's registered office, is the initial registered agent for the Partnership. The General Partner may change the principal or registered office or registered agent of the Partnership from time to time. The General Partner may establish, maintain and abandon one or more additional places of business for the Partnership.

         1.4. Purpose. The purpose of the Partnership is to conduct any activity permitted by law, any of which will be permitted regardless of whether any WHC Person has a direct or indirect interest in the activity.

         1.5. Title to Partnership Property. Property may be acquired in the name of the Partnership or in the name of an agent or nominee on terms and conditions the General Partner deems appropriate.

         1.6. Term. The term of the Partnership will continue until 99 years from the effective date of the formation of the Partnership, subject to earlier termination under Article VII.

                    II.  CAPITALIZATION AND RELATED MATTERS

         2.1. Percentage Interests. Except as otherwise provided in this Agreement, no Partner shall be obligated to make a Capital Contribution. Subject to Section 2.4, the Percentage Interest of the General Partner at any time will be one percent (1%). Subject to Section 2.4, the Percentage Interest of each Limited Partner at any time will equal the product determined by multiplying ninety-nine percent (99%) by a fraction, the numerator of which is the number of units of Partnership interests ("Units") owned by the Limited Partner as set forth on the records of the Partnership, and the denominator of which is the total number of Units held by all Limited Partners as of the date of determination. Percentage Interests may be changed from time to time in accordance with this Agreement.

         2.2. Required Funds. (a) General. Any funds required by the Partnership to meet its cash requirements will be provided by (i) capital contributions made by the Partners as provided in this Agreement, or (ii) borrowings by the Partnership from one or more Persons (including without limitation TCI Persons and affiliates of TCI Persons) on terms and conditions the General Partner deems appropriate. No Partner will have an obligation to advance any funds to the Partnership (either as a loan or a capital contribution) except as provided in Section 3.3(b).

         (b) Certain Deemed Contributions. If a Partner makes a payment directly to a creditor or another Partner in satisfaction of any indebtedness of the Partnership or any indemnity or contribution obligation in respect of Partnership indebtedness for which the Partner bears the ultimate financial responsibility, the payment will be deemed to be a contribution of money to the Partnership.

         2.3. Borrowings. (a) Third Person Borrowings. Any additional funds required by the Partnership to meet its cash requirements may, if the General Partner elects, be borrowed by the Partnership from third Persons upon the terms and conditions that the General Partner deems appropriate.

         (b) Borrowings from Partners. In lieu of borrowings from third Persons, the General Partner from time to time may cause the Partnership to borrow required amounts from one or more Partners. Loans made by Partners under this Section 2.3(b) will not be considered a contribution to the capital of the Partnership; but will constitute indebtedness of the Partnership to the advancing Partner, payable from the first available Net Cash Flow of the Partnership (taking into account, first, all other cash payment obligations of the Partnership, notwithstanding that any such payment is based upon or computed with reference to a measure of the Partnership's cash flow) and, to the extent still unpaid, upon the termination and liquidation of the Partnership. Each loan by a Partner will bear simple interest on the unpaid principal balance at 75% of the Interest Rate or at any other rate approved by the General Partner, but in any case not in excess of the maximum lawful rate. Payments made to an advancing Partner will be credited first to interest and then to principal. At the request of the Partner making an advance, the Partnership will execute a promissory note evidencing the indebtedness. The General Partner will not be personally liable for loans made by Partners under this Section 2.3(b) or be obligated to make a contribution to the capital of the Partnership to repay those loans. Loans made by Partners under this Section 2.3(b) will be payable only from the assets of the Partnership.

         2.4. Voluntary Contributions and Adjustment of Percentage Interests. (a) Voluntary Contributions. From time to time the General Partner may accept, on behalf of the Partnership, capital contributions by existing Partners.

         (b) Adjustment of Percentage Interests. The Percentage Interests of the Partners may be adjusted by the General Partner in the manner determined in the sole discretion of the General Partner to be appropriate to compensate for capital contributions. Each of the Partners irrevocably authorizes the General Partner from time to time to make adjustments and irrevocably consents to the adjustments.

         (c) Guidelines for Adjustment. In making any adjustment the General Partner will be guided by the following general principles:

         (i) The Partner contributing capital will have his Percentage Interest increased, based on the proportion that the total Net Value of his contribution bears to the total Net Value of all assets of the Partnership after giving effect to the contribution, using the aggregate of the EVBS Values of the interests held by the Partnership in WHC Persons as of the most recent June 30 (or such other date deemed appropriate by the General Partner) and the fair market value of all Cash Items owned or held by the Partnership.

         (ii) The remaining Percentage Interests will be allocated among the Partners not contributing in proportion to their Percentage Interests before the contribution, provided, however, that the General Partner will have a Percentage Interest of at least one percent (1%).

         (d) Miscellaneous. Each of the Partners (i) waives any right which he might have to object to any adjustment made under this Section 2.4,
(ii) waives any preemptive or other right he may have arising out of the acceptance of any capital contribution and consents to adjustments of the Percentage Interests as provided in this Section 2.4, and (iii) without limiting the generality of Section 4.10, agrees to execute from time to time any amendments to this Agreement or the Partnership Certificate which the General Partner may determine to be advisable to reflect any capital contributions and adjustments to the Percentage Interests made under this
Section 2.4.

         2.5. Capital Accounts. (a) Establishment and Maintenance. A separate capital account ("Capital Account") will be maintained for each Partner. The Capital Account of each Partner will be determined and adjusted as follows:

         (i) Each Partner's Capital Account will be credited with the Partner's Capital Contributions, the Partner's distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Partner under Sections 3.1(c) or 3.1(d), the Partner's share of any Positive Adjustment under Section 3.4, and the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner.

         (ii) Each Partner's Capital Account will be debited with the amount of cash and the Gross Asset Value of any Partnership property distributed to the Partner under any provision of this Agreement, the Partner's distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Partner under Sections 3.1(c) or 3.1(d), the Partner's share of any Negative Adjustment under Section 3.4, and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership.

         (iii) If any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

         (iv) In determining the amount of any liability for purposes of Sections 2.5(a)(i) and 2.5(a)(ii), Code Section 752 (c) and any other applicable provisions of the Code and the Treasury Regulations will be taken into account.

         (b)     Modifications by the General Partner.  The provisions of this
Section 2.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704 (b) of the Code and Treasury Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with those provisions. Without limiting the generality of this Section 2.5, the General Partner may modify the manner in which the Capital Accounts are maintained under this Section 2.5 in order to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions.

         2.6. Interest on and Return of Capital. No Partner will be entitled to any interest on his Capital Account or on his contributions to the capital of the Partnership. Except as expressly provided in this Agreement, no Partner will have the right to demand or receive the return of all or any part of his capital or to receive property other than cash from the Partnership.

         2.7. Negative Capital Accounts. No Partner will be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in the Partner's Capital Account.

         2.8. Adjustment of Gross Asset Value. Gross Asset Value, with respect to any asset, is the adjusted basis for federal income tax purposes of that asset, except as follows:

                 (a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Treasury Regulations Section 1.708-1(b)(1)(iv)) by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution, as determined by the General Partner.

                 (b) The Gross Asset Values of all Partnership assets will be adjusted to equal the respective fair market values of the assets, as determined by the General Partner, as of (i) the date required under Section 3.4, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

                 (c) The Gross Asset Value of any Partnership asset distributed to any Partner will be the gross fair market value of the asset on the date of distribution.

                 (d) The Gross Asset Values of Partnership assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734 (b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1. 704-1 (b) (2)
         (iv) (m), provided that Gross Asset Values will not be adjusted under this Section 2.8(d)to the extent that the General Partner determines that an adjustment under Section 2.8(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 2.8(d).

After the Gross Asset Value of any asset has been determined or adjusted under Sections 2.8(a), 2.8(b) or 2.8(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.


                    III.  ALLOCATION OF PROFITS AND LOSSES;
                         DISTRIBUTIONS TO THE PARTNERS

         3.1.    Profits, Losses and Distributive Shares of Tax Items.

         (a) Profits. Profits for any fiscal year will be allocated to the Partners in the following order and priority:

                 (i) First, until the cumulative Profits allocated pursuant to this Section 3.1(a)(i) are equal to the cumulative Losses, if any, allocated pursuant to Section 3.1(b)(ii) from the Adjustment Date to the end of such fiscal year;

                 (ii) Second, to the Partners in proportion to their respective Percentage Interests.

         (b) Losses. Losses for any fiscal year will be allocated to the Partners in the following order and priority:

                 (i) First, until the cumulative Losses allocated pursuant to this Section 3.1(b)(i) are equal to the cumulative Profits, if any, allocated pursuant to Section 3.1(a)(ii) from the Adjustment Date to the end of such fiscal year;

                 (ii) Second, to the Partners in proportion to their respective Percentage Interests.

         (c) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

                 (i)      Partnership Minimum Gain Chargeback.
         Notwithstanding any other provision of this Section 3.1, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner will be specially allocated items of Partnership income and gain for that year (and, if necessary, subsequent years) in an amount equal to the greater of (A) the portion of that Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2), or (B) if the Partner would otherwise have an Adjusted Capital Account Deficit at the end of that year, an amount sufficient to eliminate the Partner's Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to the various Partners pursuant thereto. The items to be so allocated will be determined in accordance with Treasury

         Regulations Section 1.704-2(f)(6), 1.740-2(g)(2), and
         1.704-2(j)(2)(i). This Section 3.1(c)(i) is intended to comply with the minimum gain chargeback requirement in that Section of the Treasury Regulations and will be interpreted consistently therewith.

                 (ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3.1 except Section 3.1(c)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner with a share of the Partner Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulations
         Section 1.704- 2(i)(4), will be specially allocated items of Partnership income and gain for that year (and, if necessary, subsequent years) in an amount equal to the greater of (A) the portion of the Partner's share of the net decrease in Partner Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) or (B) if the Partner would otherwise have an Adjusted Capital Account Deficit at the end of that year, an amount sufficient to eliminate the Partner's Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to the various Partners pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations Section 1.704-2(i)(5). This Section 3.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in that Section of the Treasury Regulations and will be interpreted consistently therewith.

                 (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4),
         (5) or (6), items of Partnership income and gain will be specially allocated to that Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 3.1(c)(iii) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3.1 have been tentatively made as if this Section 3.1(c)(iii) were not in the Agreement.

                 (iv) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (A) the amount that Partner is obligated to restore pursuant to any provision of this Agreement and
         (B) the amount that Partner is deemed to be obligated to restore pursuant to Treasury Regulations

         Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Partner will be specially allocated items of Partnership income and gain in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 3.1(c)(iv) will be made only if and to the extent that the Partner would have a deficit Capital Account in excess of the sum after all other allocations provided for in this Section
         3.1 have been made as if this Section 3.1(c)(iv) and Section 3.1(c)(iii) were not in the Agreement.

                 (v) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be specially allocated among the Partners in proportion to their respective Percentage Interests in the Partnership.

                 (vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

                 (vii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) , the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations
         Section 1.704-1(b)(2)(iv)(m).

                 (viii) Section 38 Property Loss. Any reduction in the tax basis or cost of Partnership Code Section 38 Property under Code
         Section 48(q) will be allocated among the Partners (as an item in the nature of deduction or loss) in the same proportions as the basis or cost of the property is allocated under Section 3.1(f).

                 (ix) Section 38 Property Gain. In the event that the adjusted tax basis of any Code Section 38 Property that has been placed in service by the Partnership is increased under Code Section 48(q), the increase will be specially allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to the property is shared among the Partners.

                 (x) Reallocation. To the extent Losses allocated to a Partner would cause the Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year, the Losses will be reallocated among other Partners in accordance with their respective Percentage Interests, subject to the limitations contained in this Section 3.1(c).

                 (xi) Interest in Partnership. Notwithstanding any other provision of this Agreement, no allocation of Profit, Loss or item of Profit or Loss will be made to a Partner if the allocation would not have "economic effect" under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner's interest in the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(3). The General Partner will have the authority to reallocate any item in accordance with this Section 3.1(c)(xi).

         (d) Curative Allocations. The "Regulatory Allocations" consist of allocations made to a Partner (or predecessor) under Sections 3.1(c)(i), (ii),
(iii), (iv) and (x), allocations to a Partner (or predecessor) under Section 3.1(c)(v) to the extent the cumulative amount of those allocations exceeds the cumulative amount of Nonrecourse Deductions allocated to that Partner (or predecessor), and allocations to a Partner (or predecessor) under Section 3.1(c)(vi) to the extent the cumulative amount of those allocations exceeds the cumulative amount of Partner Nonrecourse Deductions allocated to that Partner (or predecessor). Notwithstanding any other provision of this Section 3.1 (other than the Regulatory Allocations), the Regulatory Allocations will be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of those allocations of other items and the Regulatory Allocations to each Partner will be equal to the net amount that would have been allocated to the Partner if the Regulatory Allocations had not occurred.

         (e)     Tax Allocations--Code Section 704(c).  In accordance with Code
Section 704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Gross Asset Value of the Property (computed in accordance with Section 2.8).
If the Gross Asset Value of any Partnership asset is adjusted under Section 2.8, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Treasury Regulations.

Any elections or other decisions relating to allocations under this Section 3.1(e) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 3.1(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

         (f) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

                 (i) Except as otherwise provided in the Agreement, all Profits, Losses and other items allocated to the Partners will be allocated among them in proportion to their Percentage Interests.

                 (ii) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the related Treasury Regulations.

                 (iii) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and other allocations not provided for in this Agreement will be divided among the Partners in the same proportions as they share Profits and Losses.

                 (iv) Except as otherwise provided in this Agreement, all items that are components of Profits or Losses will be divided among the Partners in the same proportions as they have been allocated those Profits or Losses, as the case may be, for the year.

                 (v) For purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), Partnership profits shall be allocated among the Partners in accordance with their respective Percentage Interests in the Partnership.

         (g) Partner Acknowledgment. The Partners agree to be bound by the provisions of this Section 3.1 in reporting their shares of Partnership income and loss for income tax purposes.

         3.2. Calculation of Net Cash Flow. The net cash flow of the Partnership (the "Net Cash Flow") will be determined as of the end of each fiscal year and will be the Profit or Loss of the

Partnership for that year, as determined in accordance with the method of accounting then in effect for the Partnership, increased by, without duplication:

                 (a) Depreciation and other non-cash charges deducted in computing the Profit or Loss of the Partnership for the year;

                 (b) Any loan proceeds or capital contributions received by the Partnership during the year;

                 (c) Any cash that becomes available during the year by reason of a sale, refinancing or other capital transaction or a net reduction in any reserves;

                 (d) Any decrease under Sections 2.8(b) or 2.8(c) taken into account in computing Profit or Loss; and

                 (e) Any net decrease during the year in non-cash working capital; and

decreased by, without duplication:

                 (i) Principal payments made by the Partnership on any of its indebtedness during the year;

                 (ii) Capital expenditures, including purchases of property, made by the Partnership during the year which are not deductible in computing the Partnership's Profit or Loss for the year;

                 (iii) Additions during the year to reserves deemed appropriate by the General Partner;

                 (iv) Any increase under Sections 2.8(b) or 2.8(c) taken into account in computing Profit and Loss; and

                 (v) Any net increase during the year in non-cash working capital.

         3.3. Distribution of Net Cash Flow. (a) Regular Distributions. Except as provided in Section 7.3, the Net Cash Flow of the Partnership for any fiscal year, as determined under Section 3.2, will be distributable to the Partners in the following order:

                 (i) First, an amount up to the sum of the Partners positive Capital Accounts as of the last day of the fiscal year, will be distributed to the Partners who have positive Capital Accounts in proportion to their respective positive Capital Accounts; and

                 (ii) The balance, if any, will be distributed to the Partners in accordance with their Percentage Interests as of the last day of the fiscal year.

Distributions will be made on the dates that the General Partner determines to be appropriate.

         (b) Special Distributions. In addition to distributions of Net Cash Flow, the General Partner may authorize other distributions from time to time, including without limitation distributions to a Partner to be repaid by the Partner on terms concerning repayment and interest, if any, the General Partner agrees to with the Partner receiving the distribution, provided that all disproportionate withdrawals, to the extent they have not already been repaid, will in all events be payable on demand by the Partnership during the liquidation of the Partnership.

         (c) Effect on Capital. Distributions to a Partner will be considered a return of capital only to the extent the distributions exceed that Partner's Proportionate Share of Profits and Losses increased by Depreciation and other non-cash charges deducted in computing the Profit and Loss of the Partnership.

         3.4. Revaluation of Partnership Assets. Immediately before any additional Partners are admitted to the Partnership, or additional Units are issued to existing Partners, under Section 5.1(b), and on January 1 of each year after 1990 or such other dates as the General Partner shall determine, the General Partner will adjust the Gross Asset Values of the Partnership's assets under Section 2.8 by using the EVBS Values of the interests held by the Partnership in WHC Persons as of the most recent June 30 (or such other date deemed appropriate by the General Partner) and the fair market value of all Cash Items owned or held by the Partnership. The Partnership simultaneously will adjust the Partners' Capital Accounts upward if the aggregate Gross Asset Values of all Partnership assets, as so adjusted, exceed the aggregate Gross Asset Values of all Partnership assets immediately prior to such adjustments ("Positive Adjustment") or downward if the aggregate Gross Asset Values of all Partnership assets, as so adjusted, are less than the aggregate Gross Asset Values of all Partnership assets immediately prior to such adjustments ("Negative Adjustment"), by the amount of the difference between the aggregate Gross Asset Values of all Partnership assets immediately prior to such adjustments and the Gross Asset Values of all Partnership assets, as so adjusted, such adjustment to be allocated among the Partners' Capital Accounts in the manner the inherent gain or loss in the Partnership's assets would be allocated (in accordance with Section 3.1 hereof) if the assets were sold on that date. In the event additional Partners are admitted to the Partnership, or additional Units are issued to existing Partners, under Section 5.1(b) on the date the Partners' Capital Accounts are adjusted under this Section 3.4, all adjustments will be completed before the new Partners are so admitted or the additional Units are so issued.

                       IV.  MANAGEMENT OF THE PARTNERSHIP

         4.1. The General Partner. The business and affairs of the Partnership will be managed by the General Partner. Except as otherwise expressly provided in this Agreement with respect to matters requiring the approval of Partners, all determinations relating to the business and affairs of the Partnership (including without limitation all decisions required or permitted to be made by the Partnership as a participant in any other Person in which it may have an interest) will be made by the General Partner in its sole discretion and will not give rise to any right or claim by any Partner or the Partnership unless made in violation of an express provision of this Agreement. The General Partner will have complete authority to take, in its own name or in the name of the Partnership, any action that the General Partner determines to be appropriate under this Agreement or for the conduct of the business of the Partnership, including without limitation the actions specified in Section 4.2. All decisions and actions taken by the General Partner under the authority of this Section 4.1 will be binding upon all of the Partners and the Partnership. The General Partner will not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for anything it may do or refrain from doing, except in the case of its willful breach of a material provision of this Agreement or gross negligence in connection with the business and affairs of the Partnership.

         4.2. Specific Authority of the General Partner. (a) Specified Authority. The authority of the General Partner to manage the business and affairs of the Partnership will include complete authority:

                 (i)      To borrow money for the Partnership;

                 (ii) To create an Encumbrance on all or any part of the Partnership's assets in order to secure loans or advances to the Partnership or any Person in which the Partnership has a direct or indirect interest, or any obligation of the Partnership or any Person in which the Partnership has a direct or indirect interest, or for any other Partnership purpose;

                 (iii) To execute and deliver for the Partnership agreements and other instruments (including without limitation instruments creating an Encumbrance on Partnership assets for any purpose authorized by clause (ii)), including without limitation agreements and instruments in connection with loans or the Transfer of property;

                 (iv)     To guarantee obligations of any Person;

                 (v) To acquire, either directly or indirectly, real property and tangible and intangible personal property and to Transfer all or any part of the property of the Partnership or any Person in which the Partnership has a direct or indirect interest;

                 (vi) To collect all income of the Partnership and to satisfy all obligations of the Partnership, including without limitation expenses of the General Partner relating to the Partnership described in Section 4.4 and indemnification obligations arising under
         Section 4.7;

                 (vii) To prepare and file all tax returns for the Partnership (but not the tax returns or other reports of the Partners);

                 (viii) To make all tax elections for the Partnership, including without limitation any special basis adjustments under
         Section 754 of the Code, provided that the Partner requesting any
         Section 754 election must agree to reimburse the Partnership for any costs incurred by the Partnership in making the election or in maintaining or preparing any additional records or reports in connection with the election;

                 (ix) To prosecute, defend and settle legal, arbitration or administrative proceedings on behalf of or against the Partnership or, to the extent relating to the Partnership, any of its Partners;

                 (x) To manage, maintain and operate the assets of the Partnership or any Person in which the Partnership has a direct or indirect interest;

                 (xi) To employ one or more Persons (including without limitation any TCI Person or any partner, shareholder, officer, director, agent or advisor of any TCI Person) in connection with the business of the Partnership;

                 (xii) To establish arrangements for the deposit of monies received on behalf of the Partnership in accordance with Section 4.11 and to disburse all funds on deposit on behalf of the Partnership in amounts and at times as required in connection with the business of the Partnership;

                 (xiii) To procure and maintain insurance against risks and in amounts determined to be appropriate by the General Partner, including without limitation errors and omissions or other insurance under which members or the General Partner and its shareholders, officers, directors, agents and affiliates are beneficiaries;

                 (xiv) To advance funds of the Partnership to any Person in which the Partnership has a direct or indirect interest;

                 (xv) To compromise or release the obligation of a Partner to make a contribution or otherwise pay cash or Transfer property or to return cash or property paid or distributed to the Partner in violation of the Act or this Agreement;

                 (xvi) To do or cause to be done any action referred to in this Agreement through any designee; and

                 (xvii) To do or cause to be done any other act which the General Partner considers to be appropriate to carry out any of its powers or in furtherance of the purposes or character of the Partnership.

         (b) Certain Transfers of Property. Notwithstanding Section 4.2(a), the General Partner may not Transfer all or substantially all of the Partnership's assets, or Transfer to a TCI Person all or substantially all of the Partnership's interest in real property in which the Partnership has an interest, without in either case the approval of the General Partner and Limited Partners holding at least a majority of the Percentage Interests held by Limited Partners.

         4.3.    Limitations on Power and Authority of the General Partner.
(a) Certain Limitations. Without the consent of all of the Partners, the General Partner will not have the authority to do any of the following:

                 (i)    Any act in contravention of this Agreement;

                 (ii) Any act which would make it impossible to carry on the ordinary business of the Partnership, other than a Transfer of all or substantially all of the assets of the Partnership;

                 (iii) Confess a judgment against the Partnership except in connection with the settlement of an action or proceeding; or

                 (iv) Possess property of the Partnership or assign the Partnership's rights in specific property for other than Partnership purposes.

         (b) Authority as to Third Persons. Notwithstanding Sections 4.2(b) and 4.3(a), the signed statement of the General Partner reciting that it has the authority or necessary approval of

Partners for any action, as to any third Person, will be conclusive evidence of the authority of the General Partner to take that action and of compliance with
Section 4.2, if applicable. Each Partner will promptly execute instruments determined by the General Partner to be appropriate to evidence the authority of the General Partner to consummate any transaction permitted by this Agreement.

         4.4. Compensation and Expenses of the General Partner. The General Partner will not receive any compensation from the Partnership for serving as General Partner, but all expenses incurred by, or allocated by any TCI Person to, the General Partner in connection with its service as General Partner (including without limitation charges for property management, off-site development, architectural, legal, accounting, data processing, administrative, executive, tax and other services rendered by employees of any TCI Person) will be paid or promptly reimbursed by the Partnership. Nothing contained in this
Section 4.4 is intended to affect the Percentage Interest of the General Partner or the amounts that may be payable to the General Partner by reason of its Percentage Interest.

         4.5. Other Partners. The Limited Partners, in their capacities as Limited Partners, may not act for or bind the Partnership and may not participate in the general management, conduct or control of the Partnership's business or affairs. Nothing contained in this Section 4.5 will prohibit any Limited Partner from acting as an officer, director, employee, agent or other representative of the General Partner or the Partnership.

         4.6. Partnership Liabilities. The General Partner will have no liability for the return of the Partners' capital. All liabilities of the Partnership, including without limitation indemnity obligations under Section 4.7, will be liabilities of the Partnership as an entity, and will be paid or satisfied from Partnership assets. No liability of the Partnership will be payable in whole or in part by any Partner in his capacity as a Partner (other than the General Partner and then only in its capacity as such as determined by a non-appealable order of a court of competent jurisdiction and subject to
Section 4.7) or by any partner, shareholder, director, officer, agent, affiliate or advisor of any Partner or any other TCI Person.

         4.7. Indemnity. Subject to the limitations contained in Article 11 of the Act, the Partnership to the extent of its assets legally available for that purpose, will indemnify and hold harmless the Partners and any partner, shareholder, director, officer, agent, affiliate and professional or other advisor of any of them (collectively, the "Indemnified Persons") , from and against any and all loss, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Partnership, except to the extent that the loss, damage, expense or liability results primarily from the Indemnified Person's gross negligence or willful breach of a material provision of this Agreement which in either event causes actual material damage to the Partnership.

         4.8. Limitations on Indemnity. (a) Waiver by Partnership. Subject to the limitations contained in Article 11 of the Act, the Partnership, with the approval of the General Partner and Limited Partners who hold at least a majority of the Percentage Interests held by Limited Partners, may indemnify any of the Indemnified Persons for any loss, damage, expense or liability for which the Indemnified Persons would not be entitled to mandatory indemnification under Section 4.7.

         (b) Waiver by Partner. A Partner may waive the benefits of indemnification under Section 4.7.

         (c)     Certain Related Rights.  The rights to indemnification under
Section 4.7 are exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 4.8 will affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person and any other TCI Person are parties.

         4.9. Other Activities of the Partners and Agreements with Related Parties. Each Partner will be free to own or otherwise participate directly or indirectly in the ownership or operation of any activity of any Person, whether or not the activity competes with or is enhanced by any activity of the Partnership, provided that nothing in this Section 4.9 will affect the rights or obligations of any Partner under any other agreement or instrument to which he and any other TCI Person are parties.

         4.10. Power of Attorney. (a) General. Each Partner appoints the General Partner his attorney-in-fact, with full power of substitution and resubstitution, to execute in the Partner's name and deliver:

                 (i) A Partnership Certificate and any amendments to the Partnership Certificate that the General Partner deems appropriate;

                 (ii) Any instrument that the General Partner deems appropriate in order to qualify the Partnership to do business in any jurisdiction and any other instrument relating to the qualification or registration of the Partnership that the General
         Partner deems   appropriate;

                 (iii) All certificates and other instruments that may be appropriate to effect the dissolution and termination of the Partnership under Article VII;

                 (iv) All reports, forms and schedules that the General Partner determines appropriate to file with any governmental body in connection with any Partnership activity;

                 (v) Any amendment to this Agreement appropriate to reflect the Transfer of an interest in the Partnership permitted by this Agreement, or the admission to, or withdrawal from, the Partnership of a Partner permitted by this Agreement;

                 (vi)     Any amendment to this Agreement authorized under
         Section 8.7; and

                 (vii) Any instrument or agreement determined by the General Partner to be necessary or appropriate to effect an exchange authorized under Section 8.25.

         (b)     Irrevocable Grant.  The power of attorney granted under this
Section 4.10 is coupled with an interest and is irrevocable and will survive the death, dissolution, legal incompetency, bankruptcy and withdrawal from the Partnership of any Partner or the Transfer of his interest in the Partnership.

         4.11. Banking. The funds of the Partnership will be kept in banking and other accounts from time to time in accordance with policies approved by the General Partner, including without limitation any master or general account of TCI or any TCI Person, provided that funds of the Partnership may not be kept in any master or general account of TCI or any other TCI Person unless separate entries are made on the records of the Partnership and on the books and records of TCI or the other TCI Person reflecting that amounts received from the Partnership have been deposited for the account of the Partnership and that withdrawals by or for the Partnership have been made for the purpose of disbursing funds to the Partnership or for paying liabilities of the Partnership. Withdrawals from any account will be made on the manual or facsimile signature of one or more individuals designated by the General Partner. There will be no commingling of the assets of the Partnership with the assets of any other Person except as permitted by this Agreement.

         4.12. Tax Matters Partner. The General Partner is designated as the "tax matters partner" under Section 6231 of the Code. If an audit of the Partnership's federal income tax return is commenced, the General Partner will promptly advise all Partners of the audit and provide each Partner with a copy of any final partnership administrative adjustment (as defined in Section 6223(a) of the Code).

                 V.  NEW PARTNERS, RESTRICTIONS ON TRANSFER OF
                      PARTNERSHIP INTERESTS AND OTHER MATTERS

         5.1. Admission of Partners. (a) Transfers of Partnership Interests. Except as expressly provided in Sections 5.3, 5.5 and 5.6 and
Article VI, without the prior written consent of the General Partner (which consent may be given or withheld in its sole discretion) , no Partner may voluntarily or involuntarily Transfer, or create or suffer to exist any Encumbrance against, all or any part of his record or beneficial interest in the Partnership.

         (b) Additional Limited Partners; Additional Units. Subject to the express provisions contained elsewhere in this Agreement, from time to time the General Partner may admit additional Limited Partners to the Partnership, or issue additional Units to existing Partners, upon any terms deemed appropriate by the General Partner. The General Partner will specify the number of Units acquired by each Partner and that number will be used in computing the Partner's Percentage Interest under Section 2.1.

         (c)     Additional General Partners.       Except as provided in
Section 7.2, no new General Partner will be admitted to the Partnership (whether by admission of a new Partner or conversion of all or part of the Partnership Interest of an existing Limited Partner) except with the approval of the General Partner and Limited Partners holding a majority of the Percentage Interests held by all Limited Partners.

         5.2. Procedure for Admission. (a) General. No Person will have title to any interest in the Partnership until he (i) has executed and delivered all documents deemed appropriate by the General Partner to reflect his admission to the Partnership and his agreement to be bound by this Agreement and, to the extent applicable to the transferred interest, any other agreement or instrument to which the transferor and any other TCI Person are parties and (ii) has paid all expenses connected with his admission. Any purported Transfer or Encumbrance will be ineffective until the transferor and his transferee furnish to the Partnership the instruments and assurances the General Partner may request, including without limitation, if requested, an opinion of counsel satisfactory to the General Partner that the Transfer or Encumbrance of the Partnership interest has been registered or is exempt from registration under the Securities Act and all applicable securities laws. No Transfer or Encumbrance will be effective if it would result in the "termination" of the Partnership under Section 708 of the Code, unless the General

Partner gives its prior written consent to the Transfer or Encumbrance.

         (b)     Effect of Transfers.   Upon an effective Transfer of ownership
of all or any part of a Partner's interest in the Partnership, the Partnership will continue and, upon compliance with the provisions of this Section 5.2, the transferee of the interest, if the transferee is not already a Partner of the same class, will be admitted to the Partnership as a Partner of that class or, if the transferee is already a Partner of the same class, will continue as a Partner of that class with an additional Percentage Interest reflecting the Transfer.

         5.3.    Permitted Transfers.  Upon compliance with the provisions of
Section 5.2, any Limited Partner may Transfer all or any portion of his interest in the Partnership to a Permitted Transferee.

         5.4. General Partner Withdrawal. The General Partner will not cease to be a general partner of the Partnership or be deemed to have withdrawn from the Partnership as a result of the occurrence of an event described in Paragraphs (4), (5), (7), (8) or (9) of Section 4.02(a) of the Act, except as otherwise expressly provided in this Agreement. Any event that causes the General Partner to cease to be a General Partner under Sections 4.02 and 6.02 of the Act under circumstances not otherwise expressly allowed in this Agreement will constitute a breach of this Agreement.

         5.5. Transfer Upon Termination of Marital Relationship. The interest in the Partnership of each Partner who is not a current or former WHC Employee (including without limitation any Partner who receives a Partnership interest in connection with a marital dissolution to which this Section 5.5 applies) is subject to an option to purchase (the "Marital Option") in favor of any Associated WHC Person of the Partner. A Marital Option with respect to the Partnership interest of a Partner may be exercised if the marital relationship of that Partner and any Associated WHC Person is terminated (whether by death, divorce or otherwise) unless the Associated WHC Person succeeds to the entire Partnership interest under this Section 5.5. Upon the exercise of a Marital Option, the Person who owns the Partnership interest subject to the Marital Option (the "Spouse Partner") must sell the Partnership interest at the price and on the other terms and conditions agreed upon by the Spouse Partner and the Associated WHC Person. If the purchase of a Partnership interest is not completed (whether by reason of a failure to exercise the Marital Option or to agree upon price or terms or any other reason) within 60 calendar days after the Marital Option becomes exercisable, the failure will constitute a Buy-out Event (as defined in Section 6.1) with regard to the interest in the Partnership covered by that Marital Option, and the provisions of Article VI will apply. The Marital Option will expire no later than 21 years after the death of the last remaining child, living as of the date of this Agreement, of any Partner who is a partner of the Partnership at the time of its formation.

         5.6. Interfamily Disputes. This Section 5.6 will apply if the General Partner determines that orderly conduct of the Partnership's business or affairs is likely to be impaired by an interfamily dispute between a Partner who is not a current or former WHC Employee and the Associated WHC Person of the Partner. When this Section 5.6 applies, the Associated WHC Person will have 60 calendar days to purchase the entire Partnership interest of the Associated WHC Person. If the purchase of the Partnership interest is not completed (whether by reason of a failure to agree on price or terms or for any other reason) within 60 calendar days after the Associated WHC Person receives notice of the determination of the General Partner, the failure will constitute a Buy-Out Event (as defined in Section 6.1) with regard to the interest in the Partnership of the Partner and the provisions of Article VI will apply, provided that in no event will the Partner have any right to purchase the interest in the Partnership of any Person.

                                  VI.  BUY-OUT

         6.1. Buy-Out Events. (a) Definition of Buy-Out Events. Each of the following events constitutes a "Buy- Out Event" under this Agreement:

                 (i) Any withdrawal or retirement from the Partnership by a Partner;

                 (ii) Any voluntary or involuntary termination, regardless of the circumstances giving rise to or the legality of the termination, by any Partner or Associated WHC Person of a Partner of all of his employment and agency relationships with WHC;

                 (iii) The filing of a suit, or delivery of notice, to terminate or dissolve the Partnership by a Partner;

                 (iv) The death, declaration of legal incompetence or dissolution and winding-up of a Partner or any Associated WHC Person of a Partner;

                 (v) A judicial determination of the insolvency of, or any filing under the bankruptcy laws by or against, a Partner or any Associated WHC Person of a Partner;.

                 (vi) Any material breach of this Agreement by a Partner, including without limitation any purported voluntary or involuntary Transfer or Encumbrance of all or any part of a Partner's interest in the Partnership in a manner not expressly permitted under this Agreement;

                 (vii) The entry of a final judgment, order or decree of a court or governmental agency having proper jurisdiction that a Partner or any Associated WHC Person of a Partner is guilty of a felony involving moral turpitude, fraud or wrongdoing in connection with any business activity;

                 (viii) The occurrence of an event described in Section 5.5 or 5.6, but only to the extent provided in Section 5.5 or 5.6;

                 (ix) Failure of a Consent of Spouse, in the form approved by the General Partner, to be in effect for the spouse (other than a spouse who is a current or former WHC Employee) of a Partner or Associated WHC Person of a Partner; or

                  (x) A determination by the General Partner that a Partner has conducted himself so as to be deemed to have withdrawn from the Partnership.

         (b) Definition of Buy-Out Date. "Buy-Out Date" means the date on which a Buy-Out Event occurs or, if any waiver has been granted under Section 6.2, the anniversary of the date on which the Buy-Out Event occurred that coincides with the expiration of the waiver. For purposes of Section 6.1(a)(ii), the Buy-Out Event shall be deemed to occur, unless otherwise determined by the General Partner, on the date that notice of termination is given, notwithstanding that employment may be continued for some period thereafter, whether for purposes of salary continuation, participation in benefits or otherwise.

         (c) Definition of Buy-Out Interest. "Buy-Out Interest" means (i) all of the Withdrawing Partner's interest in the Partnership if the relevant Buy-Out Event is not one described in Section 6.1(a)(viii), or (ii) all of the Withdrawing Partner's interest in the Partnership that, under the terms of
Section 5.5 or 5.6, is subject to purchase, if the Buy-Out Event is one described in Section 6.1(a)(viii).

         (d) Notice of Buy-Out Event. The Withdrawing Partner shall give notice of the Buy-Out Event to the General Partner within 15 days after its occurrence.

         6.2. Waiver. The General Partner from time to time may waive for one or more one-year periods a Buy-Out Event. If a waiver is granted, Section
6.3 will not apply to the Buy-Out Event during the waiver period.

         6.3. Procedure Upon Buy-Out. (a) Mechanics. Upon the occurrence of a Buy-Out Event which is not waived as provided in Section 6.2, the Partner as to whom the event has occurred (the "Withdrawing Partner") will be deemed to have withdrawn from the Partnership as of the Buy-Out Date as to the Buy-Out Interest, and the Buy-Out Interest will be acquired by the Partnership under the terms and conditions set forth in this Section 6.3. The Withdrawing Partner will have no rights in or against the Partnership, other than to receive the amount provided for in this Section 6.3 on the terms stated in this Section 6.3. As of the Buy-Out Date, the Buy-Out Interest will be allocated to or among one or more of the remaining Limited Partners in such manner as the General Partner deems appropriate.

         (b) Value. For the purposes of this Section 6.3, the value ("Value") of a Buy-Out Interest will be determined by calculating the amount the Withdrawing Partner would receive under Section 7.3 if all interests held by the Partnership in WHC Persons were disposed of for their respective EVBS Values determined as of the prior June 30 (or such other date as the General Partner shall determine) and all Cash Items were reduced to cash of an amount equal to the fair market value of such Cash Items, and the proceeds were distributed in accordance with Section 7.3 and by deducting therefrom (i) any cash distributions made to the Withdrawing Partner since the June 30 (or such other date determined by the General Partner) as of which the EVBS Values were determined, and (ii) any other obligation or debt of the Withdrawing Partner to a WHC Person. The Value of a Buy-Out Interest is subject to adjustment under Sections 6.3(h) and 6.3(i).

         (c) Consummation and Payment. The purchase and sale of the Buy-Out Interest (the "Buy-Out Closing") shall take place within 60 days after the Buy-Out Date, provided, however, that if the Withdrawing Partner fails to give the notice required by Section 6.1(d) within the time period therein specified, the General Partner may elect to defer the Buy-Out Closing to any date not later than 60 days after the date that the Withdrawing Partner actually gives such notice. The Partnership will become obligated to pay the Value upon execution and delivery by the Withdrawing Partner at the Buy-Out Closing of all agreements and instruments that the General Partner reasonably determines to be appropriate to evidence and render fully effective the Transfer of the Buy-Out Interest to the Partnership. The Partnership and the Withdrawing Partner will each pay one-half of any transfer taxes, recording fees, legal fees for preparation of agreements and instruments and other fees and expenses (including legal and accounting fees and expenses of WHC or any WHC Person allocated to the Partnership in accordance with WHC's allocation policies in effect from time to time) incurred by the Partnership or any Partner in connection with the Transfer of any interest in the Partnership under this Article VI. However, the Partnership, the Withdrawing Partner and, subject to Section 4.7, each other Partner will be responsible for all legal and other costs incurred by it or him in connection with any litigation arising out of this Article VI. The Value will be paid to the Withdrawing Partner in accordance with the following schedule:

                 (i) 10% of the Value, together with accrued interest on the Value at a rate equal to the lesser of 75% of the Interest Rate and the maximum lawful rate under applicable law, which interest will commence to accrue on the date of the Buy-Out Closing, will be paid to the Withdrawing Partner on the date (the "First Installment Date") 30 days following the end of the fiscal year during which the Buy-Out Closing shall occur.

                 (ii) The remainder of the Value will be payable in nine equal annual installments due and payable on each succeeding anniversary of the First Installment Date until the ninth anniversary thereof, each together with accrued interest on the unpaid balance of the Value payable to the Withdrawing Partner at a rate equal to the lesser of 75% of the Interest Rate and the maximum lawful rate under applicable law. The First Installment Date together with each succeeding anniversary thereof until the ninth anniversary thereof, are sometimes hereinafter collectively referred to as the "Installment Dates."

The Partnership's obligation to pay the Value in accordance with this Section 6.3(c) will be evidenced by an unsecured, nonnegotiable promissory note of the Partnership dated the date of the Buy-Out Closing.

         (d) Alternative Payment Methods. If the General Partner so elects, it may in connection with payment of the Value:

                 (i)      Pay the Value in full on the First Installment Date;

                 (ii) Prepay any outstanding balance in respect of the Value at any time without premium or penalty; or

                 (iii) Adjust the rate of interest payable in respect of the Value under Section 6.3 (c) upward to such other rate or rates as the General Partner shall deem appropriate.

         (e) Alternate Provisions. Notwithstanding any other provision of this Article VI, the Partnership and a Withdrawing Partner may agree on the Value and the terms upon which the Value will be paid, and in such event, their agreement shall control. Without limiting the foregoing, the Partnership and a Withdrawing Partner may agree upon payment of a discounted percentage of the Value at the Buy-Out Closing in full satisfaction of the amount due the Withdrawing Partner under this Section 6.3.

         (f) Nature of Liability. The obligation to pay the Value will be an obligation of the Partnership as an entity and will be satisfied only from the assets of the Partnership. The General Partner will not be required to contribute capital to the Partnership to pay the Value, nor will it otherwise be liable for payment of the Value. The Partnership's obligation to pay the Value to a Withdrawing Partner shall be subject to a restriction (the "Cash Flow Restriction") so that in no event shall an installment of the Value payable on any Installment Date, together with amounts payable on such Installment Date to all other Withdrawing Partners, exceed an amount (the "Available Buy-Out Cash Flow") equal to 50% of the Net Cash Flow (determined in accordance with Section
3.2 but without taking into account payments made by the Partnership to Withdrawing Partners) for the fiscal year immediately preceding the Installment Date in question. In the event the Available Buy-Out Cash Flow is not sufficient to make all payments of the Value due to Withdrawing Partners on any Installment Date, the Available Buy-Out Cash Flow shall be applied proportionately to the Partnership's obligation to each Withdrawing Partner based on the amount of the payment due thereto in relation to the amounts due on such Installment Date to all Withdrawing Partners, and the amount of each payment not made to Withdrawing Partners by reason of the Cash Flow Restriction (together with interest thereon at the rate above provided, a "Deferred Amount") shall be deferred until the next Installment Date; provided, however, that on any Installment Date the Available Buy-Out Cash Flow shall first be applied to outstanding Deferred Amounts in the order in which they were deferred; to the extent that Available Buy-Out Cash Flow is not sufficient to pay all Deferred Amounts that have been outstanding since the same Installment Date, it shall be applied proportionately to each such Deferred Amount based on the amount thereof in relation to the amounts of all other such Deferred Amounts; and as to each Deferred Amount, the Available Buy-Out Cash Flow shall be applied first to accrued interest and then to principal.

         (g) Exception. If, at the time of a Buy-Out Event, the Partnership is no longer acquiring interests in WHC Persons, the Withdrawing Partner will not be entitled to receive the Value but, instead, will be paid in liquidation of the Buy-Out Interest the amounts that he otherwise would have received as distributions with respect to the Buy-Out Interest at such times as such amounts otherwise would have been distributed to him had he not withdrawn from the Partnership, provided, however, that if such Buy-Out Event occurs during the Vesting Period for the Withdrawing Partner, the aggregate amount payable to him shall equal $10 per Unit held by him.

         (h) Vesting. The Partners recognize that the appreciation in value of the Partnership's assets will be dependent, to a large extent, upon efforts of the Partners to be expended in their work for WHC and that it, therefore, is appropriate to adjust the Value of a Partner's interest in the Partnership based upon the period he makes contributions in a significant role at WHC. Accordingly, if a Buy-Out Event occurs with respect to a Withdrawing Partner during the Vesting Period (as defined below), the amount payable to him shall equal $10 per Unit held by the Withdrawing Partner. As used in this
Section 6.3(h), the "Vesting Period" for a Partner is a period commencing on the date on which the Partner first acquires an equity interest in the Partnership and ending on the fifth anniversary of the commencement date; provided, however, that the General Partner, in its sole discretion, may shorten or waive the Vesting Period for a Partner without affecting the Vesting Period for any other Partner; and provided further, that in the event that the Buy-Out Event shall be caused by the death or permanent disability of the Withdrawing Partner, then the Buy-Out Event in all cases shall be deemed to have occurred after the end of the Vesting Period. The determination whether a Limited Partner has a permanent disability shall be made by the General Partner in its sole discretion.

         (i)     Restoration Obligations.  The Value, as adjusted pursuant to
Section 6.3(h), will be reduced by the amount that the Withdrawing Partner would be obligated to pay under Section 3.3(b), assuming that the Partnership was immediately liquidated. If the Value that would be payable to a Withdrawing Partner is less than the amount that would be owed by the Withdrawing Partner under Section 3.3(b), the Withdrawing Partner will pay to the Partnership, within 90 days after the Buy-Out Date, the amount by which the payment obligation exceeds the Value.

              VII.  LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

         7.1. Dissolution Events. The Partnership will be dissolved upon the happening of any of the following events:

         (a) All or substantially all of the assets of the Partnership, including its Cash Items, are sold or distributed to the Partners (unless the General Partner notifies the Partners that it has elected to continue the business of the Partnership, in which event the Partnership will continue until the General Partner gives notice that it elects to dissolve the Partnership);

         (b) A document is signed by the General Partner and by Limited Partners holding at least a majority of the Percentage Interests held by Limited Partners which states their election to dissolve the Partnership;

         (c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

         (d) Any withdrawal or retirement from the Partnership by the General Partner;

         (e) The making of any general assignment for the benefit of creditors by the General Partner, or the filing of a voluntary petition in bankruptcy or a voluntary petition for an arrangement or reorganization under the Bankruptcy Code by the General Partner, or the appointment of a receiver or trustee for all or substantially all of the properties or assets of the General Partner if the receiver or trustee is not removed within 60 calendar days;

         (f)     The dissolution or liquidation of the General Partner;

         (g) The expiration of the term of the Partnership (as set forth in Section 1.6); or

         (h) The completion of a mandatory exchange of Partnership interests with a Successor Corporation as permitted by Section 8.25.

         7.2. Continuation. Upon the withdrawal or retirement from the Partnership of the General Partner, or the occurrence of an event described in
Section 7.1(e) or 7.1(f) with respect to the General Partner, the business of the Partnership will be continued if within 90 calendar days the Limited Partners elect by unanimous written action to continue the business of the Partnership and designate one or more Persons (including without limitation any Limited Partner who consents) to be a General Partner of the Partnership, upon terms consented to by all Limited Partners. If the business of the Partnership is continued, the interest of the General Partner will be converted to that of a Limited Partner. If the Limited Partners fail to continue the Partnership's business as provided in this Section 7.2, the Partnership will be liquidated under Section 7.3. The election by the Limited Partners to continue the business of the Partnership will not affect any right to acquire the interest in the Partnership of the General Partner under Article VI.

         7.3. Method of Liquidation. (a) Generally. Upon the happening of any of the events specified in Section 7.1 (except the event specified in Section 7.1(h)) and, if applicable, the failure to continue the business of the Partnership under Section 7.2, a liquidating trustee, elected by Limited Partners holding at least a majority of the Percentage Interests owned by Limited Partners, will commence as promptly as practicable to wind up the Partnership's affairs as promptly as practicable, unless the liquidating trustee determines that an immediate liquidation of Partnership assets would cause undue loss to the Partnership, in which event the liquidation may be deferred for a time determined by the liquidating trustee to be appropriate. Assets of the Partnership may be liquidated or distributed in kind, as the liquidating trustee determines to be appropriate. The Partners will continue to share Net Cash Flow from operations and Profits and Losses during the period of liquidation in the manner set forth in Sections
3.1 and 3.3. The proceeds from liquidation of the Partnership, including repayment of any debts of Partners to the Partnership, will be applied in the following order of priority:

                 (i) To payment of the debts and satisfaction of the other obligations of the Partnership, including without limitation debts and obligations to Partners;

                 (ii) To the establishment of any reserves deemed appropriate by the liquidating trustee for any liabilities or obligations of the Partnership, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the liquidating trustee deems appropriate, will be distributed in the manner provided in Sections 7.3(a)(iii) and 7.3(a)(iv);

                 (iii) To the payment to the Partners of the positive balances in their respective Capital Accounts, pro rata, in proportion to the positive balances in those Capital Accounts after giving effect to all allocations under Section 3.1 and all distributions under
         Section 3.3 for all prior periods, including the period during which the distribution occurs; and

                 (iv) To the Partners in proportion to their respective Percentage Interests.

If the Partnership makes distributions in kind of Partnership property which secures indebtedness, each of the Partners receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for his Proportionate Share of the indebtedness, provided that no Partner will be deemed to have assumed any liability on any indebtedness secured by property distributed to any Partner for which the Partner is not liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Partner to other Partners for indebtedness secured by property distributed to him will be limited to the value of his interest in the property. Indebtedness secured by property distributed to Partners in kind need not be discharged out of the proceeds of liquidation of the Partnership.

         (b) Mandatory Exchange of Partnership Interests. Upon the happening of the event specified in Section 7.1(h), the General Partner shall wind up the Partnership's affairs and, in connection therewith, shall have such authority and shall apply and transfer the assets of the Partnership in such manner as the agreement with the Successor Corporation shall provide, except to the extent such agreement is in conflict with the Act, in which event the Act shall control.

         (c) Compliance with Timing Requirements of Treasury Regulations. If the Partnership is "liquidated" within the meaning of Treasury Regulations
Section 1.704-1(b)(2)(ii)(g), (i) distributions will be made under this Section
7.3 (if the liquidation constitutes a dissolution of the Partnership) or
Section 3.3 (if the liquidation does not constitute a dissolution) to the Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704- 1(b)(2)(ii)(b) and (ii) if any Partner is indebted to the Partnership under Section 3.3(b), the Partner will pay the indebtedness in accordance with the provisions of Section 3.3(b). In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners under the preceding sentence may be applied as follows:

                 (i) The distributions may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership. The assets of any trust established under this
         Section 7.3 (c) (i) will be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to the trust by the Partnership would otherwise have been distributed to the Partners under this Agreement; or

                 (ii) The distributions may be withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership. The withheld amounts will be distributed to the Partners as soon as practicable.

         7.4. Date of Termination. The Partnership will terminate when all of the cash and property available for application under Section 7.3 have been applied in accordance with Section 7.3. The establishment of any reserves in accordance with the provisions of Section 7. 3 (a) (ii) will not extend the term of the Partnership, but any reserve will be distributed in the manner provided in Section 7.3 upon expiration of the period established for the reserve.

         7.5. Death, Dissolution, Legal Incompetency or Bankruptcy of a Limited Partner. The death, dissolution, declaration of legal incompetence or bankruptcy of a Limited Partner will not dissolve the Partnership. The deceased, dissolved, incompetent or bankrupt Limited Partner's interest in the Partnership will pass to a successor in interest of the Limited Partner, who will succeed to the deceased, dissolved, incompetent or bankrupt Limited Partner's entire interest in the Partnership and, subject to the applicable provisions of
Article VI, will become a Limited Partner of the Partnership with the same Percentage Interest, the same rights to distributions made by the Partnership, the same obligations and the same share of the Partnership's Profits and Losses as the deceased, dissolved, incompetent or bankrupt Limited Partner.

                              VIII.  MISCELLANEOUS

         8.1. Fiscal Year. The fiscal year of the Partnership will end on December 31, unless another fiscal year- end is selected by the General Partner.

         8.2.    Records.          The records of the Partnership will be
maintained at the principal place of business of the Partnership or at any other location the General Partner selects. Appropriate records in reasonable detail will be maintained to reflect income tax information for the Partners. The Partnership will pay the expense of maintaining its records, including the share of the expenses of any TCI Person allocated to it in accordance with TCI's allocation policies as in effect from time to time for maintenance of Partnership records. Each Partner may inspect and make copies of the records maintained by the Partnership during reasonable business hours and upon reasonable notice. Each Partner, at his expense, may require an audit of the books of account maintained by the Partnership to be conducted by the independent accountants for the Partnership or WHC.

         8.3. Reports; Annual Valuation of Assets. The General Partner, at Partnership expense, will cause to be prepared and, distributed to each Partner after the end of each of the Partnership's fiscal years, a yearly statement of cash flow and a balance sheet as of the close of the Partnership's fiscal year (or such other reports or at such other times as the General Partner may determine) and all pertinent information concerning the Partner's distributive share of Partnership income and loss for that year, the distributions of cash for that year and any other information reasonably necessary to enable the Partner to prepare the Partner's tax return. The Partnership will determine the aggregate value of its assets annually, as of each June 30, which aggregate value shall be equal to the aggregate of the EVBS Values of the interests held by the Partnership in WHC Persons, plus the fair market value of all Cash Items owned or held by the Partnership.

         8.4. Method of Accounting. The Partnership records will be maintained, and its Profits and Losses will be accounted for, in accordance with the method of accounting from time to time adopted by the General Partner.

         8.5. Representations of the Partners. (a) Sophistication. Each of the Partners represents to the Partnership and to each of the other Partners that (i) he is a WHC Person and is fully aware of, and is capable of bearing, the risks relating to his interest in the Partnership and (ii) he has acquired his interest in the Partnership for his own account and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable securities law.

         (b) Securities Laws. Each of the Partners acknowledges that he is aware that his interest in the Partnership has not been registered under the Securities Act or the securities laws of any state. Each of the Partners acknowledges that he has paid no consideration (including without limitation in exchange for services rendered to WHC or a WHC Person) for his interest in the Partnership and therefore, the receipt of an interest in the Partnership does not constitute a sale of a security within the meaning of the Securities Act or the securities laws of any state. Each of the Partners further acknowledges that his representations contained in this Section 8.5 are being relied upon by the Partnership and by the other Partners as the basis for exemption of the issuance of the Partner's interest in the Partnership from registration requirements of the Securities Act and state securities laws. Each of the Partners further acknowledges that the Partnership has no obligation to register his interest in the Partnership under the Securities Act or any state securities law.

         (c) Full Disclosure. Each of the Partners acknowledges that before his execution of this Agreement, he received a copy of this Agreement and that he has examined this Agreement or caused this Agreement to be examined by his representative or attorney. Each of the Partners further acknowledges that he or his representative or attorney is familiar with this Agreement and with the business and prospective business of the Partnership, and that he does not desire any further information or data relating to the Partnership, the other Partners or the Partnership's business or prospective business.

         (d) Legend. Each of the Partners agrees that a legend reflecting the restrictions imposed under Article V and under the Securities Act and applicable state securities laws may be placed on the first page of this Agreement and on the Partnership Certificate.

         8.6. Notices. The General Partner will notify the Partners of any change in the name, principal or registered office or registered agent of the Partnership. Any notice or other communication required by this Agreement must be in writing. Notices and other communications will be deemed to have been given when delivered by hand or dispatched by telegraph, telex or other means of electronic facsimile transmission, or three business days after being deposited in the United States mail, postage prepaid, addressed to the Partner to whom the notice is intended to be given at his address set forth on the signature pages to this Agreement or on Schedule A to this Agreement or, in the case of the Partnership or the General Partner, to the Partnership's principal place of business provided for in Section 1.3. A Person may change his notice address by notice in writing to the Partnership and to each other Partner given under this Section 8.6.

         8.7. Amendments; Waivers. Except as otherwise expressly provided in this Section 8.7, no amendment of this Agreement will be valid or binding upon the Partners unless approved by the General Partner and by Limited Partners holding at least a majority of the Percentage Interests held by Limited Partners and no waiver of any term of this Agreement will be effective unless approved by the General Partner. Notwithstanding the immediately preceding sentence, any amendment requiring the Partners to make any capital contributions or loans to the Partnership not provided for in this Agreement must be approved by each Partner affected by the amendment. Notwithstanding the first sentence of this Section 8.7, the General Partner may approve amendments to this Agreement which are necessary or appropriate to reflect (a) a Transfer of an interest in the Partnership permitted by this Agreement, or the admission to, or withdrawal from, the Partnership of a Partner permitted by this Agreement or (b) to satisfy or take advantage of any requirements, conditions, guidelines, options or elections contained in any federal or state tax statute or any opinion, directive, order, ruling or regulation of the Internal Revenue Service or any other state or federal tax authority that is applicable to the Partnership.

         8.8. Binding Effect. This Agreement will inure to the benefit of and will be binding upon the Partners, their legal representatives, transferees, heirs, administrators, and other successors and assigns. Each Person who acquires an interest in the Partnership by Transfer will be bound by any agreement relating to the business of TCI by which the transferor is bound, to the extent provided in the agreement.

         8.9. Duplicate Originals. Any number of counterparts of this Agreement may be executed. Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.

         8.10. Construction. The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Agreement.

         8.11. Governing Law; Jurisdiction. This Agreement is to be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws. Each of the Partners consents to the jurisdiction of any court in Dallas County, Texas with subject matter jurisdiction for any action commenced by the Partnership or another Partner arising out of matters related to this Agreement or the Partnership. Each Partner waives the right to commence an action in connection with this Agreement in any court outside Dallas County, Texas.

         8.12. Other Instruments. The Partners will execute other agreements and instruments that the General Partner determines to be appropriate to carry out this Agreement or any provision of this Agreement.

         8.13. General Partner with Interest as Limited Partner. If the General Partner has or acquires an interest as a Limited Partner, the General Partner, with respect to that Limited Partner's interest, will enjoy all of the rights and be subject to all of the duties of a Limited Partner. The General Partner's interest as a Limited Partner, if any, will be included in determining whether any required approval of Limited Partners has been duly given.

         8.14. Legal Construction. In case any one or more of the provisions contained in this Agreement for any reason is held to be invalid or unenforceable, the invalidity or unenforceability will not affect any other provision of this Agreement, which will be construed as if the invalid or unenforceable provision had not been contained in this Agreement and, in lieu of each invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.

         8.15. Gender, Etc. Words used in this Agreement in any gender will be deemed to include the masculine, feminine or neuter gender; singular words will include the plural and plural words will include the singular; and the word "or" will be disjunctive but not necessarily exclusive, unless the context otherwise requires.

         8.16. Confidentiality. (a) Generally. The terms of this Agreement, its subject matter, the identity of any Person with whom the Partnership may be holding discussions with respect to any investment, acquisition or other transaction or in whom the Partnership may invest directly or indirectly, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Partnership or the relative or absolute rights or interests of any of the Partners (collectively, the "Information") that has not been publicly disclosed by an authorized WHC employee is confidential and proprietary information of the Partnership and of WHC the disclosure of which would cause irreparable harm to the Partnership and the Partners. Accordingly, each Partner represents that he has not and agrees that he will not and will direct his agents, advisors and affiliates not to, disclose to any Person any Information or confirm any statement made by third Persons regarding
Information until the Partnership has publicly disclosed the Information and has notified each Partner that it has done so.

         (b) Legal Proceedings. Each Partner agrees not to disclose any Information to any Person (other than a Person agreeing to maintain all Information in strict confidence, a judge, magistrate or referee) in any action, suit or proceeding relating to or arising out of this Agreement or otherwise, and to keep confidential all documents (including without limitation responses to discovery requests) containing any Information. Each Partner hereby consents in advance to any motion for any protective order brought by any other Partner represented as being intended by the movant to implement the purposes of this Section 8.16, provided that if a Partner receives a request to disclose any Information under the terms of a valid and effective order issued by a court or government agency and the order was not sought by or on behalf of or consented to by the Partner, the Partner may disclose the Information to the extent required if the Partner as promptly as practicable (i) notifies the General Partner of the existence, terms and circumstances of the order, (ii) consults in good faith with the General Partner on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Information is required, exercises his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Information that the General Partner designates. The cost (including without limitation attorneys' fees and expenses) of obtaining a protective order covering Information designated by the General Partner will be a Partnership cost.

         (c)     Exceptions.  Notwithstanding any other provision of this
Section 8.16, a Partner and each agent, advisor and affiliate of a Partner may disclose Information required to reflect accurately the EVBS Values of his interests in WHC Persons to Persons with whom he deals and who have a legitimate interest in the matter.

         (d) Miscellaneous. Without limiting the General Partner's other rights, power or authority under this Agreement, the General Partner may waive, on behalf of the Partnership and any or all of the Partners, any of the covenants contained in this Section 8.16. The covenants contained in this
Section 8.16 will survive the Transfer of the interest in the Partnership of any Partner and the termination of the Partnership.

         (e) No Effect on Competition. This Section 8.16 will not prevent a Partner from competing with the Partnership or from using business contacts and general knowledge of operating procedures in the competing business.

         8.17. Filing of Composite State Tax Return. Each Limited Partner shall be deemed to have authorized the Partnership, or in those states where required, a designated Partner (which shall be the General Partner), to prepare, execute and file composite state income tax returns and to make tax payments, including estimated tax payments, on behalf of such Limited Partner in each state in which the General Partner, in its sole discretion, considers the filing of a composite state income tax return to be in the best interest of any one or more of the Limited Partners. Each Limited Partner shall be deemed to have elected to be included in the composite state income tax returns. Each Limited Partner acknowledges that notwithstanding the filing of a composite state income tax return by the Partnership on his behalf, he remains responsible for:

         (a)     The filing of his state income tax returns;

         (b) The making of his estimated state income tax payments, if required;

         (c) The payment of his share of the total state income taxes that are due, including any penalty and interest on any underpayment of estimated state income taxes; and

         (d) The statements made on his behalf in composite state income tax returns.

Each Limited Partner agrees to waive the right to claim deductions, exemptions and credits in the composite state income tax returns for those states where such waiver is required.

         8.18. Defined Terms. As used in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

         "Act" has the meaning assigned to it in Section 1.1.

         "Adjusted Capital Account Deficit" means, with respect to a Partner, the deficit balance, if any, in that Partner's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                 (a) The Capital Account will be increased by any amount that the Partner is obligated to restore under Section 3.3(b), including any amount that he is deemed to be obligated to restore under Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                 (b) The Capital Account will be decreased by the items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4),
         (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.7041(b)(2)(ii)(d).

         "Adjustment Date" means the date of the last revaluation of Partnership assets under Section 2.8 (b) hereof; provided, however, that in the absence of a revaluation under Section 2.8(b), "Adjustment Date" means the effective date of the formation of the Partnership.

         "Agreement" means this Amended and Restated Agreement of Limited Partnership.

         "Associated WHC Person" means an individual who is a current or former WHC Employee and who (a) with respect to a Partner who is an individual, is a member of the Immediate Family of the individual, (b) with respect to a Partner who is a corporation, partnership or other legal entity (other than a trust), is, or is a member of the Immediate Family of, a beneficial owner of an equity interest in the corporation, partnership or other legal entity, and (c) with respect to a Partner who is a trust, is the grantor or trustee of the trust.
An individual will not be an Associated WHC Person of any other individual who, under WHC policies, is or was entitled to receive Partnership interests as a WHC Employee.

         "Available Buy-Out Cash Flow" has the meaning assigned to it in
Section 6.3(f).

         "Buy-Out Closing" has the meaning assigned to it in Section 6.3(c).

         "Buy-Out Date" has the meaning assigned to it in Section 6.1(b).

         "Buy-Out Event" has the meaning assigned to it in Section 6.1(a).

         "Buy-Out Interest" has the meaning assigned to it in Section 6.1(c).

         "Capital Account" has the meaning assigned to it in section 2.5(a).

         "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by that Partner. Any reference in this Agreement to the Capital Contribution of a Partner will include a Capital Contribution made by any prior Partner with respect to the Partnership interest of the Partner.

         "Cash Flow Restriction" has the meaning assigned to it in Section
6.3(f).

         "Cash Items" means cash and cash equivalent assets.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code include successor provisions to those sections.

         "Code Section 38 Property" means property for which the investment tax credit is allowed under Code Section 48.

         "Deferred Amount" has the meaning assigned to it in Section 6.3(f).

         "Depreciation" means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the General Partner.

         "Encumbrance" means any lien, pledge, encumbrance, collateral assignment or hypothecation.


         "EVBS Value" means, at a given time, the value of a WHC Person, the assets of a WHC person or an interest in a WHC Person, as the case may be, determined in accordance with the valuation methods then generally used by such WHC Person.

         "First Installment Date" has the meaning assigned to it in Section 6.3(c)(i).

         "General Partner" means the Person identified as a General Partner on the signature pages to this Agreement.

         "Gross Asset Value" means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, adjusted as provided in
Section 2.8.

         "Immediate Family" means the spouse of an individual and the parents, children and grandchildren of the individual or his spouse. An adopted child will be treated as the child of his adoptive parent or parents if he was adopted before he reached 21 years of age.

         "Indemnified Persons" has the meaning assigned to it in Section 4.7.

         "Information" has the meaning assigned to it in Section 8.16.

         "Installment Dates" has the meaning assigned to it in Section
6.3(c)(ii).

         "Interest Rate" means the "prime," "reference" or "base" rate of interest for commercial loans as announced from time to time by Citibank, N.A.

         "Limited Partners" means the Persons admitted to the Partnership as limited partners.

         "Losses" has the meaning assigned to it in "Profits" and "Losses."

         "Marital Option" has the meaning assigned to it in Section 5.5.

         "Negative Adjustment" has the meaning assigned to it in Section 3.4.

         "Net Cash Flow" has the meaning assigned to it in Section 3.2.

         "Net Value" means, with respect to an asset, the gross fair market value of that asset less any indebtedness encumbering the asset which the Partnership has assumed or taken subject to.

         "Nonrecourse Debt" has the meaning given to the term "nonrecourse liability" by Treasury Regulations Section 1.752-1(a)(2).

         "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Debt that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(h).

         "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

         "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to that Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for that Partner Nonrecourse Debt of proceeds of the Partner Nonrecourse Debt that are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).

         "Partners" means the General Partner and the Limited Partners.

         "Partnership" means the partnership organized under the Original Agreement.

         "Partnership Certificate" means the certificate of limited Partnership of the Partnership as from time to time amended.

         "Partnership Minimum Gain" has the meaning assigned to it in Treasury Regulations Section 1.704-2(d).

         "Percentage Interest" means the interest of a Partner in the Partnership, expressed as a percentage of the whole.

         "Permitted Transferee" means, (a) with respect to a Partner who is an individual, a member of the Immediate Family of the Partner and of the Partner's Associated WHC Person, if any, or a trust whose sole beneficiaries are members of the Immediate Family of the Partner and of the Partner's Associated WHC Person, if any, (b) with respect to a Partner that is a corporation, partnership or other entity (other than a trust), an equity owner of the corporation, partnership or other legal entity, and (c) with respect to a Partner that is a trust, any member of the Immediate Family of the Associated WHC Person that is the grantor or trustee of the trust.

         "Person" means an individual or an entity.

         "Positive Adjustment" has the meaning assigned to it in Section 3.4.

         "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the Partnership's taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under
Section 703 (a) (1) of the Code), with the following adjustments:

                 (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

                 (b)      Any expenditures of the Partnership described in Code
         Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

                 (c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                 (d) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

                 (e)      Any items which are specially allocated under
         Section 3.1(c) or 3.1(d) will not affect calculations of Profits or Losses; and

                 (f) If the Gross Asset Value of any Partnership asset is adjusted under Section 2.8(b)(ii), 2.8(b)(iii) or 2.8(c), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

         "Proportionate Share" means a Partner's share of an item, based upon the respective Percentage Interest of that Partner as compared to the Percentage Interests of all Partners entitled to share in the item.

         "Regulatory Allocations" has the meaning assigned to it in Section 3.1(d).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Spouse Partner" has the meaning assigned to it in Section 5.5.

         "Successor Corporation" has the meaning assigned to it in Section
8.25.

         "TCI" means Trammell Crow Interests Company, a Texas corporation.

         "TCI Person" means any Partner, TCI, WHC or any Person in which Partners, TCI, WHC and partners, shareholders, directors, officers, employees and affiliates of Partners, TCI or WHC have a 5% or greater equity interest.

         "Transfer" means sell, assign, transfer, lease or otherwise dispose of property, including without limitation an interest in the Partnership.

         "Units" has the meaning assigned to it in Section 2.1.

         "Value" has the meaning assigned to it in Section 6.3(b).

         "Vesting Period" has the meaning assigned to it in Section 6.3(h).

         "WHC" means Wyndham Hotel Company Ltd., a Texas limited partnership.

         "WHC Employee" means any employee of a TCI Person who is primarily engaged in activities related to the operation or management of WHC and WHC Persons.

         "WHC Person" means any Partner, WHC or any Person in which Partners, WHC or partners, shareholders, directors, officers, employees and affiliates of Partners or WHC have a 5% or greater equity interest.

         "Withdrawing Partner" has the meaning assigned to it in Section
6.3(a).

         8.19. Involvement of the Partnership in Certain Proceedings. If any Partner or any affiliate of a Partner becomes involved in legal proceedings unrelated to the business of the Partnership in which the Partnership is called upon to provide information, the Partner will indemnify and hold harmless the Partnership against all costs and expenses, including without limitation fees and expenses of attorneys and other advisors, incurred by the Partnership in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the Partnership.

         8.20. Waiver of Partition and Certain Other Rights; Nature of Interests in the Partnership. Each of the Partners irrevocably waives any right or power that he might have:

                 (a) To cause the Partnership or any of its assets to be partitioned;

                 (b) To cause the appointment of a receiver for all or any portion of the assets of the Partnership;

                 (c) To compel any sale of all or any portion of the assets of the Partnership; and

                 (d) To file a complaint, or to institute proceedings at law or in equity, to cause the dissolution or liquidation of the Partnership.

Each of the Partners has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 8.20 and without those waivers no Partner would have entered into this Agreement. No Partner has any interest in specific Partnership property. The interests of all Partners in the Partnership are personal property.

         8.21. Partner Approvals. Written approvals by Partners may be given in lieu of a meeting of Partners. A written approval may be in one or more instruments each of which may be signed by one or more Partners. A written approval need not be signed by all Partners or by all Partners of the class of Partners whose approval is required unless the approval of all Partners or all Partners of the class in question is required. No notice need be given of action proposed to be taken by written action, or an approval given by written action, unless specifically required by the Act.

         8.22. Partner Meetings. Meetings of Partners or a class of Partners may be held on such terms, and after such notice, as the General Partner may establish. Notice of a meeting of Partners must be given to all Partners entitled to vote at the meeting at least five days before the date of the meeting.

         8.23. Creditors Not Benefitted. Nothing contained in this Agreement (including specifically Sections 2.2, 2.3, 2.4 and 3.3(b)) will benefit any creditor of the Partnership or a Partner. No creditor of the Partnership or a Partner will be entitled to require the General Partner to solicit or accept any loan or additional capital contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

         8.24. Merger or Consolidation. The Partnership may merge or consolidate with one or more domestic or foreign limited partnerships or other entities in the manner and with the effect provided in the Act if (i) the General Partner determines that the merger or consolidation is in the best interest of the Partnership and (ii) the plan or agreement of merger or consolidation is approved by Limited Partners holding at least a majority of the Percentage Interests held by Limited Partners.

         8.25. Mandatory Exchange of Partnership Interests. If the General Partner determines that it is in the best interest of the Partnership that its business be carried on by a corporation or other entity (a "Successor Entity"), the General Partner may, with the consent of Limited Partners holding at least a majority of the Percentage Interests held by Limited Partners, require that all, but not less than all, of the Partners exchange their entire interests in the Partnership for equity interests in the Successor Entity or equity interests in the Successor Entity and other consideration. Distinction shall not be made with respect to the type of equity interests in the Successor Entity or other consideration to be received by Partners holding interests in the Partnership of the same class or as to the method of valuing such interests for purposes of determining the equity interests or other consideration to be received. If a proposed exchange is approved as set forth in this Section 8.25, each Limited Partner agrees, on request of the General Partner, to execute and deliver such instruments and agreements as the General Partner determines to be necessary or appropriate to effect such exchange.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Agreement of Limited Partnership to be effective as of December 31, 1993.

                                GENERAL PARTNER:


                                                      Percentage
Name, Address and Signature                            Interest
                                                      ----------

Wyndham Hotel Management                                 1.00%
  Corporation
3200 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201


By:
   ---------------------------------------------------------

Printed Name:
             -----------------------------------------------

Title:
      ------------------------------------------------------

                                LIMITED PARTNER:



                                                         Number of
Name, Address and Signature                                Units
---------------------------                              ---------

Name:
      ---------------------------------------

Address:
         ------------------------------------


         ------------------------------------


         ------------------------------------




---------------------------------------------
                   (Signature)

                              AMENDMENT TO AMENDED
                           AND RESTATED AGREEMENT OF
                             LIMITED PARTNERSHIP OF
                             WYNDHAM EMPLOYEES LTD.


         THIS AMENDMENT is entered into by and among WYNDHAM HOTEL MANAGEMENT CORPORATION, a Texas corporation (the "General Partner"), and those persons whose signatures appear on the signature page of this Amendment, or counterparts hereof, as limited partners (the "Limited Partners") of WYNDHAM EMPLOYEES LTD., a Texas limited partnership (the "Partnership).

         WHEREAS, the affairs of the Partnership are currently governed by an Amended and Restated Agreement of Limited Partnership dated as of December 31, 1993 (as previously amended, the "Partnership Agreement"); and

         WHEREAS, the General Partner and the Limited Partners desire to amend the Partnership Agreement to document and reflect certain changes in valuing the assets of the Partnership;

         NOW, THEREFORE, the General Partner and the Limited Partners agree as follows:

         1. Terms not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement.

         2. The following definition in Section 8.18 of the Partnership Agreement shall be amended so that, as amended, such definition shall read in its entirety as follows:

                 "EVBS Value" means, as of a given date, the value of a WHC Person, the assets of a WHC Person or an interest in a WHC Person, as the case may be, determined in accordance with the valuation methods then generally used by such WHC Person, provided, however, in the case of an interest in a WHC Person represented by publicly traded securities, (i) the EVBS Value of such interest as of any date shall be equal to the average of the daily closing sales prices of such security, on the principal national securities exchange on which such security is listed, for each trading day during the 180-day period immediately preceding the date in question or (ii) if, as of such date, 280 days has not elapsed since the class of securities was first offered and sold to the public by the issuer thereof, the EVBS Value shall be equal to the price at which such security was sold to the public in the initial public offering.

         3. The foregoing amendments shall be effective with respect to any event giving rise to the need to determine the

                 EVBS Value of the assets of the Partnership which occurs on or after the date of this Amendment.

         4. Except as expressly set forth in this Amendment, the Partnership Agreement remains in full force and effect.

         5. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Amendment as of the 15th day of November, 1996.


GENERAL PARTNER:

WYNDHAM HOTEL MANAGEMENT CORPORATION


By:
   ---------------------------------
         James D. Carreker
         President




LIMITED PARTNER:
---------------

Name and Signature:                         Number of Units:
------------------                          ---------------  ------



----------------------------------
Printed Name:
             ---------------------

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               TABLE OF CONTENTS

Prospectus Summary .....................................................   2
Risk Factors ...........................................................  14
The Plan of Distribution ...............................................  22
Dividend Policy ........................................................  32
Price Range of Common Stock ............................................  33
Capitalization .........................................................  34
Pro Forma Consolidated Financial Data ..................................  35
Selected Consolidated Financial Data ...................................  41
Management's Discussion and Analysis of Financial Condition and
  Results of Operations ................................................  43
Business ...............................................................  53
Management .............................................................  85
Certain Relationships and Transactions .................................  96
Principal Stockholders ................................................. 103
Shares Eligible for Future Sale ........................................ 104
Description of Capital Stock ........................................... 105
Legal Matters .......................................................... 110
Experts ................................................................ 110
Additional Information ................................................. 110
Index to Financial Statements .......................................... F-1
Amended and Restated Agreement of Limited Partnership of
  Wyndham Employees Ltd. .......................................... Appendix

                                    PART II

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the expenses the Company expects to incur in connection with the Offering described in this Registration Statement.

SEC Registration Fee                                 $ 3,907
New York Stock Exchange Listing Fee                      *
Transfer Agent and Registrar Fees                        *
Blue Sky and Related Fees (including counsel fees)       *
Accountants' Services and Expenses                       *
Legal Services and Expenses                              *
Printing and Engraving Fees                              *
Miscellaneous                                            *
         TOTAL                                       $   *

-------------

*  To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article 15 of the Company's Amended and Restated Certificate of Incorporation provides that no director or former director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.
Article 15 of the Company's Amended and Restated Certificate of Incorporation, which is filed as Exhibit 3.1 to this Registration Statement, is incorporated herein by reference.

         Article 16 of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Article 16 of the Company's Amended and Restated Certificate of Incorporation, which is filed as Exhibit 3.1 to this Registration Statement, is incorporated herein by reference.

         The Company has entered into Indemnification Agreements with each director of the Company, copies of which are filed as Exhibits 10.15-10.22 to this Registration Statement. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors of the Company or assumed certain responsibilities at the direction of the Company. The Company has also purchased directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         On February 16, 1996, the Company issued 100 shares of Common Stock to James D. Carreker, its Chief Executive Officer and a director, for nominal consideration. The shares were issued without registration under the Securities Act pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act or the rules and regulations promulgated thereunder.

         Reference is made to "Certain Relationships and Transactions -- Benefits of the Formation of the Company to Related Parties" regarding shares of Common Stock issued in connection with the formation of the Company, the purchasers thereof and the consideration therefor. Such issuances occurred without registration under the Securities Act pursuant to exemptions from registration afforded by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

                  +3.1     -- Amended and Restated Certificate of Incorporation
                              of the Company.

                  +3.2     -- Amended and Restated Bylaws of the Company.

                  +4.1     -- Form of specimen certificate for the Common
                              Stock.

                  +4.2     -- Relevant portions of Amended and Restated
                              Certificate of Incorporation (Reference is hereby made to Exhibit 3.1).

                  *5.1     -- Opinion of Locke Purnell Rain Harrell (A
                              Professional Corporation).

                  +10.1(a) -- Management Agreement dated as of May 10, 1995, by and between Anatole Hotel Investors, L.P. and Wyndham Hotel Company Ltd.

                  +10.1(b) -- Form of Management Agreement dated as of
                              September 27, 1994 by and between Bedrock
                              Annapolis Investment Partners Level I, L.P. and Wyndham Hotel Company Ltd. (together with attachment).

                  +10.1(c) -- Management Agreement dated as of March 10, 1988, by and between Franklin Plaza Associates and Wyndham Hotel Company, as amended by First Amendment dated November 17, 1993.

                  +10.1(d) -- Service Agreement dated as of November 17, 1993, by and between Franklin Plaza Realty Limited
                              Partnership and Wyndham Hotel Company Ltd.

                  +10.1(e) -- Management Agreement dated as of December 1,
                              1984, by and between Houston Greenspoint Hotel Associates and Wyndham Hotel Company.

                  +10.1(f) -- Management Agreement dated as of December 4,
                              1991, by and between Itasca Hotel Company and Wyndham Hotel Company Ltd., as amended by Amendment dated March 19, 1996.

                  +10.1(g) -- Management Agreement dated as of June 30, 1994 by and between Waterfront Hotel Associates, S.E. and Old San Juan Management, Ltd. S.E.

                  +10.1(h) -- Management Agreement dated as of May 26, 1995 by and between Convention Center Boulevard Hotel, Limited and Wyndham Hotel Company Ltd.

                  +10.1(i) -- Management Agreement dated as of August 25,
                              1993 by and between Playhouse Square Hotel Limited Partnership and Wyndham Hotel Company Ltd.

                  +10.1(j) -- Management Agreement dated as of March 1, 1986 by and between CLC Partnership and Wyndham Hotel Company, as amended by First Amendment dated
                              June 30, 1988.

                  +10.1(k) -- Management Agreement dated as of December 22,
                              1987 and Badger XVI Limited Partnership, Crow Division Partners and Wyndham Hotel Company, as amended by First Amendment dated February 26, 1988.

                  +10.1(l) -- Management Agreement dated as of November 20,
                              1987 by and between Hotel and Convention Center Partners I, Ltd. And Wyndham Hotel Corporation II, Inc., as amended by Amendment dated November 1, 1993.

                  10.1(m)  -- [INTENTIONALLY OMITTED]

                  +10.2    -- Investment Agreement dated as of May 2, 1994,
                              among The Hampstead Group, Inc., Wyndham Hotel Company Ltd., The Partners in Wyndham Hotel Company Ltd., and Crow family Partnership, L.P., as amended

                  +10.3(a) -- Agreement to Lease by and between Hospitality
                              Properties Trust and Garden Hotel Associates II Limited Partnership dated as of April 1, 1996.

                  +10.3(b) -- Lease Agreement dated as of March 1, 1988, by and between Lincoln Island Associates No. 1, Limited and WH Limited Partnership.

                  +10.3(c) -- Lease Agreement dated December 19, 1989 by and between Rose Hall Hotel Limited and Rose Hall Associates Limited Partnership.

                  +10.3(d) -- Sublease Agreement dated as of November 17, 1989,

                              by and between Copley-Commerce-Telegraph #1
                              Associates, as assignee of Crow-Staley- Commerce #1 Limited Partnership and Commerce Hotel Partners Ltd.

                  +10.3(e) -- Ground Lease dated as of March 26, 1987, by and between Fred C. Boysen, Dorothy Boysen, Ted Boysen and Rose Boysen and Garden Hotel Associates Limited Partnership, as assignee of Ramada Hotel Operating Company as amended by First Amendment dated as of May 7, 1990.

                  +10.3(f) -- Lease Agreement dated as of November 26, 1990, between Tower 2001 Limited Partnership and Wyndham Hotel Company Ltd., as amended by Letter Agreement dated March 9, 1994 and Letter Agreement dated March 22, 1995, and as amended by Amendment No. 1 dated as of November 30, 1995

                  +10.3(g) -- Lease Agreement dated as of January 1992, by and between 475 Park Avenue South Co., and Wyndham Hotel Company Ltd., as amended by Amendment of Lease dated January 30, 1995.

                  +10.3(h) -- Sublease dated as of May 31, 1995, between Banc
                              One Mortgage Corporation and Wyndham Hotels & Resorts.

                  +10.3(i) -- Lease Agreement dated as of May 16, 1994, by and between Wirtz Realty Corporation, as agent for 333 Building Corporation and Wyndham Hotel Company Ltd.

                  +10.3(j) -- Lease Agreement dated as of May 18, 1994 by and between Columbia Executive Offices, Inc. And The Inn at Semiahmoo a Wyndham Resort.

                  10.4     -- [INTENTIONALLY OMITTED]

                  10.5     -- [INTENTIONALLY OMITTED]

                  +10.5(a) -- Form of Asset Management Agreement to be entered into between the Company and various Crow Family Real Estate Entities

                  10.6     -- [INTENTIONALLY OMITTED]

                  *10.6(a) -- Service Agreement to be entered into between the
                              Company and each of ISIS 2000, Wynright Insurance and various affiliated entities.

                  10.7     -- [INTENTIONALLY OMITTED]

                  10.8     -- [INTENTIONALLY OMITTED]

                  10.9     -- [INTENTIONALLY OMITTED]

                  *10.10   -- Indenture relating to the 10 1/2% Senior
                              Subordinated Notes due 2006.

                  10.11    -- [INTENTIONALLY OMITTED]

                  +10.12   -- [INTENTIONALLY OMITTED]

                  *10.13   -- Stockholders' Agreement among Wyndham Hotel
                              Corporation and the Stockholders listed on the signature pages thereof.

                  *10.14   -- Registration Rights Agreement among Wyndham Hotel
                              Corporation, and the parties identified on the signature pages thereof.

                  *10.15   -- Indemnification Agreement by and between Wyndham
                              Hotel Corporation and its directors.

                  +10.16(a)-- 6% Promissory Note made by James D. Carreker.

                  +10.16(b)-- 6% Promissory Note made by Leslie V. Bentley.

                  +10.16(c)-- 6% Promissory Note made by Eric A. Danziger.

                  +10.16(d)-- 6% Promissory Note made by Anne L. Raymond.

                  +10.16(e)-- 6% Promissory Note made by Stanley M. Koonce, Jr.

                  +10.16(f)-- 6% Promissory Note made by Wyndham Employees Ltd.

                  *10.17   -- Waiver and Contribution Agreement.

                  *10.18(a--  Capital Contribution Notes dated as of December
                              22, 1995 by and between WHC-LG Hotel Partners L.P. and the Company.

                  *10.18(b)-- Capital Contribution Notes dated as of October 2,
                              1995 by and between Pleasanton Hotel Partners, L.P. and the Company.

                  *10.18(c)-- Capital Contribution Notes dated as of May 26,
                              1995 by and between New Orleans Hotel I, L.P. and the Company

                  +10.19(a)-- Wyndham Employees Savings & Retirement Plan.

                  +10.19(b)-- Wyndham Hotel Corporation 1996 Long Term
                              Incentive Plan, as revised.

                  +10.19(c)-- Non-Employee Directors' Retainer Stock Plan, as
                              revised.

                  10.20    -- [INTENTIONALLY OMITTED]

                  10.21    -- [INTENTIONALLY OMITTED]

                  +10.22   -- Operating Deficit Guaranty and Reserves Agreement
                              dated as of August 25, 1993 by and among Playhouse Square Hotel Limited Partnership, Society National Bank and the Lenders.

                  10.23    -- [INTENTIONALLY OMITTED]

                  10.24    -- [INTENTIONALLY OMITTED]

                  +10.25   -- Registration Rights Agreement dated as of April
                              29, 1996 between the Company and General Electric Investment Corporation.

                  +10.26   -- Form of Promissory Note dated April 15, 1995
                              between the Company and WFLP.

                  10.27    -- [INTENTIONALLY OMITTED]

                  *10.28   -- Computerized Reservation Service Agreement
                              between ISIS 2000 and the Company.

                  *10.29   -- Indemnification Agreement by and between Certain
                              Officers, Directors and Stockholders of Certain Liquor Corporations and Wyndham Hotel Company Ltd.

                  10.30    -- Senior Secured Revolving Credit Agreement among
                              Wyndham Hotel Corporation, The Lenders Party
                              Thereto and Bankers Trust Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996).

                  10.31    -- Management contract between Homegate Hospitality,
                              Inc. and the Company, dated August 26, 1996
                              (incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996).

                  11       -- Computation of Earnings Per Share

                  *21.1    -- List of subsidiaries of the Company.

                  23.1     -- Consent of Coopers & Lybrand L.L.P.

                  *23.2    -- Consent of Locke Purnell Rain Harrell (A
                              Professional Corporation) (included in Exhibit
                              5.1).

                  24.1     -- Powers of Attorney (included on signature page).

                  27.1     -- Financial Data Schedule.



+ Incorporated by reference to the corresponding Exhibit Number in Amendment No. 3 to the Company's Registration Statement on Form S-1 (Registration No. 333-2214) filed with the Securities and Exchange Commission on May 20, 1996.

*        To be filed by amendment.


         (b)      Financial Statement Schedules.

                  SCHEDULE                                                 PAGE
                  --------                                                 ----

                  XI:      Real Estate and Accumulated Depreciation........ S-1

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 20th day of December, 1996.



                                   WYNDHAM HOTEL CORPORATION

                                   By:  /s/ JAMES D. CARREKER
                                   Name:  James D. Carreker
                                   Title: President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their indicated capacities on December 20, 1996.

                               POWER OF ATTORNEY

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Carreker, Anne L. Raymond and Carla S. Moreland, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         NAME                                      TITLE
         ----                                      -----

/s/ JAMES D. CARREKER                President, Chief Executive Officer and
---------------------------------    Director (principal executive officer)
James D. Carreker

/s/  ANNE L. RAYMOND                 Executive Vice President, Chief Financial
---------------------------------    Officer and Director (principal financial
Anne L. Raymond                      officer)

/s/  JOHN P. KLUMPH                  Vice President--Corporate Controller
---------------------------------    (principal accounting officer)
John P. Klumph

/s/  HARLAN R. CROW                  Director
---------------------------------
Harlan R. Crow

/s/  DANIEL A. DECKER                Director
---------------------------------
Daniel A. Decker

/s/  SUSAN T. GROENTEMAN             Director
---------------------------------
Susan T. Groenteman

/s/  JAMES C. LESLIE                 Director
---------------------------------
James C. Leslie

/s/  PHILIP J. WARD                  Director
---------------------------------
Philip J. Ward

/s/  ROBERT A. WHITMAN               Director
---------------------------------
Robert A. Whitman

                                                                     SCHEDULE XI

                           WYNDHAM HOTEL CORPORATION

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


                                            INITIAL COSTS                GROSS AMOUNT

                                             BUILDINGS                    BUILDINGS             ACCUMU-                  DEPRE-
                                                &                             &      ACQUISI-    LATED      DATE OF     CIATION
                                             IMPROVE-  SUBSEQUENT          IMPROVE-   TION     DEPRECIA-   CONSTRUC-      LIFE
    DESCRIPTION           DEBT       LAND      MENTS     COSTS      LAND    MENTS     TOTAL      TION        TION      (IN YEARS)
Wyndham Garden Hotels
  Brookfield Lakes       $10,275   $   985   $ 7,157   $    70   $   985   $ 7,227   $ 8,212   $ 1,070     June 90       20-40
  Indianapolis            10,600       495     6,845       262       495     7,107     7,602       962     Nov 90        20-40
  Commerce                15,000       300    11,966       409       300    12,375    12,675     1,348     Dec. 91       20-40
  Charlotte               10,286       595     6,044       489       562     6,533     7,095     1,062     Dec 89        20-40
  Schaumburg               5,400     1,613     4,263         0     1,613     4,263     5,876       280     May 93           40
  Wyndham Rose Hall
     Resort               16,879     6,000    24,628       446     6,000    25,074    31,074     3,976     Jan 90        20-40
Wyndham Harbour Island    20,471         0    14,137       392         0    14,529    14,529     3,746     Mar 88           30
                         -------   -------   -------   -------   -------   -------   -------   -------
                         $88,911   $ 9,988   $75,040   $ 2,068   $ 9,955   $77,108   $87,063   $12,444
                         =======   =======   =======   =======   =======   =======   =======   =======


(1)      Amount represents the capital lease obligation balance as of 12/31/95.

                                 EXHIBIT INDEX

                  EXHIBITS

                  +3.1     -- Amended and Restated Certificate of Incorporation
                              of the Company.

                  +3.2     -- Amended and Restated Bylaws of the Company.

                  +4.1     -- Form of specimen certificate for the Common
                              Stock.

                  +4.2     -- Relevant portions of Amended and Restated
                              Certificate of Incorporation (Reference is hereby made to Exhibit 3.1).

                  *5.1     -- Opinion of Locke Purnell Rain Harrell (A
                              Professional Corporation).

                  +10.1(a) -- Management Agreement dated as of May 10, 1995, by and between Anatole Hotel Investors, L.P. and Wyndham Hotel Company Ltd.

                  +10.1(b) -- Form of Management Agreement dated as of
                              September 27, 1994 by and between Bedrock
                              Annapolis Investment Partners Level I, L.P. and Wyndham Hotel Company Ltd. (together with attachment).

                  +10.1(c) -- Management Agreement dated as of March 10, 1988, by and between Franklin Plaza Associates and Wyndham Hotel Company, as amended by First Amendment dated November 17, 1993.

                  +10.1(d) -- Service Agreement dated as of November 17, 1993, by and between Franklin Plaza Realty Limited
                              Partnership and Wyndham Hotel Company Ltd.

                  +10.1(e) -- Management Agreement dated as of December 1,
                              1984, by and between Houston Greenspoint Hotel Associates and Wyndham Hotel Company.

                  +10.1(f) -- Management Agreement dated as of December 4,
                              1991, by and between Itasca Hotel Company and Wyndham Hotel Company Ltd., as amended by Amendment dated March 19, 1996.

                  +10.1(g) -- Management Agreement dated as of June 30, 1994 by and between Waterfront Hotel Associates, S.E. and Old San Juan Management, Ltd. S.E.

                  +10.1(h) -- Management Agreement dated as of May 26, 1995 by and between Convention Center Boulevard Hotel, Limited and Wyndham Hotel Company Ltd.

                  +10.1(i) -- Management Agreement dated as of August 25,
                              1993 by and between Playhouse Square Hotel Limited Partnership and Wyndham Hotel Company Ltd.

                  +10.1(j) -- Management Agreement dated as of March 1, 1986 by and between CLC Partnership and Wyndham Hotel Company, as amended by First Amendment dated
                              June 30, 1988.

                  +10.1(k) -- Management Agreement dated as of December 22,
                              1987 and Badger XVI Limited Partnership, Crow Division Partners and Wyndham Hotel Company, as amended by First Amendment dated February 26, 1988.

                  +10.1(l) -- Management Agreement dated as of November 20,
                              1987 by and between Hotel and Convention Center Partners I, Ltd. And Wyndham Hotel Corporation II, Inc., as amended by Amendment dated November 1, 1993.

                  10.1(m)  -- [INTENTIONALLY OMITTED]

                  +10.2    -- Investment Agreement dated as of May 2, 1994,
                              among The Hampstead Group, Inc., Wyndham Hotel Company Ltd., The Partners in Wyndham Hotel Company Ltd., and Crow family Partnership, L.P., as amended

                  +10.3(a) -- Agreement to Lease by and between Hospitality
                              Properties Trust and Garden Hotel Associates II Limited Partnership dated as of April 1, 1996.

                  +10.3(b) -- Lease Agreement dated as of March 1, 1988, by and between Lincoln Island Associates No. 1, Limited and WH Limited Partnership.

                  +10.3(c) -- Lease Agreement dated December 19, 1989 by and between Rose Hall Hotel Limited and Rose Hall Associates Limited Partnership.

                  +10.3(d) -- Sublease Agreement dated as of November 17, 1989,

                              by and between Copley-Commerce-Telegraph #1
                              Associates, as assignee of Crow-Staley- Commerce #1 Limited Partnership and Commerce Hotel Partners Ltd.

                  +10.3(e) -- Ground Lease dated as of March 26, 1987, by and between Fred C. Boysen, Dorothy Boysen, Ted Boysen and Rose Boysen and Garden Hotel Associates Limited Partnership, as assignee of Ramada Hotel Operating Company as amended by First Amendment dated as of May 7, 1990.

                  +10.3(f) -- Lease Agreement dated as of November 26, 1990, between Tower 2001 Limited Partnership and Wyndham Hotel Company Ltd., as amended by Letter Agreement dated March 9, 1994 and Letter Agreement dated March 22, 1995, and as amended by Amendment No. 1 dated as of November 30, 1995

                  +10.3(g) -- Lease Agreement dated as of January 1992, by and between 475 Park Avenue South Co., and Wyndham Hotel Company Ltd., as amended by Amendment of Lease dated January 30, 1995.

                  +10.3(h) -- Sublease dated as of May 31, 1995, between Banc
                              One Mortgage Corporation and Wyndham Hotels & Resorts.

                  +10.3(i) -- Lease Agreement dated as of May 16, 1994, by and between Wirtz Realty Corporation, as agent for 333 Building Corporation and Wyndham Hotel Company Ltd.

                  +10.3(j) -- Lease Agreement dated as of May 18, 1994 by and between Columbia Executive Offices, Inc. And The Inn at Semiahmoo a Wyndham Resort.

                  10.4     -- [INTENTIONALLY OMITTED]

                  10.5     -- [INTENTIONALLY OMITTED]

                  +10.5(a) -- Form of Asset Management Agreement to be entered into between the Company and various Crow Family Real Estate Entities

                  10.6     -- [INTENTIONALLY OMITTED]

                  *10.6(a) -- Service Agreement to be entered into between the
                              Company and each of ISIS 2000, Wynright Insurance and various affiliated entities.

                  10.7     -- [INTENTIONALLY OMITTED]

                  10.8     -- [INTENTIONALLY OMITTED]

                  10.9     -- [INTENTIONALLY OMITTED]

                  *10.10   -- Indenture relating to the 10 1/2% Senior
                              Subordinated Notes due 2006.

                  10.11    -- [INTENTIONALLY OMITTED]

                  +10.12   -- [INTENTIONALLY OMITTED]

                  *10.13   -- Stockholders' Agreement among Wyndham Hotel
                              Corporation and the Stockholders listed on the signature pages thereof.

                  *10.14   -- Registration Rights Agreement among Wyndham Hotel
                              Corporation, and the parties identified on the signature pages thereof.

                  *10.15   -- Indemnification Agreement by and between Wyndham
                              Hotel Corporation and its directors.

                  +10.16(a)-- 6% Promissory Note made by James D. Carreker.

                  +10.16(b)-- 6% Promissory Note made by Leslie V. Bentley.

                  +10.16(c)-- 6% Promissory Note made by Eric A. Danziger.

                  +10.16(d)-- 6% Promissory Note made by Anne L. Raymond.

                  +10.16(e)-- 6% Promissory Note made by Stanley M. Koonce, Jr.

                  +10.16(f)-- 6% Promissory Note made by Wyndham Employees Ltd.

                  *10.17   -- Waiver and Contribution Agreement.

                  *10.18(a--  Capital Contribution Notes dated as of December
                              22, 1995 by and between WHC-LG Hotel Partners L.P. and the Company.

                  *10.18(b)-- Capital Contribution Notes dated as of October 2,
                              1995 by and between Pleasanton Hotel Partners, L.P. and the Company.

                  *10.18(c)-- Capital Contribution Notes dated as of May 26,
                              1995 by and between New Orleans Hotel I, L.P. and the Company

                  +10.19(a)-- Wyndham Employees Savings & Retirement Plan.

                  +10.19(b)-- Wyndham Hotel Corporation 1996 Long Term
                              Incentive Plan, as revised.

                  +10.19(c)-- Non-Employee Directors' Retainer Stock Plan, as
                              revised.

                  10.20    -- [INTENTIONALLY OMITTED]

                  10.21    -- [INTENTIONALLY OMITTED]

                  +10.22   -- Operating Deficit Guaranty and Reserves Agreement
                              dated as of August 25, 1993 by and among Playhouse Square Hotel Limited Partnership, Society National Bank and the Lenders.

                  10.23    -- [INTENTIONALLY OMITTED]

                  10.24    -- [INTENTIONALLY OMITTED]

                  +10.25   -- Registration Rights Agreement dated as of April
                              29, 1996 between the Company and General Electric Investment Corporation.

                  +10.26   -- Form of Promissory Note dated April 15, 1995
                              between the Company and WFLP.

                  10.27    -- [INTENTIONALLY OMITTED]

                  *10.28   -- Computerized Reservation Service Agreement
                              between ISIS 2000 and the Company.

                  *10.29   -- Indemnification Agreement by and between Certain
                              Officers, Directors and Stockholders of Certain Liquor Corporations and Wyndham Hotel Company Ltd.

                  10.30    -- Senior Secured Revolving Credit Agreement among
                              Wyndham Hotel Corporation, The Lenders Party
                              Thereto and Bankers Trust Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 1996).

                  10.31    -- Management contract between Homegate Hospitality,
                              Inc. and the Company, dated August 26, 1996
                              (incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996).

                   11      -- Computation of Earnings Per Share.

                  *21.1    -- List of subsidiaries of the Company.

                  23.1     -- Consent of Coopers & Lybrand L.L.P.

                  *23.2    -- Consent of Locke Purnell Rain Harrell (A
                              Professional Corporation) (included in Exhibit
                              5.1).

                  24.1     -- Powers of Attorney (included on signature page).

                  27.1     -- Financial Data Schedule.

------------------

+ Incorporated by reference to the corresponding Exhibit Number in Amendment No. 3 to the Company's Registration Statement on Form S-1 (Registration No. 333-2214) filed with the Securities and Exchange Commission on May 20, 1996.

*        To be filed by amendment.